UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
Preliminary Proxy Statement  ☐
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Definitive Proxy Statement ☒
Definitive Additional Materials  ☐
Soliciting Material Pursuant to Section 240.14a-12  ☐

CommScope Holding Company, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☐	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

CommScope Holding Company, Inc.
3642 E. US Highway 70
Claremont, North Carolina 28610
Telephone: (828) 459-5000

September 16, 2025
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of CommScope Holding Company, Inc. (the “Company,” “CommScope,” “we,” “us” or “our”), which will be held virtually on October 16, 2025, at 11:00 a.m., local time.
As previously announced, on August 3, 2025, the Company entered into a Purchase Agreement (the “Purchase Agreement”) providing for the sale of our Connectivity and Cable Solutions segment (the “CCS Business”), which provides fiber optic and copper connectivity and cable solutions for use in telecommunications, cable television, residential broadband networks, data centers and business enterprises, to Amphenol Corporation (“Amphenol” or “Buyer”) on the terms and subject to the conditions set forth in the Purchase Agreement (the “CCS Sale Transaction” or the “Sale”). The Sale may be considered to be a sale of substantially all of our assets under Delaware law, and accordingly we are required to seek stockholder approval of the Sale. As consideration for the CCS Sale Transaction, Buyer has agreed to pay the Company $10.5 billion in cash, subject to certain adjustments. The Company expects net proceeds after taxes and transaction expenses to be approximately $10 billion. After repaying all debt and redeeming our preferred equity and incurring a reasonable amount of new indebtedness on the remaining business, the Company will have significant excess cash. The Company currently expects to distribute a substantial portion of this excess cash to stockholders of CommScope as a special dividend within 90 days following the closing of the CCS Sale Transaction. The amount and timing of the special dividend will be determined by our board of directors (the “Board”) after closing and after taking into account all relevant factors.
At the Special Meeting, you will be asked to consider and vote upon:
1.	A proposal to adopt the Purchase Agreement and approve the transactions contemplated thereby, including the CCS Sale Transaction (the “CCS Sale Proposal”);
2.
A proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the CCS Sale Transaction (the “Advisory Compensation Proposal”); and

3.
A proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the CCS Sale Proposal (the “Adjournment Proposal”).

After careful consideration, the Board has unanimously determined that the transactions contemplated by the Purchase Agreement are expedient and for the best interests of the Company and recommends that you vote “FOR” the CCS Sale Proposal (Proposal 1); “FOR” the Advisory Compensation Proposal (Proposal 2); and “FOR” the Adjournment Proposal (Proposal 3), if necessary, to solicit additional proxies if there are not sufficient votes in favor of the CCS Sale Proposal to approve the CCS Sale Transaction.
The accompanying proxy statement contains important information concerning the Special Meeting, the transactions contemplated by the Purchase Agreement and related matters, including information as to how to cast your vote. We encourage you to read the accompanying proxy statement and the Purchase Agreement and other annexes to the proxy statement carefully and in their entirety.
Your vote is very important, regardless of the number of shares of our voting securities that you own. I encourage you to vote by telephone, over the Internet, or if you received printed proxy materials, by marking, signing, dating and returning your proxy card so that your shares will be represented and voted at the Special Meeting, whether or not you plan to attend. If you attend the Special Meeting, you will, of course, have the right to revoke the proxy and vote your shares during the Special Meeting using the virtual meeting platform.
If your shares are held in the name of a broker, bank or other nominee, and you receive notice of the Special Meeting through your broker, bank or other nominee, please vote or return the materials in accordance with the instructions provided to you by such broker, bank or other nominee or contact your broker, bank or other nominee directly in order to obtain a proxy issued to you by your nominee holder to attend the meeting and vote during the Special Meeting using the virtual meeting platform. Failure to do so may result in your shares not being eligible to be voted by proxy at the meeting.
On behalf of the Board, I urge you to submit your proxy as soon as possible, even if you currently plan to attend the meeting. We deeply appreciate your ongoing support of our company.
Sincerely,

Charles L. Treadway
President and Chief Executive Officer
Neither the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) nor any state securities regulatory agency has approved or disapproved of the CCS Sale Transaction, passed upon the merits or fairness of the CCS Sale Transaction or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offence.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 16, 2025:
Our official Notice of Special Meeting of Stockholders and Proxy Statement are available at:
www.voteproxy.com
The accompanying proxy statement is dated September 16, 2025, and is first being mailed to stockholders on or about September 17, 2025.

CommScope Holding Company, Inc.
3642 E. US Highway 70
Claremont, North Carolina 28610
Telephone: (828) 459-5000
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on October 16, 2025
A special meeting of stockholders (the “Special Meeting”) of CommScope Holding Company, Inc., a Delaware corporation (the “Company,” “CommScope,” “we,” “us” or “our”), will be held virtually at 11:00 a.m., Eastern Time, on October 16, 2025. The meeting will be hosted at https://meetings.lumiconnect.com/200-050-483-472. The meeting will begin promptly at 11:00 a.m., Eastern Time, and online access will open 15 minutes prior to allow time to login. The log-in password is: commscope2025. You will also need your voter control number, which, if you are a stockholder of record, you can find on your original proxy card.
We are holding the Special Meeting for the following purposes, which are described in more detail in the accompanying proxy statement:
(1)
To consider and vote on a proposal to adopt the Purchase Agreement, dated as of August 3, 2025 (the “Purchase Agreement”), by and between Amphenol Corporation and the Company, and approve the transactions contemplated thereby, including the sale (the “CCS Sale Transaction” or the “Sale”) of our Connectivity and Cable Solutions segment (the “CCS Business”), which provides fiber optic and copper connectivity and cable solutions for use in telecommunications, cable television, residential broadband networks, data centers and business enterprises, which Sale may be deemed to be a sale of substantially all of our assets, as contemplated by the Purchase Agreement (the “CCS Sale Proposal”);

(2)
To consider and vote on a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the CCS Sale Transaction (the “Advisory Compensation Proposal”); and

(3)
To consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the CCS Sale Proposal (the “Adjournment Proposal”).

Stockholders are referred to the proxy statement accompanying this notice for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Company’s board of directors (the “Board”) has unanimously determined that the transactions contemplated by the Purchase Agreement are expedient and for the best interests of the Company and recommends that you vote “FOR” the CCS Sale Proposal (Proposal 1); “FOR” the Advisory Compensation Proposal (Proposal 2); and “FOR” the Adjournment Proposal (Proposal 3), if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the CCS Sale Transaction.
The Board has fixed the close of business on September 8, 2025, as the record date (the “Record Date”). Only holders of record of shares of our common stock on the Record Date are entitled to vote at the Special Meeting or at any postponement(s) or adjournment(s) of the Special Meeting.
YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.
The CCS Sale Transaction may be considered to be a sale of substantially all of our assets under Delaware law, and we are therefore seeking the approval of the CCS Sale Transaction by the Company’s stockholders by adopting a resolution as described in the accompanying proxy statement under “Proposal No. 1: CCS Sale Proposal – Stockholder Approval of the CCS Sale Transaction” beginning on page 61. Proposal No. 1 requires approval by the holders of a majority of the outstanding stock of the Company, with shares of common stock and Series A Preferred Stock (on an as-converted to common stock basis), voting together as a single class. Proposal No. 2 requires approval by the affirmative vote of a majority of the voting power of the shares represented in person or by proxy and entitled to vote on the matter at the Special Meeting. Proposal No. 3 requires approval by the affirmative vote of a majority in voting power of the shares of stock present in person or represented by proxy at the Special Meeting. The approval of the CCS Sale Transaction pursuant to Proposal No. 1 is not contingent upon approval of the other proposals by the Company’s stockholders.

If your shares are registered in your name, even if you plan to attend the Special Meeting or any postponement or adjournment of the Special Meeting, we request that you vote by telephone, over the Internet, or complete, sign and mail your proxy card to ensure that your shares will be represented at the Special Meeting.
If you hold your shares in “street name” through an intermediary, such as a bank or broker, you must register in advance in order to ask questions or vote your shares at the Special Meeting. In order to register, you must first obtain proof of your proxy power (legal proxy) reflecting the number of shares of CommScope common stock you held as of the Record Date. You then must submit a request for registration to Equiniti Trust Company, LLC (“Equiniti”): (1) by email to helpAST@equiniti.com; (2) by facsimile to 718-765-8730; or (3) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 48 Wall Street, Floor 23, New York, NY 10005. Requests for registration must be labeled as “Legal Proxy,” must include your legal proxy along with your name and email address and must be received by Equiniti no later than 5:00 p.m., Eastern Time, on October 10, 2025. You will receive an email from Equiniti providing confirmation of your registration, which will include your voter control number.
Only holders of our common stock, par value $0.01 per share, and holders of shares of Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), at the close of business on September 8, 2025 (the “Record Date”) will be entitled to receive notice of, and to vote at, the Special Meeting.
The accompanying proxy statement contains important information concerning the Special Meeting, the transactions contemplated by the Purchase Agreement and related matters, including information as to how to cast your vote. We encourage you to read the accompanying proxy statement and the Purchase Agreement and other annexes to the proxy statement carefully and in their entirety.
The CCS Sale Proposal must be approved by the holders of a majority of the outstanding stock of the Company, with shares of common stock and Series A Preferred Stock (on an as-converted to common stock basis), voting together as a single class. Therefore, if you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, it will have the same effect as if you voted “AGAINST” the CCS Sale Proposal.
Whether or not you plan to attend the Special Meeting, please vote your shares through the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to make sure that your shares are represented at the Special Meeting.
If you have any questions concerning the Sale, the Special Meeting or the accompanying proxy statement or would like additional copies of the accompanying proxy statement or additional proxy cards, please contact our proxy solicitor:
Sodali & Co.
333 Ludlow Street, 5th Floor
Stamford, Connecticut 06902
Phone number for banks and brokerage firms: (203) 658-9400
Phone number for stockholders: (800) 662-5200
Email: COMM.info@investor.sodali.com
By Order of the Board of Directors,

Krista R. Bowen
Secretary
September 16, 2025

i

ii

SUMMARY
This summary highlights selected information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Purchase Agreement, the CCS Sale Proposal and the other transactions contemplated by the Purchase Agreement and the other matters being considered at the Special Meeting of the Company’s stockholders to which this proxy statement relates. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on the Company, see the section entitled “Where You Can Find More Information” beginning on page 139. We have included page references in this summary to direct you to a more complete description of the topics presented below.
All references in this proxy statement to:
•	“CommScope,” the “Company,” “we,” “us,” or “our” refer to CommScope Holding Company, Inc.,
•	“Buyer” or “Amphenol” refer to Amphenol Corporation, in its capacity as Buyer under the Purchase Agreement,
•	the “Purchase Agreement” refer to the Purchase Agreement, dated as of August 3, 2025, by and between the Company and Buyer, and
•
the “CCS Sale Transaction” or the “Sale” refer to the sale of the businesses comprising our connectivity and cable solutions reporting segment, which provides fiber optic and copper connectivity and cable solutions for use in telecommunications, cable television, residential broadband networks, data centers and business enterprises, which Sale may be considered to be a sale of substantially all of our assets under Delaware law, as contemplated by the Purchase Agreement, together with the other transactions contemplated by the Purchase Agreement.

Information About the Parties (see page 28)
The Company
CommScope Holding Company, Inc. was incorporated in Delaware on October 22, 2010, and our initial public offering for our common stock was on October 25, 2013. Since our founding as an independent company in 1976, we have consistently played a significant role in many of the world’s leading communication networks. Our evolution has been driven by technological innovation and strategic acquisitions that expanded our product offerings and complemented our existing solutions. We are a global provider of infrastructure solutions for communication, data center and entertainment networks. Our solutions for wired and wireless networks enable service providers, including cable, telephone and digital broadcast satellite operators and media programmers, to deliver media, voice, Internet Protocol (“IP”) data services and Wi-Fi to their subscribers and allow enterprises to experience constant wireless and wired connectivity across complex and varied networking environments. In addition, we sell certain products to the Enterprise markets to assist customers with wired or wireless connectivity. Our solutions are complemented by services including technical support, systems design and integration. We are a leader in broadband access infrastructure platforms and equipment that delivers data and voice networks to homes including fiber to the home (“FTTH”) technologies. Our global leadership position is built upon innovative technology, broad solution offerings, high-quality and cost-effective customer solutions, and global manufacturing and distribution scale.
Our common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “COMM.”
Our principal executive offices are located at 3642 E. US Highway 70, Claremont, North Carolina 28610; our telephone number is (828) 459-5000.
Buyer
Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of connectors and interconnect systems, antennas, sensors and sensor-based products and specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Commercial Aerospace, Communications Networks, Defense, Industrial, Information Technology and Data Communications and Mobile Devices.
Amphenol’s common stock is traded on the New York Stock Exchange under the symbol “APH.”
Amphenol’s principal executive offices are located at 358 Hall Avenue, Wallingford, Connecticut 06492; its telephone number is (203) 265-8900.
The Purchase Agreement (see page 62 and Annex A)
On August 3, 2025, we entered into the Purchase Agreement with Amphenol pursuant to which we have agreed, subject to certain conditions, including the adoption of the Purchase Agreement by our stockholders at the Special Meeting or any adjournment or postponement of the Special Meeting, to sell to Amphenol the businesses comprising our connectivity and cable solutions reporting segment, which may be deemed to be a sale of substantially all of our assets. Under the terms of the Purchase Agreement, we will retain the businesses associated with our Access Network Solutions (“ANS”) and RUCKUS (formerly NICS, or Networking, Intelligent Cellular & Security Solutions) (“RUCKUS”) reporting segments.
A copy of the Purchase Agreement is attached as Annex A to this proxy statement. You are encouraged to read the Purchase Agreement carefully and in its entirety.
Consideration for the CCS Sale Transaction (see page 28)
As consideration for the CCS Sale Transaction, Buyer has agreed to pay us $10.5 billion in cash, subject to certain adjustments.
Special Meeting (see page 24)
Date, Time and Place
The Special Meeting is scheduled to be held virtually on October 16, 2025 at 11:00 a.m., local time. The meeting will be hosted at https://meetings.lumiconnect.com/200-050-483-472 (the “Virtual Meeting Site”).
Purpose
At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:
•	a proposal to adopt the Purchase Agreement and approve the transactions contemplated thereby, including the CCS Sale Transaction (the “CCS Sale Proposal”);
•
a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the CCS Sale Transaction (the “Advisory Compensation Proposal”); and

•
a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purposes of soliciting additional votes for the approval of the CCS Sale Proposal (the “Adjournment Proposal”).

Our stockholders must vote to approve the CCS Sale Proposal as a condition for the CCS Sale Transaction to occur. If the Company’s stockholders fail to approve the CCS Sale Proposal, the CCS Sale Transaction will not occur.
Record Date, Stockholders Entitled to Vote and Voting Power
Only holders of our common stock and Series A Preferred Stock as of the close of business on September 8, 2025, the record date for the Special Meeting (the “Record Date”), will be entitled to receive notice of, and vote at, the Special Meeting or any adjournments or postponements of the Special Meeting, unless a new record date is fixed in connection with any such adjournment or postponement. At the close of business on the Record Date, there were 221,513,440 shares of our common stock and 1,261,310 shares of our Series A Preferred Stock, which were convertible into 45,865,772 shares of common stock, outstanding and entitled to vote at the Special Meeting. No other shares of capital stock were outstanding on the Record Date.

Each holder of our common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote. Each holder of Series A Preferred Stock will have a number of votes equal to the largest number of whole shares of common stock into which such shares are convertible on the Record Date.
Quorum
The presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. There must be a quorum for business to be conducted at the Special Meeting. However, even if a quorum does not exist, a majority in voting power of the shares of stock present in person or represented by proxy at the Special Meeting may act to adjourn the Special Meeting to another place, date and time.
Required Vote
The approval of the CCS Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding stock of the Company, with shares of common stock and Series A Preferred Stock (on an as-converted to common stock basis), voting together as a single class (“Stockholder Approval”).
The approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the voting power of the shares represented in person or by proxy and entitled to vote on the matter at the Special Meeting.
The Adjournment Proposal will be approved, regardless of whether a quorum is present at the Special Meeting, by the affirmative vote of a majority in voting power of the shares of stock present in person or represented by proxy at the Special Meeting.
Voting
Your vote is very important to us, and we hope that you will attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). There are three convenient ways of submitting your vote:
•
By Telephone or Internet - All record holders can vote by touchtone telephone from the United States using the toll-free telephone number on the proxy card, or over the Internet, using the procedures and instructions described on the proxy card.

•	At the Special Meeting - All record holders may vote using the virtual meeting platform at the Special Meeting.
•	By Written Proxy - All record holders can vote by written proxy card, if they have elected to receive printed proxy materials.
If you were a beneficial owner of common stock of CommScope at the close of business on the Record Date (i.e., you hold your shares in “street name” through an intermediary, such as a bank, broker or other nominee), you must register in advance in order to ask questions or vote your shares at the Special Meeting. To register, please obtain a legal proxy from the bank, broker or other nominee that is the record holder of your shares and then submit the legal proxy, along with your name and email address, to Equiniti to receive an 11-digit control number that may be used to access the Virtual Meeting Site provided above. Any control number that was previously provided with your proxy materials (likely a 16-digit number) will not provide access to the Virtual Meeting Site. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by Equiniti no later than 5:00 p.m., Eastern Time, on October 10, 2025. All such requests should be submitted (1) by email to helpAST@equiniti.com, (2) by facsimile to (718) 765-8730 or (3) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 48 Wall Street, Floor 23, New York, NY 10005. Once you have obtained your 11-digit control number from Equiniti, please follow the steps set forth above for stockholders of record to attend the Special Meeting.
Solicitation of Proxies
Our Board is soliciting the proxy accompanying this Proxy Statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners. The Company has retained Sodali & Co., located at 333 Ludlow Street, 5th Floor, Stamford, Connecticut 06902 (or by email at COMM.info@investor.sodali.com), to assist in the solicitation of proxies from stockholders. Sodali & Co. will receive a solicitation fee of up to approximately $55,000, plus reimbursement of certain out-of-pocket expenses.
Recommendation of Our Board (see page 24)
After careful consideration, our Board unanimously recommends that you vote:
Proposal 1 - FOR the CCS Sale Proposal;
Proposal 2 - FOR the Advisory Compensation Proposal; and
Proposal 3 - FOR the Adjournment Proposal.
In reaching its decision to approve the Purchase Agreement and the CCS Sale Transaction and to recommend that you vote in the manner noted above, our Board considered a wide range of material factors relating to the Purchase Agreement and the CCS Sale Transaction and consulted with management and outside financial and legal advisors. For more information on these factors, see “Proposal No. 1: CCS Sale Proposal – Recommendation of the Board and its Reasons for the Sale” beginning on page 37 below.
Opinion of Our Financial Advisor (see page 43 and Annex B)
CommScope retained Evercore, Inc. (“Evercore”) to act as its financial advisor in connection with CommScope’s evaluation of strategic and financial alternatives for the CCS Business. As part of this engagement, CommScope requested that Evercore evaluate the fairness, from a financial point of view, of the Purchase Price (without giving effect to any adjustments for cash, business indebtedness assumed by Amphenol or working capital contemplated by the Purchase Agreement) (the “Base Purchase Price”) to be received by CommScope. At a meeting of the Board held on August 1, 2025, Evercore rendered to the Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Base Purchase Price to be received by CommScope was fair, from a financial point of view, to CommScope.
The full text of the written opinion of Evercore, dated as of August 3, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. CommScope encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of the CCS Sale Transaction. The opinion does not constitute a recommendation to the Board or to any other persons in respect of the CCS Sale Transaction, including as to how any holder of shares of CommScope’s common stock should vote or act in respect of the CCS Sale Transaction. Evercore’s opinion does not address the relative merits of the CCS Sale Transaction as compared to other business or financial strategies that might be available to CommScope, nor does it address the underlying business decision of CommScope to engage in the CCS Sale Transaction.
Interests of Our Directors and Executive Officers in the CCS Sale Transaction (see page 50)
In considering the recommendation of our Board to vote “FOR” the CCS Sale Proposal, you should be aware that, aside from their interests as CommScope stockholders, our directors and executive officers may have interests in the CCS Sale Transaction that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. The Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Purchase Agreement and to recommend that the Company’s stockholders adopt the Purchase Agreement and approve the transactions contemplated thereby, including the CCS Sale Transaction.
For a full disclosure of the interests of the Company’s directors and executive officers, including a description of their employment agreements, and the amount of transaction bonuses, severance payments and benefits that such executive officers may be entitled to receive, see “Proposal No. 1: CCS Sale Proposal – Interests of Our Directors and Executive Officers in the CCS Sale Transaction” beginning on page 50.

Use of Proceeds and Future Operations (see page 49)
Assuming the closing of the CCS Sale Transaction, CommScope estimates that it will realize net proceeds after taxes and transaction expenses of approximately $10 billion (the “Estimated Initial Proceeds”). CommScope intends to use the Estimated Initial Proceeds to repay all of its existing indebtedness and redeem the Series A Preferred Stock. After giving effect to the repayment of CommScope’s existing indebtedness, redemption of the Series A Preferred Stock and the incurrence of a reasonable amount of new indebtedness, CommScope expects that it will use excess cash on hand to pay a special dividend to the holders of its common stock within 90 days following the closing of the CCS Sale Transaction. As of September 8, 2025, approximately 221.5 million shares of common stock were issued and outstanding (after giving effect to the redemption of the Series A Preferred) which, for illustrative purposes, would result in a special dividend to holders of CommScope common stock of no less than $10 per share based on current estimates of excess cash. It is also expected that the special dividend will be paid to all unvested shares outstanding under the Company’s 2019 Long-Term Incentive Plan (the “LTI Plan”) (as of September 8, 2025, approximately 19.0 million shares), but such dividend amounts will be retained by CommScope until the vesting of such shares.
The calculation of the Estimated Initial Proceeds assumes, among other things, that the Purchase Price is not adjusted for cash, business indebtedness to be assumed by Amphenol or working capital (as will be the case, in accordance with the terms of the Purchase Agreement). The actual taxes payable, transaction expenses and Purchase Price (as defined in the Purchase Agreement) adjustments could ultimately increase or decrease the actual amount of excess cash available for further distribution. The actual amount of excess cash will also vary due to, among other things, the performance of CommScope’s retained businesses, the precise timing of the closing of the CCS Sale Transaction, the actual costs associated with the repayment of CommScope’s existing indebtedness and redemption of the Series A Preferred Stock, the amount, availability and cost of any indebtedness incurred with respect to CommScope’s businesses and any other unforeseen event that necessitates the retention of cash for use in CommScope’s retained businesses. Although the Company expects to pay a dividend within 90 days of closing of no less than $10 per share, there can be no assurance of the exact amount of cash proceeds to be distributed to CommScope’s stockholders or of the exact timing of any such distributions. The decision to declare a special dividend and the timing and amount thereof, if any, is in the sole discretion of the Board acting in the best interests of the Company and will depend on such factors as are deemed relevant by the Board at the time of such decision.
Following the completion of the CCS Sale Transaction, CommScope will continue to be a public company and, immediately after the consummation of the CCS Sale Transaction, all of CommScope’s revenues will be generated by our ANS and RUCKUS reporting segments, which will then operate with materially reduced corporate expenses. For additional information, see the sections entitled “Proposal No. 1: CCS Sale Proposal – Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 85, “— Unaudited Condensed Combined Financial Statements of the CCS Business” beginning on page 94 and “— Unaudited Combined Financial Statements of the CCS Business” beginning on page 108.
Timing of Closing (see page 63)
We expect to complete the CCS Sale Transaction in the first half of 2026 if we obtain the approval of the Sale by the Company’s stockholders and the various other conditions to closing are satisfied or waived. However, there can be no assurance that the CCS Sale Transaction will be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Buyer, could result in the CCS Sale Transaction being delayed or not occurring at all.
No Solicitation; Adverse Recommendation Changes (see page 73)
Under the terms of the Purchase Agreement, we are not permitted to, and may not authorize or permit our representatives to initiate, seek, solicit, knowingly facilitate, knowingly encourage (including by way of furnishing any non-public information relating to CommScope or any of its subsidiaries), or knowingly induce the making, submission or announcement of any proposal that constitutes, or would reasonably be expected to lead to, a CCS acquisition proposal (as defined on page 74).
Notwithstanding this restriction, we may, prior to obtaining Stockholder Approval, respond to, and engage in discussions and negotiations concerning, a bona fide written CCS acquisition proposal from a third party that our Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or is reasonably likely to constitute a superior proposal (as defined on page 75).

If the Purchase Agreement were to be terminated in connection with or as a result of our adoption of a superior proposal or entry into a definitive agreement with respect to a superior proposal or upon a change in the Board’s recommendation (see pages 79-80), we would be required to pay a $367.5 million termination fee to Amphenol. See “Proposal No. 1: CCS Sale Proposal – Purchase Agreement – Effect of Termination” beginning on page 80 for more information.
Closing Conditions (see page 77)
The completion of the CCS Sale Transaction is dependent upon the satisfaction of a number of conditions, including:
•	receipt of the Stockholder Approval;
•	the absence of any judgment, order, injunction or other law that has or would have the effect of prohibiting the consummation of the CCS Sale Transaction;
•
expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of certain specified governmental consents under applicable antitrust laws and foreign direct investment laws;

•	the absence of any material adverse effect that is continuing as of the closing date;
•	the accuracy of the parties’ representations and warranties in the Purchase Agreement as of the closing, subject, in certain circumstances, to certain materiality and other thresholds;
•	the performance by the parties of their obligations and covenants under the Purchase Agreement; and
•	the delivery by each party of certain certificates and other documentation.
Termination of the Purchase Agreement (see page 79)
The Purchase Agreement may be terminated at any time prior to the closing of the CCS Sale Transaction by mutual consent of Buyer and the Company.
Either party may terminate the Purchase Agreement if:
•	the CCS Sale Transaction has not closed by August 3, 2026 (subject to extension to February 3, 2027, only if certain regulatory and antitrust conditions have not been satisfied);
•	a governmental authority of competent jurisdiction has taken a non-appealable, final action prohibiting the CCS Sale Transaction; or
•	Stockholder Approval is not obtained.
Amphenol may terminate the Purchase Agreement if:
•
we breach or fail to perform our representations and warranties or covenants under the Purchase Agreement such that the applicable closing condition for Amphenol’s benefit is not satisfied and such breach has not been cured within 20 business days (or by the Outside Date (as defined below), if earlier) following our receipt of notice of such breach from Amphenol; or

•	the Board has made an adverse recommendation change or we have materially violated or breached any of the restrictions on solicitation of alternative proposals.
We may terminate the Purchase Agreement if:
•
Amphenol breaches or fails to perform its representations and warranties or covenants under the Purchase Agreement such that the applicable closing condition for our benefit is not satisfied and such breach has not been cured within 20 business days (or by the Outside Date, if earlier) following Amphenol’s receipt of notice of such breach from us;

•
Amphenol failed to consummate the CCS Sale Transaction within two business days after all of the closing conditions have been satisfied, subject to certain terms and conditions (see page 80 for more detail); or

•
prior to obtaining Stockholder Approval, we accept a superior proposal and enter into a definitive agreement in accordance with the terms and conditions in the Purchase Agreement, subject to us paying Amphenol the termination fee prior to or simultaneously with such termination.

Termination Fee (see page 80)
Upon termination of the Purchase Agreement under certain specified circumstances, the Company has the right to terminate the Purchase Agreement and pay to Buyer the termination fee. See “Proposal No. 1: CCS Sale Proposal – Purchase Agreement – Effect of Termination – Termination Fee” beginning on page 80 for a discussion of the circumstances under which such a termination fee will be required to be paid by the Company to Buyer.
Reverse Termination Fee (see page 81)
Upon termination of the Purchase Agreement under certain specified circumstances related to a failure to obtain certain antitrust or foreign direct investment clearances, Amphenol is required to pay to us the reverse termination fee. See “Proposal No. 1: CCS Sale Proposal – Purchase Agreement – Effect of Termination – Reverse Termination Fee” beginning on page 81.
Financing of the CCS Sale Transaction (see page 78)
The obligations of Amphenol to consummate the CCS Sale Transaction are not subject to any financing condition.
In connection with its entry into the Purchase Agreement, Amphenol obtained a commitment from JPMorgan Chase Bank, N.A., BNP Paribas, BNP Paribas Securities Corp. and Mizuho Bank, Ltd. for a $10.5 billion senior unsecured bridge facility, subject to customary conditions. Such financing will ultimately be replaced, in part, with a combination of new senior unsecured notes and a $4 billion senior unsecured term loan facility.
Specific Performance (see page 83)
The Purchase Agreement provides that the parties are entitled to an injunction or injunctions to prevent breaches and threatened breaches of the Purchase Agreement and to enforce the terms and provisions of the Purchase Agreement in addition to any other remedy to which they are entitled at law or in equity.
No Appraisal or Dissenters’ Rights (see page 57)
No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the CCS Sale Transaction.
Risk Factors (see page 18)
In evaluating the CCS Sale Proposal, in addition to the other information provided elsewhere in this proxy statement and the annexes hereto, you should carefully consider the risk factors relating to the CCS Sale Transaction and our future operations that are discussed beginning on page 18 below.
Material U.S. Federal Income Tax Consequences of the CCS Sale Transaction (see page 59)
The CCS Sale Transaction is entirely a corporate action undertaken by the Company. The Company may recognize gains for U.S. federal income tax purposes as a result of the CCS Sale Transaction and/or certain related restructuring activities the Company may undertake. The Company’s stockholders should not realize any gain or loss for U.S. federal income tax purposes as a result of the CCS Sale Transaction or related restructurings.
Notwithstanding the foregoing, for U.S. federal income tax purposes, the Company’s stockholders may recognize income or loss if they receive proceeds in connection with any redemption of the Series A Preferred Stock. Further, the Company’s stockholders may receive proceeds in connection with a distribution of the net proceeds from the CCS Sale Transaction or a portion of the Company’s current cash on hand in the form of a special cash dividend. In the event the Company’s common stockholders receive such proceeds in a special cash dividend, the special cash dividend will be taxable as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. However, the amount of any such distribution in excess of the Company’s current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a stockholder’s basis in the Company’s shares of common stock and thereafter as either long-term or short-term capital gain, depending on the stockholder’s holding period for such shares of common stock.
For additional information, see the section entitled “Proposal No. 1: CCS Sale Proposal – Material U.S. Federal Income Tax Consequences” beginning on page 59.
Other Agreements Related to the CCS Sale Transaction (see page 84)
In connection with and immediately following the execution of the Purchase Agreement, certain of our directors, certain officers and Carlyle Partners VII S1 Holdings, L.P. (which we collectively refer to as the “Key Supporting Stockholders”) have entered into voting and support agreements (the “Voting Agreements”). Subject to the terms and conditions of the Voting Agreements, each Key Supporting Stockholder has agreed, among other things, to vote against other “acquisition proposals” (as such term is defined in the description of the Purchase Agreement) and in favor of the CCS Sale Proposal.
The Purchase Agreement also contemplates that CommScope and Amphenol will enter into an intellectual property matters agreement and transition services agreement in connection with the closing.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND
THE CCS SALE TRANSACTION
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Special Meeting, the Purchase Agreement and the CCS Sale Transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, each of which you should read carefully.
Q.	What is the Sale?
A.
On August 3, 2025, CommScope entered into the Purchase Agreement with Amphenol, pursuant to which Amphenol will acquire, upon the terms and subject to the conditions of the Purchase Agreement, the CCS Business from CommScope, for $10.5 billion in cash to be paid to CommScope upon the closing of the Sale, subject to certain adjustments. A complete copy of the Purchase Agreement is attached to this proxy statement as Annex A.

Q:	Why am I receiving these proxy materials?
A:
You are receiving these proxy materials in connection with the solicitation by the Board of proxies from our stockholders in favor of the CCS Sale Proposal and the other matters to be voted on at the Special Meeting. The CCS Business comprises approximately 62% of CommScope’s current revenues and assets as of June 30, 2025, and, given the magnitude of the Purchase Price (as defined in the Purchase Agreement) relative to CommScope’s recent market capitalization, the CCS Sale Transaction may be considered to be a sale of substantially all of our assets under Section 271 of the Delaware General Corporation Law (the “DGCL”). Therefore, CommScope is seeking the approval of the CCS Sale Proposal by CommScope’s stockholders. CommScope is sending these materials to you to help you decide how to vote your shares with respect to the CCS Sale Proposal and the other matters to be considered at the Special Meeting. This proxy statement contains important information about the CCS Sale Transaction, the Special Meeting and the other proposals, and you should read it carefully.

Q:	When and where will the Special Meeting be held?
A:	The Special Meeting will be held virtually on October 16, 2025 at 11:00 a.m., local time. The meeting will be hosted at https://meetings.lumiconnect.com/200-050-483-472.
Q:	What is the purpose of the Special Meeting?
A:	At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:
•	the CCS Sale Proposal;
•	the Advisory Compensation Proposal; and
•	the Adjournment Proposal.
Q:	What is the CCS Sale Proposal (Proposal 1)?
A:
The CCS Sale Proposal is a proposal to sell the CCS Business, which may be considered to be a sale of substantially all of our assets under Section 271 of the DGCL, to Buyer pursuant to the terms, and subject to the conditions, set forth in the Purchase Agreement.

Q:	Will our common stock still be publicly traded if the CCS Sale Transaction is completed?
A:
Our common stock is currently traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “COMM.” Following the completion of the proposed transaction, we expect that our common stock will continue to be traded on NASDAQ. However, it is not possible to predict the trading price of our common stock following the closing of the CCS Sale Transaction. Accordingly, you may find it more difficult to dispose of your shares of common stock, and you may not be able to sell some or all of your shares of common stock when you desire. See “Risk Factors” on page 18 for a further discussion of some of these risks.

Q:	Will CommScope’s ticker symbol change if the CCS Sale Transaction is completed?
A:
Our common stock is traded on NASDAQ under the symbol “COMM.” In connection with the CCS Sale Transaction, upon closing, Amphenol will receive the right to use the “CommScope” name and, as described further below, it will provide transitional trademark licenses back to us, which will allow us to use the name outside of the CCS Business for a limited period of time. As a result, we plan to change our name following the closing, and this will likely result in a change in our ticker symbol, as well. At this time, we have not decided on a new name or ticker symbol, but we plan to announce a new name (and any resulting change in ticker symbol) prior to or in connection with the closing.

Q:	Did the Board approve and recommend the Purchase Agreement?
A:
Yes. The Board unanimously: (a) determined that it is expedient and for the best interests of the Company and its stockholders, and declared it advisable, to enter into the Purchase Agreement and the other transaction documents and to consummate the transactions contemplated thereby, including the CCS Sale Transaction, (b) approved the execution, delivery and performance of the Purchase Agreement and the other transaction documents and the closing of the transactions contemplated by the Purchase Agreement and the other transaction documents, including the CCS Sale Transaction in accordance with Delaware law, and (c) resolved, subject to the terms and conditions set forth in the Purchase Agreement, to recommend adoption of the Purchase Agreement by the stockholders of the Company.

Q:	How would the proceeds from the CCS Sale Transaction be used?
A:
At the closing of the CCS Sale Transaction, CommScope, and not CommScope’s stockholders, initially will receive the proceeds from the CCS Sale Transaction. However, CommScope expects that, following the repayment of all of CommScope’s indebtedness and the redemption of the Series A Preferred Stock, a substantial portion of the net proceeds from the CCS Sale Transaction, along with its other excess cash, will be distributed to CommScope’s stockholders, and, subject to vesting, holders of unvested equity awards (but not holders of the Series A Preferred Stock as a result of the redemption of the Series A Preferred Stock) in the form of a special cash dividend. We estimate that the net proceeds from the CCS Sale Transaction, after payment of certain sale-related costs and expenses (but before the repayment of all of CommScope’s indebtedness and the redemption of the Series A Preferred Stock) will be approximately $10 billion in the aggregate. Although the Board has not made any final determination, the Board expects to make the special cash dividend within 90 days following the closing. The exact amount and timing of the special cash dividend will be determined by the Board after closing and after taking into account all relevant factors and the best interests of the Company.

Q:	How will CommScope’s stockholders be affected by the Sale and how will the Sale affect CommScope’s ANS and RUCKUS Businesses?
A:
The CCS Sale Transaction will have no effect on the number of shares or the attributes of shares of CommScope’s common stock held by CommScope’s stockholders, other than certain vesting that will occur under the Company’s LTI Plan. However, as noted above, CommScope intends to redeem all of the outstanding shares of Series A Preferred Stock in connection with the closing of the CCS Sale Transaction. For additional information on our business plan for the ANS and RUCKUS Businesses, see the section entitled “Proposal No. 1: CCS Sale Proposal – Use of Proceeds and Future Operations” beginning on page 49 and elsewhere throughout this proxy statement.

As discussed elsewhere in this proxy statement, if the Sale is completed, CommScope expects that, following the repayment of all of CommScope’s indebtedness and the redemption of Series A Preferred Stock, a substantial portion of the net proceeds from the Sale, along with its other excess cash, will be distributed to CommScope’s stockholders and, subject to vesting, holders of unvested equity awards (but not holders of the Series A Preferred Stock as a result of the redemption of the Series A Preferred Stock) in the form of a special cash dividend. The Board has not made any final determination with respect to the amount and timing of any such special cash dividend.
Q:	What happens if the CCS Sale Proposal (Proposal 1) is not approved?
A:
If stockholders do not approve the CCS Sale Proposal, the CCS Sale Transaction will not occur. Instead, the Company will retain the CCS Business proposed to be sold in the CCS Sale Transaction and will not receive the approximately $10.5 billion of cash consideration from Buyer.

In the event that the CCS Sale Transaction is not completed, the Company will continue to operate the Company’s businesses, including the CCS Business and the ANS and RUCKUS businesses; however, the announcement of the termination of the Purchase Agreement may adversely affect the trading price of our common stock, our business and operations or our relationships with customers, suppliers and employees. In addition, if the closing of the CCS Sale Transaction is not completed, and we do not receive the net proceeds of the sale, we will not be able to repay all of our indebtedness and redeem our Series A Preferred Stock. As a result, among other things, (i) we may be required to obtain additional financing in the future to address our liquidity needs, (ii) in order to service our indebtedness (including near-term maturities) and pay dividends on our preferred stock, we will require a significant amount of cash, and our ability to generate sufficient cash will depend on many factors beyond our control, and (iii) our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our financial obligations. For additional information about our financial risks in the event the closing of the CCS Sale Transaction is not completed, see “Item 1A. Risk Factors – Financial Risks” in our Annual Report on Form 10-K for the year ended December 31, 2024.
In addition, if the CCS Sale Transaction is not completed, our Board, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to us as the CCS Sale Transaction.
Q:	What happens if a third party makes an offer to acquire the Company before the CCS Sale Transaction is completed?
A:
Prior to receipt of Stockholder Approval, our Board may, subject to certain requirements and rights of Buyer, terminate the Purchase Agreement in order to enter into a definitive agreement with respect to a superior proposal received from a third party upon complying with certain other conditions. See “Proposal No. 1: CCS Sale Proposal – Purchase Agreement – Termination” beginning on page 79.

Q:	If the CCS Sale Proposal (Proposal 1) is approved, when will the CCS Sale Transaction close?
A:
If approved by stockholders at the Special Meeting, we currently anticipate that the CCS Sale Transaction will close in the first half of 2026, subject to the satisfaction or waiver of the various other closing conditions set forth in the Purchase Agreement and discussed elsewhere in this proxy statement.

Q:	What is the Advisory Compensation Proposal (Proposal 2)?
A:
The Advisory Compensation Proposal is a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to our named executive officers in connection with the CCS Sale Transaction.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve the Advisory Compensation Proposal and what will happen if such proposal is not approved at the Special Meeting?
A:
In accordance with the rules promulgated under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), CommScope is providing its stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of CommScope’s named executive officers as a result of the consummation of the CCS Sale Transaction, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

Approval of the Advisory Compensation Proposal is not a condition to the completion of the CCS Sale Transaction. This non-binding proposal is merely an advisory vote and will not be binding on CommScope, the Board or Amphenol. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the CCS Sale Transaction is completed, certain of our named executive officers will be eligible to receive certain payments, under certain circumstances. For additional information, see the sections entitled “Proposal No. 1: CCS Sale Proposal – Interest of our Directors and Executive Officers in the CCS Sale Transaction” beginning on page 50 and “Proposal No. 2: Advisory Compensation Proposal” beginning on page 134.

Q:	What is the Adjournment Proposal (Proposal 3)?
A:	The Adjournment Proposal is a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to allow us to solicit additional votes for the approval of the CCS Sale Proposal.
Q:	What is the Record Date and what does it mean?
A:
The Record Date to determine the stockholders entitled to notice of and to vote at the Special Meeting is the close of business on September 8, 2025. The Record Date was established by the Board as required by Delaware law. On the Record Date, 221,513,440 shares of common stock and 1,261,310 shares of Series A Preferred Stock, which were convertible into 45,865,772 shares of common stock, were issued and outstanding.

Q:	What is the quorum requirement?
A:
The presence, in person or by proxy, of the holders of a majority in voting power of the shares entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business. If you are a stockholder of record, your shares will be counted towards the quorum only if you attend the Special Meeting or submit a valid proxy to ensure your shares are represented at the Special Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker, bank or other nominee submits a proxy for your shares at the Special Meeting. Abstentions will be counted towards the quorum requirement. If you are a beneficial owner and you provide your broker with instructions to vote on one or more proposals but fail to provide instructions on one or more others, your shares will be counted as present for the purposes of determining a quorum, and a broker non-vote would occur with respect to the uninstructed matters. See “What is a broker non-vote?” below for further information. If you are a beneficial owner and you fail to provide your broker with instructions to vote on any proposal, then your shares will not be considered present, in person or by proxy, and will not be counted toward the quorum requirement.

If a quorum is not present or represented at the Special Meeting, the chairman of the meeting or the holders of a majority in voting power of the shares represented may adjourn the Special Meeting from time to time without notice or other announcement until a quorum is present or represented.
Q:	Who is entitled to vote at the Special Meeting?
A:	Holders of common stock and holders of our Series A Preferred Stock at the close of business on the Record Date may vote at the Special Meeting.
Q:	How many votes do I have?
A:
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date. Each record holder of Series A Preferred Stock will have a number of votes equal to the largest number of whole shares of common stock into which such shares are convertible on the Record Date.

Q:	What percentage of the vote is required to approve the CCS Sale Proposal (Proposal 1)?
A:
The approval of the CCS Sale Proposal requires approval by the holders of a majority of the outstanding stock of the Company, with shares of common stock and Series A Preferred Stock (on an as-converted to common stock basis), voting together as a single class.

Q:	What percentage of the vote is required to approve the Advisory Compensation Proposal (Proposal 2)?
A:
The approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the voting power of the shares represented in person or by proxy and entitled to vote on the matter at the Special Meeting.

Q:	What percentage of the vote is required to approve the Adjournment Proposal (Proposal 3)?
A:	The approval of the Adjournment Proposal requires the affirmative vote of a majority in voting power of the shares of stock present in person or represented by proxy at the Special Meeting.

Q:	What are my choices when voting?
A:
As to each of the CCS Sale Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, stockholders may vote “FOR” the proposal, “AGAINST” the proposal, or “ABSTAIN” from voting on the proposal.

Q:	What are the Board’s recommendations on how I should vote my shares?
A:	The Board unanimously recommends that you vote your shares as follows:
•	Proposal 1 - FOR the CCS Sale Proposal;
•	Proposal 2 - FOR the Advisory Compensation Proposal;
•	Proposal 3 - FOR the Adjournment Proposal, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the CCS Sale Proposal.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Equiniti, you are considered, with respect to those shares, the “stockholder of record.” The Proxy Statement has been or will be sent directly to you. If you are a “stockholder of record,” you can find your voter control number on your original proxy card. This voter control number will allow you to access, participate in, and vote at our virtual Special Meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Proxy Statement has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account. If you are a “beneficial owner” and you wish to participate in or vote at our virtual Special Meeting, you will need to obtain a legal proxy from your broker, bank or other holder of record and register for the virtual Special Meeting in advance with Equiniti. For more information about the registration process, see “How do I vote my shares?” below.
Q:	How do I vote my shares?
A:	Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:
•	Through the Internet. You may vote by proxy through the Internet by following the instructions in this Proxy Statement or the instructions on the proxy card.
•	By Telephone. You may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.
•	By Mail. You may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.
•
Virtually at the Special Meeting. The meeting will be hosted virtually at https://meetings.lumiconnect.com/200-050-483-472. The meeting will begin promptly at 11:00 a.m., Eastern Time, and online access will open 15 minutes prior to allow time to log in. The log-in password is: commscope2025. You will also need your voter control number (an 11-digit number), which, if you are a stockholder of record, you can find on your original proxy card. If you attend the virtual Special Meeting, you may vote your shares virtually on the virtual meeting platform. However, we encourage you to vote in advance through the Internet, by telephone or by mailing us your proxy card even if you plan to attend the virtual Special Meeting, so that your shares will be voted in the event you later decide not to attend. The Special Meeting will be held solely on the Internet by virtual means, so you will not be able to attend or vote your shares at the Special Meeting in person.

Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet by following the instructions provided in this Proxy Statement and the voting instruction form provided by your broker, bank or other holder of record.

•	By Telephone. You may vote by proxy by calling the toll-free telephone number found on the voting instruction form and following the recorded instructions.
•	By Mail. You may vote by proxy by completing, signing and dating the voting instruction form and sending it back to the record holder in the envelope provided.
•
Virtually at the Special Meeting. If you are a beneficial owner of shares held in street name and you wish to vote at the virtual Special Meeting, you must (i) obtain a legal proxy from your broker, bank or other holder of record and (ii) register in advance with Equiniti and receive an 11-digit control number. Please contact your broker, bank or other holder of record for instructions regarding obtaining a legal proxy. Once obtained, you must submit your legal proxy, along with your name and e-mail address to Equiniti and request registration. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by Equiniti no later than 5 p.m., Eastern Time, on October 10, 2025. All such requests should be submitted (1) by email to helpAST@equiniti.com, (2) by facsimile to (718) 765-8730 or (3) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 48 Wall Street, Floor 23, New York, NY 10005. Once you have obtained your 11-digit control number from Equiniti, please follow the steps set forth above for stockholders of record to vote virtually at the Special Meeting. The Special Meeting will be held solely on the Internet by virtual means, so you will not be able to attend or vote your shares at the Special Meeting in person.

If you hold both common stock and Series A Preferred Stock, you will need to vote, or authorize a proxy to vote, each class of stock separately so that all your votes can be counted. For more information, see “What if I hold both common stock and Series A Preferred Stock?” below.
Q:	What if I hold both common stock and Series A Preferred Stock?
A:
Some of our stockholders may hold both common stock and Series A Preferred Stock. If you are a holder of both common stock and Series A Preferred Stock, you can expect to receive separate sets of printed proxy materials.

You will need to vote, or authorize a proxy to vote, each class of stock separately in accordance with the instructions set forth herein and on the applicable proxy cards or voting instruction forms. Voting, or authorizing a proxy to vote, only your common stock will not also cause your shares of Series A Preferred Stock to be voted, and vice versa.
If you hold both common stock and Series A Preferred Stock, please be sure to vote or authorize a proxy to vote for each class of stock separately so that all your votes can be counted.
Q:	What if I do not specify how I want my shares voted?
A:
If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the designated proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

•	Proposal 1 - FOR the CCS Sale Proposal;
•	Proposal 2 - FOR the Advisory Compensation Proposal.
•	Proposal 3 - FOR the Adjournment Proposal
If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will not be able to vote those shares. See “What is a broker non-vote?” below.

Q:	Who will serve as the proxy tabulator and inspector of election?
A:
A representative from Equiniti will serve as the independent inspector of election and will tabulate votes cast by proxy or in person at the Special Meeting. We will report the results in a Form 8-K filed with the Commission within four business days of the Special Meeting.

Q:	What happens if I fail to attend the Special Meeting or abstain from voting?
A:
If you are a stockholder of record and neither attend the Special Meeting nor deliver a proxy, it will have the same effect as a vote “AGAINST” the approval of the CCS Sale Proposal, but will have no effect on the outcomes of the Advisory Compensation Proposal and the Adjournment Proposal. If you attend the Special Meeting or deliver a proxy but abstain from voting, your abstention will have the same effect as a vote “AGAINST” each proposal.

Q:	If I am a beneficial owner of shares, can my brokerage firm vote my shares?
A:
If your shares in CommScope are through an account with a broker, bank or other intermediary, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. You must provide the record holder of your shares with instructions on how to vote your shares with respect to the CCS Sale Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. Please follow the voting instructions provided by your broker, bank or other intermediary. Please note that your broker, bank or other intermediary will not have discretionary authority to vote on any of Proposals No. 1, 2, or 3. A failure to provide any instructions to your broker, bank or other intermediary will result in your shares not being deemed present or represented by proxy at the Special Meeting for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” the CCS Sale Proposal and will have no effect on the outcomes of the Advisory Compensation Proposal and the Adjournment Proposal.

We encourage you to provide instructions to your brokerage firm via the Internet or telephone or by returning your signed voting instruction card. This ensures that your shares will be voted at the Special Meeting with respect to the proposals described in this proxy statement.
Q:	What is a broker non-vote?
A:
Broker non-votes occur when shares are held in “street name” through a broker, bank or other intermediary on behalf of a beneficial owner and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. None of the proposals to be voted upon at the Special Meeting are “routine” matters, therefore brokers, bank or other intermediaries holding shares in “street name” do not have discretionary voting authority with respect to the CCS Sale Proposal, the Advisory Compensation Proposal or the Adjournment Proposal. As a result, if a beneficial owner of shares of CommScope held in “street name” does not provide any voting instructions to the broker, bank or other intermediary, then those shares will not be voted and will not be counted as present in person or by proxy at the Special Meeting for purposes of determining whether a quorum exists.

Since there are no “routine” matters to be voted upon at the Special Meeting for which broker, banks or other intermediaries would have discretionary voting authority, we do not expect that there will be broker non-votes in connection with the Special Meeting. However, in the event that a beneficial owner provides a broker, bank or other intermediary with instructions on how to vote on one or more of the proposals to be voted upon at the Special Meeting, but fails to provide instructions with respect to any other proposal, then a broker non-vote would occur with respect to the uninstructed matters.
Because the broker in this instance will submit a proxy in order to vote on the proposals for which the broker has been given instructions, these types of broker non-votes will be counted as present for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as a vote “AGAINST” the CCS Sale Proposal and the Adjournment Proposal, and will have no effect on the Advisory Compensation Proposal.

Q:	Can I change or revoke my vote?
A:	If you are a stockholder of record, you have the power to revoke your proxy at any time by:
•	delivering to our Corporate Secretary written revocation of your proxy;
•	delivering a new proxy, through the Internet, by telephone or by mail, dated after the date of the proxy being revoked; or
•
attending the Special Meeting and voting virtually at the Special Meeting using the virtual meeting platform (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.
Q:	What is “householding” and how does it affect me?
A:
To reduce costs and reduce the environmental impact of our Special Meeting, we have adopted a procedure approved by the Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only a single copy of our Proxy Statement, unless we have received contrary instructions from such stockholder. Stockholders who participate in householding will continue to receive separate proxy cards and notices.

We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder that received a household mailing. If you are a stockholder of record and would like an additional copy of the Proxy Statement, please contact our Corporate Secretary by mail at 3642 E. US Highway 70, Claremont, North Carolina 28610 or by phone at (828) 459-5000. If you are a beneficial owner, you may contact the broker or bank where you hold the account.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Proxy Statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary by mail at 3642 E. US Highway 70, Claremont, North Carolina 28610 or by phone at (828) 459-5000.
Q:	What should I do if I receive more than one set of voting materials?
A:
If you received more than one set of proxy materials, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each proxy card and voting instruction form to ensure that all your shares are voted.

Q:	Am I entitled to appraisal or dissenters’ rights in connection with the CCS Sale Transaction?
A:	No. You are not entitled to appraisal or dissenters’ rights under Delaware law or under our certificate of incorporation or bylaws in connection with the CCS Sale Transaction.
Q:	Will I receive any of the proceeds from the CCS Sale Transaction?
A:
The Company, and not its stockholders, will directly receive the proceeds from the CCS Sale Transaction. However, the Company currently expects that, following the repayment of all of its indebtedness and the redemption of the Series A Preferred Stock, a substantial portion of the net proceeds from the CCS Sale Transaction, along with its other excess cash, will be distributed to CommScope’s stockholders and, subject to vesting, holders of unvested equity awards (but not holders of the Series A Preferred Stock as a result of the redemption of the Series A Preferred Stock) in the form of a special cash dividend. The Board has not made any final determination, but the Board expects to make the special cash dividend within 90 days following the closing. The exact amount and timing of the special cash dividend will be determined by the Board after closing and after taking into account all relevant factors and the best interests of the Company. For additional information, see the response to “How would the proceeds from the CCS Sale Transaction be used?” above.

Q:	Will the Company liquidate following the CCS Sale Transaction?
A:	No. We do not plan to liquidate following the closing of the CCS Sale Transaction.

Q:	What are the U.S. federal income tax consequences of the CCS Sale Transaction to U.S. stockholders?
A:
The CCS Sale Transaction is a corporate action. The Company may recognize gains for U.S. federal income tax purposes as a result of the CCS Sale Transaction and/or certain related restructuring activities the Company may undertake. However, our stockholders should not realize any gain or loss for U.S. federal income tax purposes as a result of the CCS Sale Transaction or related restructurings.

Notwithstanding the foregoing, for U.S. federal income tax purposes, the Company’s stockholders may recognize income if they receive proceeds in connection with any redemption of the Series A Preferred Stock. Further, the Company’s stockholders may receive proceeds in connection with a distribution of a portion of the net proceeds from the CCS Sale Transaction and the Company’s other excess cash in the form of a special cash dividend. In the event the Company’s common stockholders receive such proceeds in a special cash dividend, the special cash dividend will be taxable as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. However, the amount of any such distribution in excess of the Company’s current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a stockholder’s basis in the Company’s shares of common stock and thereafter as either long-term or short-term capital gain, depending on the stockholder’s holding period for such shares of common stock.
You are urged to read the discussions in the section “Proposal No. 1: CCS Sale Proposal – Material U.S. Federal Income Tax Consequences” beginning on page 59 for a summary of certain material U.S. federal income tax consequences to CommScope of the CCS Sale Transaction, and to consult your tax advisor as to the U.S. federal income tax consequences of the CCS Sale Transaction, as well as the effects of state, local and foreign tax laws, to you upon the closing of the CCS Sale Transaction, the anticipated redemption of the Series A Preferred Stock or the anticipated distribution of the net proceeds of the CCS Sale Transaction to our stockholders.
Q:	What are the solicitation expenses and who pays the cost of this proxy solicitation?
A:
Our Board is soliciting the proxy accompanying this Proxy Statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners. The Company has retained Sodali & Co., located at 333 Ludlow Street, 5th Floor, Stamford, Connecticut 06902 (or by email at COMM.info@investor.sodali.com), to assist in the solicitation of proxies from stockholders. Sodali & Co. will receive a solicitation fee of up to approximately $55,000, plus reimbursement of certain out-of-pocket expenses.

Q:	Where can I find voting results?
A:	The Company expects to publish the voting results in a current report on Form 8-K, which it expects to file with the SEC within four business days following the Special Meeting.
Q:	Who can help answer my questions?
A:
The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement, including the documents we refer to in this proxy statement. If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Sodali & Co., the firm assisting us in the solicitation of proxies, at the address and telephone number below:

Sodali & Co.
333 Ludlow Street, 5th Floor
Stamford, Connecticut 06902
Phone number for banks and brokerage firms: (203) 658-9400
Phone number for stockholders: (800) 662-5200
Email: COMM.info@investor.sodali.com

RISK FACTORS
Risks Related to the CCS Sale Transaction
The pendency of the CCS Sale Transaction, whether or not consummated, may adversely affect our business.
The pendency of the CCS Sale Transaction, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with customers, suppliers and employees. In addition, pending the completion of the CCS Sale Transaction, we may be unable to attract and retain key personnel, and the focus and attention of our management and employee resources may be diverted from operational matters.
We cannot be sure if or when the CCS Sale Transaction will be completed.
The closing of the CCS Sale Transaction is subject to the satisfaction or waiver of various conditions, including the Stockholder Approval. We cannot guarantee that the closing conditions set forth in the Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in Buyer’s favor or if other mutual closing conditions are not satisfied, Buyer will not be obligated to complete the CCS Sale Transaction. In the event that the CCS Sale Transaction is not completed, the announcement of the termination of the Purchase Agreement may adversely affect the trading price of our common stock, our business and operations or our relationships with customers, suppliers and employees. In addition, if the closing of the CCS Sale Transaction is not completed, and we do not receive the net proceeds of the sale, we will not be able to repay all of our indebtedness and redeem our Series A Preferred Stock. As a result, among other things, (i) we may be required to obtain additional financing in the future to address our liquidity needs, (ii) in order to service our indebtedness and pay dividends on our preferred stock, we will require a significant amount of cash, and our ability to generate sufficient cash will depend on many factors beyond our control, and (iii) our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our financial obligations. For additional information about our financial risks in the event the closing of the CCS Sale Transaction is not completed, see “Item 1A. Risk Factors – Financial Risks” in our Annual Report on Form 10-K for the year ended December 31, 2024.
In addition, if the CCS Sale Transaction is not completed, our Board, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to us as the CCS Sale Transaction.
The Purchase Agreement limits our ability to pursue alternatives to the CCS Sale Transaction.
The Purchase Agreement contains provisions that make it more difficult for us to sell our assets or engage in another type of acquisition transaction with a party other than Buyer. These provisions include a non-solicitation provision and a provision obligating us to pay Buyer a termination fee of $367.5 million under certain circumstances. These provisions could discourage a third party that might have an interest in acquiring all of, or substantially all of, our assets or our common stock from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Buyer.
We will incur significant expenses in connection with the CCS Sale Transaction, regardless of whether the CCS Sale Transaction is completed and, in certain circumstances, may be required to pay a termination fee to Buyer.
We expect to incur significant expenses related to the CCS Sale Transaction. These expenses include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the CCS Sale Transaction is completed. In addition, if the Purchase Agreement is terminated in certain circumstances, we will be required to pay Buyer a $367.5 million termination fee. However, if the Purchase Agreement is terminated in certain other circumstances, we may be entitled to a $367.5 million reverse termination fee from Buyer. See “Proposal No. 1: CCS Sale Proposal – Purchase Agreement – Effect of Termination – Termination Fee” and “— Reverse Termination Fee” beginning on page 81.

Risks Related to Our Future Operations
Our operations will be curtailed, and we will have limited sources of revenue following the CCS Sale Transaction, which may negatively impact the value and liquidity of our common stock.
Upon the closing of the CCS Sale Transaction, our operations will be smaller as our sources of revenue will be limited to our ANS and RUCKUS businesses. There can be no assurance that we will be successful in operating our ANS and RUCKUS businesses or that our ANS and RUCKUS businesses will be successful at generating revenue. A failure by us to secure additional sources of revenue following the closing of the CCS Sale Transaction could negatively impact the value and liquidity of our common stock.
Even if the CCS Sale Transaction is consummated, and the Board approves a dividend or other distribution to the stockholders, the amount and timing of such dividend or distribution is uncertain.
Once the CCS Sale Transaction has been consummated, it is expected that the Board will approve, declare and pay a special cash dividend or other distribution to the Company stockholders, in accordance with Delaware law after repayment of the Company’s indebtedness and redemption of the Series A Preferred Stock and expenses relating to the CCS Sale Transaction, taking into account any other obligations of the Company that remain outstanding at such time or that are known or reasonably ascertainable at such time.
If the Board seeks to pay a dividend, distribution or other payment to the Company’s stockholders, the amount of any such dividend, distribution or other payment may also be subject to uncertainties. We cannot assure you of the exact amount or timing of such distributions, dividend or other payment. The amount and timing of any distribution, dividend or other payment to our stockholders may depend on, among other things, the following factors:
•	costs we may have to incur to defend new claims and claims existing as of the date of this proxy statement;
•	taxes required to be paid as a result of the transaction;
•	the repayment of our outstanding indebtedness;
•	the payment of expenses to be incurred by the Company following the consummation of the CCS Sale Transaction;
•	the payment of expenses incurred in connection with the CCS Sale Transaction;
•	the amounts that we will need to pay for general administrative and overhead costs and expenses following the consummation of the CCS Sale Transaction;
•	the cost and expense that we may incur in connection with any stockholder litigation;
•	the cost and expense that we may incur in connection with certain severance and payment obligations to employees of the Company;
•	the amount, availability and cost of any new indebtedness incurred by CommScope following closing with respect to CommScope’s remaining businesses;
•
how much of our funds we will be required to reserve to provide for contingent liabilities, and how long it may take to finally determine whether and how much of those liabilities may have to be paid; and

•
any other factors that the Board, acting in the Company’s best interests, may consider relevant in determining whether to pay a special dividend and, if so, the amount and timing of any such distribution, dividend or other payment to our stockholders.

The tax treatment of any dividends, distributions, redemptions, or other payments to stockholders, if any, may vary from stockholder to stockholder, and the discussions in this proxy statement regarding the tax treatment of the CCS Sale Transaction are general in nature.
You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy statement for tax advice.
We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to the anticipated tax consequences of the CCS Sale Transaction, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of the CCS Sale Transaction or any distributions, dividends, redemptions or other payments that may be made following or in connection with the CCS Sale Transaction. If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from any distributions, dividends, redemption, repurchase or other return of capital and potentially offsetting or otherwise limiting the Company’s tax assets. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.
We may be subject to securities litigation, which is expensive and could divert our attention.
We may be subject to securities class action litigation in connection with the CCS Sale Transaction. Securities litigation against us could result in substantial costs and divert our management’s attention from closing the CCS Sale Transaction, which could harm our business and increase our expenses, which could decrease the amount available for distribution to our stockholders.
We will continue to incur the expense of complying with public company reporting requirements following the closing of the CCS Sale Transaction.
After the CCS Sale Transaction, we will continue to be required to comply with the applicable reporting requirements of the Exchange Act, even if compliance with such reporting requirements is economically burdensome.
Strategic divestitures and contingent liabilities from businesses that we sell could adversely affect our results of operations and financial condition.
In addition to the CCS Sale Transaction, we have in the past sold and may continue to sell businesses, including all or a portion of the ANS or RUCKUS businesses, that we consider no longer part of our strategic vision, such as our sales (i) in 2025, of our Outdoor Wireless Networks (“OWN”) segment and the Distributed Antenna Systems (“DAS”) business unit and (ii) in 2024, of our Home Networks business. The sale of any such business could result in a financial loss or write-down of goodwill, or both, which could have a material adverse effect on our results for the financial reporting period during which such sale occurs. In addition, in connection with such divestitures, we have retained, and may in the future retain, responsibility for some of the known and unknown contingent liabilities related to certain divestitures such as lawsuits, tax liabilities and intellectual property matters.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the attached annexes contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believes,” “designed to,” “estimates,” “expects,” “intends,” “forecasts,” “foreseeable future,” “goal,” “guidance,” “may,” “plans,” “potential,” “project,” “projections,” “targets,” “thinks,” “will,” “should,” “could,” or “anticipates,” or the negative thereof or and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.
The forward-looking statements included in this proxy statement or the attached annexes are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances, many of which are outside our control, and that are difficult to predict and could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statement. These risks and uncertainties include, but are not limited to:
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement;
•	our stockholders failing to approve the CCS Sale Proposal;
•
the failure of one or more conditions to the closing of the CCS Sale Transaction to be satisfied or waived by the applicable party, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction;

•	an increase in the amount of costs, fees, expenses and other charges related to the Purchase Agreement or the CCS Sale Transaction;
•	risks arising from the diversion of management’s attention from our ongoing business operations;
•	the effect of the announcement of the CCS Sale Transaction on the Company’s relationships, operating results and business generally;
•	the risk that the CCS Sale Transaction will not be consummated in a timely manner;
•	exceeding the expected costs of the CCS Sale Transaction;
•	risks associated with our ability to identify and realize business opportunities following the CCS Sale Transaction;
•	our dependence on customers’ capital spending on data, communication and entertainment equipment, which could be negatively impacted by a regional or global economic downturn, among other factors;
•	the potential impact of higher-than-normal inflation;
•	concentration of sales among a limited number of customers and channel partners;
•	risks associated with our sales through channel partners;
•	changes to the regulatory environment in which we and our customers operate;
•	changes in technology;
•	industry competition and the ability to retain customers through product innovation, introduction, and marketing;
•	changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing and timing of delivery of products to customers;
•	risks related to our ability to implement price increases on our products and services;
•	risks associated with our dependence on a limited number of key suppliers for certain raw materials and components;
•	risks related to the successful execution of CommScope NEXT and other cost saving initiatives;

•
potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities or those of our contract manufacturers that may affect our ability to meet customer demands for products;

•	possible future restructuring actions;
•
the risk that our manufacturing operations, including our contract manufacturers on which we rely, encounter capacity, production, quality, financial or other difficulties causing difficulty in meeting customer demands;

•	risks related to our indebtedness and preferred stock and the redemption, repayment and refinancing thereof in connection with the CCS Sale Transaction;
•	our ability to generate cash to service our indebtedness;
•
the ability to recognize the expected benefits of the sale of the CCS Business and prior sale transactions, including the expected financial performance of the Company following the CCS Sale Transaction and prior sale transactions;

•
the effect of the CCS Sale Transaction and prior sale transactions on the ability of the Company to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally;

•	the response of the Company’s competitors, creditors and other stakeholders to the CCS Sale Transaction and prior sale transactions;
•	potential litigation relating to the CCS Sale Transaction and prior sale transactions;
•	our ability to integrate and fully realize anticipated benefits from prior or future divestitures, acquisitions or equity investments;
•	possible future additional impairment charges for fixed or intangible assets, including goodwill;
•	our ability to attract and retain qualified key employees;
•	labor unrest;
•	product quality or performance issues, including those associated with our suppliers or contract manufacturers, and associated warranty claims;
•	our ability to maintain effective management information technology systems and to successfully implement major systems initiatives;
•	cybersecurity incidents, including data security breaches, ransomware or computer viruses;
•	the use of open standards;
•	the long-term impact of climate change;
•
significant international operations exposing us to economic risks like variability in foreign exchange rates and inflation, as well as political and other risks, including the impact of wars, regional conflicts and terrorism;

•	our ability to comply with governmental anti-corruption laws and regulations worldwide;
•	the impact of export and import controls and sanctions worldwide on our supply chain and ability to compete in international markets;
•
changes in the laws and policies in the United States affecting trade, including the risk and uncertainty related to tariffs or potential trade wars and potential changes to laws and policies, that may impact our products and costs;

•	the costs of protecting or defending intellectual property;
•	costs and challenges of compliance with domestic and foreign social and environmental laws;

•	the impact of litigation and similar regulatory proceedings in which we are involved or may become involved, including the costs of such litigation;
•	the scope, duration and impact of disease outbreaks and pandemics, such as COVID-19, on our business, including employees, sites, operations, customers, supply chain logistics and the global economy;
•	our stock price volatility;
•	income tax rate variability and ability to recover amounts recorded as deferred tax assets;
•
the Board’s determination that – based upon these and other risks and uncertainties – it is not in the Company’s best interests to pay a special dividend at the time and/or in the amount contemplated herein; and

•	other factors beyond our control.
These and other factors are discussed in greater detail in our 2024 Annual Report on Form 10-K and may be updated from time to time in our annual reports, quarterly reports, current reports and other filings we make with the SEC. Although the information contained herein represents our best judgment as of the date of this proxy statement based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date hereof, except to the extent required by law.

THE SPECIAL MEETING
Time, Date and Place
The Special Meeting is scheduled to be held virtually on October 16, 2025 at 11:00 a.m., local time. The meeting will be hosted at https://meetings.lumiconnect.com/200-050-483-472.
Purpose of the Special Meeting
At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:
•	the CCS Sale Proposal;
•	the Advisory Compensation Proposal; and
•	the Adjournment Proposal.
Other than the proposals noted above, we do not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies solicited by this proxy statement will have discretion to vote on such matters in accordance with applicable law and their judgment.
Recommendation of Our Board
Our Board unanimously recommends that stockholders vote “FOR” the CCS Sale Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. In reaching its decision to approve the Purchase Agreement and the CCS Sale Transaction and to recommend that you vote in the manner noted above, our Board considered a wide range of material factors relating to the Purchase Agreement and the CCS Sale Transaction and consulted with management and outside financial and legal advisors. For more information on these factors see “Proposal No. 1: CCS Sale Proposal –  Recommendation of the Board and its Reasons for the Sale” beginning on page 37.
Record Date and Voting Power
Holders of our common stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting. At the close of business on the Record Date, there were 221,513,440 shares of our common stock and 1,261,310 shares of Series A Preferred Stock, which were convertible into 45,865,772 shares of common stock. outstanding and entitled to vote at the Special Meeting. No other shares of capital stock were outstanding on the Record Date.
Each share of our common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote.
Quorum
The presence, in person or by proxy, of the holders of a majority in voting power of the shares entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business. There must be a quorum for business to be conducted at the Special Meeting. However, even if a quorum does not exist, a majority in voting power of the shares present, in person or by proxy, at the Special Meeting may act to postpone or adjourn the Special Meeting to another place, date and time.
Once a share is represented in person or by proxy at the Special Meeting, it will be counted for purposes of determining whether a quorum exists at the Special Meeting and any adjournment or postponement of the Special Meeting. However, if a new record date is set for the adjourned or postponed Special Meeting, a new quorum will have to be established. For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.
Required Vote
Proposal 1: CCS Sale Proposal
The approval of the CCS Sale Proposal requires approval by the holders of a majority of the outstanding stock of the Company, with shares of common stock and Series A Preferred Stock (on an as-converted to common stock basis), voting together as a single class.

Holders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the CCS Sale Proposal.
Proposal 2: Advisory Compensation Proposal
The approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the voting power of the shares represented in person or by proxy and entitled to vote on the matter at the Special Meeting.
Holders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Advisory Compensation Proposal.
Proposal 3: Adjournment Proposal
The approval of the Adjournment Proposal requires the affirmative vote of a majority in voting power of the shares of stock present in person or represented by proxy at the Special Meeting.
Holders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Adjournment Proposal.
Voting by Stockholders
Your vote is very important to us, and we hope that you will attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). There are four convenient ways of submitting your vote:
•	Through the Internet. You may vote by proxy through the Internet by following the instructions in this Proxy Statement or the instructions on the proxy card.
•	By Telephone. You may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.
•	By Mail. You may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.
•
Virtually at the Special Meeting. The meeting will be hosted virtually at https://meetings.lumiconnect.com/200-050-483-472. The meeting will begin promptly at 11:00 a.m., Eastern Time, and online access will open 15 minutes prior to allow time to log in. The log-in password is: commscope2025. You will also need your voter control number (an 11-digit number), which, if you are a stockholder of record, you can find on your original proxy card. If you attend the virtual Special Meeting, you may vote your shares virtually on the virtual meeting platform. However, we encourage you to vote in advance through the Internet, by telephone or by mailing us your proxy card even if you plan to attend the virtual Special Meeting, so that your shares will be voted in the event you later decide not to attend. The Special Meeting will be held solely on the Internet by virtual means, so you will not be able to attend or vote your shares at the Special Meeting in person.

The Board has appointed each of Kyle D. Lorentzen and Krista R. Bowen to serve as a proxy for the Special Meeting.
Even if you currently plan to attend the Special Meeting, we recommend that you vote by telephone or Internet or return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Special Meeting or are unable to attend.
Voting by Stockholders Holding Shares in “Street Name”
If you hold your shares in “street name,” you will need to return the provided form instructing your broker, bank or other nominee as to how to vote your shares, or follow the instructions contained therein to vote via the Internet or telephone.
If you are a beneficial owner of shares held in street name and you wish to vote at the virtual Special Meeting, you must (i) obtain a legal proxy from your broker, bank or other holder of record and (ii) register in advance with Equiniti and receive an 11-digit control number. Please contact your broker, bank or other holder of record for instructions regarding obtaining a legal proxy. Once obtained, you must submit your legal proxy, along with your name and e-mail address to Equiniti and request registration. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by Equiniti no later than 5 p.m., Eastern Time, on October 10, 2025. All such requests should be submitted (1) by email to helpAST@equiniti.com, (2) by facsimile to (718) 765-8730 or (3) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 48 Wall Street, Floor 23, New York, NY 10005. Once you have obtained your 11-digit control number from Equiniti, please follow the steps set forth above for stockholders of record to vote virtually at the Special Meeting. The Special Meeting will be held solely on the Internet by virtual means, so you will not be able to attend or vote your shares at the Special Meeting in person.
Abstentions
Abstentions will have the same effect as a vote “AGAINST” each proposal.
For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.
Broker Non-Votes
Broker non-votes occur when shares are held in “street name” through a broker, bank or other intermediary on behalf of a beneficial owner and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. None of the proposals to be voted upon at the Special Meeting are “routine” matters, therefore brokers, bank or other intermediaries holding shares in “street name” do not have discretionary voting authority with respect to the CCS Sale Proposal, the Advisory Compensation Proposal or the Adjournment Proposal. As a result, if a beneficial owner of shares of CommScope held in “street name” does not provide any voting instructions to the broker, bank or other intermediary, then those shares will not be voted and will not be counted as present in person or by proxy at the Special Meeting for purposes of determining whether a quorum exists.
Since there are no “routine” matters to be voted upon at the Special Meeting for which broker, banks or other intermediaries would have discretionary voting authority, we do not expect that there will be broker non-votes in connection with the Special Meeting. However, in the event that a beneficial owner provides a broker, bank or other intermediary with instructions on how to vote on one or more of the proposals to be voted upon at the Special Meeting, but fails to provide instructions with respect to any other proposal, then a broker non-vote would occur with respect to the uninstructed matters.
Because the broker in this instance will submit a proxy in order to vote on the proposals for which the broker has been given instructions, these types of broker non-votes will be counted as present for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as a vote “AGAINST” the CCS Sale Proposal and the Adjournment Proposal, and will have no effect on the Advisory Compensation Proposal.
Failure to Vote
If you are a stockholder of record and you do not vote at the Special Meeting or properly return your proxy card or vote over the Internet or by phone, your shares will not be voted at the Special Meeting, will not be counted as present in person or by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.
As discussed above, brokers, banks and other nominees do not have discretionary voting authority with respect to the proposals. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue any voting instructions to your broker, bank or other nominee, your shares will not be voted at the Special Meeting.
A failure to vote will have the same effect as a vote “AGAINST” the approval of the CCS Sale Proposal but will have no effect on the outcome of the Advisory Compensation Proposal and the Adjournment Proposal.
Proxies; Revocation of Proxies
Proxies that are signed and returned by a stockholder of record without voting instructions will be voted “FOR” the CCS Sale Proposal, the Advisory Compensation Proposal and the Adjournment Proposal in accordance with the recommendation of our Board.

If you are a stockholder of record, you have the power to revoke your proxy at any time by:
•	delivering to our Corporate Secretary written revocation of your proxy;
•	delivering a new proxy, through the Internet, by telephone or by mail, dated after the date of the proxy being revoked; or
•
attending the Special Meeting and voting virtually at the Special Meeting using the virtual meeting platform (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.
Adjournments
The Special Meeting may be adjourned for any purpose, including for the purpose of obtaining a quorum or soliciting additional votes if there are insufficient votes to authorize the CCS Sale Proposal. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Any adjournment will allow stockholders of record who have already sent in proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. See “Proposal No. 3: Adjournment Proposal” on page 135 for more information concerning the adjournment of the Special Meeting.
Solicitation of Proxies
Our Board is soliciting the proxy accompanying this Proxy Statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners.
The Company has retained Sodali & Co., located at 333 Ludlow Street, 5th Floor, Stamford, Connecticut 06902 (or by email at COMM.info@investor.sodali.com), to assist in the solicitation of proxies from stockholders. Sodali & Co. will receive a solicitation fee of up to approximately $55,000, plus reimbursement of certain out-of-pocket expenses.
Questions and Additional Information
If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Sodali & Co., the firm assisting us in the solicitation of proxies. Banks and brokers may call Sodali & Co. at (203) 658-9400. Stockholders may call Sodali & Co. toll-free at (800) 662-5200.

PROPOSAL 1: CCS SALE PROPOSAL
Information About the Parties
The Company
CommScope Holding Company, Inc. was incorporated in Delaware on October 22, 2010, and the initial public offering for our common stock was on October 25, 2013. Since our founding as an independent company in 1976, we have consistently played a significant role in many of the world’s leading communication networks. Our evolution has been driven by technological innovation and strategic acquisitions that expanded our product offerings and complemented our existing solutions. We are a global provider of infrastructure solutions for communication, data center and entertainment networks. Our solutions for wired and wireless networks enable service providers, including cable, telephone and digital broadcast satellite operators and media programmers, to deliver media, voice, Internet Protocol (IP) data services and Wi-Fi to their subscribers and allow enterprises to experience constant wireless and wired connectivity across complex and varied networking environments. Our solutions are complemented by services including technical support, systems design and integration. We are a leader in digital video and IP television (IPTV) distribution systems, broadband access infrastructure platforms and equipment that delivers data and voice networks to homes including fiber to the home (FTTH) technologies. Our global leadership position is built upon innovative technology, broad solution offerings, high-quality and cost-effective customer solutions, and global manufacturing and distribution scale.
Our common stock is traded on NASDAQ under the symbol “COMM.”
Our principal executive offices are located at 3642 E. US Highway 70, Claremont, North Carolina 28610; our telephone number is (828) 459-5000.
Buyer
Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of connectors and interconnect systems, antennas, sensors and sensor-based products and specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Commercial Aerospace, Communications Networks, Defense, Industrial, Information Technology and Data Communications and Mobile Devices.
Amphenol’s common stock is traded on the New York Stock Exchange under the symbol “APH.”
Amphenol’s principal executive offices are located at 358 Hall Avenue, Wallingford, Connecticut 06492; its telephone number is (203) 265-8900.
General Description of the CCS Sale Transaction
Upon the terms and subject to the conditions of the Purchase Agreement, at the effective time, CommScope will sell, assign and transfer the assets comprising the CCS Business to Amphenol and Amphenol will accept, assume and agree to pay, perform, fulfill and discharge the liabilities of the CCS Business. As a result of the CCS Sale Transaction, CommScope will no longer operate the CCS Business and will only operate its remaining businesses.
Consideration for the CCS Sale Transaction
In consideration for the CCS Sale Transaction, Amphenol has agreed to pay CommScope the sum of $10.5 billion (the “Base Purchase Price”), which Base Purchase Price will be adjusted, in accordance with the terms and conditions of the Purchase Agreement for certain cash, debt-like and working capital items.
Background of the CCS Sale Transaction
The Board and CommScope’s senior management team regularly evaluate CommScope’s strategic direction and business performance and plans in light of industry and market developments. As part of this assessment, the Board and CommScope’s senior management consider opportunities to strengthen CommScope’s business and enhance stockholder value, including pursuing strategic opportunities such as acquisitions, dispositions, commercial partnerships or combinations with third parties. Consistent with their fiduciary duty to enhance stockholder value, the Board and CommScope’s senior management have always remained open to considering inbound third-party interest in strategic transactions with CommScope as well. In addition, CommScope’s management regularly conducts meetings with existing and potential investors and provides updates on these interactions to the Board.
During November 2024, in light of secular changes in the industries in which CommScope operates, the Board and CommScope’s senior management intensified their focus on identifying strategic actions to enhance stockholder returns, including the sale of the entirety of CommScope in a change in control transaction. After discussion, the Board concluded it would be advisable to explore whether the sale of certain CommScope business segments would be of greater value to the stockholders of CommScope than the value that could be obtained from continuing to operate these businesses as a part of CommScope or the sale of the entirety of CommScope in a change in control transaction. In particular, the Board noted that because certain of CommScope’s businesses were then underperforming from a financial point of view, the sale of one or more divisions, including the CCS Business, may be more attractive than the sale of CommScope as an entity. Among other alternatives considered, the Board directed CommScope’s senior management to commence an initial review of a potential sale of the CCS Business, including a sale of certain of its components, in particular the Data Center Connectivity Solutions business (“DCS”) and the Broadband & Building Connectivity Solutions business (“BBCS”), of which each of the Building Connectivity business (“Building Connectivity”) and the Broadband Connectivity Solutions business (“Broadband”) are separate sub-components. During the same time period, the Board initiated outreach to potential financial advisers to support its evaluation of strategic actions to enhance stockholder returns.
The Board held a regularly scheduled meeting on November 19 and 20, 2024, with members of senior management also in attendance. The Board discussed, among other things, CommScope’s capital structure and business performance with CommScope’s senior management. In connection with these discussions, CommScope’s senior management shared projections for the CCS Business for fiscal years 2025 through 2029 with the Board. These projections assumed that the CCS Business remained part of CommScope and was not operated on a standalone basis (the “November Projections”) (see “— Management Projections” beginning on page 40 for more information regarding the November Projections). At that meeting, the Board also interviewed Evercore and another potential financial advisor regarding their perspectives on market conditions, CommScope’s businesses and potential strategic opportunities, including regarding a possible formal process to solicit third party interest in the sale of all or a portion of the CCS Business. Following these interviews, the Board selected Evercore as financial adviser to CommScope due to, among other things, Evercore’s knowledge of and experience with similar strategic situations and the industry in which CommScope operates, with such engagement memorialized in an engagement letter on January 16, 2025 formally mandating Evercore to act as CommScope’s financial advisor in connection with evaluating strategic alternatives for the CCS Business. Subsequently, as authorized by the Board, CommScope’s senior management instructed Evercore to contact third parties at the beginning of 2025 to gauge potential interest for the purchase of all or a portion of the CCS Business.
In December 2024, Charles L. Treadway, the Chief Executive Officer of CommScope, reached out to the representatives of Party A, which party had previously discussed a potential transaction with respect to Broadband, and informed those representatives that the Board had authorized Evercore to gauge potential interest for the purchase of all or a portion of the CCS Business, including Broadband. During previous discussions between CommScope and Party A that occurred in 2022, Party A had entered into a confidentiality agreement with CommScope that remained in effect through the relevant period and Party A had undertaken due diligence on Broadband.
Beginning on January 11, 2025 through June 2025, representatives of CommScope, including Evercore, undertook an outreach program to potential acquirers of all or part of the CCS Business. During this process, 62 potential parties were contacted to gauge their potential interest. These parties consisted of 31 public and private strategic parties and 31 financial sponsors, which were selected for outreach as the parties most likely to have the greatest interest in a transaction involving the CCS Business and the financial capability to consummate a transaction. Of those contacted, 32 parties negotiated and executed confidentiality agreements (that, in each case, included standstill agreements that ceased to be in effect, among other circumstances, following the public announcement of the CCS Sale Transaction) and undertook varying amounts of due diligence. Consistent with the Board’s direction, the parties contacted included Amphenol, Party A, Party B, Party C, Party D, Party E, Party F and Party G.
Early in 2025, Party A conveyed a verbal proposal to acquire Broadband representing an implied purchase price of approximately $3.5 billion based on Broadband’s estimated 2025 EBITDA, though noted it would need additional time to give a formal offer and would not be able to execute a transaction for Broadband for approximately twelve months.
On January 23, 2025, representatives of Party B reached out to Mr. Treadway to confirm if it was true that CommScope was considering a sale process. Mr. Treadway confirmed to representatives of Party B that CommScope was considering a sale of the CCS Business and that CommScope’s representatives intended to reach out to Party B to understand their interest in such a transaction.
On February 25, 2025, the Board held a regularly scheduled meeting, with members of senior management also in attendance. The Board discussed, among other things, CommScope’s business performance with CommScope’s senior management. In connection with this discussion, CommScope’s senior management shared with the Board projections for the CCS Business for fiscal years 2025 through 2029, which updated the November Projections for certain minor dispositions of businesses conducted by CommScope since then (the “February Projections”). The Board instructed Evercore to use the February Projections, as adjusted to reflect the CCS Business on a standalone basis, for the purposes of providing information to interested parties about the CCS Business and in connection with its financial analysis (see “— Management Projections” beginning on page 40 for more information regarding the projections reviewed by the Board and utilized by Evercore in connection with its financial analysis). At that meeting, Evercore discussed with the Board Evercore’s preliminary views on the CCS Business’s valuation, which included a preliminary review addressing, among other things, the demarcation of the component businesses of the CCS Business, prevailing market conditions, an updated view of the potential buyer universe, process recommendations and an illustrative timeline, as well as supplemental financial and benchmarking analyses. The Board instructed Evercore and CommScope senior management to continue their outreach efforts in respect of the CCS Business, including by providing due diligence information through, among other means, management presentations and virtual data rooms.
On February 26, 2025, CommScope announced its financial results for the 2024 fiscal year, which, among other things, reflected stronger net sales for the CCS Business relative to the CCS Business’s historical performance.
From March 11, 2025 through April 25, 2025, Evercore sent initial “teaser” presentations containing publicly available information describing the CCS Business, or applicable components of the CCS Business, and relevant industry information to representatives of Amphenol, Party B, Party C, Party D, Party E, Party F and 41 other parties, which parties were, in the judgment of Evercore and CommScope senior management, most likely to be interested in a potential transaction but less familiar with the CCS Business and excluding those parties that had otherwise indicated to representatives of CommScope that such parties were not interested in a transaction involving the CCS Business or any portion of the CCS Business at that time.
On March 14, 2025, CommScope entered into a confidentiality agreement with Party C on terms as described above. Following the May 21 Board Meeting, Party C was provided with access to a virtual data room containing confidential information related to BBCS. Such virtual data room did not contain any competitively sensitive information until the parties subsequently executed a clean team agreement, as described below.
On March 18, 2025, CommScope entered into a confidentiality agreement with Party D on terms as described above. Following the May 21 Board Meeting, Party D was provided with access to a virtual data room containing confidential information related to DCS. Such virtual data room did not contain any competitively sensitive information until the parties subsequently executed a clean team agreement, as described below.
On March 20, 2025, CommScope, with the assistance of Evercore, began hosting introductory management presentations with parties that expressed interest in attending such presentations (including both financial sponsors and strategic parties) to provide additional due diligence information on the CCS Business or applicable components of the CCS Business. A total of 19 of these presentations were completed prior to May 15, 2025.
Also on March 20, the initial “teaser” presentation was sent to Party E.

On March 27, 2025, CommScope entered into a confidentiality agreement with Amphenol on terms as described above. Following the May 21 Board Meeting, Amphenol was provided with access to a virtual data room containing confidential information related to the CCS Business. Such virtual data room did not contain competitively sensitive information until the parties subsequently executed a clean team agreement, as described below.
On March 28, 2025, CommScope, with the assistance of Evercore, held an introductory management presentation with Party D to provide additional due diligence information regarding DCS.
Also on March 28, CommScope entered into a confidentiality agreement with Party E on terms as described above.
On March 31, 2025, CommScope entered into a confidentiality agreement with Party B on terms as described above. Following the May 21 Board Meeting, Party B was provided with access to a virtual data room containing confidential information related to the CCS Business. Such virtual data room did not contain any competitively sensitive information until the parties subsequently executed a clean team agreement, as described below.
Over the course of April 1, 2025 to April 4, 2025, CommScope, with the assistance of Evercore, held separate introductory management presentations with Amphenol, Party B, Party C and Party E to provide additional due diligence information regarding the CCS Business and various of its components.
On April 4, 2025, Evercore met with representatives of Party A to introduce themselves and to provide a line of communication as it related to Party A’s interest in Broadband.
On April 22, 2025, Evercore sent a letter to 26 interested parties requesting written, non-binding, preliminary proposals for a transaction involving all or a portion of the CCS Business by May 15, 2025 (the “First Round Process Letters”).
On April 30, 2025, the Board held a regularly scheduled meeting, with members of CommScope’s senior management also in attendance. Among other things, the Board discussed the financial performance of CommScope, including the CCS Business. CommScope’s senior management also updated the Board on the various meetings held with potential interested parties, anticipated proposals and next steps.
On May 3, 2025, CommScope entered into a confidentiality agreement with Party F on terms as described above.
On May 8, 2025, Evercore provided representatives of Amphenol and certain of the other recipients of the First Round Process Letters with updated financial forecasts (as adjusted to reflect the CCS Business on a standalone basis), increasing estimated 2025 Adjusted EBITDA for the entire CCS Business to $924 million, adjusted in light of the CCS Business’s actual performance in the first quarter of 2025.
That same day, Evercore conducted a question and answer session with Party F, to provide additional due diligence information regarding relevant portions of the CCS Business.
On May 12, 2025, representatives of Party C informed Mr. Treadway that Party C was interested only in a transaction involving Building Connectivity. Subsequently, on May 12, Party C submitted a proposal to acquire Building Connectivity for $1.75 billion.
On May 15, 2025, Amphenol, Party B and Party E each submitted proposals for the entire CCS Business. Amphenol proposed a purchase price of $8.5 billion (the “May 15 Amphenol Proposal”), while Party E submitted a proposal with a purchase price between $7.25 billion and $8 billion and Party B proposed a purchase price between $8.0 billion and $9.5 billion (the “May 15 Party B Proposal”). Also on May 15, 2025, Party F submitted a proposal for DCS and/or BBCS at proposed purchase prices between $2.9 billion to $3.1 billion and $3.0 billion to $3.2 billion, respectively. Following receipt of the various proposals on May 12 and 15, 2025, members of the Board, members of CommScope senior management and Evercore discussed the proposals that had been received and determined that, to remain in consideration, Amphenol and Party B would each need to increase the purchase price they were willing to offer relative to the purchase price contained in their proposals, which, in the case of Party B, meant that Party B could only continue in the process at the high end of the range contained in the May 15 Party B Proposal.

On May 18, 2025, representatives of CommScope contacted representatives of Amphenol to indicate that the May 15 Amphenol Proposal was too low to warrant further consideration and did not seem to reflect the most recently updated financial projections. In response, Amphenol confirmed that its proposal did not reflect the most recently updated financial projections and, based on the updated information, increased its proposed purchase price to $9.25 billion in a revised proposal submitted on May 19, 2025.
On May 20, 2025, Party D conveyed to Evercore a proposal to acquire DCS for approximately $4.5 billion (the “Party D Initial Proposal”).
On May 21, 2025, the Board held a regularly scheduled meeting (the “May 21 Board Meeting”), with Evercore and Alston & Bird LLP, outside legal advisor to CommScope (“Alston”), and CommScope senior management in attendance. The Board discussed, among other things, CommScope’s business performance, including the performance of the CCS Business, with CommScope’s senior management. Evercore reviewed the financial terms of the six first-round proposals (both those received in writing and verbally), status of the sale process, Evercore’s outreach to potential counterparties as well as process considerations and anticipated next steps for the continuation of the sale process. Representatives of Alston discussed with the Board alternative transaction structures, the advantages and disadvantages of such structures and reviewed the directors’ fiduciary duties in the context of a sale of all or a portion of the CCS Business. Alston also noted that a sale of the entirety of the CCS Business would likely constitute a sale of all or substantially all of CommScope’s assets under Delaware law and would therefore require, among other things, stockholder approval, and trigger certain obligations under the terms of CommScope’s indebtedness and outstanding preferred stock. Following this discussion, the Board directed Evercore and CommScope senior management to request updated proposals with respect to the CCS Business from the parties that presented the most compelling initial proposals in terms of value, timing to signing and likelihood of consummation of a transaction, namely Amphenol, Party B, Party C and Party D.
Following the May 21 Board Meeting, representatives of CommScope informed Party E and Party F that they had not been selected to receive additional information as their proposals did not represent sufficient value and/or likelihood of consummation within a reasonable time frame.
On May 22, 2025, representatives of CommScope informed Party B that Party B’s progression to the second round was predicated on Party B’s bid being at the high end of the initial range provided, as the low end of Party B’s range would not have warranted further consideration of its proposal. Representatives of Party B indicated a desire to proceed to the second round, understanding that their proposal would need to be at the higher end of the range they had previously supplied, but noted that their proposal was subject to continued diligence.
Also on May 22, 2025, representatives of CommScope informed Party C that CommScope would entertain a proposal for Building Connectivity, such as Party C’s, as part of the overall consideration of offers for the CCS Business.
Party B, Party C and Party D each conducted differing degrees of due diligence during the time period from May 21, 2025 to the beginning of August 2025, which due diligence at times included calls or meetings between representatives of the bidder and CommScope and Evercore.
Amphenol continued to conduct due diligence on and after May 21, 2025 and prior to executing the Purchase Agreement. Its due diligence included numerous calls and meetings with representatives of CommScope, including Mr. Treadway, Kyle D. Lorentzen, Executive Vice President and Chief Financial Officer of CommScope, Chuck Gilstrap, Senior Vice President and Chief Accounting Officer of CommScope, and leaders of various CommScope business functions.
On May 23, 2025, following feedback from Evercore acting on behalf of CommScope, notifying Party D that the Party D Initial Proposal did not represent sufficient value for Party D to be selected to receive additional information from CommScope, Party D submitted a letter expressing its interest in acquiring DCS for $5.5 billion.
Also on May 23, 2025, the Reuters news agency reported that CommScope was working with an advisor to explore a sale of the CCS Business.

Over the course of May and June 2025, CommScope entered into customary clean team confidentiality agreements with each of Amphenol, Party B, Party C and Party D which provided certain representatives of each party with further diligence information about CommScope and included further nondisclosure provisions in addition to the other provisions provided in the initial confidentiality agreement with each party.
In June 2025, CommScope, with Evercore’s assistance, conducted management presentations to provide additional due diligence information to Amphenol, Party C and Party D.
On June 4, 2025, a financial model of the CCS Business, prepared by CommScope management based on the February Projections (after making adjustments to reflect the CCS Business on a standalone basis) was made available to Amphenol, Party B, Party C and Party D.
On June 21, 2025, CommScope entered into a confidentiality agreement with Party G.
On June 23, 2025, representatives of CommScope provided representatives of Party G with due diligence information previously provided to other interested parties.
On June 24, 2025, Evercore, on CommScope’s behalf, distributed second-round process letters (the “Second Round Process Letter”) to Amphenol, Party B, Party C, and Party D requesting final proposals by July 31, 2025. The letter also instructed each of Amphenol, Party B, Party C, and Party D to review drafts of definitive documentation to be provided by Alston and submit any proposed changes by July 15, 2025.
On July 1, 2025, Alston provided an initial draft purchase agreement contemplating the sale of the entire CCS Business (the “CCS Auction Draft Purchase Agreement”) to Amphenol and Party B. The CCS Auction Draft Purchase Agreement provided for, among other things, (i) joint control over securing applicable regulatory approvals and a to-be-determined reverse termination fee payable to CommScope in the event any such required regulatory approvals were not obtained and a to-be-determined outside date following signing, with an automatic extension of the outside date if needed to obtain regulatory approvals, (ii) no indemnification by CommScope of losses associated with breaches of its representations and warranties and pre-closing covenants and (iii) non-solicitation provisions applicable to CommScope that would allow the CommScope Board, under certain circumstances, to explore unsolicited acquisition proposals, including with respect to the CCS Business, and to terminate the proposed transaction in the event of a financially superior proposal upon payment of a termination fee of 2% of enterprise value.
On July 3, 2025, Alston provided initial draft purchase agreements contemplating the sale of portions of the CCS Business (the “BC/DCS Auction Draft Purchase Agreement”) to Party C and Party D. The BC/DCS Auction Draft Purchase Agreement also provided for, among other things, (i) joint control over securing applicable regulatory approvals and a to-be-determined reverse termination fee payable to CommScope in the event any such required regulatory approvals were not obtained and (ii) no indemnification by CommScope of losses associated with breaches of its representations and warranties and pre-closing covenants. The BC/DCS Auction Draft Purchase Agreement did not contemplate stockholder approval for such transactions.
On July 12 and July 13, 2025, representatives of Amphenol contacted representatives of CommScope and Evercore to discuss how Amphenol could differentiate its final proposal to make such proposal the most compelling among those being considered by the Board. Evercore suggested that, given CommScope’s and its representatives’ discussions with interested parties and the Board’s resulting view of the valuation of DCS and BBCS, a bid for the CCS Business of approximately $11 billion might represent a differentiated final proposal and that $10 billion would not, noting as well the premium CommScope placed on speed to completion of diligence and conclusion of definitive agreements for all parties and proposals in the process. Throughout July, representatives of Amphenol participated in several site visits and other meetings with representatives of CommScope.
On July 14, 2025, a draft disclosure letter to the CCS Auction Draft Purchase Agreement was provided to Amphenol.
On July 15, 2025, Amphenol submitted an updated proposal, offering $10.5 billion for the entire CCS Business, and Latham & Watkins LLP (“Latham”), legal counsel for Amphenol, provided an initial markup of the CCS Auction Draft Purchase Agreement (the “July 15 Markup”) to Alston (collectively, the “July 15 Amphenol Proposal”). The July 15 Markup provided for (i) Amphenol’s control over securing applicable regulatory approvals and no reverse termination fee, (ii) an expanded closing condition enabling either party not to close if any governmental authority had initiated litigation or another proceeding to prohibit the transactions contemplated by the Purchase Agreement, (iii) limited indemnification by CommScope of losses associated with breaches of certain fundamental representations and warranties and pre-closing covenants, (iv) a voting and support agreement to be entered into by certain directors, officers and significant stockholders of CommScope, (v) a termination fee of 3.5% of purchase price, payable by CommScope if CommScope terminated the contemplated transaction to enter into a financially superior proposal in compliance with the non-solicitation provisions of the Purchase Agreement and (vi) additional debt-like items that would result in a reduction in purchase price paid to CommScope (including pre-closing income tax liabilities). Notably, the July 15 Markup largely reflected, where applicable, the fully negotiated terms agreed to in 2024 between CommScope and Amphenol in a similarly structured sale of CommScope’s Outdoor Wireless Networks segment and Distributed Antenna Systems business to Amphenol.
Also on July 15, 2025, representatives of Party C provided an issues list regarding legal terms contained in the BC/DCS Auction Draft Purchase Agreement for the sale of Building Connectivity (the “Party C Issues List”), and representatives of Party D provided an issues list regarding legal terms contained in the BC/DCS Auction Draft Purchase Agreement for the sale of DCS (the “Party D Issues List”).
Also on July 15, draft disclosure letters to the BC/DCS Auction Draft Purchase Agreement were provided to Party C and Party D.
On July 16, 2025, the Board held a special meeting (the “July 16 Board Meeting”) with Evercore, Alston and senior management also in attendance, to consider the status of the process and, in particular, the feedback on auction draft transaction documents provided by Amphenol, Party C and Party D. At the meeting, Evercore updated the Board on the progress of the discussions with the relevant parties and discussed with the Board Evercore’s view on the CCS Business’s valuation, including the value that could be realized by CommScope stockholders in the sale of all or a portion of the CCS Business. Representatives of Alston described the most significant issues raised in the July 15 Markup, Party C Issues List and Party D Issues List, including, among others, (i) regulatory efforts and other matters pertaining to closing certainty, (ii) the proposed termination fees and reverse termination fees and (iii) the fact that Amphenol requested that certain directors, officers and significant stockholders of CommScope enter into a voting and support agreement. After discussion, the Board directed CommScope’s senior management and outside advisors to continue to work with each of Amphenol, Party C and Party D to enable those parties to continue to refine their respective proposals in advance of the July 31, 2025 bid deadline and, in particular, to inform Amphenol that subject to Amphenol agreeing to certain key financial terms in the draft Purchase Agreement, CommScope would be willing to engage with Amphenol in an accelerated manner for the purpose of substantially completing diligence and transaction documentation in advance of the July 31, 2025 bid deadline (but not grant exclusivity).
Following the July 16 Board Meeting and consistent with the Board’s direction, Evercore provided representatives of Amphenol with feedback on key economic issues set forth in the July 15 Amphenol Proposal and informed representatives of Amphenol of the conditions under which CommScope would be willing to accelerate engagement with Amphenol in order to be in a position to execute a binding definitive agreement for the sale of the CCS Business shortly after the July 31, 2025 final bid date.
On July 17, 2025, Party G conveyed a verbal proposal to acquire BBCS at a valuation of approximately $2.6 to $2.9 billion based on estimated 2025 EBITDA. Following receipt of the proposal, representatives of CommScope informed representatives of Party G that the proposal was unacceptable given the superior economics of other proposals being presented to CommScope.
On July 20, 2025, Alston sent a revised draft of the Purchase Agreement to Latham, which provided for, among other things, (i) a reverse termination fee in a to-be-determined amount, (ii) a more limited closing condition enabling either party not to close if specified governmental authorities initiated litigation or other proceedings to prohibit the transactions contemplated by the Purchase Agreement, (iii) a termination fee of 2.5% of base purchase price payable by CommScope under certain circumstances, (iv) the removal of certain debt-like items included in the July 15 Markup and (v) acceptance of Amphenol’s request that certain directors, officers and significant stockholders of CommScope enter into a voting and support agreement. CommScope and Amphenol and their respective legal counsel exchanged thereafter multiple drafts of the Purchase Agreement and other ancillary documents, as applicable, and held multiple conference calls to discuss due diligence, the transaction agreements and various issues. The discussions and negotiations included numerous telephone conversations between the parties’ management teams, representatives and advisors on a variety of topics, including to seek clarity from Amphenol regarding Amphenol’s proposed financing of the potential transaction.
On July 22, 2025, Party B informed Evercore that it would no longer pursue an acquisition of the entire CCS Business. However, Party B expressed interest in select portions of the business and indicated a desire to engage in further due diligence regarding those specific portions.
On July 22, 2025, Alston held a call with representatives of legal counsel for Party D to provide feedback on the legal terms described in the Party D Issues List such that Party D could address issues of significant importance to CommScope in Party D’s markup of the BC/DCS Auction Draft Purchase Agreement. The areas Alston highlighted to Party D’s legal counsel included matters affecting closing certainty and proposed positions that reduced the headline purchase price and reflected Party D’s unwillingness to assume historic liabilities of DCS.
Also on July 22, 2025, Alston held a call with legal counsel for Party C to provide feedback on the legal terms described in the Party C Issues List such that Party C could address issues of significant importance to CommScope in Party C’s markup of the BC/DCS Auction Draft Purchase Agreement. The areas Alston highlighted to Party C’s legal counsel included matters affecting closing certainty and reflecting Party C’s unwillingness to assume historic liabilities of Building Connectivity.
From July 23, 2025 through the execution and delivery of the Purchase Agreement, representatives of Alston, Latham and Wachtell, Lipton, Rosen and Katz (counsel to Carlyle Partners VII S1 Holdings, L.P. or “Carlyle,” which holds the Series A Preferred Stock), negotiated and finalized the voting and support agreement to be executed by Carlyle. Over the same period, representatives of Alston and Latham negotiated and finalized the voting and support agreement to be executed by certain directors and officers of CommScope.
On July 25, 2025, legal counsel for Party D provided Alston with an initial markup of the BC/DCS Auction Draft Purchase Agreement for the sale of DCS (the “Party D Purchase Agreement Markup”).
On July 27, 2025, Mr. Treadway held a call with members of Amphenol’s senior management to discuss certain supplier arrangements related to the CCS Business.
On July 28, 2025, representatives of CommScope and representatives of Amphenol, including Evercore, Alston and Latham, held a conference call to discuss remaining open items in the latest draft Purchase Agreement, including, among other things, the allocation of risk as related to regulatory approvals and certain financial terms contained in the draft Purchase Agreement.
Also on July 28, 2025, Evercore discussed with representatives of Amphenol the size of the reverse termination fee and other ways in which Amphenol could enhance its final proposal.
On July 29, 2025, Alston held a conference call with legal counsel for Party D to provide Party D with feedback on the Party D Purchase Agreement Markup such that Party D could address issues of significant importance to CommScope in Party D’s final submission. The areas Alston highlighted to Party D’s legal counsel primarily addressed closing certainty and timing.
On July 31, 2025, final second-round bids were received. Amphenol, through Latham, submitted a revised draft of the purchase agreement for the sale of CCS to Alston (the “July 31 Amphenol Draft Purchase Agreement”), confirming a proposed purchase price of $10.5 billion. The July 31 Amphenol Draft Purchase Agreement provided for, among other things, (i) reciprocal termination and reverse termination fees in the amount of 3.5% of base purchase price, (ii) no closing condition relating to pending litigation or proceedings initiated by governmental authorities seeking to enjoin the consummation of the transaction, although a closing condition contingent on there being no orders or laws enacted by a governmental authority enjoining the consummation of the transaction remained, and (iii) the inclusion of certain debt-like items that reflected the negotiations between the parties.
Also on July 31, 2025, Party D submitted a final bid reflecting a proposed purchase price of $6.0 billion for DCS, along with a revised draft of the Purchase Agreement for the sale of DCS (the “July 31 Party D Draft Purchase Agreement”) and Party C submitted a reduced proposed purchase price of $1.73 billion for Building Connectivity, along with a markup of the BC/DCS Auction Draft Purchase Agreement for the sale of Building Connectivity (the “July 31 Party C Draft Purchase Agreement”).

Also on July 31, 2025, senior executives of each of CommScope and Amphenol had a call to discuss the allocation of regulatory risks embodied in the July 31 Amphenol Draft Purchase Agreement.
On August 1, 2025, the Board held a special meeting (the “August 1 Board Meeting”) with Evercore, Alston and senior management in attendance, to consider the final submissions, namely: Amphenol’s $10.5 billion proposal for CCS, Party C’s $1.73 billion proposal for Building Connectivity, and Party D’s $6.0 billion proposal for DCS. The Board also noted the value of Broadband, either as an ongoing business of CommScope or through a divestiture transaction, in light of Party A’s previous proposal representing an implied $3.5 billion purchase price based on 2025E EBITDA for that business. At the meeting, Evercore provided an initial update to the Board on the final-round bids received and previewed key terms and valuation considerations ahead of final deliberations, including a discussion of the implications for the remaining businesses of the CCS Business if a transaction for the entirety of the CCS Business did not occur, taking into account Party A’s prior proposal. A representative of Alston summarized the directors’ fiduciary duties and reviewed the material terms of the July 31 Amphenol Draft Purchase Agreement as well as the material terms contained in the July 31 Party C Draft Purchase Agreement and the July 31 Party D Draft Purchase Agreement, noting that Party C and Party D would require at least another 15-30 days to reach definitive agreement on the terms and conditions set forth therein, if at all. Evercore also reviewed with and presented to the Board Evercore’s financial analyses of the consideration to be received by CommScope in connection with Amphenol’s proposed transaction, which included an illustrative discounted cash flow analysis. Representatives of Alston described the terms of the July 31 Amphenol Draft Purchase Agreement. The Board noted that the transaction with Amphenol was favorably differentiated from the other proposals submitted thus far (including the proposals made by Party A, Party C and Party D) (or a combination thereof) in terms of value offered, timing to signing and certainty of closing, among other factors. In light of those factors, the Board instructed CommScope senior management and CommScope’s external advisors to proceed with finalizing documentation with Amphenol with the intent of signing definitive transaction documents prior to market open on August 4, 2025. Representatives of CommScope then informed representatives of Amphenol that the Board chose to finalize definitive transaction documents with Amphenol due to a variety of factors, including the timing to signing and certainty of closing represented by Amphenol’s proposed transaction.
Between the August 1 Board Meeting and the special meeting of the Board on August 3, 2025, Alston and Latham exchanged drafts of the purchase agreement for the sale of the CCS Business and finalized the legal terms in that agreement. Also between the August 1 Board Meeting and the special meeting of the Board on August 3, 2025, senior executives of each of CommScope and Amphenol held calls to discuss certain remaining outstanding items related to the definitive documentation.
On August 2, 2025, Evercore submitted a customary relationship disclosure letter to the Board, regarding prior and current relationships between Evercore, CommScope, Amphenol and certain of their respective investors and affiliates, for the Board’s consideration at its next meeting.
On August 3, 2025, the Board held a special meeting with Evercore, Alston and senior management in attendance, to receive updated information on the status of the proposals for acquiring all or a portion of the CCS Business and potentially approving the sale of the CCS Business to Amphenol. Representatives of Alston summarized the changes to the terms of the Purchase Agreement since the August 1 Board Meeting. In addition, after reviewing the relationship disclosure letter provided by Evercore, the Board concluded that there were no conflicts of interest that would impede Evercore’s ability to serve as CommScope’s financial advisor. Evercore noted that Evercore’s financial analysis had not changed following the August 1 Board Meeting and then rendered Evercore’s oral opinion to the Board, which opinion was subsequently confirmed by delivery of a written opinion, dated August 3, 2025, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations, qualifications and conditions set forth in the written opinion, the cash consideration to be received by CommScope in the proposed transaction was fair, from a financial point of view, to CommScope. For more information about Evercore’s analysis and opinion, see the section of this proxy statement captioned “— Opinion of Our Financial Advisor’’ beginning on page 43. After further discussion (including of the factors described in the section titled “— Recommendation of the Board” beginning on page 37), the Board unanimously (a) determined that the transactions contemplated by the Purchase Agreement were expedient and for the best interests of CommScope and its stockholders, (b) approved, adopted and declared advisable the Purchase Agreement and the transactions contemplated by the Purchase Agreement, (c) resolved that the Purchase Agreement and the sale of the CCS Business be submitted to the stockholders of

CommScope at a meeting of the stockholders of CommScope, (d) recommended that stockholders of CommScope adopt the Purchase Agreement and (e) approved the execution, delivery and performance of the Purchase Agreement and all other agreements contemplated by the Purchase Agreement.
Later on August 3, 2025, CommScope and Amphenol executed and delivered the Purchase Agreement.
On August 4, 2025, CommScope and Amphenol issued press releases announcing the entry into the Purchase Agreement.
Recommendation of the Board and its Reasons for the Sale
The Board, with the assistance of CommScope’s management, outside legal counsel and financial advisor, evaluated the terms of the Purchase Agreement and the CCS Sale Transaction. After careful consideration, the Board, in a meeting held on August 3, 2025, unanimously (i) approved and declared expedient and for the best interests of CommScope the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the CCS Sale Transaction and (ii) recommended that you vote “FOR” the CCS Sale Proposal.
The Board considered a number of factors that it believed supported its decision to take the foregoing actions, including, but not limited to, the following (which factors are not listed in any relative order of importance):
Strategic Review Process. The Board considered the vigorous process discussed above in “— Background of the CCS Sale Transaction” (which began in January 2025) through which the Board directed Evercore to explore the sale of all or portions of the CCS Business, in whole or in part (the “Strategic Review Process”). The Board noted that CommScope and its advisors contacted over 60 parties during the Strategic Review Process, executing confidentiality agreements with 32 potential bidders that expressed interest in a potential transaction, and with 6 potential bidders submitting initial letters of intent, out of which CommScope received final proposals from three parties to acquire all or certain component parts of the CCS Business. The Board also considered the fact that market rumors became public that CommScope was in discussions involving a potential sale of the CCS Business, which provided any third party not otherwise contacted by CommScope or its representatives wishing to engage in discussions with CommScope an opportunity to put forward a compelling proposal, and the fact that, although the Board had not granted any potential bidder exclusivity and was free to consider indications from any other party, no potential acquirer had made a proposal that was more favorable to CommScope’s stockholders than Amphenol’s proposal.
Certainty of Value. The Board considered the Purchase Price in cash to be received by CommScope as consideration for the CCS Business in relation to (i) the historical earnings and financial performance of the CCS Business and (ii) the Board’s estimate of the current and future prospects of the CCS Business. The Board further considered the fact that the form of consideration payable to CommScope will be all cash, which will provide us with certainty of value and immediate liquidity, and maximum flexibility to return value to our stockholders, including pursuant to the contemplated distribution. The Board believed this certainty of value was compelling compared to the long-term value creation potential of the CCS Business and that, based upon all of the other factors considered by the Board after discussion with CommScope’s management, financial advisor and legal counsel, was the best reasonably attainable value for the CCS Business.
Positive Effect on CommScope Capital Structure. The Board considered that the Purchase Price in cash to be received by CommScope as consideration for the CCS Business would permit CommScope to repay its existing outstanding indebtedness, redeem in full the Series A Preferred Stock and permit CommScope to incur indebtedness appropriate for the nature and scope of CommScope’s retained businesses.
Ability to Pay a Special Dividend to CommScope Stockholders. The Board considered that the net cash proceeds from the consideration received for the CCS Business would permit CommScope to return significant capital to our stockholders, including pursuant to the contemplated special cash dividend.
Prospects for the CCS Business and the retained CommScope businesses. The Board considered its familiarity with CommScope’s business, financial condition, results of operations, intellectual property, management and competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The Board also considered the relative attractiveness of a sale of the CCS Business, as compared to the sale of other of CommScope’s businesses, as well as the attractiveness of a sale or merger of CommScope in its entirety. The Board also considered certain other strategic options to the CCS Sale

Transaction, as well as the possibility of not engaging in a transaction at all. In that regard, the Board considered CommScope’s long- and short-term strategic plan and initiatives, including proposals to enhance the overall performance of the CCS Business, its ability to remain competitive and grow, and certain financial projections for the CCS Business (as described under “— Management Projections” below). The Board also considered the benefits and potential risks, including execution risks, of pursuing other strategic options available to CommScope. In addition, the Board considered the prospects and business plan for the retained CommScope businesses.
Ability to Consider Alternative Transactions and to Terminate the Purchase Agreement. The Board noted that, although the Purchase Agreement contains customary provisions prohibiting CommScope from soliciting acquisition proposals from a third party or engaging in negotiations or discussions regarding any acquisition proposals, if CommScope receives a bona fide written CCS acquisition proposal from a third party that the Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes a superior proposal, and CommScope has otherwise complied with its obligations described under the heading “— Purchase Agreement – No Solicitation; Adverse Recommendation Change,” the Board may effect an adverse recommendation change or terminate the Purchase Agreement in order to enter into a definitive agreement with respect to such superior proposal (subject to the payment of the termination fee, as described below under the heading “— Purchase Agreement – Effect of Termination – Termination Fee” beginning on page 80). The Board also noted that the Purchase Agreement does not prohibit CommScope from engaging in discussions regarding potential transactions with respect to CommScope’s retained businesses.
Termination Fee. The Board considered the $367.5 million termination fee to be paid to Amphenol if the Purchase Agreement is terminated under certain circumstances specified in the Purchase Agreement. The Board noted that the termination fee is equal to 3.5% of the Purchase Price. Accordingly, the Board believed that a termination fee of this size for the CCS Sale Transaction would not, in and of itself, unduly deter a third party from making a superior proposal or inhibit the Board from evaluating, negotiating and, if appropriate, terminating the Purchase Agreement and approving, a superior proposal.
Reverse Termination Fee. The Board considered the $367.5 million termination fee to be paid to CommScope in certain circumstances relating to the failure to obtain required regulatory clearances. The Board noted that the reverse termination fee is equal to 3.5% of the Purchase Price, which amount the Board believed to be reasonable in light of the typical size of such reverse termination fees in similar transactions and anticipated regulatory risks.
Terms of the Purchase Agreement. The Board considered, in consultation with CommScope’s legal advisors, the terms and conditions of the Purchase Agreement, including the limited number and nature of the conditions to Amphenol’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied. In addition, the Board considered its belief that, after extensive negotiations with representatives of Amphenol, which resulted in Amphenol increasing its headline purchase price twice following its initial offer, CommScope obtained the highest price that Amphenol was willing to pay for the CCS Business. The Board also considered the numerous changes favorable to CommScope in the terms and conditions of the Purchase Agreement, including financial terms, from those initially proposed by Amphenol.
Likelihood of Completing the Sale. The Board considered the likelihood that the CCS Sale Transaction will be completed, including its belief that there likely would not be regulatory impediments to the transaction. The Board noted the fact that the closing is not conditioned upon Amphenol’s ability to raise funds to pay the Purchase Price and that Amphenol would not need to obtain approval for the transaction from its stockholders. The Board also noted the uncertainties associated with executing multiple alternative transactions that, taken individually, only sold portions of the CCS Business, relative to the likelihood of completion of the CCS Sale Transaction.
Identity of Purchaser. The Board of Directors considered the business reputation, experience and capabilities of Amphenol and its management.
Opinion of Evercore. The Board considered the opinion of Evercore, dated August 3, 2025, to the Board to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Base Purchase Price to be received by CommScope in the CCS Sale Transaction was fair, from a financial point of view, to CommScope, as more fully described below in under “— Opinion of Our Financial Advisor” beginning on page 43.

Position of the Remaining Business. The Board considered that two remaining businesses, ANS and RUCKUS, are well-positioned businesses with growth potential and strong unlevered cash flow generation profiles.
Support Agreements. The Board considered the support of the CCS Sale Transaction by certain significant CommScope stockholders, as evidenced by the execution of the Support Agreement.
Absence of Appraisal Rights. The Board considered the non-availability of appraisal rights to stockholders of the Company in connection with the CCS Sale Transaction.
The Board of Directors also considered a variety of risks and other potentially negative factors concerning the Purchase Agreement and the transactions contemplated thereby, including, among others, the factors described under “Risk Factors” beginning on page 18 in addition to the following (which factors are not listed in any relative order of importance):
Future Growth and Risk Profile. The Board considered the fact that if the CCS Sale Transaction is consummated, CommScope and its stockholders will no longer participate in the future growth of the CCS Business, including any growth resulting from efforts already undertaken by CommScope related to the continued development of the CCS Business. The Board believed that a sale of the CCS Business provided more certain value for CommScope and its stockholders.
Risk of Non-Completion. The Board considered the possibility that the CCS Sale Transaction may not be completed and the adverse effects that a failure to complete the CCS Sale Transaction could have on CommScope’s business, the market price for CommScope’s common stock and CommScope’s relationships with customers and employees, including the fact that (i) CommScope’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the CCS Sale Transaction, (ii) CommScope will have incurred significant transaction costs, (iii) CommScope’s prospects could be adversely affected, or may be perceived by the market as having been adversely affected, and (iv) CommScope’s continuing business relationships may be disrupted.
Possible Disruption of the CCS Business. The Board considered the possible disruption to the CCS Business that might result from the announcement of the CCS Sale Transaction and the resulting distraction of the attention of CommScope’s management and employees. The Board also considered the fact that the Purchase Agreement contains certain customary limitations regarding the operation of the CCS Business during the period between the signing of the Purchase Agreement and the completion of the CCS Sale Transaction. See “— Purchase Agreement – Covenants and Agreements – Operation of the CCS Business” beginning on page 66. The Board believed that such limitations are customary for transactions similar to the CCS Sale Transaction and appropriately tailored to the specific requirements of the operation of the CCS Business, and further that such limitations did not affect CommScope’s continued operation of CommScope’s retained business.
Non-Solicitation and Non-Competition Restrictions. The Board considered the post-closing non-solicitation and non-competition obligations that would be imposed on CommScope as a result of the CCS Sale Transaction. Based on the fact that CommScope does not expect to pursue acquisitions in the field of the CCS Business, the Board concluded that the non-solicitation and non-competition obligations imposed by the Purchase Agreement’s terms were reasonable under the circumstances.
Indemnification Obligations. The Board was aware that the Purchase Agreement imposed certain indemnification obligations on CommScope relating to certain representations and warranties and covenants made by CommScope in the Purchase Agreement, certain pre-closing tax matters with respect to the CCS Business and losses suffered by Amphenol arising out of CommScope’s retained businesses. The Board of Directors considered the nature of such indemnification obligations, including those in transactions similar to the CCS Sale Transaction, and the risk of liability to Amphenol following the closing.
Possible Purchase Price Adjustments. The Board considered the net working capital target in the Purchase Agreement and the method in which the final calculation of closing date net working capital will be calculated, as well as the fact that the Purchase Price would be adjusted for cash held by the CCS Business and certain debt-like items. The Board also considered the risk that the final calculation of closing date net working capital, cash and debt-like items may be disputed or result in a negative adjustment to the Purchase Price.

Sale-Related Compensation Expenses. The Board considered (i) that all unvested equity awards covering shares of CommScope’s common stock held by Continuing Employees (as defined below) will be treated as provided in the applicable award certificates upon consummation of the CCS Sale Transaction; (ii) the Board’s adoption of the Compensation Committee’s recommendation that unvested equity awards covering shares of CommScope’s common stock held by CommScope employees who will remain CommScope employees following the consummation of the CCS Sale Transaction be equitably converted or substituted by CommScope to prevent dilution or enlargement of rights immediately resulting from the CCS Sale Transaction; and (iii) the potential payment of severance benefits and other payments and benefits to CommScope’s executive officers by CommScope, in each case, as described below in more detail in “— Interests of our Directors and Executive Officers in the CCS Sale Transaction” beginning on page 50.
Stockholder Vote. The Board considered the fact that the CCS Sale Transaction will be subject to the approval of our stockholders because the CCS Sale Transaction may be considered to be a sale of substantially all of our assets under Delaware law.
In addition to considering the factors described above, the Board was aware of and considered the interests that certain of our directors and executive officers may have with respect to the CCS Sale Transaction that are different from, or in addition to, the interests of CommScope’s stockholders generally, as discussed in the section below entitled “— Interests of our Directors and Executive Officers in the CCS Sale Transaction” beginning on page 50.
The above discussion of the factors considered by the Board is not intended to be exhaustive, but does set forth certain material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the CCS Sale Transaction and the complexity of these matters, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it.
The Board unanimously recommends that our stockholders vote “FOR” the CCS Sale Proposal.
Management Projections
Summary of Management Projections
Other than annual financial guidance provided to investors, CommScope does not typically provide public forecasts, projections, estimates or predictions of future earnings, income or other financial results due to the inherent unpredictability of such financial results and variability in the underlying assumptions necessary to forecast, project, estimate and predict future financial results, especially over longer periods of time. In connection with the CCS Sale Transaction, however, at the direction of the Board, CommScope’s management prepared different sets of projections of the CCS Business’s financial results for 2025, 2026, 2027, 2028 and 2029 that CommScope’s management then reviewed with the Board at several meetings of the Board. On several occasions prior to the Board’s approval of the Purchase Agreement, CommScope management presented such projections and Evercore was instructed to use such projections on a go-forward basis in connection with its opinion and related financial analyses as summarized above under “Opinion of Our Financial Advisor” beginning on page 43.
CommScope is including the below summary of such projections in order to provide stockholders with access to information that was made available to, and approved by, the Board in connection with its evaluation of the Purchase Agreement and the CCS Sale Transaction.
Initial Projections
Based upon financial forecasts prepared by CommScope’s management on October 29, 2024, CommScope’s management prepared and provided draft projections to the Board for their review at a meeting of the Board on November 19-20, 2024, assuming that the CCS Business remained a part of CommScope and was not operated on a standalone basis.

The following table presents a summary of the initial draft of the projections prepared assuming the CCS Business remained a part of CommScope and was not operated on a standalone basis (dollars in millions).

	2025FE	2026E	2027E	2028E	2029E
Adjusted Revenue(1)	$3,539	$4,030	$4,539	$4,914	$5,173
Pro Forma Adjusted EBITDA	$776	$912	$1,070	$1,183	$1,255

(1)	Adjusted Revenue was calculated using the same methodology the Company uses to report their actual segment revenues.
Updated Projections
At the direction of the Board, CommScope’s management prepared and delivered updated draft projections to the Board for their review at a meeting of the Board on February 24-25, 2025 to account for recent performance and certain minor business dispositions made by CommScope. The updated projections were prepared assuming that the CCS Business remained a part of CommScope and was not operated on a standalone basis.
The following table presents a summary of the draft of the projections prepared assuming the CCS Business was sold to a third party and operated on a standalone basis (dollars in millions) (the “February Projections”).

	2025FE	2026E	2027E	2028E	2029E
Adjusted Revenue(1)	$3,441	$4,205	$4,849	$5,689	$6,722
Pro Forma Adjusted EBITDA	$803	$1,014	$1,241	$1,527	$1,883

(1)	Adjusted Revenue was calculated using the same methodology the Company uses to report their actual segment revenues.
Consistent with its typical practice, CommScope’s management prepared and provided further updated draft projections, reflecting revisions of the February Projections for actual performance and refinements for projected 2025 performance, to the Board for their review at a meeting of the Board on August 1, 2025, assuming that CommScope sold the CCS Business to a third party and the CCS Business was thereafter operated on a standalone basis.
The following table presents a summary of the draft of the projections prepared assuming the CCS Business was sold to a third party and operated on a standalone basis (dollars in millions).

	2025FE	2026E	2027E	2028E	2029E
Adjusted Revenue(1)	$3,587	$4,205	$4,849	$5,689	$6,722
Pro Forma Adjusted EBITDA	$932	$1,059	$1,288	$1,569	$1,919
Unlevered Free Cashflow(2)	$311	$476	$655	$800	$989

(1)	Adjusted Revenue was calculated using the same methodology the Company uses to report their actual segment revenues.
(2)
“Unlevered Free Cashflow” was calculated as Pro Forma Adjusted EBITDA less deductions for taxes to derive net operating profit after taxes, depreciation and amortization, changes in working capital and capital expenditures.

We refer to each of the foregoing management prepared sets of projections discussed above collectively as the “Management CCS Projections.”
Important Information Regarding the Management CCS Projections
The Management CCS Projections were developed by CommScope management on a standalone basis and, therefore, the Management CCS Projections do not give effect to any changes to CommScope’s operations or strategy that may be implemented after the consummation of the CCS Sale Transaction, including cost synergies associated with the CCS Business being owned by Amphenol or to any costs incurred in connection with the CCS Sale Transaction. Furthermore, the Management CCS Projections do not take into account the effect of any failure of the CCS Sale Transaction to be completed and should not be viewed as accurate or continuing in that context. Although the Management CCS Projections are presented with numerical specificity, they were based on numerous variables and assumptions made by CommScope management with respect to industry performance, customer purchase expectations, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to CommScope’s business, all of which are difficult or impossible to predict accurately and many of which are beyond CommScope’s control. The Management CCS Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such the Management CCS Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management CCS Projections, including, but not limited to, general business and economic conditions, conditions in the industries and businesses in which CommScope operates, CommScope’s business and financial performance, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, the ability to successfully pursue and complete acquisitions or divestitures, and the various other risks set forth in CommScope’s periodic reports filed with the SEC, including CommScope’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and the risks described under the section above entitled “Special Note Regarding Forward-Looking Statements.” There can be no assurance that the Management CCS Projections will be realized or that actual results will not be significantly higher or lower than the Management CCS Projections. The Management CCS Projections cover numerous years, and such information by its nature becomes less reliable with each successive year. In addition, the Management CCS Projections will be affected by CommScope’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management CCS Projections reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management CCS Projections herein should not be regarded as an indication that CommScope or Evercore, their respective directors, officers, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. Further, the inclusion of the Management CCS Projections herein should not be deemed an admission or representation by CommScope or any other person that they view such Management CCS Projections as material information. CommScope has made no representation to Buyer or otherwise concerning the Management CCS Projections. The inclusion of the Management CCS Projections in this proxy statement should not be regarded as an indication that the Management CCS Projections will be necessarily predictive of actual future events. No representation is made by CommScope or any other person regarding the Management CCS Projections or CommScope’s ultimate performance compared to such information. Neither CommScope nor any of its affiliates assumes any responsibility to its stockholders for the accuracy of this information. The Management CCS Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about CommScope contained in CommScope’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management CCS Projections, investors are cautioned not to place undue, if any, reliance on the Management CCS Projections.
The Management CCS Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Management CCS Projections included in this document have been prepared by, and are the responsibility of, CommScope’s management. Ernst & Young LLP (“Ernst & Young”), CommScope’s independent auditor, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Management CCS Projections and, accordingly, Ernst & Young does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young report incorporated by reference in this proxy statement relates to CommScope’s previously issued financial statements. It does not extend to the Management CCS Projections and should not be read to do so. Ernst & Young assumes no responsibility for the information contained in the Management CCS Projections.
Adjusted Revenue, Pro Forma Adjusted EBITDA and Unlevered Free Cash Flow contained in the Management CCS Projections summarized above are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Management CCS Projections were relied upon by the Board in connection with its evaluation of the CCS Sale Transaction and, at the direction of the Board, by Evercore for purposes of its financial analyses and opinion delivered to the Board. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed transaction such as the CCS Sale Transaction if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Board in connection with its evaluation of the CCS Sale Transaction or by Evercore for purposes of its opinion delivered to the Board. Accordingly, CommScope has not provided a reconciliation of the financial measures included in the Management CCS Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by CommScope may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
The summary of the Management CCS Projections above is included herein solely to give CommScope’s stockholders access to the information that was made available to the Board and Evercore, in connection with the CCS Sale Transaction and is not included in this proxy statement in order to influence any CommScope stockholders to make any investment decision with respect to the CCS Sale Transaction. In addition, the Management CCS Projections have not been updated or revised to reflect information or results after the date they were prepared, including the transactions contemplated by the Purchase Agreement or the announcement thereof, or as of the date of this proxy statement, and except as required by applicable securities laws, CommScope does not intend to update or otherwise revise the Management CCS Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
In light of the foregoing factors and the uncertainties inherent in the Management CCS Projections, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Management CCS Projections.
Opinion of Our Financial Advisor
CommScope retained Evercore to act as its financial advisor in connection with CommScope’s evaluation of strategic and financial alternatives for CommScope’s CCS Business. As part of this engagement, CommScope requested that Evercore evaluate the fairness, from a financial point of view, of the Base Purchase Price to be received by CommScope. At a meeting of the Board held on August 1, 2025, Evercore rendered to the Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Base Purchase Price to be received by CommScope was fair, from a financial point of view, to CommScope.
The full text of the written opinion of Evercore, dated as of August 3, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. CommScope encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of the CCS Sale Transaction. The opinion does not constitute a recommendation to the Board or to any other persons in respect of the CCS Sale Transaction, including as to how any holder of shares of CommScope’s common stock should vote or act in respect of the CCS Sale Transaction. Evercore’s opinion does not address the relative merits of the CCS Sale Transaction as compared to other business or financial strategies that might be available to CommScope, nor does it address the underlying business decision of CommScope to engage in the CCS Sale Transaction.
In connection with rendering its opinion Evercore, among other things:
1.	reviewed certain publicly available business and financial information relating to the CCS Business that Evercore deemed to be relevant;
2.
reviewed certain internal projected financial data relating to the CCS Business prepared and furnished to Evercore by management of CommScope, as approved for Evercore’s use by CommScope (which are referred to in this section as the “Management CCS Projections” as more fully described in the section of this proxy statement entitled “— Management Projections”);

3.
discussed with management of CommScope, their assessment of past and current operations of the CCS Business, current financial condition and prospects of the CCS Business, and the Management CCS Projections;

4.	compared the financial performance of the CCS Business with the stock market trading multiples of certain other publicly traded companies that Evercore deemed relevant;
5.
compared the financial performance of the CCS Business and the valuation multiples relating to the CCS Sale Transaction with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

6.	reviewed the financial terms and conditions of a draft, dated August 3, 2025, of the Purchase Agreement; and
7.	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of CommScope that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management CCS Projections, Evercore assumed with CommScope’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of CommScope as to the future financial performance of the CCS Business and the other matters covered thereby. Evercore expressed no view as to the Management CCS Projections or the assumptions on which they are based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to Evercore’s analysis, that the final executed Purchase Agreement would not differ from the draft Purchase Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Purchase Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the CCS Sale Transaction would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to Evercore’s analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the CCS Sale Transaction would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on CommScope, the CCS Business or the consummation of the CCS Sale Transaction or reduce the contemplated benefits to CommScope of the CCS Sale Transaction.
Evercore did not conduct a physical inspection of the properties or facilities of CommScope or the CCS Business and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of CommScope or the CCS Business, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of CommScope or the CCS Business under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. Developments subsequent to Evercore’s opinion could affect its opinion and Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to CommScope, from a financial point of view, of the Base Purchase Price as of the date of its opinion. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the CCS Sale Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of CommScope, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CommScope, or any class of such persons, whether relative to the Base Purchase Price or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the Purchase

Agreement or the CCS Sale Transaction, including, without limitation, the structure or form of the CCS Sale Transaction, or any term or aspect of any other agreement or instrument contemplated by the Purchase Agreement or entered into or amended in connection with the Purchase Agreement, including any ongoing obligations of CommScope or any allocation of the Base Purchase Price received by CommScope. Evercore’s opinion did not address the relative merits of the CCS Sale Transaction as compared to other business or financial strategies that might be available to CommScope, nor did it address the underlying business decision of CommScope to engage in the CCS Sale Transaction. Evercore’s opinion did not constitute a recommendation to the Board or to any other persons in respect of the CCS Sale Transaction, including as to how any holder of shares of CommScope’s common stock should vote or act in respect of the CCS Sale Transaction. Evercore did not express any opinion as to the prices at which shares of CommScope’s common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on CommScope, the CCS Business or the CCS Sale Transaction or as to the impact of the CCS Sale Transaction on the solvency or viability of CommScope or the CCS Business or the ability of CommScope or the CCS Business to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and have assumed the accuracy and completeness of assessments by CommScope and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Board on August 3, 2025 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before August 3, 2025, and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of CommScope. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of the CCS Business to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures, that the CCS Business was forecasted to generate during CommScope’s fiscal years 2025 through 2029 based on the Management CCS Projections. Evercore calculated terminal values for the CCS Business by applying perpetuity growth rates of 2.0% to 4.0%, which range was selected based on CommScope’s management’s guidance, Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the CCS Business was forecasted to generate based on CommScope’s Management CCS Projections. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2025, using discount rates ranging from 13.0% to 15.0%, which were based on an estimate of the CCS Business’s weighted average cost of capital and the mid-year cash flow discounting convention.

This discounted cash flow analysis indicated a range of enterprise values for the CCS Business of approximately $8.4 billion to $11.8 billion, compared to the Base Purchase Price of $10.5 billion for the CCS Business.
Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of the CCS Business to corresponding financial multiples and ratios for the following selected publicly traded companies in the connectivity and cable solutions industry (the “selected companies”):
•	Amphenol Corporation
•	TE Connectivity plc.
•	Corning Incorporated
•	Vertiv Holdings Co.
•	Prysmian S.p.A.
•	Belden Inc.
For each of the selected companies, Evercore calculated enterprise value (defined as equity market capitalization plus total debt, including net pension/benefit liabilities, plus preferred equity and minority interest, less cash and cash equivalents (“Enterprise Value”)) as a multiple of estimated 2025 and 2026 earnings before interest, taxes, depreciation, amortization and stock-based compensation expense (“Adjusted EBITDA”) which we refer to as “2025E Adjusted EBITDA” and “2026E Adjusted EBITDA”, respectively, based on closing share prices as of July 31, 2025. For each of the selected companies, Evercore also calculated Enterprise Value as a multiple of estimated 2025 and 2026 free cash flow, calculated as Adjusted EBITDA less capital expenditures and changes in net working capital (“FCF”), which we refer to as “2025E FCF” and “2026E FCF,” respectively, based on closing share prices as of July 31, 2025.
Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. This analysis indicated the following:

Benchmark	Mean	Median
Enterprise Value/CY2025E Adjusted EBITDA	16.4x	13.8x
Enterprise Value/CY2026E Adjusted EBITDA	14.5x	12.8x
Enterprise Value/CY2025E FCF	22.5x	20.7x
Enterprise Value/CY2026E FCF	18.5x	17.4x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an Enterprise Value/CY2025E multiple reference range of 10.0x to 13.0x to the CCS Business’s estimated Adjusted EBITDA in fiscal year 2025 based on CommScope’s Management CCS Projections, an Enterprise Value/CY2026E multiple reference range of 9.0x to 12.0x to the CCS Business’s estimated Adjusted EBITDA in fiscal year 2026 based on CommScope’s Management CCS Projections, an Enterprise Value/2025E multiple reference range of 17.0x to 23.0x to the CCS Business’s estimated FCF in fiscal year 2025 based on CommScope’s Management CCS Projections, and an Enterprise Value/CY2026E multiple reference of 13.0x to 19.0x to the CCS Business’s estimated FCF in fiscal year 2026 based on CommScope’s Management CCS Projections. Based on this range of implied enterprise values, this analysis indicated a range of enterprise values for the CCS Business of approximately $8.4 billion to $13.0 billion, compared to the Base Purchase Price of $10.5 billion for the CCS Business.
Although none of the selected companies is directly comparable to CommScope, Evercore selected these companies because they are publicly traded companies in the connectivity and cable solutions industry that Evercore, in its professional judgment and experience, considered generally relevant to the CCS Business for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Selected Transactions Analysis
Evercore reviewed, to the extent publicly available, financial information related to the following selected transactions involving target companies in the connectivity and cable solution industry announced since November 2014 (the “selected transactions”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Month and Year Announced	Acquiror	Target
7/17/2025	Vertiv Holdings Co	Great Lakes Data Racks & Cabinets
3/25/2025	Prysmian S.p.A	Channell Commercial Corporation
3/11/2025	Eaton Corporation plc	Fibrebond Corporation
7/30/2024	ITT Inc.	kSaria Parent, Inc.
7/18/2024	Amphenol Corporation	OWN and DAS businesses, divisions of CommScope Holding Company, Inc.
4/14/2024	Prysmian S.p.A	Encore Wire Corporation
1/30/2024	Amphenol Corporation	Carlisle Interconnect Technologies, a division of Carlisle Companies Incorporated
4/8/2022	Littelfuse, Inc.	C&K Switches
2/12/2021	II-VI Incorporated	Coherent, Inc.
1/2/2021	Eaton Corporation plc	Tripp Lite
12/9/2020	Amphenol Corporation	MTS Systems Corporation
7/17/2020	Leviton Manufacturing Co., Inc.	Berk-Tek LLC
7/22/2019	Eaton Corporation plc	Souriau-Sunbank Connection Technologies (a division of TransDigm Group Incorporated)
3/10/2019	NVIDIA Corporation	Mellanox Technologies, Ltd.
11/9/2018	II-VI Incorporated	Finisar Corporation
10/29/2018	EnerSys	Alpha Technologies Services, Inc.
7/10/2018	Aptiv PLC	Winchester Interconnect Corporation
3/12/2018	Lumentum Holdings Inc.	Oclaro, Inc.
12/11/2017	Corning Incorporated	3M Company (Communications Market Division)
12/4/2017	Prysmian S.p.A	General Cable Corporation
9/21/2016	NKT A/S	ABB HV Cables
4/7/2016	Corning Incorporated	Alliance Fiber Optic Products, Inc.
6/29/2015	Amphenol Corporation	FCI Asia Pte Ltd.
1/27/2015	CommScope Holding Company, Inc.	TE Connectivity Ltd. (Broadband Network Solutions Business)
11/18/2014	Koch Industries, Inc.	Oplink Communications, Inc.

For each selected transaction, Evercore calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, including net pension/benefit liabilities, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of last twelve-month Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction, which is referred to as “LTM Adjusted EBITDA”. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.
This analysis indicated the following:

Benchmark	Mean	Median
LTM Adjusted EBITDA	13.1x	11.3x

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to LTM Adjusted EBITDA multiples of 10.0x to 14.0x and applied this range of multiples to the CCS Business’s LTM Adjusted EBITDA as of June 30, 2025, based on the financial results for the CCS Business provided by CommScope’s management. Based on this range of implied enterprise values, CommScope’s estimated range of enterprise values for the CCS Business is approximately $7.6 billion to $10.6 billion, compared to the Base Purchase Price of $10.5 billion for the CCS Business.
Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the CCS Business and none of the selected transactions is directly comparable to the CCS Sale Transaction, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the CCS Business for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Board. In connection with the review of the CCS Sale Transaction by the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of CommScope’s common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, of the Base Purchase Price to CommScope. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Board (in its capacity as such) in connection with its evaluation of the CCS Sale Transaction. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Board or CommScope’s management or that any specific amount of consideration constituted the only appropriate consideration in the CCS Sale Transaction for CommScope.
Pursuant to the terms of Evercore’s engagement letter with CommScope, CommScope has agreed to pay Evercore a fee for its services in the amount of approximately $86.3 million, of which $5 million was paid upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the CCS Sale Transaction. CommScope has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to CommScope and received fees for the rendering of these services in the amount of approximately $5 million. During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to Amphenol and received fees for the rendering of these services. Evercore may provide financial advisory or other services to CommScope and/or its affiliates in the future, and in connection with any such services Evercore may receive compensation. As of August 3, 2025, Evercore and/or its affiliates, including a member of the deal team providing services to CommScope in the CCS Sale Transaction, had been engaged to provide investment banking advisory, capital markets and/or underwriting services to Amphenol and/or its affiliates on a potential transaction unrelated to the CCS Sale Transaction which could have resulted in fees less than the fees to be received from CommScope in connection with the CCS Sale Transaction. Amphenol has since decided not to pursue the unrelated transaction. As of the date of this filing, Evercore is not currently engaged to provide any services to Amphenol.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to CommScope or its affiliates, Amphenol, potential parties to the CCS Sale Transaction and their respective affiliates or persons that are competitors, customers or suppliers of CommScope.
CommScope engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Use of Proceeds and Future Operations
Assuming the closing of the CCS Sale Transaction, CommScope estimates that it will realize net proceeds after taxes and transaction expenses of approximately $10 billion (the “Estimated Initial Proceeds”). CommScope intends to use the Estimated Initial Proceeds to repay all of its existing indebtedness and redeem the Series A Preferred Stock. After giving effect to the repayment of CommScope’s existing indebtedness, redemption of the Series A Preferred Stock and the incurrence of a reasonable amount of new indebtedness, CommScope expects to use excess cash on hand to pay a special dividend to the holders of its common stock within 90 days following the closing of the CCS Sale Transaction. As of September 8, 2025, approximately 221.5 million shares of common stock were issued and outstanding (after giving effect to the redemption of the Series A Preferred) which, for illustrative purposes only, would result in a special dividend to holders of CommScope common stock of no less than $10 per share based on current estimates of excess cash. It is also expected that the special dividend will be paid to all unvested shares outstanding under the LTI Plan (as of September 8, 2025, approximately 19.0 million shares), but such dividend amounts will be retained by CommScope until the vesting of such shares.
The calculation of the Estimated Initial Proceeds assumes, among other things, that the Purchase Price is not adjusted for cash, business indebtedness to be assumed by Amphenol or working capital (as will be the case, in accordance with the terms of the Purchase Agreement). The actual taxes payable, transaction expenses and Purchase Price adjustments could ultimately increase or decrease the actual amount of excess cash available for further distribution. The actual amount of excess cash will also vary due to, among other things, the performance of CommScope’s retained businesses, the precise timing of the closing of the CCS Sale Transaction, the actual costs associated with the repayment of CommScope’s existing indebtedness and redemption of the Series A Preferred Stock, the amount, availability and cost of any indebtedness incurred with respect to CommScope’s businesses and any other unforeseen event that necessitates the retention of cash for use in CommScope’s retained businesses. Although the Company expects to pay a dividend within 90 days of closing of no less than $10 per share, there can be no assurance of the exact amount of cash proceeds to be distributed to CommScope’s stockholders or of the exact timing of any such distributions. The decision to declare a special dividend and the timing and amount thereof, if any, is in the sole discretion of the Board acting in the best interests of the Company and will depend on such factors as are deemed relevant by the Board at the time of such decision.
Following the completion of the CCS Sale Transaction, CommScope will continue to be a public company and, immediately after the consummation of the CCS Sale Transaction, all of CommScope’s revenues will be generated by our ANS and RUCKUS reporting segments, which will then operate with materially reduced corporate expenses. For additional information, see the sections entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 85, “Unaudited Condensed Combined Financial Statements of the CCS Business” beginning on page 94 and “Unaudited Combined Financial Statements of the CCS Business” beginning on page 108. It is highly likely that the Company will change its name following the closing of the CCS Sale Transaction, as the CommScope brand will be transferred to Amphenol with the Company having a four-year right to use the name after closing.
Financing of the CCS Sale Transaction
The obligations of Amphenol to consummate the CCS Sale Transaction are not subject to any financing condition.
In connection with its entry into the Purchase Agreement, Amphenol obtained a commitment from JPMorgan Chase Bank, N.A., BNP Paribas, BNP Paribas Securities Corp. and Mizuho Bank, Ltd. for a $10.5 billion senior unsecured bridge facility, subject to customary conditions. Such financing will ultimately be replaced, in part, with a combination of new senior unsecured notes and a $4 billion senior unsecured term loan facility.
Interests of Our Directors and Executive Officers in the CCS Sale Transaction
In considering the recommendation of our Board to vote “FOR” the CCS Sale Proposal, you should be aware that, aside from their interests as stockholders, our directors and executive officers may have interests in the CCS Sale Transaction that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of these interests and considered them, among other matters, (i) in evaluating the Purchase Agreement, (ii) in reaching its decision to approve the Purchase Agreement, and (iii) in recommending that stockholders vote “FOR” the CCS Sale Proposal. These interests include those described below.
For purposes of this compensation-related disclosure:
•	Our “named executive officers” (“NEOs”) are:
○	Charles L. Treadway, President and Chief Executive Officer;
○	Kyle D. Lorentzen, Executive Vice President and Chief Financial Officer;
○	Koen ter Linde, Senior Vice President and President, Connectivity and Cable Solutions;
○	Farid Firouzbakht, former Senior Vice President and President, Outdoor Wireless Networks (“OWN”); and
○	Justin C. Choi, former Senior Vice President, Chief Legal Officer and Secretary.
•	Our “executive officers” are:
○	The NEOs (other than Mr. Firouzbakht, whose employment ended on January 31, 2025, following the sale of our OWN segment, and Mr. Choi, whose employment ended on June 2, 2025);

○	Guy Sucharczuk, Senior Vice President and President, ANS;
○	Bartolomeo A. Giordano, Senior Vice President and President, RUCKUS;
○	Robyn T. Mingle, Senior Vice President and Chief Human Resources Officer;
○	Krista R. Bowen, Senior Vice President, Chief Legal Officer and Secretary; and
○	Charles A. Gilstrap, Senior Vice President, Treasury, Tax and Chief Accounting Officer.
Certain Assumptions
Except as otherwise specifically noted, the estimates of the potential payments and benefits for executive officers and directors described in this section are based on current compensation levels, existing compensation arrangements with the Company and multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the following:
•
If approved by stockholders at the Special Meeting, we currently anticipate that the CCS Sale Transaction will close in the first half of 2026, subject to the satisfaction or waiver of the various other closing conditions discussed elsewhere in this proxy statement. Pursuant to SEC rules, however, and strictly for purposes of this disclosure, we have calculated the compensatory payments and benefits in this section using an assumed closing date of the CCS Sale Transaction of August 31, 2025.

•
Pursuant to SEC rules, and strictly for purposes of this disclosure, we have calculated the compensatory payments and benefits in this section using a price per share of Company common stock equal to $14.86, which is the average closing price per share of CommScope common stock as quoted on NASDAQ over the first five business days following the first public announcement of the Purchase Agreement on August 4, 2025.

In addition, as of the date of this proxy statement, Koen ter Linde is the only executive officer expected to be transferring to Buyer (a “transferring employee”), and all other executive officers are expected to remain with the Company (the “remaining employees”).
For more information about these assumptions see “— Quantification of Payments and Benefits to Named Executive Officers” beginning on page 55 below.
Treatment of Company Equity Awards
The CCS Sale Transaction will qualify as a change in control under the terms of the Company’s 2019 Long-Term Incentive Plan (the “LTI Plan” or “LTIP”). Pursuant to the change in control provision in the LTI Plan and the applicable award agreements, the treatment of the Company’s equity awards in connection with the CCS Sale Transaction in most cases will depend on whether Buyer assumes or the Company equitably converts or substitutes a participant’s award and whether the participant’s service with the Company is terminated by the Company without “cause” or by the participant for “good reason” (either such separation, a “qualifying termination”) within twenty-four months following the closing of the CCS Sale Transaction. None of the awards under the LTI Plan are being assumed by Buyer. As of the date of this proxy statement, Koen ter Linde is the only executive officer expected to be a transferring employee and the only executive officer expected to receive accelerated vesting upon the closing of the CCS Sale Transaction.
Transferring Employees. The awards held by the transferring employees will not be assumed by Buyer or equitably converted or substituted by the Company. As a result, such awards will vest in full or in part upon the closing of the CCS Sale Transaction, as described below:
•	Each then-outstanding restricted stock unit (“RSU”) award granted in 2023 or 2024 will vest in full;
•
Each then-outstanding RSU award granted in 2025 will vest in part as follows: (i) the shares relating to the vesting period in which the closing occurs will fully vest, (ii) the shares in the immediately following vesting period will vest on a pro rata basis, and (iii) any remaining shares will be forfeited;

•
Each then-outstanding performance share unit (“PSU”) award granted in 2023 will vest on a pro rata basis based on actual performance (calculated through the end of the prior year for the Adjusted EBITDA PSUs and through the end of the prior month for the relative total stockholder return (“rTSR”) PSUs);

•
Each then-outstanding PSU award granted in 2025 will vest in part as follows: (i) the shares relating to any completed annual performance period will vest in full based on actual performance for such performance period, (ii) the shares relating to the annual performance period in which the closing occurs will vest in full based on target performance, (iii) the shares relating to the immediately following performance period, if any, will vest on a pro rata basis based on target performance, and (iv) any remaining shares will be forfeited; and

•	The final installments of the cash LTIP awards granted in 2024, which are scheduled to vest in September 2025 and March 2026, will vest and pay out.
As of the date of this proxy statement, Mr. ter Linde is the only executive officer expected to be a transferring employee, and thus the only executive officer expected to receive the aforementioned treatment. For information about the estimated value of unvested Company equity awards held by Mr. ter Linde that would accelerate and vest in connection with the CCS Sale Transaction, see “— Quantification of Payments and Benefits to Named Executive Officers” below.
Remaining Employees. The awards held by the “remaining employees” will be equitably converted or substituted by the Company in connection with the CCS Sale Transaction. As a result, the RSUs, PSUs and cash LTIP awards held by remaining employees will remain outstanding and will continue to vest in accordance with their terms, except that (i) the remaining performance periods for then-outstanding 2023 PSUs will end, (ii) the performance will be deemed to have been achieved at actual performance for the 2023 PSUs (calculated through the end of the prior year for the Adjusted EBITDA PSUs and through the end of the prior month for the rTSR PSUs), (iii) the performance will be deemed to have been achieved at actual performance for any annual performance period completed prior to the CCS Sale Transaction for the 2025 PSUs, (iv) the performance targets for the remainder of the 2025 PSU performance periods will be adjusted to reflect the sale of the CCS Business following the closing of the CCS Sale Transaction, and (v) the PSUs will continue to vest on their original vesting dates, conditioned upon the remaining employee’s continuous service. In addition, the final installments of the cash LTIP awards granted in 2024, which are scheduled to vest in September 2025 and March 2026, will remain outstanding and eligible to vest on the original vesting dates. In the event that a remaining employee’s service with the Company is terminated due to a qualifying termination within twenty-four months following the closing of the CCS Sale Transaction, the RSUs, PSUs and cash LTIP awards held by the remaining employee would accelerate and vest.
As of the date of this proxy statement, we expect all of our executive officers other than Mr. ter Linde to be remaining employees, and we do not expect them to receive any accelerated vesting upon the closing of the CCS Sale Transaction. Instead, such remaining employees would only receive accelerated vesting in the event of a qualifying termination within twenty-four months following the closing of the CCS Sale Transaction. Using the assumptions described above under “— Certain Assumptions,” and assuming strictly for purposes of this disclosure and the SEC Rules that a qualifying termination occurs on the closing date, we estimate that the value of unvested Company equity awards held by Messrs. Sucharczuk, Giordano, and Gilstrap and Messes. Mingle and Bowen (the Company’s executive officers who are not NEOs) that would vest upon such a termination, including RSUs, PSUs and cash LTIP awards, would be $4,870,812, $4,870,812, $1,883,861, $4,464,832, and $2,782,319, respectively. For purposes of the 2023 Adjusted EBITDA PSUs, performance was calculated as of the last completed performance year (2024), which included actual Adjusted EBITDA performance for 2023 and 2024 compared to the target performance for 2023 and 2024. For information about the estimated values for the NEOs, see “— Quantification of Payments and Benefits to Named Executive Officers” beginning on page 55 below.
Non-Employee Directors. The RSU awards held by our non-employee directors will be equitably converted or substituted by the Company in connection with the CCS Sale Transaction. As a result, the non-employee director RSUs will remain outstanding and will continue to vest in accordance with their terms. In the event that a non-employee director’s service with the Company is terminated without cause within one year following the closing of the CCS Sale Transaction, the RSUs held by such non-employee director would accelerate and vest. Using the assumptions described above under “— Certain Assumptions” beginning on page 51, and assuming strictly for purposes of this disclosure and the SEC Rules that the service of the non-employee directors would be terminated without cause on the closing date, we estimate that the value of unvested RSUs held by Messrs. Gray, Krause, Manning, Roman and Yates and Ms. Maguire (our non-employee directors) that would accelerate and vest upon such a termination would be $594,400 each.

Mr. Watts is employed by the Company and receives compensation related to his employment, rather than for his service as a director. Mr. Watts’ RSUs and PSUs will be treated the same as described above for our executive officers who are expected to be remaining employees. Using the assumptions described above under “— Certain Assumptions” beginning on page 51, and assuming strictly for purposes of this disclosure that Mr. Watts has a qualifying termination on the closing date, we estimate that the value of unvested Company equity awards held by Mr. Watts that would vest upon such a termination would be $6,183,444.
Success Bonus Agreements
The Company is party to a success bonus agreement with each of Mr. ter Linde, Ms. Bowen, and Mr. Gilstrap. Pursuant to each agreement, the Company will pay the executive a cash bonus award in a lump sum within 30 days following the closing of the CCS Sale Transaction, provided that the executive remains employed by the Company through the closing or is terminated by the Company without cause prior to the closing. The success bonus amount for each of Mr. ter Linde, Ms. Bowen, and Mr. Gilstrap is $1,980,000, $1,750,000 and $1,240,000, respectively. In the event the executive receives a success bonus, he or she will not be entitled to any compensation or benefits under his or her severance protection agreement in connection with any termination of his or her employment with the Company upon the closing of the CCS Sale Transaction (provided that this provision does not impact potential severance benefits relating to a termination of employment following the closing).
Severance Protection Agreements
The Company is party to a severance protection agreement with each of our executive officers. Pursuant to each agreement, in the event that the employee’s employment is terminated (i) by the Company for any reason other than for “cause,” death or disability or (ii) by the employee for “good reason” (each as defined in the respective agreements), the executive will be entitled to receive accrued compensation, any bonus or incentive compensation that has been earned but not paid prior to the termination date, and each of the following:
•
severance equal to one times (two times for Mr. Treadway) the sum of the executive’s base salary at the time of the termination (“Base Salary”) and the executive’s target bonus for the year in which the termination occurs (or for the immediately preceding year if the executive’s target bonus for the year in which the termination occurs has not been approved at the time of the termination date) (“Target Bonus”), payable in equal installments, in accordance with our normal payroll practices, during the twelve-month period (twenty-four month period for Mr. Treadway) following the termination date; provided that if such termination occurs within twenty-four months following a change in control of the Company (which includes the CCS Sale Transaction), the severance amount will be a multiple of the sum of the executive’s Base Salary and Target Bonus (one and one-half times for Messrs. ter Linde, Sucharczuk, Giordano, and Gilstrap, two times for Mr. Lorentzen and Messes. Mingle and Bowen, and three times for Mr. Treadway), paid in a single lump sum; and

•
payment for continuation of the executive’s and his or her dependents’ health benefits under COBRA for the earlier of twelve months (twenty-four months for Mr. Treadway) or when the executive is no longer eligible for COBRA health continuation coverage (the “Continuation Period”); provided that if such termination occurs within twenty-four months following a change in control of the Company (which includes the CCS Sale Transaction), the Continuation Period will be the earlier of eighteen months for Messrs. ter Linde, Sucharczuk, Giordano, and Gilstrap, twenty-four months for Mr. Lorentzen and Messes. Mingle and Bowen, and thirty-six months for Mr. Treadway, or when the executive is no longer eligible for COBRA health continuation coverage.

If the executive’s employment is terminated by the Company during the term and within twenty-four months after a change in control (which includes the CCS Sale Transaction) (i) by the Company by reason of the executive’s disability, (ii) by reason of the executive’s death, (iii) by the Company without cause, or (iv) by the executive for good reason, the executive will receive a pro rata bonus for the year in which the termination occurs, based on the actual bonus the executive would have been paid for such year had he or she remained employed through the payment of such bonus.
Further, if the executive’s employment is terminated by the Company other than for cause at any time prior to the date of a change in control (which includes the CCS Sale Transaction) and such termination (i) occurred after we entered into a definitive agreement, the consummation of which would constitute a change in control of

CommScope, or (ii) the executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a change in control, such termination will be deemed to have occurred after a change in control for purposes of determining the executive’s termination benefits.
Payment of the termination benefits requires the executive to execute and not revoke a release of claims within forty-five days following his or her termination date and to comply with the restrictive covenants in the severance protection agreement. These covenants include confidentiality provisions and other restrictive covenants whereby the executives have agreed not to compete with the Company, not to recruit certain of our employees and independent contractors, and not to solicit certain of our customers, within certain areas over a period of two years (eighteen months for Messrs. ter Linde, Sucharczuk, Giordano, and Gilstrap) following the executive’s termination date.
As noted above, pursuant to the success bonus agreements, if Mr. ter Linde, Ms. Bowen or Mr. Gilstrap receives a success bonus, they will not be entitled to any compensation or benefits under their Severance Protection Agreement in connection with a termination of employment with the Company upon the closing of the CCS Sale Transaction (provided that this provision does not impact potential severance benefits relating to a termination of employment following the closing). As of the date of this proxy statement, Mr. ter Linde is the only executive officer expected to have a termination of employment upon the closing. In addition, Buyer has agreed to assume Mr. ter Linde’s Severance Protection Agreement upon the closing of the CCS Sale Transaction. Accordingly, Mr. ter Linde will not be entitled to receive any severance from the Company in connection with the CCS Sale Transaction. However, if his employment is terminated by Buyer following the closing, he will be entitled to receive severance from Buyer pursuant to his assumed agreement. Using the assumptions described above under “— Certain Assumptions” beginning on page 51, and assuming strictly for purposes of this disclosure that a qualifying termination occurs on the closing date, we estimate that the value of the severance benefits for Messrs. Sucharczuk, Giordano, and Gilstrap and Messes. Mingle and Bowen (the Company’s executive officers who are not NEOs), including severance benefits and COBRA contributions, would be $1,390,009, $1,403,406, $932,662, $1,834,161 and $1,639,604, respectively. For information about the estimated values for the NEOs, see “— Quantification of Payments and Benefits to Named Executive Officers” beginning on page 55 below.
Employment Agreement with Mr. Watts
Pursuant to Mr. Watts’ employment agreement with the Company, in the event his employment is terminated by the Company for any reason other than for cause or disability or by him for good reason, in each case regardless of whether a change in control has occurred, Mr. Watts will be entitled to receive his accrued compensation and each of the following:
•
severance pay equal to twelve months’ base salary, payable in equal monthly installments over twelve months, or two years’ base salary if such termination occurs within twenty-four months following a change in control, payable in a lump sum; and

•
a cash payment equal to the cost we would have incurred had he continued group medical, dental, vision and/or prescription drug benefit coverage for himself and his eligible dependents for twelve months, payable in periodic installments in accordance with our payroll practice.

Using the assumptions described above under “— Certain Assumptions” beginning on page 51, and assuming strictly for purposes of this disclosure that Mr. Watts has a qualifying termination on the closing date, we estimate that the value of the severance benefits for Mr. Watts, including severance benefits and COBRA contributions, would be $1,261,782. No directors other than Mr. Treadway and Mr. Watts are entitled to severance benefits.
Annual Incentive Plan
Pursuant to the terms of our Annual Incentive Plan (“AIP”), in the event of a change in control of the Company (which includes the CCS Sale Transaction), within 30 days thereafter, we will pay to each participant immediately prior to such change in control (regardless of whether such participant remains in the employ of the Company following the change in control) an award equal to his or her target incentive for the AIP plan cycle then underway (prorated to the date of the change in control). Pursuant to the severance protection agreements with the executive officers, in the event of a termination of employment following a change in control, the executive would receive a pro rata bonus based on actual achievement of applicable performance objectives.
Using the assumptions described above under “— Certain Assumptions,” we estimate that the value of prorated AIP award for Messrs. Sucharczuk, Giordano, and Gilstrap and Messes. Mingle and Bowen (the Company’s executive officers who are not NEOs) following the closing of the CCS Sale Transaction (whether or not a qualifying termination occurs) is $519,450, $500,648, $262,998, $498,489 and $355,255, respectively. For information about the estimated values for the NEOs, see “— Quantification of Payments and Benefits to Named Executive Officers” beginning on page 56 below.
Arrangements with Buyer
As of the date of this proxy statement, no executive officer or non-employee director of the Company has entered into any agreement with Buyer or any of its affiliates regarding individual employment or service arrangements with, or the right to participate in the equity of, Buyer or one or more of its affiliates following the consummation of the CCS Sale Transaction, except that Buyer has agreed to assume Mr. ter Linde’s severance protection agreement, as described above.
Quantification of Payments and Benefits to Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation and benefits payable to each of our NEOs that is based on or otherwise relates to the CCS Sale Transaction. The compensation shown in this table and described in the footnotes to the table is the subject of a non-binding, advisory vote of the Company’s stockholders at the Special Meeting, as described in “Proposal 2: Advisory Compensation Proposal” beginning on page 134.
The figures in the table are estimates based on current compensation levels, each NEO’s existing compensation arrangements with the Company and multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below. As noted above under “— Certain Assumptions” beginning on page 51, strictly for purposes of calculating such amounts, we have assumed:
•	August 31, 2025, as the closing date of the CCS Sale Transaction (which is the assumed date solely for purposes of this transaction-related compensation disclosure);
•	a termination of each NEO’s employment without cause or resignation for good reason, effective as of immediately following the closing date of the CCS Sale Transaction; and
•
a price per share of Company common stock equal to $14.86, which is the average closing price per share of CommScope common stock as quoted on NASDAQ over the first five business days following the first public announcement of the Purchase Agreement on August 4, 2025.

For purposes of this discussion, “single-trigger” refers to benefits that arise solely as a result of the completion of the CCS Sale Transaction, and “double-trigger” refers to benefits that require two conditions, which are the completion of the CCS Sale Transaction and a qualifying termination of the NEO’s employment with the Company. Payments of double-trigger benefits are contingent on the NEO signing and not revoking a release of claims in favor of the Company and the NEO’s compliance with certain restrictive covenants, in each case, as described above under the caption “— Severance Protection Agreements.” For additional details regarding the terms of the payments described below, see the discussion under the caption “— Interests of our Directors and Executive Officers in the CCS Sale Transaction” beginning on page 50 above.
For avoidance of doubt, the table below is strictly intended to comply with SEC rules, and we do not expect any of our NEOs (other than Mr. ter Linde) to receive acceleration of vesting of equity awards, or to have a termination of employment with the Company, upon the closing of the CCS Sale Transaction.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(2)(5)	Equity ($)(3)	Perquisites/ Benefits ($)(4)(5)	Tax Reimbursement ($)	Other ($)	Total ($)(6)
Charles L. Treadway President, Chief Executive Officer and Director	$12,337,000	$45,011,792	$62,947	$—	$—	$57,411,739
Kyle D. Lorentzen Executive VP and Chief Financial Officer	$3,961,533	$18,520,046	$45,665	$—	$—	$22,527,244
Koen ter Linde Senior VP & President, CCS	$3,948,981	$5,718,157	$32,417	$—	$—	$9,699,555
Farid Firouzbakht(1) Former Senior VP & President, OWN	$—	$—	$—	$—	$—	$—
Justin C. Choi(1) Former Senior VP, Chief Legal Officer and Secretary	$—	$—	$—	$—	$—	$—

(1)
Mr. Firouzbakht’s employment ended on January 31, 2025, following the sale of our OWN segment, and Mr. Choi’s employment ended on June 2, 2025. Neither Mr. Firouzbakht nor Mr. Choi will receive any compensation that is based on or otherwise relates to the CCS Sale Transaction.

(2)
The amounts reflected in this column consist of severance (a double-trigger benefit), a prorated AIP award for the year in which the closing of the CCS Sale Transaction occurs (a single-trigger benefit), and a success bonus for Mr. ter Linde (a single-trigger benefit):

	Severance ($)(a)	Prorated AIP Bonus ($)(b)	Success Bonus ($)(c)
Mr. Treadway	$9,750,000	$2,587,000	$—
Mr. Lorentzen	$2,940,000	$1,021,533	$—
Mr. ter Linde	$1,443,600	$525,381	$1,980,000
Mr. Firouzbakht	$—	$—	$—
Mr. Choi	$—	$—	$—

(a)
Reflects cash severance equal to a multiple of the sum of the NEO’s base salary and target AIP bonus (one and one-half times for Mr. ter Linde, two times for Mr. Lorentzen, and three times for Mr. Treadway), payable by the Company in a single lump sum in the event of a qualifying termination within twenty-four months following the closing. As of the date of this proxy statement, we do not expect any of our NEOs (other than Mr. ter Linde) to incur a termination upon the closing of the CCS Sale Transaction, and the amounts reflected are not expected to be paid in connection with the CCS Sale Transaction. Mr. ter Linde’s severance protection agreement will be assumed by Buyer upon the closing of the CCS Sale Transaction. The values in the table for Mr. ter Linde represent severance that would be payable by Buyer in the event Mr. ter Linde has a qualifying termination of employment from Buyer immediately following the closing of the CCS Sale Transaction.

(b)	Reflects an amount equal to the NEO’s prorated AIP bonus for 2025, calculated at actual performance through August 31, 2025, payable by the Company in a single lump sum.
(c)
Reflects a success bonus payable to Mr. ter Linde in a lump sum within 30 days following the closing of the CCS Sale Transaction, conditioned upon his continuing employment with the Company until closing of the CCS Sale Transaction.

(3)
The amounts reflected in this column consist of the following components (each a double-trigger benefit for Mr. Treadway and Mr. Lorentzen, but a single-trigger benefit for Mr. ter Linde because his awards will not be assumed by Buyer or equitably converted or substituted by the Company). See “— Treatment of Company Equity Awards” beginning on page 51 for a detailed description of the treatment of outstanding Company equity awards in connection with the CCS Sale Transaction. For purposes of the 2023 Adjusted EBITDA PSUs, performance was calculated as of the last completed performance year (2024), which included actual Adjusted EBITDA performance for 2023 and 2024 compared to the target performance for 2023 and 2024.

	RSUs ($)(a)	PSUs ($)(a)	Cash LTIPs ($)(a)
Mr. Treadway	$29,141,352	$8,103,773	$7,766,667
Mr. Lorentzen	$10,898,210	$2,821,836	$4,800,000
Mr. ter Linde	$3,670,554	$1,647,603	$400,000
Mr. Firouzbakht	$—	$—	$—
Mr. Choi	$—	$—	$—

(a)
As of the date of this proxy statement, we do not expect any of our NEOs (other than Mr. ter Linde) to be transferring employees or incur a qualifying termination upon the closing of the CCS Sale Transaction. Thus, the only NEO expected to receive the amounts reflected above is Mr. ter Linde. The values for Mr. Treadway and Mr. Lorentzen assume that their awards are equitably converted or substituted by the Company and that they have a qualifying termination of employment from the Company immediately following the closing of the CCS Sale Transaction.

(4)	The amounts reflected in this column consist of the following (each a double-trigger benefit):

COBRA Continuation ($)(a)
Mr. Treadway	$62,947
Mr. Lorentzen	$45,665
Mr. ter Linde	$32,417
Mr. Firouzbakht	$—
Mr. Choi	$—

(a)
Reflects the projected value of payment of medical premiums under COBRA continuation for thirty-six (36) months for Mr. Treadway, twenty-four (24) months for Mr. Lorentzen, and eighteen (18) months for Mr. ter Linde in the event of a qualifying termination within twenty-four (24) months following the closing of the CCS Sale Transaction. As of the date of this proxy statement, we do not expect any of our NEOs (other than Mr. ter Linde) to incur a termination upon the closing of the CCS Sale Transaction, and the amounts reflected are not expected to be paid in connection with the CCS Sale Transaction. Mr. ter Linde’s severance protection agreement will be assumed by Buyer upon the closing of the CCS Sale Transaction. The values in the table for Mr. ter Linde represent severance that would be payable by Buyer in the event Mr. ter Linde has a qualifying termination of employment from Buyer immediately following the closing of the CCS Sale Transaction.

(5)	Payments under the Severance Protection Agreements will cease if the NEO violates restrictive covenants, as described above under the caption “— Severance Protection Agreements” beginning on page 53.
(6)
In the event any payment or benefit received by a NEO in connection with the CCS Sale Transaction would be subject to excise taxes imposed under Section 4999 of the Code (as defined below), the amount of such payments or benefits provided would be reduced, but only to the extent such reduction results in a greater after-tax benefit to the NEO.

No Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the CCS Sale Transaction.
Governmental and Regulatory Approvals
CommScope and Amphenol have agreed to use their respective reasonable best efforts to obtain all governmental consents and effect all necessary registrations, notifications and filings with the governmental authorities required to be obtained or effected by it in order to consummate and make effective the CCS Sale Transaction. These approvals include approval under the HSR Act and certain other applicable antitrust and foreign direct investment laws. CommScope and Amphenol are required to reasonably cooperate with each other to the extent necessary in connection with the obligations described in this paragraph.
In addition, CommScope and Amphenol have agreed to (i) respond as promptly as practicable to any requests for information from any governmental authority in connection with antitrust laws and foreign direct investment laws and cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry by or from a governmental authority or in connection with any proceeding initiated by a governmental authority in connection with antitrust laws and foreign direct investment laws, (ii) furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any such governmental authority, (iii) consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either CommScope or Amphenol in connection with proceedings under or relating to any antitrust laws or foreign direct investment laws in connection with the Purchase Agreement (other than, in the case of CommScope or Amphenol, as the case may be, the portions of such correspondence, filings and written communications that include confidential or proprietary information not directly related to the CCS Sale Transaction) and (iv) except as prohibited or restricted by applicable law, (a) give each other reasonable advance notice of all meetings with any governmental authority relating to any antitrust laws or foreign direct investment laws, (b) give each other an opportunity to participate in each of such meetings, (c) give each other reasonable advance notice of all substantive oral communications with any governmental authority relating to any antitrust laws or foreign direct investment laws, (d) if any governmental authority initiates a substantive oral communication regarding any antitrust laws or foreign direct investment laws, to promptly notify the other party of the substance of such communication, (e) provide each other with a reasonable advance opportunity to review and comment upon all written substantive communications, including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals (other than, in the case of CommScope or Amphenol, as the case may be, the portions of such presentations, memoranda, briefs, arguments, opinions and proposals that include confidential or proprietary information not directly related to the transactions contemplated by the Purchase Agreement), with a governmental authority regarding any antitrust laws or foreign direct investment laws and (f) provide each other with copies of all substantive written communications from any governmental authority relating to any antitrust laws or foreign direct investment laws.
Each of CommScope and Amphenol have agreed that Amphenol and its affiliates will not be required to undertake or enter into agreements with any governmental authority or agree to the entry of an order by any governmental authority or commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses (and CommScope may not agree to such actions without Amphenol’s prior written consent). In addition, CommScope and Amphenol have agreed that Amphenol will control, lead and direct all actions, decisions and strategy for, and make all final determinations as to the timing and appropriate course of action with respect to each the following actions: (i) obtaining consents, clearances, waiting period expirations or terminations, authorizations and approvals from governmental authorities pursuant to antitrust laws and foreign direct investment laws, and all other matters related to antitrust laws and foreign direct investment laws and related inquiries, investigations, negotiations, actions and proceedings, in connection with the CCS Sale Transaction; (ii) deciding whether to litigate, defend against, or otherwise contest any action or proceeding by or with any governmental authority pursuant to any antitrust law or foreign direct investment law in connection with the CCS Sale Transaction; (iii) responding to, defending or contesting (at Amphenol’s sole discretion) any action or legal proceeding by or with any governmental authority pursuant to any antitrust law or foreign direct investment law in connection with the CCS Sale Transaction; and (iv) deciding whether to, and how to, offer, propose, negotiate, agree to, commit to or effect any remedy, condition, commitment or undertaking in connection with any antitrust law or foreign direct investment law in connection with the CCS Sale Transaction. CommScope and Amphenol have agreed that to the extent requested by Amphenol in writing, CommScope and its affiliates will be required to offer, propose, negotiate, agree to, commit to and effect any remedy, condition, commitment or undertaking with respect to the CCS Business in connection with any antitrust law or foreign direct investment law in connection with the CCS Sale Transaction so long as such actions (i) resolve, in whole or in part, the requirements, objections or concerns of an applicable governmental authority, (ii) do not prevent or cause material delay in the satisfaction of the closing conditions contained in the Purchase Agreement or the consummation of the CCS Sale Transaction and (iii) in any event, are conditioned upon the occurrence of the closing.
HSR Act and U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, the CCS Sale Transaction may not be completed until CommScope and Amphenol each files a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period (and any extension thereof) has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms (unless “early termination” is requested and granted). If the FTC or DOJ issues a request for additional information and documents (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.
At any time before or after consummation of the CCS Sale Transaction, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the CCS Sale Transaction, seeking divestiture of substantial assets of the parties, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the CCS Sale Transaction will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Approvals
The CCS Sale Transaction is also subject to clearance or approval under other antitrust laws and foreign direct investment laws of certain other jurisdictions. The CCS Sale Transaction will not be completed until applicable waiting or review periods (and any extensions thereof) applicable to the CCS Sale Transaction under the antitrust laws or the foreign direct investment laws in specified jurisdictions have expired or otherwise been terminated, or all requisite clearances, consents and approvals pursuant thereto have been obtained.
In addition, relevant regulatory bodies could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the CCS Sale Transaction or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the CCS Sale Transaction on regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.
Material U.S. Federal Income Tax Consequences
The following discussion is a general summary of certain of the anticipated material U.S. federal income tax consequences of the CCS Sale Transaction and related transactions the Company may undertake in connection with the CCS Sale Transaction. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the Internal Revenue Service (the “IRS”) or any other taxing authorities as to the tax consequences of the CCS Sale Transaction or subsequent transactions and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the CCS Sale Transaction or other transactions discussed below or, if it does challenge the tax treatment, that it will not be successful.
The CCS Sale Transaction. The CCS Sale Transaction is expected to be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss for U.S. federal income tax purposes. We will undertake a series of transactions prior to the CCS Sale Transaction that are expected to result in the CCS Sale Transaction being treated primarily as a sale of stock of CommScope Technologies LLC and certain portions of the CCS Sale Transaction being treated as a sale of separate assets, each governed by Section 1001 of the Code. We have the obligation to reasonably cooperate with Buyer to determine whether to make any elections under Sections 338 or 336(e) of the Code, and any elections under Treasury Regulations Section 301.7701-3 to change the U.S. federal income tax classification of an entity being sold, in connection with the CCS Sale Transaction. The amount of gain or loss we recognize for U.S. federal income tax purposes with respect to the sale of CommScope Technologies LLC stock and any other particular asset will be measured by the difference between the amount realized by us on the sale of the stock or other asset and our tax basis in the stock or other asset. The amount realized by us on the CCS Sale Transaction will include the amount of cash received, the fair market value of any other property received, and total liabilities assumed or taken by Buyer and will be reduced by the amount of selling costs. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code (and, if applicable, Sections 336 and 338 of the Code). Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss for U.S. federal income tax purposes will be made with respect to each of the assets to be sold. Accordingly, we may recognize taxable gain on the sale of certain assets and a tax loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Under the Purchase Agreement, we are permitted, but not required, to take certain optional restructuring steps prior to the CCS Sale Transaction that may result in the Company recognizing a loss for U.S. federal income tax purposes with respect to such optional restructuring steps. These optional restructuring steps are currently being evaluated. There is potential for the CCS Sale Transaction or related transactions to result in gains for U.S. federal income tax purposes whether or not we undertake such optional restructuring steps. The Company expects to use tax attributes, including losses generated by the optional restructuring steps, and other restructuring steps related to the CCS Sale Transaction, to offset a portion of the potential taxable gains stemming from the CCS Sale Transaction and related transactions.

Redemption of Series A Preferred Stock. The treatment of any redemption of the Series A Preferred Stock for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Series A Preferred Stock under Section 302 of the Code. If the redemption qualifies as a sale of Series A Preferred Stock, a stockholder generally will recognize capital gain or loss for U.S. federal income tax purposes, which generally will be long-term capital gain or loss if such stockholder’s holding period for the Series A Preferred Stock exceeds one year. If the redemption does not qualify as a sale of Series A Preferred Stock, it will be treated as a corporate distribution, and subject to similar rules as are outlined below with respect to the special dividend of Company cash. The Company is required to pay an excise tax with respect to the repurchase of its Series A Preferred Stock under Section 4501 of the Code to the extent the redemption does not constitute a dividend or the Company is unable to provide an adequate certification to the IRS demonstrating the repurchase is not appropriately treated as a dividend, including by the holders of the Series A Preferred Stock. The Company currently expects to pay such excise tax with respect to all or a portion of the repurchase of its Series A Preferred Stock.
Distribution of CCS Sale Transaction Proceeds. As discussed above, the Company may distribute substantially all of the net proceeds from the CCS Sale Transaction to its stockholders in the form of a special cash dividend. If the Company makes such a special dividend of cash to its common stockholders, such special cash dividend will be taxable as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a stockholder’s basis in the Company’s shares of common stock and thereafter as either long-term or short-term capital gain, depending on the stockholder’s holding period for such shares of common stock.
For purposes of this discussion, a “foreign stockholder” is a stockholder that, for U.S. federal income tax purposes, is not a U.S. person. The term “U.S. person” means:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Foreign stockholders generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the Company’s distributions treated as dividends or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a foreign stockholder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate substitute or successor form) certifying its entitlement to benefits under the tax treaty. A foreign stockholder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
The U.S. federal withholding tax does not apply to dividends that are “U.S. trade or business income” (as described below) of a foreign stockholder who provides a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), certifying that the dividends are subject to tax as income effectively connected with the foreign stockholder’s conduct of a trade or business in the United States. Dividend income received by a foreign stockholder will be considered to be “U.S. trade or business income” if such dividend income is (1) effectively connected with the conduct by a foreign stockholder of a trade or business within the United States; and (2) in the case of a foreign stockholder that is eligible for the benefits of an income tax treaty with the United States, attributable to a “permanent establishment” or “fixed base” maintained by the foreign stockholder in the United States. U.S. trade or business income is not subject to U.S. federal withholding tax (provided the foreign stockholder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates generally in the same manner as if the recipient were a U.S. person. Any U.S. trade or business income received by a foreign stockholder that is treated as a corporation also may be subject to a “branch profits tax” at a 30% rate, or such lower rate as provided under an applicable income tax treaty.
Regardless of whether an entity’s activities constitute a trade or business, under the Foreign Investment in Real Property Tax Act (“FIRPTA”) rules, foreign persons may be subject to tax on the gain derived from the dispositions of U.S. real property interests (“USRPIs”) (including U.S. Real Property Holding Corporations, as defined in Section 897 of the Code) and certain interests in entities owning such property, and purchasers may be required to withhold a portion of the purchase price with respect thereto. Based on the assets owned by the Company and CommScope Technologies LLC, we do not expect FIRPTA to apply to any of the CCS Sale Transaction, the distribution of CCS Sale Transaction proceeds or the redemption of Series A Preferred Stock.
Each foreign stockholder is urged to consult his or her own tax advisor as to the U.S. federal income tax consequences of any distributions from the Company.
Additional Tax Obligations. The Purchase Agreement contains certain obligations with respect to tax matters that may reduce the cash or other property available for distribution to stockholders following the CCS Sale Transaction, including certain tax indemnification obligations imposed on us and requirements to obtain insurance or take other actions in connection with restructuring activities we are permitted to take in connection with the CCS Sale Transaction.
You are urged to consult your tax advisor as to the U.S. federal income tax consequences of the CCS Sale Transaction, as well as the effects of state, local and foreign tax laws, to you upon the closing of the CCS Sale Transaction, the anticipated redemption of the Series A Preferred Stock or the anticipated distribution of the net proceeds of the CCS Sale Transaction.
Anticipated Accounting Treatment
Under generally accepted accounting principles, upon completion of the CCS Sale Transaction, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet.
Stockholder Approval of the CCS Sale Transaction
The CCS Sale Transaction may be considered to be a sale of substantially all of our assets under Section 271 of the DGCL, and therefore requires approval by the holders of a majority of the outstanding stock of the Company, with shares of common stock and Series A Preferred Stock (on an as-converted to common stock basis), voting together as a single class. For purposes of the vote on this CCS Sale Proposal, an abstention, a broker non-vote (if any) or a failure to submit a proxy card or vote by telephone, over the Internet or in person at the Special Meeting will have the same effect as voting “AGAINST” the CCS Sale Proposal. The CCS Sale Transaction is not contingent upon approval of the other Proposals by the Company’s stockholders. We are therefore asking our stockholders to approve the CCS Sale Transaction by adopting the following resolution:
“RESOLVED, that the sale of the CCS Business of the Company on the terms and subject to the conditions set forth in that certain Purchase Agreement, by and between the Company and Amphenol, dated as of August 3, 2025, is hereby approved, authorized and adopted in all respects.”
Our Board unanimously recommends that stockholders vote “FOR” the CCS Sale Proposal.

PURCHASE AGREEMENT
The following is a summary of the material terms and conditions of the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Purchase Agreement and not by this discussion, which is summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement. You are encouraged to read the Purchase Agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the proposals being brought before the Special Meeting. Additional information about CommScope can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 139 of this proxy statement.
Explanatory Note Regarding the Purchase Agreement
The Purchase Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Purchase Agreement and are not intended to provide any factual information about CommScope or any of its subsidiaries or to modify or supplement any factual disclosures about CommScope contained in this proxy statement or in CommScope’s public reports filed with the SEC. In particular, the Purchase Agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to CommScope. The Purchase Agreement contains representations, warranties and covenants by each of the parties to the Purchase Agreement that were made only for purposes of the CCS Sale Transaction and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement, were qualified and subject to important limitations in connection with negotiating the terms of the Purchase Agreement (including by being qualified by the confidential disclosure letter exchanged between the parties to the Purchase Agreement) and may be subject to a contractual standard of materiality that may differ from what may be viewed as material by investors. In particular, in your review of the representations and warranties contained in the Purchase Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating contractual risk between the parties to the Purchase Agreement, rather than establishing matters as facts. You should also not rely on the covenants in the Purchase Agreement as actual limitations on the business of CommScope, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Purchase Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Purchase Agreement.
Additional information about CommScope may be found elsewhere in this proxy statement and CommScope’s other public filings. See “Where You Can Find More Information” beginning on page 139 of this proxy statement.
Purchase and Sale of the CCS Business
Upon the terms and subject to the conditions of the Purchase Agreement, at the closing of the transactions contemplated by the Purchase Agreement: (i) CommScope will sell to Amphenol all of the issued and outstanding equity interests of CommScope Technologies LLC (“CST”), a wholly owned subsidiary of CommScope, such that, immediately following the closing, Amphenol will own, directly and indirectly, CST and its direct and indirect subsidiaries after giving effect to the Restructuring (as defined below under the heading “Restructuring Activities”) (collectively, the “Purchased Entities”), (ii) CommScope will sell, assign, transfer, convey and deliver to Amphenol (or any of Amphenol’s wholly owned subsidiaries as designated by Amphenol) the conveying assets which are not held by a Purchased Entity as of the effective time, which actions collectively will result in the transfer of the CCS Business to Amphenol and (iii) Amphenol will accept, assume and agree to pay, perform, fulfill and discharge when due the liabilities of the CCS Business.
Restructuring Activities
On or prior to the closing date, CommScope will perform certain pre-closing restructuring activities to effect the separation of the CCS Business from CommScope’s other businesses, which activities (and restrictions thereon) are detailed in the transaction step plan agreed to between CommScope and Amphenol (such pre-closing activities, collectively, the “Restructuring”). The Restructuring may include any optional steps set forth in the transaction step plan in CommScope’s sole discretion. CommScope and Amphenol may amend the transaction step plan and the restructuring steps and activities outlined therein upon mutual written consent (such consent by either party not to be unreasonably withheld, conditioned or delayed). In addition, prior to the closing of the CCS Sale Transaction, CommScope and Amphenol will, and will cause their respective subsidiaries to, in consultation with the other party, use reasonable best efforts to identify the internal separation activities necessary for the CCS Business to operate in a manner independent from CommScope and its subsidiaries (other than the Purchased Entities) and for the businesses retained by CommScope to operate independently of the CCS Business, and, upon the reasonable request of either party, the parties will reasonably cooperate to effect such separation activities.
Timing of Closing
Unless otherwise specifically agreed to by CommScope and Amphenol, the closing of the CCS Sale Transaction will occur on the second business day following the day on which each of the closing conditions set forth in the Purchase Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions). The closing will take place remotely by conference call and electronic exchange of documents and signatures (or their electronic counterparts) at the time to be agreed by the parties and in such other places and at such times as are necessary to cause the transactions to be consummated at the closing. The effective time of the closing for tax, operational and all other matters will be deemed to be 12:01 a.m. Eastern Time on the closing date.
Consideration
Pursuant to the terms of the Purchase Agreement, the total consideration for the CCS Business consists of $10.5 billion in cash, subject to customary adjustments for cash held by the CCS Business as of immediately prior to the effective time, outstanding indebtedness of the CCS Business as of immediately prior to the effective time and deviations of the working capital of the CCS Business as of immediately prior to the effective time from an agreed target amount of working capital (such working capital adjustments subject to an agreed upon lower and upper collar). Following the closing of the CCS Sale Transaction, the Purchase Agreement provides for a customary purchase price true-up adjustment process in connection with the finalization of the closing statement for the CCS Business.
Representations and Warranties
The Purchase Agreement contains representations and warranties of CommScope and Amphenol.
Many of the representations and warranties of CommScope in the Purchase Agreement are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any development, change, state of facts, condition, circumstance, occurrence, event or effect that, individually or in the aggregate, (i) would prevent or materially impede or impair the ability of CommScope and its subsidiaries to consummate the CCS Sale Transaction or otherwise perform their obligations under the Purchase Agreement or (ii) has had, or would reasonably be expected to have, a material adverse effect on the operations, condition (financial or otherwise) or results of operations of the CCS Business, taken as a whole. However, solely in the case of clause (ii) above, no development, change, state of facts, condition, circumstance, occurrence, event or effect resulting from the following (subject to certain exceptions and other specified matters) will constitute or be taken into account in determining whether a material adverse effect has occurred:
•	the public announcement of the sale of the CCS Business and the execution of the Purchase Agreement and any other ancillary agreements, or the pendency of the transactions contemplated thereby;
•
(i) the performance by CommScope and its subsidiaries of their respective express obligations under the Purchase Agreement or any other ancillary agreements, (ii) any actions taken or omitted to be taken by CommScope or its subsidiaries to comply with the Purchase Agreement (but excluding CommScope’s general obligation to use commercially reasonable efforts to operate and preserve intact the CCS Business and maintain the CCS Business’s existing business relationships in the interim period prior to closing) or (iii) any action taken at Amphenol’s express written request or with the express written consent of Amphenol;

•	any violation or breach of the Purchase Agreement by Amphenol;
•
the failure of the financial or operating performance of the CCS Business to meet estimates or expectations or internal forecasts, plans, projections or budgets (but the underlying reason for such failure to meet such forecasts, plans, projections or budgets may be taken into account in determining whether a “material adverse effect” has occurred unless the underlying reason is also one of the other exceptions in this bulleted list);

•
general business, regulatory, financial or economic conditions in the United States or other foreign locations where the CCS Business is operated, including changes in prevailing interest rates or fluctuations in currency (including any disruption in such conditions);

•	general changes, developments, or conditions in the industry or markets in which the CCS Business is conducted;
•
any change in applicable laws, any changes in GAAP (or the applicable accounting standards in any jurisdictions outside of the United States), or the enforcement or interpretation of any of the foregoing;

•	any changes in the economy in general, or the financial, banking or securities markets (including any disruption to such markets), following the date of the Purchase Agreement;
•
any global or natural conditions or circumstances, including natural disasters, an outbreak or escalation of war (whether or not declared), armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any escalation or worsening of the foregoing;

•	cyberattacks and acts of sabotage; or
•
any pandemic, epidemic, disease or contagion outbreaks (or worsening of the same), earthquakes, volcanic eruptions, hurricanes, floods, tsunamis and other natural disasters or other natural conditions or weather-related events, circumstances or developments.

Except with respect to the first four bullets above, such effects will not be excluded from determining whether a “material adverse effect” has occurred to the extent they disproportionately impact the CCS Business in a manner relative to the competitors of the CCS Business in the industry in which the CCS Business competes as a whole. With respect to Amphenol, “material adverse effect” means any development, change, state of facts, condition, circumstance, occurrence, event or effect that, individually or in the aggregate, prevents or materially impedes or impairs the ability of Amphenol to consummate the transactions contemplated by the Purchase Agreement (such material adverse effect is referred to as a “buyer material adverse effect”).
In the Purchase Agreement, CommScope makes various representations and warranties to Amphenol that are subject to certain exceptions and qualifications set forth in the Purchase Agreement. These representations and warranties relate to, among other things:
•
CommScope’s and certain of its subsidiaries’ (including any subsidiary that is selling or transferring equity interests or assets to Amphenol in connection with the CCS Sale Transaction) due organization, valid existence and good standing under their respective jurisdictions of organization, and their respective qualification to conduct the CCS Business;

•
CommScope’s and certain of its subsidiaries’ (including any subsidiary that is selling assets to Amphenol in connection with the CCS Sale Transaction) due authorization of the Purchase Agreement and any related ancillary agreements and the performance of any of their respective obligations thereunder, corporate power and authority to enter into the Purchase Agreement and any related ancillary agreements and their respective corporate power and authority to complete the transactions contemplated by the Purchase Agreement;

•
the approval of the Board of, and the necessary vote of the CommScope stockholders in connection with, the CCS Sale Transaction and the enforceability of the Purchase Agreement and any related ancillary agreements;

•	required governmental consents, waivers or approvals, authorizations, orders, licenses, permissions, permits, qualifications or exemptions;

•
the absence of violations of, or conflicts with, CommScope’s or certain of its subsidiaries’ (including the Purchased Entities and any subsidiary that is selling assets to Amphenol in connection with the CCS Sale Transaction) organizational documents and contracts and applicable law as a result of CommScope’s entry into and performance under the Purchase Agreement or consummation of the transactions contemplated by the Purchase Agreement;

•
due organization, valid existence and good standing under their respective jurisdictions of organization, and their respective qualification to conduct the CCS Business of each Purchased Entity and the organizational documents of each Purchased Entity;

•	capital structure, including, among other things, the number of outstanding shares of capital stock (or other equity interests) of each Purchased Entity;
•
the existence of certain material contracts related to the CCS Business to which CommScope or any of its subsidiaries is party, the validity, binding nature and effectiveness of such contracts and the absence of CommScope’s or its subsidiaries’ default under such contracts;

•	the absence of certain legal proceedings or governmental orders;
•	certain matters related to the intellectual property of the CCS Business;
•	certain tax matters;
•	CommScope’s and its subsidiaries’ possession of certain licenses, permits and other authorizations and their compliance with laws applicable to the CCS Business;
•	CommScope’s and certain of its subsidiaries’ (including the Purchased Entities) compliance with applicable anti-corruption laws, sanctions laws and customs and trade control laws;
•	certain environmental matters related to the CCS Business;
•
certain financial information and practices of CommScope, generally, and the CCS Business, specifically, including (i) the preparation, delivery and adequacy of the financial statements provided to Amphenol in connection with the Purchase Agreement; (ii) the absence of undisclosed liabilities of the Purchased Entities or arising out of the CCS Business; and (iii) CommScope’s system of internal accounting controls over financial reporting;

•	CommScope’s and its subsidiaries’ employee benefits and compensation plans, contract, policies, programs and arrangements;
•	certain employment and labor matters;
•	CommScope’s and its subsidiaries’ real property related to the CCS Business;
•	CommScope’s and its subsidiaries’ good and valid title to, or valid leasehold interests in, all of the assets being transferred to Amphenol in connection with the CCS Sale Transaction;
•	the sufficiency of the assets, properties and rights being transferred, licensed or leased to Amphenol in connection with the CCS Sale Transaction;
•	the absence of a “material adverse effect” (as described above) and certain other actions and developments since January 1, 2025 through the date of the Purchase Agreement;
•	the absence of any undisclosed broker’s or finder’s fees;
•	certain matters pertaining to data privacy and information security;
•	certain matters pertaining to the material customers and suppliers of the CCS Business;
•	the quality and quantity of the inventory of the CCS Business;
•	CommScope’s and its subsidiaries’ insurance policies held by, or for the benefit of, the CCS Business;
•	the absence of certain affiliate party transactions;
•	the Board’s receipt of a fairness opinion from Evercore; and
•	the accuracy of the information supplied by CommScope in this proxy statement.

In the Purchase Agreement, Amphenol makes various representations and warranties to CommScope that are subject to certain exceptions and qualifications set forth in the Purchase Agreement. These representations and warranties relate to, among other things:
•
Amphenol’s and certain of its subsidiaries’ (which are purchasers of assets or shares under the Purchase Agreement) due organization, valid existence and good standing under their respective jurisdictions of organization, and their respective qualification to conduct the CCS Business as it is currently conducted;

•
Amphenol’s and certain of its subsidiaries’ (which are purchasers of assets or shares under the Purchase Agreement) due authorization of the Purchase Agreement and any related ancillary agreements and the consummation of the transactions contemplated by those agreements, corporate power and authority to enter into the Purchase Agreement and any related ancillary agreements and their respective corporate power and authority to complete the transactions contemplated by the Purchase Agreement;

•	required governmental consents, waivers or approvals, authorizations, orders, licenses, permissions, permits, qualifications or exemptions;
•
the absence of violations of, or conflicts with, Amphenol’s or certain of its subsidiaries’ (which are purchasers of assets or shares under the Purchase Agreement) organizational documents and contracts and applicable law as a result of Amphenol’s entry into and performance under the Purchase Agreement or consummation of the transactions contemplated by the Purchase Agreement;

•	the absence of certain legal proceedings or governmental orders;
•	matters with respect to Amphenol’s financing and sufficiency of funds;
•	the absence of any undisclosed broker’s or finder’s fees;
•	the solvency of Amphenol after giving effect to the CCS Sale Transaction;
•	Amphenol’s investment intent for securities law purposes; and
•	the accuracy of the information supplied by Amphenol in this proxy statement.
Covenants and Agreements
Operation of the CCS Business
CommScope has agreed to certain covenants in the Purchase Agreement restricting the conduct of the CCS Business between the date of the Purchase Agreement and the effective time (or any earlier termination of the Purchase Agreement). As a general matter, except (i) as otherwise expressly required by the Purchase Agreement, including with respect to the Restructuring, (ii) as set forth in the confidential disclosure letter, (iii) as may be necessary to comply with applicable laws, or (iv) as consented to in writing by Amphenol (such consent not to be unreasonably withheld, conditioned or delayed), CommScope has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to (x) operate and conduct the CCS Business in the ordinary course of business in all material respects and in compliance with applicable law and (y) preserve intact the CCS Business and maintain existing relations and goodwill with the material customers, suppliers, lessors and other material business relationships of the CCS Business.
CommScope has further agreed that, except (i) as otherwise expressly required by the Purchase Agreement, including with respect to the Restructuring, (ii) as set forth in the confidential disclosure letter, (iii) as may be necessary to comply with applicable laws or (iv) as consented to in writing by Amphenol (such consent not to be unreasonably withheld, conditioned or delayed), CommScope will not, and will cause its subsidiaries not to, in each case with respect to the CCS Business:
•
(i) amend or modify the organizational documents of any Purchased Entity, (ii) adjust, split, combine, redeem, repurchase or otherwise acquire, subdivide or reclassify its outstanding equity interests or enter into any agreement with respect to the voting of any equity interests of a Purchased Entity, or (iii) declare, set aside or pay any dividend or distribution of a Purchased Entity payable in cash, stock, property or otherwise to any person other than to another Purchased Entity (other than in respect of any cash dividend paid in full prior to the closing date);

•
transfer, sell, lease, license or otherwise convey or dispose of, pledge, or subject to any lien (other than certain permitted liens and liens that will be released at or prior to closing), (i) any of the equity interests of a Purchased Entity or (ii) the assets or property of the CCS Business being conveyed to Amphenol in connection with the CCS Sale Transaction, other than (A) sales or non-exclusive licenses of inventory, products or intellectual property rights in the ordinary course of business, (B) sales or dispositions of obsolete or inoperable assets or property being conveyed to Amphenol in connection with the CCS Sale Transaction or (C) any transfer, sale, lease, license or other conveyances and dispositions made in the ordinary course of business;

•
enter into any interest rate, derivatives or hedging transaction in respect of which any Purchased Entity would be an obligor or that would otherwise be transferred to Amphenol in connection with the CCS Sale Transaction;

•
issue any capital stock, other equity interests, voting interests or securities convertible into or exchangeable or exercisable for, or other similar agreements or commitments relating to, the capital stock or other equity interests or voting interests of any Purchased Entity;

•	with respect to any Purchased Entity, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under applicable law;
•
with respect to any Purchased Entity, (i) make or change any material tax election (other than tax elections made in the ordinary course of business or as required by applicable law or as permitted to reflect a position under Sections 163(j), 168(k)(2), 174, and 174A of the Code as amended by the One Big Beautiful Bill Act (the “OBBBA”)), (ii) change any annual tax accounting period, (iii) adopt or change any material method of accounting with respect to taxes other than to reflect a permitted updated position under Sections 163(j), 168(k)(2), 174, and 174A of the Code as amended by the OBBBA, (iv) settle or compromise any claim, notice, audit report or assessment in respect of material taxes, (v) to the extent a Purchased Entity has an established past practice with respect to filing a particular material tax return, file any such material tax return in a manner materially inconsistent with such past practice of such Purchased Entity (for the avoidance of doubt, excluding any tax returns a Purchased Entity is required to begin filing under applicable law or to reflect a permitted position under Sections 163(j), 168(k)(2), 174, and 174A of the Code as amended by the OBBBA) or file any amended material tax return (other than to reflect a permitted position under Sections 163(j), 168(k)(2), 174, and 174A of the Code as amended by the OBBBA), (vi) make any voluntary tax disclosure with a governmental authority responsible for taxation, (vii) enter into any tax sharing agreement, (viii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) relating to any material tax, (ix) surrender any right to claim a material refund, credit or similar tax benefit or (x) consent to any extension or waiver of the statute of limitations period applicable to any material tax or tax return;

•
(i) create, incur, assume or guarantee any indebtedness for borrowed money, in respect of which any Purchased Entity would be an obligor or which would constitute a liability assumed by Amphenol in connection with the CCS Sale Transaction, other than any indebtedness that is incurred or committed to be incurred prior to the effective time in the ordinary course of business and is included in the estimated indebtedness of the CCS Business for the purposes of adjusting the purchase price paid by Amphenol or (ii) make any loans or advances (which would constitute a liability assumed by Amphenol in connection with the CCS Sale Transaction) to, or capital contributions or investments by any Purchased Entity in, any other person, in each case, other than intercompany loans, advances, capital contributions or investments solely to or among Purchased Entities, in each case, related to ongoing sales and services transactions undertaken in the ordinary course of business;

•
(i) grant any increase in the compensation or benefits arrangements of an employee being transferred to Amphenol in connection with the CCS Sale Transaction (each a “CCS Employee”) or under any benefit plan of CommScope that is being assumed by Amphenol in connection with the CCS Sale Transaction or that otherwise applies to any CCS Employee or grant any new equity or equity-based, retention, severance or termination pay or similar compensation to any CCS Employee, (ii) enter into or amend any employment, consulting, indemnification, severance or retention agreement with any CCS Employee or amend the compensation or other terms of employment of any CCS Employee, in each case, other than, (A) in the ordinary course of business in connection with (1) annual base salary or base wage increases for CCS Employees whose annual cash base salary does not exceed $200,000 or (2) certain promotions for CCS Employees whose annual cash base salary does not exceed $200,000, (B) as required by any collective bargaining agreement or other labor, works council or other similar arrangements or (C)(1) as required by applicable laws, (2) by the terms of CommScope’s employee benefit plans or (3) other annual changes in benefits arrangements in a particular jurisdiction that are also applicable to similarly situated employees of CommScope who are not CCS Employees in such jurisdiction or (iii) enter into any collective bargaining agreement or other labor agreement, or recognize any labor organization, works council or other employee-representative body as the bargaining representative of any CCS Employee except as required by law or in connection with the Restructuring;
•
commit or authorize any commitment to make any capital expenditures in excess of $7,500,000 in the aggregate in any calendar year, the responsibility for which would be assumed by Amphenol in connection with the CCS Sale Transaction, except as otherwise set forth in the budget or financial forecast provided to Amphenol;

•
(i) transfer, assign or deploy the employment of any employee in a manner that results in the status of such employee ceasing to be a CCS Employee (and thus causing such employee to now be outside of the transaction perimeter) or becoming a CCS Employee (and thus causing such employee to now be within of the transaction perimeter), other than in connection with the Restructuring, (ii) hire any new CCS Employee, except in the ordinary course of business consistent with past practice (including to fill vacancies) where such hiring does not relate to an employee above the level of director, or (iii) terminate, without cause, the employment of any CCS Employee, above the level of director or with an annual base salary or base wages in excess of $250,000;

•
(i) make any equity investment in any third party or any acquisition (whether by merger, consolidation or acquisition of equity interests or assets or otherwise) from a third party of any corporation, partnership or other business organization or division of such third party in respect of which any Purchased Entity would be party or which would constitute assets being conveyed, to or liabilities being assumed by, Amphenol in connection with the CCS Sale Transaction, (ii) sell or dispose (whether by merger, consolidation or acquisition of equity interests or assets or otherwise) to a third party any Purchased Entity or any business line or material assets of the Purchased Entities or (iii) enter into any joint venture or partnership in respect of which any Purchased Entity would be party or which would constitute assets being conveyed, to or liabilities being assumed by, Amphenol in connection with the CCS Sale Transaction; in the case of each of items (i)-(ii), except for acquisitions, investments or dispositions not to exceed $5,000,000 individually or $10,000,000 in the aggregate;

•	enter into any transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
•	cause any Purchased Entity to enter into any new line of business that is not related to the CCS Business;
•	implement any mass layoffs or plant closings, including those that would trigger notice requirements under the WARN Act or any similar state, local or foreign law;
•	take certain actions with respect to the Andrew Limited Pension and Life Assurance Plan, currently governed by a definitive trust deed and rules dated May 16, 2012;
•	make any material change in the CCS Business’s methods, principles and practices of accounting, except as required by applicable law or by GAAP;
•	amend or agree to waive in any material respect any existing material contract being conveyed to Amphenol in connection with the CCS Sale Transaction, except in the ordinary course of business;
•
cancel any material insurance policies, or fail to renew any material insurance policies upon expiration on commercially reasonable terms, to the extent such insurance policies on such terms are available on commercially reasonable terms (other than with respect to insurance policies maintained by CommScope or its subsidiaries on behalf of Purchased Entities so long as such cancellation or nonrenewal does not materially disproportionately impact the CCS Business as compared to other businesses of CommScope);
•
commence, settle or compromise or otherwise voluntarily resolve, or enter into any consent decree or settlement agreement with any governmental authority or any other third party regarding, any legal proceeding against the CCS Business or materially and disproportionately affecting the CCS Business in any material respect relative to CommScope’s other businesses, other than with respect to settlements or compromises where the amount paid in such settlement or compromise does not exceed $3,000,000 individually or $15,000,000 in the aggregate;

•
(i) create any new intercompany accounts or enter into any new intercompany loans to which any Purchased Entity is a party, other than any such accounts or loans related to ongoing sales and services transactions undertaken in the ordinary course of business or (ii) enter into any new arrangements whereby CommScope or its subsidiaries provide guarantees or other credit support to the CCS Business;

•
(i) purchase or acquire any real property that is related to the CCS Business or (ii) except in the ordinary course of business, (A) enter into any contract for the lease of any real property that is related to the CCS Business (other than real property leases in respect of existing leased real property in accordance with the Purchase Agreement), (B) amend in any material respect, renew or waive any material provision of any real property lease or (C) other than expirations of leases in accordance with their terms, rescind, allow to expire, let lapse or terminate any real property lease; or

•	agree or commit to do any of the foregoing.
The restrictions described above do not prevent CommScope from transferring or advancing to (i) CommScope or any of its subsidiaries any asset that is not a part of the CCS Business or any books and records that are not specified books and records of the CCS Business or (ii) any Purchased Entity any asset that is a part of the CCS Business or any specified books and records of the CCS Business. The restrictions described above also do not prevent CommScope from making payments under or repaying in full any indebtedness prior to the effective time or paying or incurring intercompany advances or indebtedness.
The Purchase Agreement is not intended to give to Amphenol, directly or indirectly, the right to control or direct the operations of the CCS Business, and prior to the closing, CommScope and its subsidiaries will exercise, consistent with the terms and conditions of the Purchase Agreement, complete control and supervision over their respective businesses and operations.
Regulatory Filings and Efforts to Consummate the CCS Sale Transaction
Subject to the other terms and conditions of the Purchase Agreement and to applicable law, CommScope and Amphenol, and each of their respective subsidiaries, are required to use their respective reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under any applicable antitrust laws and foreign direct investment laws to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Purchase Agreement and to use their respective reasonable best efforts to cause the conditions to each party’s obligation to close the transactions contemplated by the Purchase Agreement to be satisfied as promptly as practicable, including using reasonable best efforts to (i) obtain all governmental consents required for the satisfaction of the closing condition pertaining to governmental consents under antitrust laws and foreign direct investment laws (as discussed further below under the heading “Closing Conditions”) and (ii) effect all necessary registrations, notifications and filings with the governmental authorities in order to consummate and make effective the CCS Sale Transaction. CommScope and Amphenol are required to reasonably cooperate with each other to the extent necessary in connection with the obligations described in this paragraph.
Further, CommScope and Amphenol are required to (and will cause their respective affiliates to) make all regulatory filings needed to cause the satisfaction of the closing condition pertaining to governmental consents under antitrust laws and foreign direct investment laws as promptly as reasonably practicable, and, in any event, to make the initial filings required under the HSR Act within 25 business days following the date of the Purchase Agreement, unless a later date is mutually agreed by CommScope and Amphenol.

In addition, CommScope and Amphenol are required to (and will cause their respective subsidiaries to) cooperate and to use their respective reasonable best efforts to obtain the governmental consents needed to cause the satisfaction of the closing condition pertaining to governmental consents under antitrust laws and foreign direct investment laws as promptly as reasonably practicable, including to respond as promptly as practicable to any requests for information from any governmental authority in connection with antitrust laws and foreign direct investment laws and cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry by or from a governmental authority or in connection with any proceeding initiated by a governmental authority in connection with antitrust laws and foreign direct investment laws. CommScope and Amphenol have agreed to furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any such governmental authority.
CommScope and Amphenol, and each of their respective subsidiaries, are required to consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either CommScope or Amphenol in connection with proceedings under or relating to any antitrust laws or foreign direct investment laws in connection with the Purchase Agreement (other than, in the case of CommScope or Amphenol, as the case may be, the portions of such correspondence, filings and written communications that include confidential or proprietary information not directly related to the CCS Sale Transaction). Additionally, each of CommScope and Amphenol is required to (except as prohibited or restricted by applicable law):
•	give each other reasonable advance notice of all meetings with any governmental authority relating to any antitrust laws or foreign direct investment laws;
•	give each other an opportunity to participate in each of such meetings;
•	give each other reasonable advance notice of all substantive oral communications with any governmental authority relating to any antitrust laws or foreign direct investment laws;
•
if any governmental authority initiates a substantive oral communication regarding any antitrust laws or foreign direct investment laws, promptly notify the other party of the substance of such communication;

•
provide each other with a reasonable advance opportunity to review and comment upon all written substantive communications, including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals (other than, in the case of CommScope or Amphenol, as the case may be, the portions of such presentations, memoranda, briefs, arguments, opinions and proposals that include confidential or proprietary information not directly related to the transactions contemplated by the Purchase Agreement), with a governmental authority regarding any antitrust laws or foreign direct investment laws; and

•	provide each other with copies of all substantive written communications from any governmental authority relating to any antitrust laws or foreign direct investment laws.
Until the earlier of the closing or the termination of the Purchase Agreement, CommScope and Amphenol may not, and will cause their respective subsidiaries not to, acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or person (or any other business organization or division of such business or person), or merge or consolidate with any other person, if such transaction would reasonably be expected to prevent or cause a material delay in the satisfaction of the closing conditions contained in the Purchase Agreement or the consummation of the CCS Sale Transaction.
Amphenol and its affiliates will not be required to undertake or enter into agreements with any governmental authority or agree to the entry of an order by any governmental authority or commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses (and CommScope may not agree to such actions without Amphenol’s prior written consent). In addition, Amphenol will control, lead and direct all actions, decisions and strategy for, and make all final determinations as to the timing and appropriate course of action with respect to each of the following actions:
•
obtaining consents, clearances, waiting period expirations or terminations, authorizations and approvals from governmental authorities pursuant to antitrust laws and foreign direct investment laws, and all other matters related to antitrust laws and foreign direct investment laws and related inquiries, investigations, negotiations, actions and proceedings, in connection with the CCS Sale Transaction;

•
deciding whether to litigate, defend against, or otherwise contest any action or proceeding by or with any governmental authority pursuant to any antitrust law or foreign direct investment law in connection with the CCS Sale Transaction;

•
responding to, defending or contesting (at Amphenol’s sole discretion) any action or legal proceeding by or with any governmental authority pursuant to any antitrust law or foreign direct investment law in connection with the CCS Sale Transaction; and

•
deciding whether to, and how to, offer, propose, negotiate, agree to, commit to or effect any remedy, condition, commitment or undertaking in connection with any antitrust law or foreign direct investment law in connection with the CCS Sale Transaction.

Without the prior written consent of Amphenol, CommScope and its affiliates may not, (i) offer to, agree with or commit to any governmental authority not to consummate, or to delay the consummation of, the CCS Sale Transaction or (ii) offer, propose, negotiate, agree to, commit to or effect any remedy, condition, commitment or undertaking in connection with any antitrust law or foreign direct investment law in connection with the CCS Sale Transaction.
To the extent requested in writing by Amphenol, CommScope and its affiliates will be required to offer, propose, negotiate, agree to, commit to and effect any remedy, condition, commitment or undertaking with respect to the CCS Business in connection with any antitrust law or foreign direct investment law in connection with the CCS Sale Transaction so long as such actions (i) resolve, in whole or in part, the requirements, objections or concerns of an applicable governmental authority, (ii) do not prevent or cause material delay in the satisfaction of the closing conditions contained in the Purchase Agreement or the consummation of the CCS Sale Transaction and (iii) in any event, are conditioned upon the occurrence of the closing.
Pre-Closing Access to Information
For the limited purposes of effecting the transactions contemplated by the Purchase Agreement and transition and integration planning, CommScope and its subsidiaries are required to permit Amphenol and its authorized agents or representatives (subject to certain additional exceptions) to have reasonable access to the properties, books, records and such financial data of the CCS Business (including tax returns and supporting documentation) and the CCS Employees as Amphenol may reasonably request, during regular business hours. Such access may occur only upon reasonable notice and may not unreasonably disrupt the personnel and operations of CommScope or any of its subsidiaries, must comply with the reasonable security, data privacy and data protection, and insurance requirements of CommScope and its subsidiaries, may not require the disclosure of any source code or other trade secrets, and must be at Amphenol’s sole risk and expense.
Employees and Employee Benefits Matters
No less than 15 business days prior to the closing date, Amphenol will be required to, with reasonable assistance and cooperation from CommScope, make an offer of employment (to take effect on the closing date), consistent with the terms of the Purchase Agreement as described below, to each of the CCS Employees (other than those CCS Employees who will be employed by a Purchased Entity at the closing or the parties agree will be automatically transferred to Amphenol or any of its affiliates (including any Purchased Entity) on the closing date). Following the closing, Amphenol will be required to (directly or indirectly) provide for the following employment terms for (x) each CCS Employee who receives and accepts an offer of employment made in accordance with the terms of the Purchase Agreement and who commences employment with Amphenol or any of its affiliates pursuant to such offer of employment and (y) each other CCS Employee who is automatically transferred to Amphenol or any of its affiliates at the closing (each a “Continuing Employee”) during the following associated time periods (or such shorter period as such Continuing Employee remains an employee of Amphenol or one of its affiliates following the closing):
•	during the 12-month period that begins as of the closing, at the same general location at which such CCS Employee was employed immediately prior to the closing;
•	during the calendar year in which closing occurs, with base salary or wages not less than that in effect prior to the closing;
•	during the calendar year in which closing occurs, with an annual cash target bonus opportunity at least equal in the aggregate to that in effect immediately prior to the closing;

•
during the 12-month period that begins as of the closing, with severance benefits not less favorable than those provided under CommScope’s severance policy applicable to such CCS Employee in effect as of the date of the Purchase Agreement; and

•
during the calendar year in which the closing occurs, with other employee benefits that are substantially comparable in the aggregate to the other such employee benefits provided to similarly situated employees of the applicable Amphenol employing entity (or if there are no similarly situated employees of the applicable employing entity, similarly situated employees of Amphenol).

These commitments by Amphenol generally do not apply to defined benefit pension benefits; liquidity, sale bonus, transaction, retention, change of control bonus plans or similar arrangements; and equity, restricted stock units, performance stock units, stock options or any other equity-based compensation or awards.
Amphenol has agreed to credit each Continuing Employee the amount of accrued and unpaid hours of vacation (to the extent permitted by law), personal hours, PTO or days earned and sick leave as of or prior to the closing and any other leave required to be credited by law applicable to such Continuing Employee as reflected in the records delivered by CommScope to Amphenol as of the closing. Similarly, from and after the closing, Amphenol has agreed to (directly or indirectly through the applicable employing entity of such Continuing Employee), with respect to the benefit plans in which a Continuing Employee participates (which, following the closing, may include those benefit plans Amphenol assumed from CommScope), provide credit for such Continuing Employee’s length of service with CommScope and its subsidiaries (including any length of service with any entity acquired by CommScope or any such subsidiary) for purposes of eligibility, participation, vesting and benefit accrual under such plan, program, policy or arrangement, including severance policies, each to the extent permissible under the applicable benefit plans of Amphenol and that does not result in a duplication of benefits.
Claims incurred by Continuing Employees (and covered dependents) at or prior to closing under any of CommScope’s benefit plans providing medical, dental and vision benefit plans, workers compensation and life insurance plans, disability plans and other welfare plans (but for clarification, not under any form of retirement or pension plan) will, to the extent covered under the terms and conditions of such benefit plans, be paid under such benefit plans notwithstanding the closing, and the Continuing Employees or covered dependents will be considered participants in such plans solely with regard to such claims. Expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents after the closing, and expenses and benefits payable under any benefit plan assumed by Amphenol, will be the responsibility of Amphenol. Amphenol or the applicable employing entity will assume and be responsible for all liabilities with respect to Continuing Employees based in the United States and their eligible dependents, in respect of continuation coverage health insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar laws.
With respect to the fiscal year of CommScope in which the closing occurs and with respect to each Continuing Employee who remains employed as of the applicable payment date, Amphenol will (directly or indirectly through the applicable employing entity of such Continuing Employee), make bonus payments to certain Continuing Employees equal to the bonus amount accrued or reflected or otherwise taken into account in the calculation of the net working capital of the CCS Business as of the closing date, as finally determined, with respect to such Continuing Employee, if any, which bonus payment must be made no later than the same time or times CommScope pays employee bonuses in the ordinary course of business and, with respect to any CommScope sales and commission plans in effect as of the closing, Amphenol will (directly or indirectly through the applicable employing entity of such Continuing Employee), make a sales or commission payment to applicable Continuing Employees equal to the sales or commission amount accrued or reflected or otherwise taken into account in the calculation of the net working capital of the CCS Business as of the closing date, as finally determined, with respect to such Continuing Employee, if any, which payment must be made no later than the same time or times CommScope pays such sales and commission payments in the ordinary course of business, in each case, subject to any relevant continued employment or service requirements applicable to such payments.

Competing Activities
During the three year period following the closing date, CommScope and its subsidiaries may not engage in, or hold any ownership interest in any person who engages in, a business that competes with the CCS Business as the CCS Business was operated on the date of the Purchase Agreement and is operated as of the closing date by CommScope and its subsidiaries anywhere in the world, including the manufacture, distribution, installation or sale of any products and services that are under development or are manufactured, distributed or sold by the CCS Business anywhere in the world as of the closing date. The activities described in the previous sentence are each referred to as a “competing activity”.
CommScope and its subsidiaries, however, will not be restricted from taking any of the following actions and certain other agreed upon permitted actions:
•
engaging in any of the businesses conducted by CommScope or its subsidiaries as of the closing date other than the CCS Business and continuing to sell the products and services sold by CommScope and its subsidiaries on the date of the Purchase Agreement or as of the closing date (and any new releases, updates and successors to such products and services), except to the extent that any such products and services are products or services under development, manufactured, distributed or sold by the CCS Business as of the closing date;

•
continuing to perform any competing activity for the benefit of Amphenol or any of its affiliates as required or contemplated by the Purchase Agreement or any ancillary agreements entered into in connection with the Purchase Agreement;

•
acquiring any person or any division(s) or line(s) of business, that engages in a competing activity, by merger or a purchase of shares or assets of a person, so long as the competing activity does not exceed the lesser of either $25,000,000 or 10% of the aggregate annual gross revenues of such person, or the acquired divisions or lines of business of such person, as applicable, as of immediately prior to the time of such acquisition;

•
owning and operating any person or division or line of business acquired in compliance with the previous bullet, so long as the competing activity does not exceed the lesser of either $25,000,000 or 10% of the aggregate annual gross revenues of such acquired person, or the acquired divisions or lines of business of such person, as applicable, in any fiscal year; and

•
directly or indirectly holding interests in or securities of any person engaged in a competing activity to the extent that such investments do not, directly or indirectly, confer on CommScope or its subsidiaries, in the aggregate, 10% or more of the voting power or economic interests of such person, and CommScope and its subsidiaries remain passive investors and are not involved in the business operations of such person (other than board seats and board observer seats reasonably commensurate with the size of the investment).

Beginning on the closing date and for a period of three years following the closing date, CommScope and its subsidiaries have agreed, to the extent permitted by law and subject to certain exceptions, not to solicit to hire (whether as an employee, consultant, independent contractor or otherwise) any Continuing Employee. Amphenol has also agreed to take certain actions with regard to the non-solicitation of CommScope employees.
No Solicitation; Adverse Recommendation Changes
No Solicitation
In connection with the execution of the Purchase Agreement, CommScope agreed to immediately cease, and cause to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any CCS acquisition proposal (as defined below) as of the date of the Purchase Agreement. In addition to the foregoing, CommScope has agreed that, until the earlier of the effective time and the termination of the Purchase Agreement, it will not and will cause its subsidiaries and its and their respective officers, directors and representatives not to, directly or indirectly:
•
initiate, seek, solicit, knowingly facilitate, knowingly encourage (including by way of furnishing any non-public information relating to CommScope or any of its subsidiaries), or knowingly induce the making, submission or announcement of any proposal that constitutes, or would reasonably be expected to lead to, a CCS acquisition proposal;

•
engage in negotiations or discussions with, or provide any non-public information or non-public data to, or afford access to the properties, books and records of CommScope or the CCS Business to, any person in connection with or in response to any CCS acquisition proposal or any proposal reasonably expected to lead to any CCS acquisition proposal or grant any waiver or release under any standstill, confidentiality or other agreement (except that CommScope may waive any such standstill provision in order to permit a third party to make a CCS acquisition proposal if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to grant any waiver or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable law);

•
enter into any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, reorganization agreement, partnership agreement or other similar agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any CCS acquisition proposal; or

•	resolve to do any of the foregoing.
Additionally, until the earlier of the effective time and the termination of the Purchase Agreement, CommScope may not call or convene a meeting of the stockholders of CommScope to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the CCS Sale Transaction.
For the purposes of the Purchase Agreement, a “CCS acquisition proposal” is a proposal, offer or indication of interest from any person (other than a proposal or offer by Amphenol) providing for any transaction or series of related transactions (other than the CCS Sale Transaction) involving any: (i) merger, consolidation, share exchange, tender offer, business combination, recapitalization, reorganization or similar transaction involving CommScope, pursuant to which the stockholders of CommScope immediately preceding such transaction would own or control, directly or indirectly, less than eighty percent (80%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (by voting power), (ii) sale, lease, license, exchange, transfer, dissolution or other disposition, directly or indirectly, of assets of CommScope (including the capital stock or other equity interests of any of its subsidiaries) or any subsidiary of CommScope representing twenty percent (20%) or more of the consolidated assets (measured by the fair market value of such assets), net revenues or net income of CommScope and its subsidiaries taken as a whole, or to which twenty percent (20%) or more of the net revenues, net income or assets (measured by the fair market value of such assets) of CommScope and its subsidiaries, taken as a whole, are attributable, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of CommScope or (iv) any combination of the foregoing. However, any transaction specified in clauses (i)-(iii) of the previous sentence will not constitute a CCS acquisition proposal if such transaction (x) involves solely the assets or liabilities being retained by CommScope in connection with the CCS Sale Transaction, (y) does not prevent, materially impede or delay or materially impair the consummation of the CCS Sale Transaction and (z) does not require CommScope stockholder approval or with respect to which definitive documentation is entered into after obtaining CommScope stockholder approval for the CCS Sale Transaction.
Superior Proposal
Notwithstanding the restrictions on solicitation described above, if CommScope receives a bona fide written CCS acquisition proposal from a third party prior to obtaining the CommScope stockholder approval and such CCS acquisition proposal was not initiated, sought, solicited, knowingly facilitated, knowingly encouraged, knowingly induced or otherwise procured in breach of the restrictions on solicitation described above, then CommScope may contact the person who made such CCS acquisition proposal solely to clarify the terms of such CCS acquisition proposal so that the Board may inform itself about such acquisition proposal.
If the Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such CCS acquisition proposal constitutes or is reasonably likely to constitute a superior proposal, CommScope may also (i) furnish information concerning its business, properties or assets to such person pursuant to a confidentiality agreement with confidentiality terms that, taken as a whole, are not less favorable to CommScope than those contained in the confidentiality agreement with Amphenol and (ii) negotiate and participate in discussions and negotiations with such person concerning such CCS acquisition proposal.

For the purposes of the Purchase Agreement, a “superior proposal” is a written CCS acquisition proposal (however, for purposes of this definition, references to twenty percent (20%) and eighty (80%) in the definition of “CCS acquisition proposal” refer to fifty percent (50%) instead) which the Board determines (i) to be reasonably likely to be consummated on the terms proposed on a timely basis if accepted and (ii) to be more favorable to CommScope’s stockholders than the CCS Sale Transaction and the other transactions contemplated by the Purchase Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the Purchase Agreement, and any changes to the terms of the Purchase Agreement offered by Amphenol in response to such acquisition proposal. However, any CCS acquisition proposal made in breach of the restrictions on solicitation described above will not constitute a superior proposal.
Notification to Amphenol
CommScope must (i) promptly (and in any case within twenty-four (24) hours) provide Amphenol notice with respect to any inbound CCS acquisition proposal, of the other party (or parties) and the material terms of such inquiry, offer, proposal or request, (ii) promptly (and in any case within twenty-four (24) hours) make available to Amphenol copies of all written materials provided by CommScope to such party but not previously made available to Amphenol and (iii) keep Amphenol informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any inbound CCS acquisition proposal or other inquiry, offer, proposal or request.
Changes in Board Recommendation
Pursuant to the terms and conditions of the Purchase Agreement, neither the Board nor any committee of the Board may take any of the following actions, which for purposes of the Purchase Agreement are each an “adverse recommendation change”:
•	withdraw, change, amend, qualify or modify, or publicly propose to withdraw, change, amend, qualify or modify, its recommendation in favor of the CCS Sale Transaction, in a manner adverse to Amphenol;
•	adopt, approve, authorize, endorse, declare advisable or recommend or otherwise publicly propose to adopt, approve, authorize, endorse, declare advisable or recommend, any CCS acquisition proposal;
•
if a CCS acquisition proposal has been publicly disclosed (other than in connection with a tender offer or exchange offer), fail to publicly reaffirm its recommendation in favor of the CCS Sale Transaction within 10 business days after the public disclosure of such CCS acquisition proposal (or, if earlier, by the business day prior to the Special Meeting);

•
fail to recommend the rejection of a CCS acquisition proposal that is a tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer (or, if earlier, by the business day prior to the Special Meeting); or

•	fail to recommend the CCS Sale Transaction in this proxy statement.
Notwithstanding the foregoing, prior to obtaining the requisite Stockholder Approval, if the Board receives a bona fide written CCS acquisition proposal that the Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes a superior proposal that was not initiated, sought, solicited, knowingly facilitated, knowingly encouraged, knowingly induced or otherwise procured in breach of CommScope’s restrictions on solicitation described above, the Board may effect an adverse recommendation change or terminate the Purchase Agreement in order to enter into a definitive agreement with respect to such superior proposal if each of the following conditions are satisfied:
•
the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•	CommScope provides Amphenol with five (5) business days’ prior written notice of the Board’s intention to effect such an adverse recommendation change or terminate the Purchase Agreement to enter into a definitive agreement with respect to such superior proposal (such notice to include the identity of the party (or parties) making such superior proposal, the material terms of the superior proposal and copies of any current drafts of the proposed definitive documentation providing for such superior proposal);
•
during such notice period, CommScope and its representatives discuss and negotiate in good faith with Amphenol’s representatives (to the extent Amphenol desires to negotiate) any proposed modifications to the terms and conditions of the Purchase Agreement so that the failure by the Board to effect an adverse recommendation change or terminate the Purchase Agreement in order to enter into a definitive agreement with respect to such superior proposal would no longer reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable law (with the negotiation period extended by three business days if there is an amendment to any material term or condition of the superior proposal);

•
no earlier than the end of such negotiation period with Amphenol, the Board has determined in good faith, after consultation with its outside legal counsel and after considering the terms of any proposed amendment or modification to the Purchase Agreement, that (x) such CCS acquisition proposal continues to constitute a superior proposal and (y) the failure to effect an adverse recommendation change or terminate the Purchase Agreement in order to enter into a definitive agreement with respect to such superior proposal would still reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•
concurrently with any termination of the Purchase Agreement to enter into any definitive agreement with respect to such superior proposal transaction, CommScope pays the CommScope termination fee (as further discussed below) to Amphenol.

In addition to the foregoing, prior to obtaining the requisite Stockholder Approval, the Board may effect an adverse recommendation change in response to an intervening event if each of the following conditions are satisfied:
•
the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•
CommScope has notified Amphenol in writing that the Board intends to effect such an adverse recommendation change (which notice must specify the material facts and circumstances providing the basis of the intervening event and for the Board’s determination to effect such an adverse recommendation change in reasonable detail);

•
for a period of five (5) business days following the notice delivered to Amphenol in connection with an the intervening event, CommScope and its representatives discuss and negotiate in good faith with Amphenol’s representatives (to the extent Amphenol desires to negotiate) any proposed modifications to the terms and conditions of the Purchase Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law (with the negotiation period extended by three business days if there is any material change to the relevant facts and circumstances); and

•
no earlier than the end of such negotiation period with Amphenol, the Board has determined in good faith, after consultation with its outside legal counsel and after considering the terms of any proposed amendment or modification to the Purchase Agreement, that the failure to take such action would still be reasonably expected to be inconsistent with its fiduciary duties under applicable law.

For the purposes of the Purchase Agreement, an “intervening event” is a material event or circumstance that was not known or reasonably foreseeable to the Board as of the date of the Purchase Agreement (or if known, the material consequences of which were not known or reasonably foreseeable to the Board at such time), which event or circumstance, or consequence of such event or circumstance, becomes known to the Board prior to obtaining Stockholder Approval.

The Special Meeting
CommScope will, as promptly as reasonably practicable, following the date upon which CommScope learns that this proxy statement will not be reviewed or that the SEC staff has no further comments to this proxy statement, duly call, give notice of, convene and hold the Special Meeting and use its reasonable best efforts to obtain the approval of the holders of at least a majority of the outstanding stock of the Company, with shares of common stock and Series A Preferred Stock (on an as-converted to common stock basis), voting together as a single class.
Closing Conditions
The respective obligations of each of the parties to effect the CCS Sale Transaction are subject to the satisfaction or written waiver by all parties of the following conditions:
•
the absence of any judgment, order, injunction, stipulation, decree, writ, permit or license or other law that has or would have the effect of prohibiting, enjoining or restraining the consummation of the CCS Sale Transaction or otherwise making the consummation of the CCS Sale Transaction illegal (the “no law or order condition”);

•
(i) all waiting periods (and any extensions of such periods) applicable to the CCS Sale Transaction under the HSR Act and any commitment to, or agreement with, any governmental authority in the United States or any other specified jurisdiction to delay the consummation of, or not to consummate before a certain date, the CCS Sale Transaction, must be expired or terminated and (ii) certain specified governmental consents under applicable antitrust laws and foreign direct investment laws to consummate the CCS Sale Transaction must have been obtained (collectively, the “regulatory approval condition”); and

•
the adoption of the Purchase Agreement by the holders of at least a majority of the outstanding stock of the Company, with shares of common stock and Series A Preferred Stock (on an as-converted to common stock basis), voting together as a single class.

The obligations of CommScope to effect the CCS Sale Transaction are also subject to the satisfaction or written waiver by CommScope of the following conditions:
•
Amphenol’s representations and warranties regarding its corporate existence, corporate authority and brokers’ and finders’ fees must be true and correct in all material respects as of the closing date as though made on the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
Amphenol’s other representations and warranties must be true and correct (without giving effect to any limitation as to “materiality” or “buyer material adverse effect” contained in such representations and warranties) as of the closing date as though made on the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality” or “buyer material adverse effect” contained therein) that would not have a buyer material adverse effect; and

•
Amphenol’s compliance, in all material respects, with all covenants and agreements contained in the Purchase Agreement and the other ancillary agreements to be performed by Amphenol prior to the closing.

The obligations of Amphenol to effect the CCS Sale Transaction are also subject to the satisfaction or written waiver by Amphenol of the following conditions:
•
certain of CommScope’s representations and warranties regarding the due organization, valid existence and good standing of CommScope and certain of its subsidiaries (including the Purchased Entities) and CommScope’s and certain of its subsidiaries’ corporate power and authority to enter into and perform its obligations under the Purchase Agreement and the other ancillary agreements to which it is party (as applicable) must be true and correct in all respects as of the closing date as though made on the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
certain of CommScope’s representations and warranties regarding the capitalization of the Purchased Entities must be true and correct as of the closing date as though made on the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in all but de minimis respects;

•
CommScope’s other fundamental representations regarding CommScope’s and certain of its subsidiaries (including the Purchased Entities) corporate power and due qualification to conduct their respective businesses, the absence of violation of the organizational documents of any of the Purchased Entities, the capital structure and subsidiaries of the Purchased Entities (including any equity or joint venture interests in another person owned by the Purchased Entities), the absence of undisclosed broker’s or finder’s fees, CommScope’s and its subsidiaries’ good and valid title to, or valid leasehold interests in, all of the assets being transferred to Amphenol in connection with the CCS Sale Transaction (including the assets of the Purchased Entities) and the sufficiency of the assets, properties and rights being transferred, licensed or leased to Amphenol in connection with the CCS Sale Transaction (including the assets, properties and rights of the Purchased Entities) must be true and correct as of the closing date as though made on the closing date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date) in all material respects;

•
CommScope’s other representations and warranties must be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” contained in those representations and warranties) as of the closing date as though made on the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” contained in those representations and warranties) that would not have a material adverse effect;

•
CommScope’s compliance, in all material respects, with all covenants and agreements contained in the Purchase Agreement and the other ancillary agreements to be performed by CommScope prior to the closing;

•	the absence of any material adverse effect that is continuing as of the closing date;
•
the completion of the Restructuring in accordance with the transaction step plan and the Purchase Agreement in all material respects (except with respect to actions (x) expressly contemplated in the transaction step plan to be completed at or following the closing, (y) that are labelled as “optional,” or (z) that are expressly contemplated by the Purchase Agreement as actions that may be completed following the closing);

•
the release of liens and guarantees securing or guaranteeing CommScope’s indebtedness under its existing credit facility and existing indentures with respect to the Purchased Entities and the assets of the CCS Business and either (A) such existing indebtedness has been repaid or redeemed and extinguished, (B) CommScope has provided irrevocable notice of prepayment, termination or redemption in respect of such indebtedness and such indebtedness will be fully repaid and discharged at the closing or within 1 business day following the closing date or (C) CommScope has entered into certain other specified arrangements with requisite holders of such indebtedness; and

•	the delivery of specified carve-out financial statements that comply with certain terms of the Purchase Agreement on the date delivered to Amphenol.
Transaction Litigation
CommScope and Amphenol are required to reasonably promptly notify each other of (i) the receipt of any written communication received from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Purchase Agreement or the ancillary agreements or (ii) the initiation or, to such party’s knowledge, threat of any judicial, administrative or arbitral claim, charge, complaint, action, audit, arbitration, mediation, proceeding, hearing, investigation, subpoena, litigation or suit against such party or any of its affiliates relating to the consummation of the CCS Sale Transaction.
Financing of the CCS Sale Transaction
Completion of the CCS Sale Transaction is not subject to a financing condition. However, CommScope has agreed that it will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause their respective representatives to reasonably cooperate with Amphenol in connection with the arrangement of the debt financing to be obtained by Amphenol in connection with the CCS Sale Transaction, including using their reasonable best efforts to take certain customary actions specified in the Purchase Agreement. The financing cooperation covenant is subject to customary exceptions, including that any required cooperation must not unreasonably interfere with the ongoing operations of CommScope and its subsidiaries.
In addition, CommScope is required to deliver certain carve-out financial statements to Amphenol as promptly as practicable but in any event on or prior to September 30, 2025 and certain additional carve-out financial statements on the timelines specified in the Purchase Agreement.
Termination
Mutual Termination Right
The Purchase Agreement may be terminated and the transactions contemplated thereby may be abandoned by mutual written consent of Amphenol and CommScope.
Termination Rights by Either Amphenol or CommScope
The Purchase Agreement may be terminated and the transactions contemplated thereby may be abandoned by either Amphenol or CommScope:
•
after August 3, 2026 (as the date may be extended, the “Outside Date”) if the closing has not occurred on or prior to that date. However, the Outside Date will be extended (i) automatically by the amount of time during which any proceeding for specific performance to consummate the transactions contemplated by the Purchase Agreement is pending, plus 20 business days (or such other time period established by the court presiding over such legal proceeding) or (ii) to February 3, 2027 upon written notice of either party, if, on the Outside Date, either the regulatory approval condition or the no law or order condition (to the extent the judgment, order, injunction, stipulation, decree, writ, permit or license or other law which has caused the no law or order condition to not be satisfied relates to antitrust laws or foreign investment laws) has not been satisfied or waived on or prior to such date, and all other closing conditions have been satisfied or waived (other than those conditions that by their terms would not be satisfied prior to the closing, but which conditions would be satisfied if the closing occurred on such date). In addition, this termination right will not be available to any party whose breach of, or failure to perform any of its obligations under, the Purchase Agreement was the primary cause of the failure of the closing to occur on or before such date;

•
if a governmental authority of competent jurisdiction has issued, entered, enacted or promulgated a nonappealable final judgment, order, injunction, stipulation, decree, writ, permit or license or other law, or has taken any other nonappealable final action, in each case, that has the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the CCS Sale Transaction. However, this termination right will not be available to any party whose breach of its obligations under the Purchase Agreement was the primary cause of such final judgment, order, injunction, stipulation, decree, writ, permit or license or other law or action; and

•	if Stockholder Approval is not obtained upon a vote taken thereon at the Special Meeting or at any adjournment or postponement of the Special Meeting.
Amphenol Termination Rights
The Purchase Agreement may be terminated and the transactions contemplated thereby may be abandoned by Amphenol:
•
if CommScope has breached any of its representations or warranties or breached or failed to perform any of its covenants or agreements set forth in the Purchase Agreement, in each case, which breach or failure to perform (i) would cause the applicable closing condition for Amphenol’s benefit not to be satisfied and (ii) has not been cured within 20 business days (or by the Outside Date, if earlier) following CommScope’s receipt of written notice of such breach or failure to perform from Amphenol. However, this termination right will not be available to Amphenol if Amphenol is then also in breach of any of its representations, warranties, covenants or agreements such that any closing condition for CommScope’s benefit is not satisfied at such time; and

•	if the Board has made an adverse recommendation change or CommScope has materially violated or breached any of its restrictions on solicitation and adverse recommendation changes described above.
CommScope Termination Rights
The Purchase Agreement may be terminated and the transactions contemplated thereby may be abandoned by CommScope:
•
if Amphenol has breached any of its representations or warranties or breached or failed to perform any of its covenants or agreements set forth in the Purchase Agreement, in each case, which breach or failure to perform (i) would cause the applicable closing condition for CommScope’s benefit not to be satisfied and (ii) has not been cured within 20 business days (or by the Outside Date, if earlier) following Amphenol’s receipt of written notice of such breach or failure to perform from CommScope. However, this termination right will not be available to CommScope if CommScope is then also in breach of any of its representations, warranties, covenants or agreements such that any closing condition for Amphenol’s benefit is not satisfied at such time;

•
if (i) Amphenol failed to consummate the CCS Sale Transaction within two business days after all of the closing conditions have been satisfied (other than those conditions that by their terms would not be satisfied prior to the closing, but which conditions would be satisfied if the closing occurred on such date), (ii) all of the closing conditions for Amphenol’s benefit were satisfied at such time (other than those conditions that by their terms would not be satisfied prior to the closing, but which conditions would be satisfied if the closing occurred on such date) and (iii) CommScope provided written notice to Amphenol at least two business days prior to exercising this termination right that CommScope stood ready, willing and able to consummate the CCS Sale Transaction (subject to the satisfaction or waiver of all of the closing conditions for CommScope’s benefit); or

•
if prior to obtaining Stockholder Approval, CommScope accepts a superior proposal and enters into a definitive agreement in accordance with the terms and conditions in the Purchase Agreement, subject to CommScope paying Amphenol the termination fee prior to or simultaneously with such termination (as further discussed below).

Effect of Termination
In the event of any termination of the Purchase Agreement, the Purchase Agreement will become wholly void and of no further force and effect, all further obligations of the parties will terminate and, other than the payment of the termination fee or the reverse termination fee, as applicable, there will be no liability of CommScope or Amphenol (or any of their respective equityholders, affiliates, directors, officers, employees, agents, consultants or representatives) with respect thereto, except with respect to certain provisions specified in the Purchase Agreement which will remain in full force and effect following the termination. However, nothing will relieve any party of any liability for any willful breach of the Purchase Agreement occurring prior to the termination of the Purchase Agreement.
For the purposes of the Purchase Agreement, “willful breach” means the breach of any covenant in the Purchase Agreement by a deliberate action or deliberate omission (or deliberate failure to take any action) that the breaching party intentionally takes (or intentionally fails to take) with the actual knowledge of one or more specified officers that such action or omission constitutes a material breach of such covenant.
Termination Fee
A termination fee equal to $367.5 million in cash will be payable by CommScope to Amphenol if:
•
(i) Amphenol terminates the Purchase Agreement due to CommScope’s breach or failure to perform any of its representations or warranties or covenants or agreements thereunder, (ii) either CommScope or Amphenol, as applicable, terminates the Purchase Agreement because the closing has not occurred by the Outside Date (and, at the time of such termination, Stockholder Approval has not been obtained) or (iii) either CommScope or Amphenol, as applicable, terminates the Purchase Agreement because Stockholder Approval has not been obtained, and in each of the foregoing cases, (x) prior to such termination (or prior to the Special Meeting with respect to a termination because Stockholder Approval has not been obtained), an inbound CCS acquisition proposal is publicly disclosed and

(y) within twelve (12) months after such termination, an inbound CCS acquisition proposal is consummated or CommScope enters into a definitive agreement with respect to any inbound CCS acquisition proposal (provided that, for such purposes, the references to twenty percent (20%) and eighty percent (80%) in the definition of CCS acquisition proposal refer to fifty percent (50%) instead);
•
Amphenol terminates the Purchase Agreement because the Board made an adverse recommendation change or because CommScope materially violated or breached any of its restrictions on solicitation and adverse recommendation changes described above (or if Amphenol terminates the Purchase Agreement for any other eligible reason but was also entitled to terminate the Purchase Agreement for the foregoing reasons at such time); or

•	CommScope terminates the Purchase Agreement in order to accept a superior proposal.
If CommScope fails to timely pay the termination fee when due in accordance with the Purchase Agreement, CommScope will also be required to pay, in addition to the amount of the termination fee, (x) Amphenol’s costs and expenses in connection with any suit (including reasonable attorneys’ fees) initiated against CommScope in order to obtain such payment which results in a judgment against CommScope and (y) interest on the amount of the unpaid portion of the termination fee at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received, or such lesser rate as is the maximum permitted by applicable law. For the avoidance of doubt, in no event will CommScope be required to pay the termination fee on more than one occasion.
Reverse Termination Fee
A reverse termination fee equal to $367.5 million in cash will be payable by Amphenol to CommScope if:
•
either CommScope or Amphenol terminates the Purchase Agreement because a governmental authority has issued or enacted any nonappealable final judgment, order, injunction, stipulation, decree or other law, or has taken any other nonappealable final action that, in each case, has the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the CCS Sale Transaction and (i) the applicable order, law or action that gives rise to such termination right arises under any antitrust law and (ii) at the time of such termination, CommScope has not materially breached any of its antitrust obligations (including the use of its reasonable best efforts to obtain the governmental consents agreed to be necessary under applicable antitrust laws and foreign direct investment laws to consummate the CCS Sale Transaction); or

•
either CommScope or Amphenol terminates the Purchase Agreement because the CCS Sale Transaction has not closed by the Outside Date, and at the time of such termination, (x) either the regulatory approval condition or the no law or order condition (to the extent the judgment, order, injunction, stipulation, decree, writ, permit or license or other law which has caused the no law or order condition to not be satisfied relates to antitrust laws) have not been satisfied or waived, (y) all of the other closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but would be satisfied at the closing if it were then held) and (z) CommScope has not materially breached any of its antitrust obligations (including the use of its reasonable best efforts to obtain the governmental consents agreed to be necessary under applicable antitrust laws and foreign direct investment laws to consummate the CCS Sale Transaction).

If Amphenol fails to timely pay the reverse termination fee when due in accordance with the Purchase Agreement, Amphenol will also be required to pay, in addition to the amount of the reverse termination fee, (x) CommScope’s costs and expenses in connection with any suit (including reasonable attorneys’ fees) initiated against Amphenol in order to obtain such payment which results in a judgment against Amphenol and (y) interest on the amount of the unpaid portion of the reverse termination fee at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received, or such lesser rate as is the maximum permitted by applicable law. For the avoidance of doubt, in no event will Amphenol be required to pay the reverse termination fee on more than one occasion.

Indemnification
Following the closing, subject to the terms and conditions in the Purchase Agreement and subject to the applicable survival periods, CommScope has agreed to indemnify and hold harmless Amphenol and its subsidiaries (including the Purchased Entities), and their respective officers, directors, employees, equityholders, assigns and successors from and against certain specified matters with respect to the Purchase Agreement and CommScope’s retained businesses, including losses suffered by Amphenol arising out of or as a result of (i) any breach of CommScope’s covenants or agreements in the Purchase Agreement, (ii) any breach of any fundamental representation or (iii) any liabilities retained by CommScope and its subsidiaries in accordance with the Purchase Agreement, including certain tax liabilities retained by CommScope. For the avoidance of doubt, in no event will Amphenol (or any of its indemnified subsidiaries, affiliates or representatives) be entitled to recover more than once for the same loss.
Following the closing, subject to the terms and conditions in the Purchase Agreement and for the applicable survival periods, Amphenol has agreed to indemnify and hold harmless CommScope and its subsidiaries and their respective officers, directors, employees, equityholders, assigns and successors from and against certain specified matters with respect to the Purchase Agreement and the CCS Business, including losses suffered by CommScope arising out of or as a result of (i) any breach of Amphenol’s covenants or agreements in the Purchase Agreement (including with respect to performance by a Purchased Entity following the closing), (ii) any arrangements whereby CommScope or its subsidiaries provide guarantees or other credit support to the CCS Business that remains outstanding after the closing (to the extent relating to the CCS Business), (iii) taxes imposed on or otherwise attributable to any Purchased Entity or any assets conveyed to Amphenol in connection with the CCS Sale Transaction for a post-closing tax period and certain transfer taxes or (iv) any liabilities assumed by Amphenol in connection with the CCS Sale Transaction in accordance with the Purchase Agreement. For the avoidance of doubt, in no event will CommScope (or any of its indemnified subsidiaries, affiliates or representatives) be entitled to recover more than once for the same loss.
Survival
As a general matter, as of the closing date and following the consummation of the CCS Sale Transaction, only limited agreements contained in the Purchase Agreement will survive. The parties have agreed that with respect to any claim that either party may have against the other party under the terms of the Purchase Agreement, the following survival periods will govern when any such claim may be brought (and will replace and supersede any otherwise applicable statutes of limitations):
•	each of the fundamental representations made in the Purchase Agreement will terminate 36 months following the closing date;
•
each of the other representations and warranties made in the Purchase Agreement (or any certificate or closing transfer documents delivered entered into in connection with the Purchase Agreement) will terminate effective as of the closing date and no party will be liable to any other party or any of their respective affiliates or representatives following the closing with respect thereto, except in the case of fraud;

•
the covenants and agreements of the parties in the Purchase Agreement (or any certificate or closing transfer documents delivered or entered into in connection with the Purchase Agreement) which contemplate performance at or prior to the closing, will terminate 30 days following the closing date;

•
the covenants and agreements of the parties contained in the Purchase Agreement (or any certificate or closing transfer documents delivered entered into in connection with the Purchase Agreement) which contemplate performance following the closing, will survive the closing until 30 days following the specified date of performance or, if not so specified, indefinitely;

•
CommScope’s and its subsidiaries’ obligations with respect to any liabilities retained by CommScope (other than with respect to the tax liabilities retained by CommScope) will survive the closing indefinitely;

•
Amphenol’s obligations with respect to any liabilities assumed by Amphenol in connection with the CCS Sale Transaction (other than with respect to those certain obligations to indemnify CommScope for losses arising with respect to any post-closing tax period and certain transfer taxes) will survive the closing indefinitely; and

•
in the case of (x) the tax liabilities retained by CommScope and (y) Amphenol’s obligations to indemnify CommScope for losses arising with respect to any post-closing tax period and certain transfer taxes, such matters will survive the closing date for 60 days following the expiration of the applicable statute of limitations.

For the purposes of the representations and warranties made in the Purchase Agreement, “fraud” means the actual, intentional and knowing common law fraud under the laws of the State of Delaware in the making of the representations and warranties set forth in the Purchase Agreement (and certain certificates to be delivered at closing), and specifically excludes equitable fraud or constructive fraud (including based on constructive knowledge or negligent misrepresentation).
Specific Performance
The parties have agreed that (i) each party will be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches and threatened breaches of the Purchase Agreement and to enforce the terms and provisions of the Purchase Agreement in addition to any other remedy to which they are entitled at law or in equity and (ii) CommScope will be entitled to obtain any injunction, specific performance or any other equitable relief requiring Amphenol to consummate the CCS Sale Transaction, including to effect the closing, on the terms and subject to the conditions in the Purchase Agreement. The parties have further agreed that they will not oppose, and irrevocably waive their rights to object to, the granting of an injunction, specific performance or other equitable relief to enforce any provision of the Purchase Agreement not performed in accordance with the terms of the Purchase Agreement or that were otherwise breached on the basis that the other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
Expenses
Except as described above, each party is required to pay all of their respective expenses (including legal, investment banker and accounting fees) incurred in connection with the Purchase Agreement or any ancillary agreement, except that (x) Amphenol will be responsible for paying (i) all filing fees in connection with the filings under the HSR Act and other applicable antitrust laws or foreign direct investment laws and (ii) all reasonable and documented costs and expenses (including attorneys’ and accountants’ fees) incurred in connection with the delivery of specified carve-out financial statements or any cooperation provided or action taken by CommScope in connection with the debt financing to be obtained by Amphenol in connection with the CCS Sale Transaction and (y) CommScope will be responsible for paying certain amounts to CCS Employees, including: (i) all deal related severance required to be paid to CCS Employees (including by reason of operation of law in connection with the Purchase Agreement or the Restructuring or for those CCS Employees who reject their offer of employment from Amphenol and are subsequently terminated from CommScope’s employment) and (ii) amounts under any equity awards or fixed cash long term incentive awards held by a Continuing Employee that are outstanding and unvested as of immediately prior to the effective time.
Amendment; Waiver
The Purchase Agreement may be amended or waived only by a written instrument executed by the parties or, in the case of a waiver, by the party against whom the waiver is to be effective. After the approval of the Purchase Agreement by the CommScope stockholders has been obtained, the Purchase Agreement may not be amended in any way that would require further approval of the CommScope stockholders pursuant to applicable laws or in accordance with the rules of any stock exchange unless CommScope first obtains the further approval of the CommScope stockholders with respect to such amendment.
Governing Law; Jurisdiction; Waiver of Jury Trial
The Purchase Agreement is governed by and constructed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law principles. Any claim or legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Purchase Agreement or the transactions contemplated thereby may only be brought in the Court of Chancery of the State of Delaware (or, if such court is determined not to have jurisdiction, any federal court of the United States of America located within the State of Delaware) and each party irrevocably submitted to the exclusive jurisdiction of the aforesaid courts in any such suit, action or proceeding and irrevocably waived, and agreed not to assert as a defense that such party is not subject to the jurisdiction of the aforesaid courts or that such action, suit or other proceeding may not be brought or is not maintainable in the aforesaid courts. Each party irrevocably waived the right to a trial by jury in any action, proceeding or counterclaim arising out of, relating to, or in connection with the Purchase Agreement or any actions of any party in respect of the negotiation, administration, performance or enforcement of the Purchase Agreement.
Transition Services Agreement
In connection with the Purchase Agreement and the CCS Sale Transaction, CommScope and Amphenol have agreed to enter into a transition services agreement (the “Transition Services Agreement”) at the closing, pursuant to which CommScope and Amphenol (as applicable) will provide to the other, or cause to be provided to the other, certain services in connection with the transition of the CCS Business to Amphenol during the periods and at the prices set forth in the schedules to the Transition Services Agreement.
Intellectual Property Matters Agreement
In connection with the Purchase Agreement and the CCS Sale Transaction, CommScope and Amphenol have agreed to enter into an intellectual property matters agreement (the “Intellectual Property Matters Agreement”) at the closing. Pursuant to the terms of the Intellectual Property Matters Agreement, CommScope will assign to Amphenol those certain intellectual property rights primarily used or held for primary use in the CCS Business. CommScope will also license to Amphenol certain intellectual property rights used in the CCS Business on a non-exclusive basis for use in the field of the CCS Business. Amphenol will license back to CommScope and its subsidiaries on a non-exclusive basis certain assigned intellectual property for use by CommScope in its retained fields of business (other than in the field of the CCS Business) and will provide transitional trademark licenses (covering marks using “CommScope”).
Voting Agreements
In connection with and immediately following the execution of the Purchase Agreement, certain directors, certain officers and Carlyle Partners VII S1 Holdings, L.P. (which we collectively refer to as the “Key Supporting Stockholders”) have entered into voting and support agreements (the “Voting Agreements”). Subject to the terms and conditions of the Voting Agreements, each Key Supporting Stockholder has agreed, among other things, to vote against other CCS acquisition proposals and in favor of the CCS Sale Proposal.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
On August 3, 2025, the Company entered into the Purchase Agreement in connection with the sale of the CCS Business to Amphenol for $10.5B in cash. The Sale is expected to close within the first half of 2026, subject to customary closing conditions, including receipt of applicable regulatory approvals and the Stockholder Approval.
The following unaudited pro forma condensed consolidated financial statements were derived from the historical consolidated financial statements of CommScope, which were prepared in accordance with GAAP. The unaudited pro forma condensed consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated financial statements were prepared for illustrative and informational purposes only and are not intended to represent what CommScope’s results of operations or financial position would have been had the Sale occurred on the dates indicated. The unaudited pro forma condensed consolidated financial statements should not be considered indicative of CommScope’s future results of operations or financial position. The actual financial position and results of operations may differ significantly from the unaudited pro forma condensed consolidated financial statements presented herein due to a variety of factors.
The unaudited pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2025, have been derived from the historical unaudited condensed consolidated financial statements of CommScope, included in CommScope’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 4, 2025. The unaudited pro forma condensed consolidated financial statements for the years ended December 31, 2024 and 2023 have been derived from the historical audited consolidated financial statements of CommScope, included in CommScope’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025. The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with CommScope’s historical consolidated financial statements and accompanying notes.
The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2025, and for the years ended December 31, 2024 and 2023 reflect pro forma results of CommScope’s operations as if the Sale had occurred on January 1, 2023. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2025, gives effect to the Sale as if it had occurred on that date. The adjustments in the “Other Separation Adjustments” column in the unaudited pro forma condensed consolidated statements of operations give effect to the Other Separation Adjustments as if they occurred on January 1, 2024. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2025, gives effect to the Other Separation Adjustments as if they had occurred on that date.
The Sale represents a strategic shift that will have a material effect on CommScope’s operations and financial results. Accordingly, the Sale meets the definition of a discontinued operation, as defined by Accounting Standards Codification (“ASC”) 205-20, Presentation of Financial Statements. Beginning in the period in which Stockholder Approval is received for the Sale, CCS will be presented as a discontinued operation, including for all comparative prior periods presented in CommScope’s financial statements. The Company believes that the adjustments included within the “Discontinued Operations of the CCS Business” column of the unaudited pro forma condensed consolidated financial statements are consistent with the guidance for discontinued operations under U.S. GAAP. CommScope’s current estimates on a discontinued operations basis are subject to change as the Company finalizes discontinued operations accounting, anticipated to be reported in its Annual Report on Form 10-K for the year ended December 31, 2025.
Article 11 of Regulation S-X requires that pro forma financial information include the following pro forma adjustments to the historical financial statements of the registrant as follows:
•	Transaction Accounting Adjustments:
○	Adjustments that reflect only the application of required accounting to the acquisition, disposition, or other transaction.
•	Autonomous Entity Adjustments:
○	Adjustments that are necessary to reflect the operations and financial position of the registrant as an autonomous entity when the registrant was previously part of another entity.

In addition, Regulation S-X permits registrants to reflect adjustments that depict synergies or dis-synergies of the acquisitions and dispositions for which pro forma effect is being given in the disclosures as management adjustments.
The following unaudited pro forma condensed consolidated statements of operations and unaudited pro forma condensed consolidated balance sheet reflect the following transactions in conjunction with the CCS Sale Transaction:
•	Discontinued Operations of the CCS Business:
○	The historical financial results directly attributable to CCS in accordance with ASC 205
•	Other Separation Adjustments:
○	Cash proceeds from the Sale
○	The repayment of all existing CommScope debt (the “Debt Repayment”)
○	Redemption of the Series A Preferred Stock
○	Estimated unaccrued one-time bonus and transaction costs
○	Estimated taxes payable CommScope will owe as a result of the Sale
○	Anticipated special dividends payable
The unaudited pro forma condensed consolidated financial statements do not contain any autonomous entity adjustments or potential synergies or dis-synergies that may occur in connection with the Sale.

CommScope Holding Company, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2025
(In millions, except share amounts)

		Pro Forma Transaction Accounting Adjustments
	Historical CommScope	Discontinued Operations of the CCS Business (a)	Other Separation Adjustments	Notes	Pro Forma
Assets
Cash and cash equivalents	$571.1	$(171.5)	$1,714.7	(b)	$2,114.3
Accounts receivable, net	935.1	(581.5)	—		353.6
Inventories, net	822.8	(485.2)	—		337.6
Prepaid expenses and other current assets	192.3	(55.8)	—		136.5
Total current assets	$2,521.3	$(1,294.0)	$1,714.7		$2,942.0
Property, plant and equipment, net	337.7	(274.8)	—		62.9
Goodwill	2,926.6	(2,161.9)	—		764.7
Other intangible assets, net	1,114.2	(206.8)	—		907.4
Deferred income taxes	521.1	(232.4)	—		288.7
Other noncurrent assets	322.5	(172.2)	—		150.3
Total assets	$7,743.4	$(4,342.1)	$1,714.7		$5,116.0
Liabilities and Stockholders’ Deficit
Accounts payable	$531.2	$(362.7)	$—		168.5
Accrued and other liabilities	627.0	(185.3)	212.3	(c)(f)(i)(j)	654.0
Estimated special dividend payable	—	—	2,215.0	(l)	2,215.0
Total current liabilities	$1,158.2	$(548.0)	$2,427.3		$3,037.5
Long-term debt	7,249.7	—	(7,249.7)	(f)	—
Deferred income taxes	93.6	(17.1)	—		76.5
Other noncurrent liabilities	421.2	(82.5)	—		338.7
Total liabilities	$8,922.7	$(647.6)	$(4,822.4)		$3,452.7
Commitments and contingencies
Series A Preferred Stock, $ 0.01 par value	1,261.3	—	(1,261.3)	(d)	—
Stockholders’ deficit:
Preferred stock, $ 0.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: 1,261,310 shares of Series A Preferred Stock	—	—	—		—
Common stock, $ 0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 221,451,007 shares	2.4	—	—		2.4
Additional paid-in capital	2,496.7	—	—		2,496.7
Accumulated deficit	(4,508.7)	(3,665.7)	7,795.5	(e)	(378.9)
Accumulated other comprehensive loss	(116.5)	(28.8)	2.9	(k)	(142.4)
Treasury stock, at cost: 17,505,567 shares	(314.5)	—	—		(314.5)
Total stockholders’ deficit	(2,440.6)	(3,694.5)	7,798.4		1,663.3
Total liabilities and stockholders’ deficit	$7,743.4	$ (4,342.1)	$1,714.7		$5,116.0

See notes to unaudited pro forma condensed consolidated financial statements

CommScope Holding Company, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the six months ended June 30, 2025
(In millions, except per share amounts)

		Pro Forma Transaction Accounting Adjustments
	Historical CommScope	Discontinued Operations of the CCS Business (a)	Notes	Other Separation Adjustments	Notes	Pro Forma
Net sales	$2,500.3	$(1,599.5)		$—		$900.8
Cost of sales	1,440.0	(1,016.3)		—		423.7
Gross profit	1,060.3	(583.2)		—		477.1
Transition service agreement income	19.0	—		—		19.0
Operating expenses:
Selling, general and administrative	409.8	(161.1)		—		248.7
Research and development	174.8	(36.5)		—		138.3
Amortization of purchased intangible assets	105.6	(35.4)		—		70.2
Restructuring costs, net	14.2	(0.4)		—		13.8
Other	4.9	—		—		4.9
Asset impairments	—	—		—		—
Total operating expenses	709.3	(233.4)		—		475.9
Operating income	370.0	(349.8)		—		20.2
Other expense, net	(21.3)	12.9		—		(8.4)
Interest expense	(329.8)	329.8		—		—
Interest income	7.5	—		—		7.5
Income from continuing operations before income taxes	26.4	(7.1)		—		19.3
Income tax benefit	292.7	64.7	(g)	—		357.4
Income from continuing operations	319.1	57.6		—		376.7
Series A Preferred Stock dividends	(34.0)	—		34.0	(d)	—
Net income attributable to common stockholders	$285.1	$57.6		$34.0		$376.7

Earnings per share from continuing operations
Basic	$1.31				(m)	$1.73
Diluted	$1.17				(m)	$1.66

Weighted average shares outstanding:
Basic	217.2				(m)	217.2
Diluted	272.3				(m)	227.3

See notes to unaudited pro forma condensed consolidated financial statements

CommScope Holding Company, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2024
(In millions, except per share amounts)

		Pro Forma Transaction Accounting Adjustments
	Historical CommScope	Discontinued Operations of the CCS Business (a)	Notes	Other Separation Adjustments	Notes	Pro Forma
Net sales	$4,205.8	$(2,823.2)		$—		$1,382.6
Cost of sales	2,628.9	(1,851.1)		—		777.8
Gross profit	1,576.9	(972.1)		—		604.8
Transition service agreement income	24.5	—		—		24.5
Operating expenses:
Selling, general and administrative	755.5	(265.6)		10.5	(i)	500.4
Research and development	316.2	(68.7)		—		247.5
Amortization of purchased intangible assets	236.5	(71.4)		—		165.1
Restructuring costs, net	36.7	—		—		36.7
Other	—	—		—		—
Asset impairments	—	—		—		—
Total operating expenses	1,344.9	(405.7)		10.5		949.7
Operating income (loss)	256.5	(566.4)		(10.5)		(320.4)
Other income, net	10.2	(2.4)		—		7.8
Interest expense	(686.9)	686.9		—		—
Interest income	10.9	—		—		10.9
Loss from continuing operations before income taxes	(409.3)	118.1		(10.5)		(301.7)
Income tax expense	(51.7)	120.5	(g)	2.6	(h)	71.4
Loss from continuing operations	(461.0)	238.6		(7.9)		(230.3)
Series A Preferred Stock dividends	(65.2)	—		65.2	(d)	—
Net loss attributable to common stockholders	$(526.2)	$238.6		$57.3		$(230.3)

Loss per share from continuing operations
Basic	$(2.46)				(m)	$(1.07)
Diluted	$(2.46)				(m)	$(1.07)

Weighted average shares outstanding:
Basic	214.4				(m)	214.4
Diluted	214.4				(m)	214.4

See notes to unaudited pro forma condensed consolidated financial statements

CommScope Holding Company, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2023
(In millions, except per share amounts)

		Pro Forma Transaction Accounting Adjustments
	Historical CommScope	Discontinued Operations of the CCS Business (a)	Notes	Pro Forma
Net sales	$4,565.2	$(2,701.3)		$1,863.9
Cost of sales	2,901.0	(1,937.2)		963.8
Gross profit	1,664.2	(764.1)		900.1
Transition service agreement income	—	—		—
Operating expenses:
Selling, general and administrative	783.2	(253.8)		529.4
Research and development	383.1	(64.3)		318.8
Amortization of purchased intangible assets	301.0	(74.0)		227.0
Restructuring costs, net	25.1	4.3		29.4
Other	—	—		—
Asset impairments	571.4	(99.1)		472.3
Total operating expenses	2,063.8	(486.9)		1,576.9
Operating loss	(399.6)	(277.2)		(676.8)
Other income, net	65.9	9.5		75.4
Interest expense	(675.8)	675.8		—
Interest income	11.1	—		11.1
Loss from continuing operations before income taxes	(998.4)	408.1		(590.3)
Income tax expense	(97.4)	105.3	(g)	7.9
Loss from continuing operations	(1,095.8)	513.4		(582.4)
Series A Preferred Stock dividends	(61.8)	—		(61.8)
Net loss attributable to common stockholders	$(1,157.6)	$513.4		$(644.2)

Loss per share from continuing operations
Basic	$(5.49)		(m)	$(3.05)
Diluted	$(5.49)		(m)	$(3.05)

Weighted average shares outstanding:
Basic	210.9		(m)	210.9
Diluted	210.9		(m)	210.9

See notes to unaudited pro forma condensed consolidated financial statements

CommScope Holding Company, Inc.
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
(In millions, unless otherwise noted)
1	BASIS OF PRESENTATION
The historical financial information as of and for the six months ended June 30, 2025, has been derived from and should be read in conjunction with the historical unaudited condensed consolidated financial statements of CommScope, included in CommScope’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, and the assumptions outlined in Note 2 below. The historical financial information for the years ended December 31, 2024 and 2023 has been derived from and should be read in conjunction with the historical audited consolidated financial statements of CommScope, included in CommScope’s Annual Report on Form 10-K for the years ended December 31, 2024 and 2023 and the assumptions outlined in Note 2 below.
2	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS
The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial statements:
a)
The “Discontinued Operations of the CCS Business” column in the unaudited pro forma condensed consolidated financial statements represents the historical financial results directly attributable to CCS in accordance with ASC 205.

b)
The unaudited pro forma condensed consolidated balance sheet reflects the cash consideration expected to be received in exchange for the sale of CCS, the Debt Repayment, and redemption of Series A Preferred Stock as follows:

Amount
Cash consideration received for sale of CCS	$10,500.0
Full repayment of 7.125% senior notes due July 2028	(641.6)
Full repayment of 5.00% senior notes due March 2027	(750.0)
Full repayment of 8.25% senior notes due March 2027	(866.9)
Full repayment of 9.50% senior secured notes due December 2031	(1,000.0)
Full repayment of 4.75% senior secured notes due September 2029	(951.0)
Full repayment of senior secured term loan due December 2029	(3,150.0)
Redemption of the Series A Preferred Stock	(1,261.3)
Accrued interest as of June 30, 2025	(78.2)
Investment banker fees owed upon closing	(86.3)
Pro forma adjustment to cash and cash equivalents	$1,714.7

c)
Estimated unaccrued one-time transaction costs of $55.0 were recorded as an accrual in the unaudited pro forma condensed consolidated balance sheet within accrued and other liabilities. These costs consist of accounting, financial, and legal advisory fees.

d)
Reflects the redemption of the Series A Preferred Stock at carrying value on the unaudited pro forma condensed consolidated balance sheet and removal of the dividends paid in-kind on the unaudited pro forma condensed consolidated statements of operations.

e)	The adjustment made to the accumulated deficit in the unaudited pro forma condensed consolidated balance sheet consists of the following adjustments:

Amount
Cash consideration received for sale of CCS	$10,500.0
Estimated unaccrued one-time transaction costs	(55.0)
Write-off of unamortized debt issuance costs related to Debt Repayment	(109.8)
Investment banker fees owed upon closing	(86.3)
One-time transaction bonus costs	(10.5)

CommScope Holding Company, Inc.
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
(In millions, unless otherwise noted)

Amount
Estimated taxes payable from the Sale	(225.0)
Estimated special dividend payable	(2,215.0)
Interest rate hedge reclass	(2.9)
Pro forma adjustment to accumulated deficit	$7,795.5

f)	The adjustment to long-term debt in the unaudited pro forma condensed consolidated balance sheet reflects the impacts of the Debt Repayment as follows:

Amount
Full repayment of 7.125% senior notes due July 2028	$(641.6)
Full repayment of 5.00% senior notes due March 2027	(750.0)
Full repayment of 8.25% senior notes due March 2027	(866.9)
Full repayment of 9.50% senior secured notes due December 2031	(1,000.0)
Full repayment of 4.75% senior secured notes due September 2029	(951.0)
Full repayment of senior secured term loan due December 2029	(3,150.0)
Write-off of unamortized debt issuance costs	109.8
Pro forma adjustment to long-term debt	$(7,249.7)

Additionally, cash proceeds are expected to be used to pay $78.2 of accrued interest, which is reflected as a reduction of accrued and other liabilities in the unaudited pro forma condensed consolidated balance sheet.
Following the completion of the Sale and based on liquidity needs and other factors, the Company anticipates it will add modest leverage to the remaining business. As the amount of leverage is not currently known, no such adjustment has been made to the unaudited pro forma condensed consolidated financial statements.
g)
The income tax impacts of discontinued operations have been estimated using the applicable statutory income tax rate in the respective jurisdictions, adjusted for effective tax rate impacts related to permanent differences and income tax credits. The estimated income tax adjustments are subject to change and actual amounts will differ from the results reflected herein.

h)	Represents the tax impact of the pro forma adjustments at the applicable blended statutory income tax rates.
i)
Estimated unaccrued one-time bonus costs of $10.5 were recorded as an accrual in the unaudited pro forma condensed consolidated balance sheet within accrued and other liabilities. These one-time costs are directly attributed to the Sale and expected to be paid by the Company following close of the Sale.

The adjustment to selling, general and administrative of $10.5 in the unaudited proforma condensed consolidated statement of operations for the year ended December 31, 2024 reflects the one-time bonus costs assuming payment made on January 1, 2024.
j)
Represents taxes payable adjustment of $225.0 within accrued and other liabilities in the unaudited pro forma condensed consolidated balance sheet for the expected income tax payable due as a result of the gain on Sale. The current tax payable on the gain is reduced by tax attributes utilized in the current year. The estimated tax impact is subject to change and the actual impact could differ from the results reflected herein.

k)	Represents reclassification of interest rate hedge from accumulated other comprehensive loss to accumulated deficit as the interest rate hedge will be paid off in connection with the Debt Repayment.
l)	CommScope anticipates distributing a special dividend to CommScope’s stockholders within 90 days following the Sale. The adjustment to dividends payable assumes a special dividend of $10.0 per share

CommScope Holding Company, Inc.
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
(In millions, unless otherwise noted)
to holders of CommScope common stock. It is also expected that the special dividend will be paid to all unvested shares outstanding under the Company’s 2019 Long-Term Incentive Plan (“LTI Plan”), but such dividend amounts will be retained by CommScope until the vesting of such shares. As such, the special dividend adjustment to the unaudited pro forma condensed consolidated balance sheet excludes any anticipated payments associated with unvested shares under the Company’s LTI Plan as of June 30, 2025. There can be no assurance of the exact amount of cash proceeds to be distributed to CommScope’s stockholders or of the exact timing of any such distributions. The decision to declare a special dividend and the timing and amount thereof, if any, is in the sole discretion of the Board acting in the best interests of the Company and will depend on such factors as are deemed relevant by the Board at the time of such decision.
m)	The following table summarizes the unaudited pro forma net earnings from continuing operations per share for the six months ended June 30, 2025 and years ended December 31, 2024 and 2023:

	Six Months Ended June 30, 2025	Year Ended December 31, 2024	Year Ended December 31, 2023
Numerator:
Income (loss) from continuing operations attributable to common stockholders	$376.7	$(230.3)	$(644.2)

Denominator:
Weighted average common shares outstanding – basic	217.2	214.4	210.9
Dilutive effect of equity-based awards	10.1	—	—
Weighted average common shares outstanding – diluted	227.3	214.4	210.9

Basic:
Earnings (loss) from continuing operations per share	$1.73	$(1.07)	$(3.05)
Diluted:
Earnings (loss) from continuing operations per share	$1.66	$(1.07)	$(3.05)

UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS OF THE CCS BUSINESS

Condensed Combined Balance Sheets as of June 30, 2025 and December 31, 2024.	95
Condensed Combined Statements of Operations for the Six Months Ended June 30, 2025 and June 30, 2024.	96
Condensed Combined Statements of Comprehensive Income for the Six Months Ended June 30, 2025 and June 30, 2024.	97
Condensed Combined Statements of Cash Flows for the Six Months Ended June 30, 2025 and June 30, 2024.	98
Condensed Combined Statements of Equity for the Six Months Ended June 30, 2025 and June 30, 2024.	99
Notes to Unaudited Condensed Combined Financial Statements	100

Connectivity and Cable Solutions
Condensed Combined Balance Sheets
(Unaudited – In thousands)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$12,757	$13,239
Accounts receivable, less allowance for doubtful accounts of $13,040 and $14,833, respectively	581,531	433,765
Inventories, net	485,246	333,807
Prepaid expenses and other current assets	42,197	42,064
Total current assets	1,121,731	822,875
Property, plant and equipment, net of accumulated depreciation of $492,428 and $454,427, respectively	274,781	259,983
Goodwill	2,161,948	2,107,721
Other intangible assets, net	206,758	236,985
Deferred income taxes	96,414	107,131
Other noncurrent assets	148,636	133,251
Total assets	$4,010,268	$3,667,946
Liabilities and Equity
Accounts payable	$362,744	$247,309
Accrued and other liabilities	169,142	150,637
Total current liabilities	531,886	397,946
Deferred income taxes	8,504	8,504
Other noncurrent liabilities	64,455	66,108
Total liabilities	604,845	472,558
Commitments and contingencies (Note 1)
Equity:
Net parent investment	3,501,831	3,366,917
Accumulated other comprehensive loss	(102,148)	(177,421)
Connectivity and Cable Solutions equity	3,399,683	3,189,496
Noncontrolling interest	5,740	5,892
Total equity	3,405,423	3,195,388
Total liabilities and equity	$4,010,268	$3,667,946

See notes to unaudited condensed combined financial statements

Connectivity and Cable Solutions
Condensed Combined Statements of Operations
(Unaudited – In thousands)

	Six Months Ended June 30,
	2025	2024
Net sales	$1,599,542	$1,332,814
Cost of sales	1,018,782	897,067
Gross profit	580,760	435,747
Transition service agreement income	10,936	5,659
Operating expenses:
Selling, general and administrative	217,583	176,718
Research and development	37,741	35,770
Amortization of purchased intangible assets	35,414	36,312
Restructuring cost, net	2,196	592
Total operating expenses	292,934	249,392
Operating income	298,762	192,014
Other expense, net	(12,684)	(2,511)
Income before income taxes	286,078	189,503
Income tax expense	(73,333)	(48,616)
Net income	212,745	140,887
Net income attributable to noncontrolling interest	231	453
Net income attributable to Connectivity and Cable Solutions	$212,514	$140,434

See notes to unaudited condensed combined financial statements

Connectivity and Cable Solutions
Condensed Combined Statements of Comprehensive Income
(Unaudited – In thousands)

	Six Months Ended June 30,
	2025	2024
Comprehensive income
Net income	$212,745	$140,887
Other comprehensive income, net of tax:
Foreign currency translation gain (loss)	75,331	(21,226)
Pension and other postretirement benefit activity	(58)	124
Total other comprehensive income (loss), net of tax	75,273	(21,102)
Total comprehensive income	288,018	119,785
Comprehensive (loss) income attributable to noncontrolling interest	(152)	443
Comprehensive income attributable to Connectivity and Cable Solutions	$288,170	$119,342

See notes to unaudited condensed combined financial statements

Connectivity and Cable Solutions
Condensed Combined Statements of Cash Flows
(Unaudited – In thousands)

	Six Months Ended June 30,
	2025	2024
Operating Activities:
Net income	$212,745	$140,887
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,739	62,435
Loss on disposal of property, plant and equipment	400	99
Equity-based compensation	7,735	4,481
Deferred income taxes	10,742	7,755
Changes in assets and liabilities:
Accounts receivable	(153,138)	(155,892)
Inventories	(153,928)	(34,575)
Prepaid expenses and other current assets	(1,805)	(5,847)
Accounts payable	115,881	81,371
Accrued and other liabilities	20,503	17,410
Other noncurrent assets	(16,763)	(12,192)
Other noncurrent liabilities	(6,310)	(1,919)
Other	(8,797)	(475)
Net cash provided by operating activities	88,004	103,538
Investing Activities:
Additions to property, plant and equipment	(23,533)	(5,225)
Net cash used in investing activities	(23,533)	(5,225)
Financing Activities:
Repayments of debt due to Parent	(2,000)	—
Financing transactions with Parent, net	(85,335)	(96,057)
Net cash used in financing activities	(87,335)	(96,057)
Effect of exchange rate changes on cash and cash equivalents	22,382	275
Change in cash and cash equivalents	(482)	2,531
Cash and cash equivalents at beginning of period	13,239	12,185
Cash and cash equivalents at end of period	$12,757	$14,716

See notes to unaudited condensed combined financial statements

Connectivity and Cable Solutions
Condensed Combined Statements of Equity
(Unaudited – In thousands)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Connectivity and Cable Solutions Equity	Noncontrolling Interest	Total Equity
Balance as of December 31, 2023	$3,404,566	$(123,792)	$3,280,774	$5,589	$3,286,363
Net income	140,434	—	140,434	453	140,887
Equity-based compensation	4,481	—-	4,481	—	4,481
Foreign currency translation gain (loss)	—	(21,226)	(21,226)	(10)	(21,236)
Change in defined benefit plans	—	124	124	—	124
Change in net parent investment, net	(96,057)	—	(96,057)	—	(96,057)
Balance as of June 30, 2024	$3,453,424	$(144,894)	$3,308,530	$6,032	$3,314,562

Balance as of December 31, 2024	$3,366,917	$(177,421)	$3,189,496	$5,892	$3,195,388
Net income	212,514	—	212,514	231	212,745
Equity-based compensation	7,735	—	7,735	—	7,735
Foreign currency translation gain (loss)	—	75,331	75,331	(383)	74,948
Change in defined benefit plans	—	(58)	(58)	—	(58)
Change in net parent investment, net	(85,335)	—	(85,335)	—	(85,335)
Balance as of June 30, 2025	$3,501,831	$(102,148)	$3,399,683	$5,740	$3,405,423

See notes to unaudited condensed combined financial statements

Connectivity and Cable Solutions
Notes to Unaudited Condensed Combined Financial Statements
(In thousands, unless otherwise noted)
1 DESCRIPTION OF THE COMPANY AND BASIS OF PRESENTATION
Description of Company
CommScope Holding Company, Inc. (“CommScope,” or the “Parent”) is a global provider of infrastructure solutions for communication, data center and entertainment networks. The Connectivity and Cable Solutions business (“CCS,” or the “Company”) comprises the business that has been reported as the Connectivity and Cable Solutions segment in the consolidated financial statements of CommScope.
The Company provides fiber optic and copper connectivity and cable solutions for use in telecommunications, cable television, residential broadband networks, data centers and business enterprises. The CCS portfolio includes network solutions for indoor and outdoor network applications. Indoor network solutions include optical fiber and twisted pair structured cable solutions, intelligent infrastructure management hardware and software, and network rack and cabinet enclosures. Outdoor network solutions are used in both local-area and wide-area networks and “last mile” fiber-to-the-home installations, including deployments of fiber-to-the-node, fiber-to-the-premises and fiber-to-the-distribution-point to homes, businesses and cellular sites.
Basis of presentation
The Company has historically operated as part of CommScope and has not historically operated as a stand-alone entity. As a result, separate financial statements have not historically been prepared for the Company. The condensed combined financial statements have been derived from the historical accounting records of CommScope. The carve-out financial statements and accounting records present the condensed combined balance sheets as of June 30, 2025 and December 31, 2024 and the Condensed Combined Statements of Operations, Condensed Combined Statements of Comprehensive Income, Condensed Combined Statements of Equity and Condensed Combined Statements of Cash Flows for the six-month periods ended June 30, 2025 and 2024. The historical results of operations, financial position and cash flows of the Company presented in these condensed combined financial statements may not be indicative of what they would have been had the Company been an independent stand-alone entity, nor are they necessarily indicative of the Company’s future results of operations, financial position and cash flows.
The accompanying condensed combined financial statements are unaudited and reflect all adjustments of a normal, recurring nature that are, in the opinion of management, necessary for a fair presentation of the interim period financial statements. The results of operations for these interim periods are not necessarily indicative of the results of operations to be expected for any future period or the full fiscal year.
The unaudited interim condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, these financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. These unaudited condensed combined financial statements should be read in conjunction with the Company’s annual combined financial statements.
The Condensed Combined Statements of Operations include all revenues and costs directly attributable to the Company and an allocation of expenses related to certain CommScope corporate functions. Expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily pro rata based on an applicable measure of revenues, time spent, headcount, or other relevant measures. These expenses include the cost of corporate functions and resources, including, but not limited to, executive management, finance, information technology, human resources, legal, facilities, corporate marketing, sales, and research and development.
The Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received by the Company. For the six months ended June 30, 2025 and 2024, allocated corporate expenses totaled $126,310 and $113,050, respectively, which were primarily included in selling, general and administrative expenses. However, the allocations may not be indicative of actual expenses that would have been incurred had CCS operated as an independent company for the periods presented.

Connectivity and Cable Solutions
Notes to Unaudited Condensed Combined Financial Statements
(In thousands, unless otherwise noted)
Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and facilities.
The Condensed Combined Balance Sheets include assets and liabilities specifically identifiable and attributable to the Company, including certain assets and liabilities that were historically held at the corporate level by CommScope.
CommScope applies a centralized approach to cash management in certain jurisdictions. The cash and cash equivalents held by CommScope at the corporate level are not specifically identifiable to the Company and therefore were not attributed for any of the periods presented. Cash and cash equivalents on the Condensed Combined Balance Sheets represent cash balances legally owned by certain entities dedicated to the CCS Business which do not participate in the centralized CommScope cash management program. Long-term debt and related interest expense held by CommScope have not been attributed to the Company for any of the periods presented because the borrowings are not directly attributable to the Company and will be repaid by the Parent upon the sale of CCS. All borrowings by the Company due to CommScope that are anticipated to be settled in cash are recorded as accrued and other liabilities in the Condensed Combined Balance Sheets based on loan maturity dates.
All intercompany transactions and balances within the Company have been eliminated. All other transactions between the Company and CommScope are included as net parent investment within the condensed combined financial statements. See Note 6 to the condensed combined financial statements for further information.
The significant accounting policies followed by the Company are set forth in Note 2 within the Company’s annual combined financial statements. There were no material changes in the Company’s significant accounting policies during the six months ended June 30, 2025.
Concentration of Risk
During the six months ended June 30, 2025 and 2024, net sales to the Company’s two largest customers accounted for a combined 23% in each period. As of June 30, 2025, the two largest customers accounted for a combined 21% of the Company’s accounts receivable. No other customers accounted for 10% or more of the Company’s net sales or accounts receivable as of these dates.
The Company relies on sole suppliers or a limited group of suppliers for certain key components, subassemblies and modules and a limited group of contract manufacturers to manufacture a significant portion of its products. Any disruption or termination of these arrangements could have a material adverse impact on the Company’s results of operations.
Commitments and Contingencies
Non-cancellable Purchase Obligations
In July 2023, the Company entered into a long-term supply contract with a third-party to secure the supply of certain raw materials. Under the terms of the contract, the Company will make advance payments through 2026 totaling $120 million (undiscounted) and based on meeting certain minimum purchase requirements through 2031, such advance payments will be credited and applied to future orders on a quarterly basis beginning in 2027 through 2031. Advance payments of $80 million and $60 million are recorded as other noncurrent assets on the Condensed Combined Balance Sheets as of June 30, 2025 and December 31, 2024, respectively. The Company has committed to growing purchases of raw materials under this agreement to a level of approximately $137 million per year by 2026 and continuing through 2032.

Connectivity and Cable Solutions
Notes to Unaudited Condensed Combined Financial Statements
(In thousands, unless otherwise noted)
Legal Proceedings
The Company is a party to certain intellectual property claims and also periodically receives notices asserting that its products infringe on another party’s patents and other intellectual property rights. These claims and assertions, whether against the Company directly or against its customers, could require the Company to pay damages, royalties, stop offering the relevant products and/or cease other activities. The Company may also be called upon to indemnify certain customers for costs related to products sold to such customers. While the outcome of these claims and notices is uncertain and a reasonable estimate of the loss from unfavorable outcomes in certain of these matters cannot be determined, an adverse outcome could result in a material loss. The Company did not have any material litigation as of June 30, 2025 and December 31, 2024.
The Company is also a plaintiff or a defendant in certain other pending legal matters in the normal course of business. Management believes none of these other pending legal matters will have a material adverse effect on the Company’s business or financial condition upon final disposition.
The Company is subject to various federal, state, local and foreign laws and regulations governing the use, discharge, disposal and remediation of hazardous materials. Compliance with current laws and regulations has not had, and is not expected to have, a materially adverse effect on the Company’s financial condition or results of operations.
Net Parent Investment
Net parent investment in the Condensed Combined Balance Sheets and Condensed Combined Statements of Equity represents CommScope’s historical investment in the Company, the accumulated income and the net effect of the transactions with and allocations from the Parent.
Income Taxes
For the six months ended June 30, 2025, the Company recognized income tax expense of $73,333 on a pretax income of $286,078. The Company’s income taxes were higher than the statutory rate of 21% for the six months ended June 30, 2025, primarily due the unfavorable impacts of U.S. anti-deferral provisions and excess tax costs related to equity compensation awards. Offsetting these expenses for the six months ended June 30, 2025, was the tax benefit related to federal tax credits.
For the six months ended June 30, 2024, the Company recognized an income tax expense of $48,616 on a pretax income of $189,503. The Company’s income taxes were higher than the statutory rate of 21% for the six months ended June 30, 2024. Income taxes were unfavorably impacted by anti-deferral provisions and excess tax costs related to equity compensation awards, partially offset by tax benefits related to federal tax credits.
Fair Value Measurements
The Company’s financial instruments consist primarily of cash and cash equivalents, trade receivables, and trade payables. The carrying amounts of these financial instruments as of June 30, 2025 and December 31, 2024 were considered representative of their fair values due to their short terms to maturity.
Fair value measurements using quoted prices in active markets for identical assets and liabilities fall within Level 1 of the fair value hierarchy, measurements using significant other observable inputs fall within Level 2, and measurements using significant unobservable inputs fall within Level 3.
Recent Accounting Pronouncements
Issued but Not Adopted
In May 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2025-04, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606). The new guidance is intended to provide less diversity in practice and improve the decision usefulness and operability of the guidance for share-based consideration payable to a customer in conjunction with selling goods or services. The guidance provides clarification regarding the distinguishment

Connectivity and Cable Solutions
Notes to Unaudited Condensed Combined Financial Statements
(In thousands, unless otherwise noted)
between service conditions and performance conditions, as well as closer alignment with how forfeitures of share-based consideration with service conditions and forfeitures of share-based consideration with performance conditions affect the measurement of the transaction price. The guidance is effective for the Company on a retrospective or modified retrospective basis, beginning January 1, 2027 for the interim and annual periods. Early adoption is permitted. The Company had no share-based customer agreements as of June 30, 2025 and therefore, does not expect this guidance to have a material impact on the condensed combined financial statements.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The new guidance improves disclosures for expenses of public entities and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. Coupled with recent standards that enhanced the disaggregation of revenue and income tax information, the disaggregated expense information required by these amendments will enable investors to better understand the major components of an entity’s income statement. The guidance is effective for the Company on a prospective or retrospective basis, as of January 1, 2027 for the annual period. Early adoption is permitted. As this ASU relates to disclosures only, there will be no impact to the Company’s condensed combined results of operations and financial condition.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The new guidance is expected to improve income tax disclosures by requiring additional information related to the rate reconciliation and income taxes paid, including 1) consistent categories and greater disaggregation of information in the rate reconciliation and 2) disaggregation of income taxes paid by jurisdiction. The guidance is effective for the Company on a prospective or retroactive basis, beginning January 1, 2025 for the annual period. Early adoption is permitted. As this ASU relates to disclosures only, there will be no impact to Company’s condensed combined results of operations and financial condition.
2 GOODWILL
The following table presents the activity in goodwill:

Total
Gross goodwill as of December 31, 2024	$2,258,322
Accumulated impairment losses	(150,601)
Net goodwill as of December 31, 2024	$2,107,721

Activity
Foreign currency translation gain	$54,227
Gross goodwill as of June 30, 2025	$2,312,549
Accumulated impairment losses	(150,601)
Net goodwill as of June 30, 2025	$2,161,948

3 REVENUE FROM CONTRACTS WITH CUSTOMERS
Allowance for Doubtful Accounts

	Six Months Ended June 30,
	2025	2024
Allowance for doubtful accounts, beginning of period	$14,833	$17,864
Benefit	(642)	(636)
Write-offs	(1,151)	(1,872)
Allowance for doubtful accounts, end of period	$13,040	$15,356

Connectivity and Cable Solutions
Notes to Unaudited Condensed Combined Financial Statements
(In thousands, unless otherwise noted)
Customer Contract Balances
The following table provides the balance sheet location and amounts of contract assets, or unbilled accounts receivable, and contract liabilities, or deferred revenue, from contracts with customers as of June 30, 2025 and December 31, 2024:

Contract Balance Type	Balance Sheet Location	June 30, 2025	December 31, 2024
Unbilled accounts receivable	Accounts receivable, less allowance for doubtful accounts	$1,513	$1,690
Deferred revenue - current	Accrued other liabilities	811	841

4 SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION
Accounts Receivable

	June 30, 2025	December 31, 2024
Accounts receivable - trade	$588,486	$445,811
Accounts receivable - other	6,085	2,787
Allowance for doubtful accounts	(13,040)	(14,833)
Total accounts receivable, net	$581,531	$433,765

Inventories

	June 30, 2025	December 31, 2024
Raw materials	$160,434	$121,575
Work in progress	136,510	101,785
Finished goods	188,302	110,447
Total inventories, net	$485,246	$333,807

Accrued and Other Liabilities

	June 30, 2025	December 31, 2024
Compensation and employee benefit liabilities	$91,540	$84,463
Operating lease liabilities	18,029	18,901
Department accruals	12,711	10,532
Accrued freight	15,576	9,522
Value added tax liability	6,336	7,288
Product warranty accrual	5,450	5,694
Other	19,500	14,237
Total accrued and other liabilities	$169,142	$150,637

Connectivity and Cable Solutions
Notes to Unaudited Condensed Combined Financial Statements
(In thousands, unless otherwise noted)
Operating Lease Information

	Balance Sheet Location	June 30, 2025	December 31, 2024
Right of use assets	Other noncurrent assets	$63,251	$67,933
Lease liabilities	Accrued and other liabilities	$18,029	$18,901
Lease liabilities	Other noncurrent liabilities	49,714	53,252
Total lease liabilities		$67,743	$72,153

Accumulated Other Comprehensive Loss
The following table presents changes in accumulated other comprehensive loss (AOCL), net of tax:

	Six Months Ended June 30,
	2025	2024
Foreign currency translation
Balance at beginning of period	$(176,582)	$(122,663)
Other comprehensive income (loss)	75,331	(21,226)
Balance at end of period	$(101,251)	$(143,889)

Defined benefit plan activity
Balance at beginning of period	$(839)	$(1,129)
Other comprehensive income (loss)	(58)	124
Balance at end of period	$(897)	$(1,005)
Net AOCL at the end of period	$(102,148)	$(144,894)

5 RESTRUCTURING COSTS
The Company incurs costs associated with restructuring initiatives intended to improve overall operating performance and profitability. The costs related to restructuring actions are generally cash-based and primarily consist of employee-related costs, which include severance and other one-time termination benefits.
In addition to the employee-related costs, the Company records other costs associated with restructuring actions such as the gain or loss on the sale of facilities and impairment costs arising from unutilized real estate or equipment. The Company attempts to sell or lease this unutilized space but additional impairment charges may be incurred related to these or other excess assets.
During the six months ended June 30, 2025 and 2024, the Company incurred restructuring cost, net of $2,196 and $592, respectively.

Employee- Related Costs
Balance as of December 31, 2024	$316
Cash paid	(28)
Balance as of June 30, 2025	$288

Restructuring liabilities of $288 and $316 as of June 30, 2025 and December 31, 2024, respectively, are included in accrued and other liabilities on the Condensed Combined Balance Sheets. Additional restructuring actions are expected to be identified, and the resulting charges and cash requirements could be material. Other costs included the impairment of idled administration and engineering facilities.

Connectivity and Cable Solutions
Notes to Unaudited Condensed Combined Financial Statements
(In thousands, unless otherwise noted)
6 RELATED PARTY TRANSACTIONS
These condensed combined financial statements include related party transactions with CommScope that include the following:
•	Allocations for management costs and corporate support services provided to the Company, totaling $126,815 and $114,052 during the six months ended June 30, 2025 and 2024, respectively;
•	Allocations for depreciation related to shared fixed assets, totaling $1,106 and $1,413 during the six months ended June 30, 2025 and 2024, respectively;
•	Allocations for advertising expense, totaling $1,684 and $446 during the six months ended June 30, 2025 and 2024, respectively;
•	Employees of the Company participate in the CommScope defined benefit and defined contribution pension plans;
•	Allocations for certain shared restructuring income and costs, totaling $2,196 and $593 during the six months ended June 30, 2025 and 2024, respectively;
•	Employees of the Company participate in the CommScope equity-based compensation plans, totaling $5,445 and $2,205 during the six months ended June 30, 2025 and 2024, respectively;
•
Allocations for transition services agreement income related to support services provided by the Company, totaling $10,936 and $5,659 during the six months ended June 30, 2025 and June 30, 2024 respectively.

Transition service agreement income
Transition service agreement (“TSA”) income is related to the TSA entered in conjunction with the closing of the transactions to divest of the Parent’s OWN segment and DAS business unit in January 2025 and the OneCell business in April 2025, as well as the closing of the transaction to divest of the Home Networks business in January 2024. Under the TSAs, the Company provides and receives certain post-closing support on a transitional basis.
Debt due to Parent
On June 16, 2024, the Company and CommScope entered into a revolving loan agreement providing CCS with access to borrow up to $6 million to fund its working capital and operating activities. The maturity date of the revolving loan is June 30, 2025. As of December 31, 2024, the Company had drawn $2 million on the facility, which is presented within accrued and other liabilities on the Condensed Combined Balance Sheets.
Interest expense on the loan accrues quarterly at an annualized interest rate equal to U.S. Applicable Federal Rate (“AFR”).
On January 10, 2025, the Company repaid the outstanding balance of its revolving loan facility with CommScope.
Net Parent Investment
As discussed in the basis of presentation in Note 1, all balances and transactions among the Company and related parties which include the transfer of cash and cash equivalents to and from CommScope and the total net effect of the settlement of intercompany transactions which are not historically cash settled between the Company and CommScope, including cash sweeps in the centralized cash management system, are reflected in net parent investment. Allocations for depreciation related to shared assets are reflected as cash outflows from operating activities and cash inflows from financing transactions with Parent, net on the Condensed Combined Statements of Cash Flows.

Connectivity and Cable Solutions
Notes to Unaudited Condensed Combined Financial Statements
(In thousands, unless otherwise noted)
7 GEOGRAPHIC INFORMATION
Sales to customers located outside of the U.S. comprised 29% and 35% of total net sales during the six months ended June 30, 2025 and 2024, respectively. Sales by geographic region, based on the destination of product shipments or service provided, were as follows:

	Six Months Ended June 30,
	2025	2024
United States (U.S.)	$1,131,288	$860,762
Europe, Middle East and Africa (EMEA)	188,832	201,578
Caribbean and Latin America (CALA)	50,414	48,942
Asia Pacific (APAC)	192,996	195,393
Canada	36,012	26,139
Net sales	$1,599,542	$1,332,814

8   SUBSEQUENT EVENTS
The Company evaluated subsequent events through September 4, 2025, the date the financial statements were available to be issued.

UNAUDITED COMBINED FINANCIAL STATEMENTS OF THE CCS BUSINESS

Combined Balance Sheets as of December 31, 2024 and December 31, 2023	109
Combined Statements of Operations for the Years Ended December 31, 2024 and December 31, 2023	110
Combined Statements of Comprehensive Income for the Years Ended December 31, 2024 and December 31, 2023	111
Combined Statements of Cash Flows for the Years Ended December 31, 2024 and December 31, 2023	112
Combined Statements of Equity for the Years Ended December 31, 2024 and December 31, 2023	113
Notes to Unaudited Combined Financial Statements	114

Connectivity and Cable Solutions
Combined Balance Sheets
(Unaudited – In thousands)

	December 31,
	2024	2023
Assets
Cash and cash equivalents	$13,239	$12,185
Accounts receivable, less allowance for doubtful accounts of $14,833 and $17,864, respectively	433,765	331,066
Inventories, net	333,807	290,262
Prepaid expenses and other current assets	42,064	28,464
Total current assets	822,875	661,977
Property, plant and equipment, net of accumulated depreciation of $454,427 and $418,944, respectively	259,983	303,742
Goodwill	2,107,721	2,140,375
Other intangible assets, net	236,985	313,027
Deferred income taxes	107,131	130,293
Other noncurrent assets	133,251	105,674
Total assets	$3,667,946	$3,655,088
Liabilities and Equity
Accounts payable	$247,309	$173,722
Accrued and other liabilities	150,637	111,886
Total current liabilities	397,946	285,608
Deferred income taxes	8,504	11,496
Other noncurrent liabilities	66,108	71,621
Total liabilities	472,558	368,725
Commitments and contingencies (Note 11)
Equity:
Net parent investment	3,366,917	3,404,566
Accumulated other comprehensive loss	(177,421)	(123,792)
Connectivity and Cable Solutions equity	3,189,496	3,280,774
Noncontrolling interest	5,892	5,589
Total equity	3,195,388	3,286,363
Total liabilities and equity	$3,667,946	$3,655,088

See notes to unaudited combined financial statements

Connectivity and Cable Solutions
Combined Statements of Operations
(Unaudited – In thousands)

	Year Ended December 31,
	2024	2023
Net sales	$2,823,174	$2,701,718
Cost of sales	1,854,119	1,936,056
Gross profit	969,055	765,662
Transition service agreement income	6,673	—
Operating expenses:
Selling, general and administrative	365,092	350,258
Research and development	71,035	66,567
Amortization of purchased intangible assets	71,377	73,988
Restructuring cost, net	1,017	6,425
Asset impairments	—	99,140
Total operating expenses	508,521	596,378
Operating income	467,207	169,284
Other income (expense), net	3,336	(9,154)
Interest expense	(46)	—
Income before income taxes	470,497	160,130
Income tax expense	(120,704)	(54,437)
Net income	349,793	105,693
Net income attributable to noncontrolling interest	927	384
Net income attributable to Connectivity and Cable Solutions	$348,866	$105,309

See notes to unaudited combined financial statements

Connectivity and Cable Solutions
Combined Statements of Comprehensive Income
(Unaudited – In thousands)

	Year Ended December 31,
	2024	2023
Comprehensive income
Net income	$349,793	$105,693
Other comprehensive income, net of tax:
Foreign currency translation (loss) gain	(53,919)	18,666
Defined benefit plans:
Change in unrecognized gain (loss)	414	(52)
Change in unrecognized net prior service credit	(124)	15
Total other comprehensive (loss) income, net of tax	(53,629)	18,629
Total comprehensive income	296,164	124,322
Comprehensive income attributable to noncontrolling interest	764	350
Comprehensive income attributable to Connectivity and Cable Solutions	$295,400	$123,972

See notes to unaudited combined financial statements

Connectivity and Cable Solutions
Combined Statements of Cash Flows
(Unaudited – In thousands)

	Year Ended December 31,
	2024	2023
Operating Activities:
Net income	$349,793	$105,693
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122,221	128,869
Loss (income) on disposal of property, plant and equipment	260	(8,968)
Equity-based compensation	10,072	14,012
Asset impairments	—	99,140
Deferred income taxes	20,046	26,172
Changes in assets and liabilities:
Accounts receivable	(114,811)	248,727
Inventories	(50,397)	196,461
Prepaid expenses and other current assets	(17,464)	18,997
Accounts payable	77,742	(139,308)
Accrued and other liabilities	44,123	(121,848)
Other noncurrent assets	(31,806)	(45,029)
Other noncurrent liabilities	(92)	19,370
Other	173	(6,130)
Net cash provided by operating activities	409,860	536,158
Investing Activities:
Additions to property, plant and equipment	(14,323)	(25,689)
Proceeds from sale of property, plant and equipment	—	38,705
Net cash (used in) provided by investing activities	(14,323)	13,016
Financing Activities:
Proceeds from debt due to Parent	2,000	—
Distributions to noncontrolling interest	(461)	(62)
Financing transactions with Parent, net	(396,587)	(550,688)
Net cash used in financing activities	(395,048)	(550,750)
Effect of exchange rate changes on cash and cash equivalents	565	65
Change in cash and cash equivalents	1,054	(1,511)
Cash and cash equivalents at beginning of period	12,185	13,696
Cash and cash equivalents at end of period	$13,239	$12,185

See notes to unaudited combined financial statements

Connectivity and Cable Solutions
Combined Statements of Equity
(Unaudited – In thousands)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Connectivity and Cable Solutions Equity	Non- controlling Interest	Total Equity
Balance as of January 1, 2023	$3,835,933	$(142,421)	$3,693,512	$5,301	$3,698,813
Net income	105,309	—	105,309	384	105,693
Equity-based compensation	14,012	—	14,012	—	14,012
Foreign currency translation (loss) gain	—	18,666	18,666	(34)	18,632
Change in defined benefit plans	—	(37)	(37)	—	(37)
Distributions to noncontrolling interest	—	—	—	(62)	(62)
Change in net parent investment, net	(550,688)	—	(550,688)	—	(550,688)
Balance as of December 31, 2023	3,404,566	(123,792)	3,280,774	5,589	3,286,363
Net income	348,866	—	348,866	927	349,793
Equity-based compensation	10,072	—	10,072	—	10,072
Foreign currency translation (loss) gain	—	(53,919)	(53,919)	(163)	(54,082)
Change in defined benefit plans	—	290	290	—	290
Distributions to noncontrolling interest	—	—	—	(461)	(461)
Change in net parent investment, net	(396,587)	—	(396,587)	—	(396,587)
Balance as of December 31, 2024	$3,366,917	$(177,421)	$3,189,496	$5,892	$3,195,388

See notes to unaudited combined financial statements

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
1 DESCRIPTION OF THE COMPANY AND BASIS OF PRESENTATION
Description of Company
CommScope Holding Company, Inc. (CommScope, or the Parent) is a global provider of infrastructure solutions for communication, data center and entertainment networks. The Connectivity and Cable Solutions business (CCS, or the Company) comprises the business that has been reported as the Connectivity and Cable Solutions segment in the consolidated financial statements of CommScope.
The Company provides fiber optic and copper connectivity and cable solutions for use in telecommunications, cable television, residential broadband networks, data centers and business enterprises. The CCS portfolio includes network solutions for indoor and outdoor network applications. Indoor network solutions include optical fiber and twisted pair structured cable solutions, intelligent infrastructure management hardware and software, and network rack and cabinet enclosures. Outdoor network solutions are used in both local-area and wide-area networks and “last mile” fiber-to-the-home installations, including deployments of fiber-to-the-node, fiber-to-the-premises and fiber-to-the-distribution-point to homes, businesses and cellular sites.
Basis of presentation
The Company has historically operated as part of CommScope and has not historically operated as a stand-alone entity. As a result, separate financial statements have not historically been prepared for the Company. The combined financial statements have been derived from the historical accounting records of CommScope for the years ended December 31, 2024 and 2023. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The historical results of operations, financial position and cash flows of the Company presented in these combined financial statements may not be indicative of what they would have been had the Company been an independent stand-alone entity, nor are they necessarily indicative of the Company’s future results of operations, financial position and cash flows.
The Combined Statements of Operations include all revenues and costs directly attributable to the Company and an allocation of expenses related to certain CommScope corporate functions. Expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily pro rata based on an applicable measure of revenues, time spent, headcount, or other relevant measures. These expenses include the cost of corporate functions and resources, including, but not limited to, executive management, finance, information technology, human resources, legal, facilities, corporate marketing, sales, and research and development.
The Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received by the Company. For the years ended December 31, 2024 and 2023, allocated corporate expenses totaled $243,003 and $281,587, respectively, which were primarily included in selling, general and administrative expenses. However, the allocations may not be indicative of actual expenses that would have been incurred had CCS operated as an independent company for the periods presented.
Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and facilities.
The Combined Balance Sheets include assets and liabilities specifically identifiable and attributable to the Company, including certain assets and liabilities that were historically held at the corporate level by CommScope.
CommScope applies a centralized approach to cash management in certain jurisdictions. The cash and cash equivalents held by CommScope at the corporate level are not specifically identifiable to the Company and therefore were not attributed for any of the periods presented. Cash and cash equivalents on the Combined Balance Sheets represent cash balances legally owned by certain entities dedicated to the CCS business which do not participate in the centralized CommScope cash management program. Long-term debt and related interest

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
expense held by CommScope have not been attributed to the Company for any of the periods presented because the borrowings are not directly attributable to the Company and will be repaid by the Parent upon the sale of CCS. All borrowings by the Company due to CommScope that are anticipated to be settled in cash are recorded as accrued and other liabilities in the Combined Balance Sheets based on loan maturity dates.
All intercompany transactions and balances within the Company have been eliminated. All other transactions between the Company and CommScope are included as net parent investment within the combined financial statements. See Note 10 to the combined financial statements for further information.
2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates in the Preparation of the Combined Financial Statements
The preparation of the accompanying combined financial statements in conformity with accounting principles generally accepted in the United States (U.S.) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and their underlying assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other objective sources. The Company bases its estimates on historical experience and on assumptions that are believed to be reasonable under the circumstances and revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. Significant accounting estimates reflected in the Company’s financial statements include the allowance for doubtful accounts, reserves for sales returns, discounts, allowances, rebate and distributor price protection programs; inventory excess and obsolescence reserves; product warranty reserves and other contingent liabilities; liabilities for unrecognized tax benefits; and impairment reviews for property, plant and equipment, goodwill and other intangible assets. Although these estimates are based on management’s knowledge of and experience with past and current events and on management’s assumptions about future events, it is at least reasonably possible that they may ultimately differ materially from actual results.
Cash and Cash Equivalents
Cash and cash equivalents represent deposits in banks and cash invested temporarily in various instruments with a maturity of three months or less at the time of purchase.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable and contract assets for unbilled receivables are stated at the amount owed by the customer, net of allowances for estimated doubtful accounts, discounts, allowances, returns and rebates. The Company measures the allowance for doubtful accounts using an expected credit loss model, which uses a lifetime expected loss allowance for all trade accounts receivable and contract assets. To measure the expected credit losses, trade accounts receivable and contract assets are grouped based on shared credit risk characteristics and the days past due based on the contractual terms of the receivable. Contract assets relate to unbilled work in progress and have substantially the same risk characteristics as trade accounts receivable for the same types of contracts. Therefore, the Company has concluded that the expected loss rates for trade accounts receivable are a reasonable approximation of the loss rates for the contract assets.
In calculating an allowance for doubtful accounts, the Company uses its historical experience, external indicators and forward-looking information to calculate expected credit losses using an aging method. The Company assesses impairment of trade accounts receivable on a collective basis, as they possess shared credit risk characteristics which have been grouped based on the days past due.
The expected loss rates are based on the payment profiles of sales over the preceding thirty-six months and the corresponding historical credit losses experienced within this period. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle their trade accounts receivable. Accounts are written off against the allowance account when they are determined to be no longer collectible.

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
Inventories
Inventories are stated at the lower of cost or net realizable value. Inventory cost is determined on a first-in, first-out (FIFO) basis. Costs such as idle facility expense, excessive scrap and re-handling costs are expensed as incurred.
The Company maintains reserves to reduce the value of inventory to the lower of cost or net realizable value, including reserves for excess and obsolete inventory.
Leases
The Company determines if a contract is a lease or contains a lease at inception. Right of use assets related to operating type leases are reported in other noncurrent assets and the present value of remaining lease obligations is reported in accrued and other liabilities and other noncurrent liabilities on the Combined Balance Sheets. For the periods presented, the Company does not have any financing type leases.
Operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The majority of the Company’s leases do not provide an implicit rate; therefore, the Company uses the incremental borrowing rates applicable to the economic environment and the duration of the lease, based on the information available at commencement date, in determining the present value of future payments. The right of use asset for operating leases is measured using the lease liability adjusted for the impact of lease payments made prior to commencement, lease incentives received, initial direct costs incurred and any asset impairments. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.
The Company re-measures and reallocates the consideration in a lease when there is a modification of the lease that is not accounted for as a separate contract. The lease liability is remeasured when there is a change in the lease term or a change in the assessment of whether the Company will exercise a lease option. The Company assesses right of use assets for impairment in accordance with its long-lived asset impairment policy.
The Company accounts for lease agreements with contractually required lease and non-lease components on a combined basis. Lease payments made for cancellable leases, variable amounts that are not based on an observable index and lease agreements with an original duration of less than twelve months are recorded directly to lease expense.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Upon application of acquisition accounting, property, plant and equipment are measured at estimated fair value as of the acquisition date to establish a new historical cost basis. Provisions for depreciation are based on estimated useful lives of the assets using the straight-line method. Useful lives generally range from 10 to 35 years for buildings and improvements and 3 to 10 years for machinery and equipment. Expenditures for repairs and maintenance are expensed as incurred.
Goodwill and Other Intangible Assets
Goodwill represents the excess of cost over fair value of net assets of companies acquired. Goodwill was determined using a methodology consistent with that used by CommScope. Goodwill is assigned to reporting units based on the difference between the purchase price as allocated to the reporting units and the estimated fair value of the identified net assets acquired as allocated to the reporting units. Purchased intangible assets with finite lives are carried at their estimated fair values at the time of acquisition less accumulated amortization and any impairment charges. Amortization is recognized on a straight-line basis over the estimated useful lives of the respective assets, which approximates the pattern that the economic benefits are realized by the Company.
Asset Impairments
Goodwill is tested for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying value of the reporting unit may exceed its fair value. Property, plant and equipment, intangible assets with finite lives and right of use assets are reviewed for impairment whenever events or changes

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
in circumstances indicate that the carrying value of the assets may not be recoverable, based on the undiscounted cash flows expected to be derived from the use and ultimate disposition of the assets. Assets identified as impaired are adjusted to estimated fair value. See Note 3 for discussion of asset impairment charges.
Revenue Recognition
The Company recognizes revenue based on the satisfaction of distinct obligations to transfer goods and services to customers. The Company’s revenue is generated primarily from product or equipment sales. The Company applies a five-step approach as defined in ASC 606, Revenue from Contracts with Customers, in determining the amount and timing of revenue to be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a corresponding performance obligation is satisfied. Most contracts with customers are to provide distinct products or services within a single contract. However, if a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price.
Product sales to end-customers or distributors represent 98% of the Company’s revenue and are recognized at a point-in-time, which is generally at the point in time when products have been shipped, right to payment has been obtained and risk of loss has been transferred.
The Company provides professional services, including consulting, implementation, and support services, to its customers. These services are generally contracted under time-and-materials arrangements. Under time-and-materials contracts, revenue is recognized over time as services are delivered, based on hours worked and agreed rates, plus any reimbursable expenses incurred.
Revenue is measured based on the consideration the Company expects to be entitled based on customer contracts. Sales are adjusted for variable consideration amounts, including but not limited to estimated discounts, rebates, distributor project pricing programs and returns. These estimates are determined based upon historical experience, contract terms, inventory levels in the distributor channel and other related factors. Adjustments to variable consideration estimates are recorded when circumstances indicate revisions may be necessary. Variable consideration is primarily related to the Company’s sales to distributors, system integrators and value-added resellers.
A contract liability for deferred revenue is recorded when consideration is received or is unconditionally due from a customer prior to transferring control of goods or services to the customer under the terms of a contract. Deferred revenue balances typically result from advance payments received from customers for product contracts or from billings in excess of revenue recognized on services arrangements.
Unbilled receivables are recorded when revenues are recognized in advance of invoice issuance. These assets are presented on a combined basis with accounts receivable and are converted to accounts receivable once the Company’s right to the consideration becomes unconditional, which varies by contract but is generally based on achieving certain acceptance milestones. The Company recognizes the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset would be one year or less.
Shipping and Handling Costs
The Company includes shipping and handling costs billed to customers in net sales and includes the costs incurred to transport product to customers as well as certain internal handling costs, which relate to activities to prepare goods for shipment, as cost of sales. Shipping and handling costs incurred after control is transferred to the customer are accounted for as fulfillment costs and are not accounted for as separate revenue obligations.
Tax Collected from Customers
Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, which are collected by the Company from customers, are excluded from net sales.

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
Advertising Costs
Advertising costs are expensed in the period in which they are incurred and are reflected in selling, general and administrative expense on the Combined Statements of Operations. Advertising expense was $11,308 and $12,020 for the years ended December 31, 2024 and 2023, including costs allocated of $1,418 and $2,418, respectively.
Product Warranties
The Company recognizes a liability for the estimated claims that may be paid under its customer assurance-type warranty agreements to remedy potential deficiencies of quality or performance of the Company’s products. These product warranties extend over various periods, depending on the product subject to the warranty and the terms of the individual agreements. The Company records a provision for estimated future warranty claims as cost of sales based upon the historical relationship of warranty claims to sales and specifically identified warranty issues. The Company bases its estimates on assumptions that are believed to be reasonable under the circumstances and revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. Such revisions may be material.
Research and Development
Research and development (R&D) costs are expensed in the period in which they are incurred. R&D costs include materials and equipment that have no alternative future use, depreciation on equipment and facilities currently used for R&D purposes, personnel costs, contract services and reasonable allocations of indirect costs, if clearly related to an R&D activity. Expenditures in the pre-production phase of an R&D project are recorded as R&D expense. However, costs incurred in the pre-production phase that are associated with output actually used in production are recorded in cost of sales. A project is considered finished with pre-production efforts when management determines that it has achieved acceptable levels of scrap and yield, which vary by project. Expenditures related to ongoing production are recorded in cost of sales.
During the years ended December 31, 2024 and 2023, the Company incurred research and development costs of $71,035 and $66,567, respectively.
Restructuring
The Company records restructuring charges associated with management-approved restructuring plans, which could include the elimination of job functions, closure or relocation of facilities, reorganization of operations, changes in management structure, workforce reductions or other actions. Restructuring charges may include ongoing and enhanced termination benefits related to employee separations, contract termination costs, impairment of certain assets and other related costs associated with exit or disposal activities. Severance benefits are provided to employees primarily under the Company’s ongoing benefit arrangements. These severance costs are accrued once management commits to a plan of termination and it becomes probable that employees will be separated and entitled to benefits at amounts that can be reasonably estimated. In some instances, the Company enhances its ongoing termination benefits with one-time termination benefits, which are recognized when employees are notified of their enhanced termination benefits.
Foreign Currency Translation
The combined financial statements were prepared using the U.S. Dollar as the reporting currency. For the years ended December 31, 2024 and 2023 approximately 35% and 36%, respectively, of the Company’s net sales were to customers located outside the U.S. A portion of these sales was denominated in currencies other than the U.S. dollar, particularly sales from the Company’s foreign subsidiaries. The financial position and results of operations of certain of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Revenues and expenses of these foreign subsidiaries have been translated from their respective functional currencies into U.S. dollars at average exchange rates prevailing during the periods. Assets and liabilities of these subsidiaries have been translated at the exchange rates as of the balance sheet date.

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
Translation gains and losses are recorded in accumulated other comprehensive loss. Upon sale or liquidation of an investment in a foreign subsidiary, the amount of net translation gains or losses that have been accumulated in other comprehensive loss attributable to that investment are reported as a gain or loss in earnings in the period in which the sale or liquidation occurs.
Aggregate foreign currency remeasurement gains and losses, such as those resulting from the settlement of receivables or payables, foreign currency contracts and short-term intercompany advances in a currency other than the subsidiary’s functional currency, are recorded currently in earnings (included in other income (expense), net) and resulted in gains (losses) of $3,336 and $(9,154) during the years ended December 31, 2024 and 2023, respectively.
Equity-Based Compensation
The estimated fair value of stock awards is recognized as expense over the requisite service periods. Forfeitures of stock awards are recognized as they occur. The Company records deferred tax assets related to compensation expense for awards that are expected to result in future tax deductions for the Company, based on the amount of compensation cost recognized and the Company’s statutory tax rate in the jurisdiction in which it expects to receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and actual tax deductions reported on the Company’s income tax return are recorded in the Combined Statements of Operations within income tax expense benefit.
Fair Value Measurements
The Company’s financial instruments consist primarily of cash and cash equivalents, trade receivables, and trade payables. The carrying amounts of these financial instruments as of December 31, 2024 and 2023 were considered representative of their fair values due to their short terms to maturity.
Fair value measurements using quoted prices in active markets for identical assets and liabilities fall within Level 1 of the fair value hierarchy, measurements using significant other observable inputs fall within Level 2, and measurements using significant unobservable inputs fall within Level 3.
Non-Recurring Fair Value Measurements
During the annual impairment test in the fourth quarter of 2023, the Company recorded a goodwill impairment charge of $99,140 related to the Building Data Center Connectivity (BDCC) reporting unit (see Note 3). The fair value of the BDCC reporting unit was determined at October 1, 2023 utilizing CommScope’s historical impairment tests, using a discounted cash flow (DCF) model and a guideline public company approach, with 75% of the value determined using the DCF model and 25% of the value determined using the guideline public company approach. Under the DCF method, the fair value of a reporting unit is based on the present value of estimated future cash flows. Under the guideline public company method, the fair value is based upon market multiples of revenue and earnings derived from publicly traded companies with similar operating and investment characteristics as the reporting unit. The inputs to both the DCF model and the guideline public company analysis are Level 3 valuation inputs. Changes in any of these inputs, among other factors, could negatively affect the fair value of the BDCC reporting unit and result in a material impairment charge in the future.
These fair value estimates are based on pertinent information available to management as of the valuation date. Although management is not aware of any factors that would significantly affect these fair value estimates, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and current estimates of fair value may differ significantly from the amounts presented.
Pension Plans
Defined Benefit Plan
Certain CCS employees located in Mexico and Philippines participate in defined benefit plans sponsored by the Company. This plan is accounted for under the provisions of Financial Accounting Standards Board (FASB)

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
Accounting Standards Codification (ASC) Subtopic 715-20, Compensation—Retirement Benefits: Defined Benefit Plans. The Company had a pension liability of $7,142 and $8,602 as of December 31, 2024 and 2023, respectively, recorded in accrued and other liabilities and in other noncurrent liabilities.
Multiemployer Plans
Although CommScope does not participate in multiemployer benefit plans, certain CCS employees in the U.S. and in other foreign countries participate in pension plans sponsored by CommScope. Therefore, these plans are accounted for in accordance with FASB ASC Subtopic 715-80 Compensation—Retirement Benefits: Multiemployer Plans. As such, the Company is allocated relevant participation costs for these employee benefit plans from CommScope.
The Company has not recorded any assets and liabilities associated with its participation in these plans in the Combined Balance Sheets as of December 31, 2024 and 2023, respectively, as any contributions required for such participation were paid as of year-end. Pension costs associated with its participation in these plans are recorded as a component of corporate allocations described in Note 10.
Defined Contribution Plans
Employees of the Company participate in defined contribution retirement savings plans sponsored by CommScope including 401(k) plans and non-contributory and contributory deferred compensation plans. These plans allow employees meeting certain requirements to contribute a portion of their compensation on a pretax and/or after-tax basis in accordance with guidelines established by the plans and the Internal Revenue Service or other tax authorities. CommScope matches a percentage of the employee contributions up to certain limits. The U.S. 401(k) plan is the most significant defined contribution plan. During the years ended December 31, 2024 and 2023 the Company recognized expenses associated with the U.S. 401(k) plans of $14,211 and $11,059, respectively.
Net Parent Investment
Net parent investment in the Combined Balance Sheets and Combined Statements of Equity represents CommScope’s historical investment in the Company, the accumulated income and the net effect of the transactions with and allocations from the Parent.
Income Taxes
The Company is included in the foreign and domestic tax returns of CommScope. The provision for income taxes is calculated using the separate-return method. Under this methodology, the Company is assumed to file a separate return with the tax authority in each jurisdiction in which it operates, thereby reporting its taxable income or loss. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Company provides deferred taxes on temporary differences and on any carryforwards that it could claim on its hypothetical returns and assesses the need for a valuation allowance on the basis of its proposed separate-return results. Tax benefits that result from uncertain tax positions may be recognized only if they are considered more likely than not to be sustainable, based on their technical merits. The amount of benefit to be recognized is the largest amount of tax benefit that is at least 50% likely to be realized.
Concentrations of Risk
Non-derivative financial instruments used by the Company in the normal course of business include letters of credit and commitments to extend credit, primarily accounts receivable. The Company generally does not require collateral on its accounts receivable. These financial instruments involve risk, including the credit risk of nonperformance by the counterparties to those instruments, and the actual loss may exceed the reserves provided in the Company’s Combined Balance Sheets.
During the years ended December 31, 2024 and 2023, net sales to the Company’s two largest customers accounted for a combined 21% in each period. As of December 31, 2024 and 2023, the two largest customers accounted for a combined 17% and 15% of the Company’s accounts receivable, respectively. No other customers accounted for 10% or more of the Company’s net sales or accounts receivable as of these dates.

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
The Company manages its exposures to credit risk associated with accounts receivable using tools such as credit approvals, credit limits and monitoring procedures. The Company estimates the allowance for doubtful accounts based on the actual payment history and individual circumstances of significant customers as well as the age of receivables. In management’s opinion, as of December 31, 2024, the Company did not have significant unreserved risk of credit loss due to the non-performance of customers or other counterparties related to amounts receivable. However, an adverse change in financial condition of a significant customer or group of customers or in the telecommunications industry could materially affect the Company’s estimates related to doubtful accounts.
The principal raw materials and components purchased by the Company (aluminum, copper, steel, bimetals, optical fiber, plastics and other polymers) are subject to changes in market price as these materials are linked to various commodity markets. The Company attempts to mitigate these risks through effective requirements planning and by working closely with its key suppliers to obtain the best possible pricing and delivery terms.
The Company relies on sole suppliers or a limited group of suppliers for certain key components, subassemblies and modules and a limited group of contract manufacturers to manufacture a significant portion of its products. Any disruption or termination of these arrangements could have a material adverse impact on the Company’s results of operations.
Recent Accounting Pronouncements
Adopted in 2024
On January 1, 2024, the Company adopted the rollforward disclosure requirement of Accounting Standard Update (ASU) No.2022-04, Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. The new guidance improves the transparency of supplier finance programs by requiring that a buyer in a supplier finance program disclose sufficient qualitative and quantitative information about the program to allow a user of its financial statements to understand the program’s nature, activity during the period, changes from period to period and potential effect on an entity’s financial statements. The requirement to disclose rollforward information, was effective prospectively for the Company as of January 1, 2024. The impact of adopting this new guidance was not material to the combined financial statements.
Issued but Not Adopted
In May 2025, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2025-04, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606). The new guidance is intended to provide less diversity in practice and improve the decision usefulness and operability of the guidance for share-based consideration payable to a customer in conjunction with selling goods or services. The guidance provides clarification regarding the distinguishment between service conditions and performance conditions, as well as closer alignment with how forfeitures of share-based consideration with service conditions and forfeitures of share-based consideration with performance conditions affect the measurement of the transaction price. The guidance is effective for the Company on a retrospective or modified retrospective basis, beginning January 1, 2027 for the interim and annual periods. Early adoption is permitted. The Company had no share-based customer agreements as of June 30, 2025 and therefore does not expect this guidance to have a material impact on the combined financial statements.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The new guidance improves disclosures for expenses of public entities and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. Coupled with recent standards that enhanced the disaggregation of revenue and income tax information, the disaggregated expense information required by these amendments will enable investors to better understand the major components of an entity’s income statement. The guidance is effective for the Company on a prospective or retrospective basis, as of January 1, 2027 for the annual period. Early adoption is permitted. As this ASU relates to disclosures only, there will be no impact to the Company’s combined results of operations and financial condition.

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
In March 2024, the FASB issued ASU No. 2024-01, Compensation—Stock Compensation (Topic 718). The amendments in this guidance include clarification on how entities should apply the scope guidance in Topic 718 when determining whether profits interest and similar awards should be accounted for in accordance with Topic 718. The guidance is effective for the Company on a prospective or retrospective basis, beginning January 1, 2026 for the interim and annual periods. Early adoption is permitted. The Company is currently evaluating the impact of the new guidance on the combined financial statements.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The new guidance is expected to improve income tax disclosures by requiring additional information related to the rate reconciliation and income taxes paid, including 1) consistent categories and greater disaggregation of information in the rate reconciliation and 2) disaggregation of income taxes paid by jurisdiction. The guidance is effective for the Company on a prospective or retroactive basis, beginning January 1, 2025, for the annual period. Early adoption is permitted. The Company is currently evaluating the impact of the new guidance on the combined financial statements. The adoption of this ASU only affects the Company’s disclosures, with no impacts to the financial condition and results of operations.
3 GOODWILL AND OTHER INTANGIBLE ASSETS
The following table presents details of the Company’s intangible assets other than goodwill:

	December 31, 2024			December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer base	$1,201,469	$(1,035,353)	$166,116	$1,216,492	$(988,633)	$227,859
Trade names & trademarks	284,431	(213,562)	70,869	285,982	(200,814)	85,168
Total intangible assets	$1,485,900	$(1,248,915)	$236,985	$1,502,474	$(1,189,447)	$313,027

There were no impairments of finite-lived intangible assets identified during the years ended December 31, 2024 or 2023.
Amortization expense for intangible assets was $71,377 and $73,988 for the years ended December 31, 2024 and 2023, respectively. Future amortization expense for intangible assets as of December 31, 2024 is as follows:

Estimated Amortization Expense
2025	$68,883
2026	68,883
2027	51,399
2028	16,430
2029	16,430
Thereafter	14,960

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
The following table presents the activity in goodwill:

Total
Gross goodwill as of January 1, 2023	$2,280,850
Accumulated impairment losses	(51,461)
Net goodwill as of January 1, 2023	$2,229,389

FY23 Activity
Impairment	$(99,140)
Foreign currency translation gain	10,126
Gross goodwill as of December 31, 2023	$2,290,976
Accumulated impairment losses	(150,601)
Net goodwill as of December 31, 2023	$2,140,375

FY24 activity
Foreign currency translation loss	$(32,654)
Gross goodwill as of December 31, 2024	$2,258,322
Accumulated impairment losses	(150,601)
Net goodwill as of December 31, 2024	$2,107,721

During the annual impairment test performed in the fourth quarter of 2024, no goodwill impairments were identified.
During the annual impairment test performed in the fourth quarter of 2023 and in conjunction with the development of the Company’s 2024 and long-range plans, the Company determined the goodwill balance in the BDCC reporting unit was impaired and recorded partial impairment charges of $99,140 in asset impairments in the Combined Statements of Operations. The impairment charges resulted from the Company’s assessment of lower revenue growth and EBITDA margins in the fourth quarter of 2023, due to adverse impacts of market conditions on the current year profitability and estimated future business results and cash flows.
Estimating the fair value of a reporting unit involves uncertainties because it requires management to develop numerous assumptions, including assumptions about the future growth and potential volatility in revenues and costs, capital expenditures, industry economic factors and future business strategy. Changes in projected revenue growth rates, projected EBITDA margin percentages or estimated discount rates due to uncertain market conditions, terminal growth rates, lower market multiples, loss of one or more key customers, changes in the Company’s strategy, changes in technology or other factors could negatively affect the fair value in one or more of the Company’s reporting units and result in a material impairment charge in the future. See Note 2, Section “Non-Recurring Fair Value Measurements” for further discussion of the assumptions used in the valuations.
4 REVENUE FROM CONTRACTS WITH CUSTOMERS
Allowance for Doubtful Accounts

	Year Ended December 31,
	2024	2023
Allowance for doubtful accounts, beginning of period	$17,864	$16,322
Provision	549	7,346
Write-offs	(3,580)	(5,804)
Allowance for doubtful accounts, end of period	$14,833	$17,864

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
Customer Contract Balances
The following table provides the balance sheet location and amounts of contract assets, or unbilled accounts receivable, and contract liabilities, or deferred revenue, from contracts with customers as of December 31, 2024 and, 2023.

		December 31,
Contract Balance Type	Balance Sheet Location	2024	2023
Unbilled accounts receivable	Accounts receivable, less allowance for doubtful accounts	$1,690	$4,112
Deferred revenue - current	Accrued other liabilities	841	787

5 LEASES
The Company has operating type leases for real estate, equipment and vehicles both in the U.S. and internationally. As of December 31, 2024 and 2023 the Company had no finance type leases. Operating lease expense related to leases attributable to the Company was $25,176 and $22,187 for the years ended December 31, 2024 and 2023, respectively. Operating lease expense related to leases attributable to the Parent are allocated within the Combined Statements of Operations.
Supplemental cash flow information related to operating leases:

	Year Ended December 31,
	2024	2023
Operating cash paid to settle lease liabilities	$24,282	$21,512
Right of use asset additions in exchange for lease liabilities	15,777	39,598

Supplemental balance sheet information related to operating leases:

		December 31,
	Balance Sheet Location	2024	2023
Right of use assets	Other noncurrent assets	$67,933	$69,967
Lease liabilities	Accrued and other liabilities	$18,901	$16,530
Lease liabilities	Other noncurrent liabilities	53,252	57,034
Total lease liabilities		$72,153	$73,564

Weighted average remaining lease term (in years)	2.47
Weighted average discount rate	8.94%

Future minimum lease payments under non-cancellable leases as of December 31, 2024 are as follows:

Operating Leases
2025	$22,487
2026	16,002
2027	11,912
2028	9,915
2029	11,655
Thereafter	23,093
Total minimum lease payments	95,064
Less: imputed interest	(22,911)
Total	$72,153

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
6 SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION
Accounts Receivable

	December 31,
	2024	2023
Accounts receivable - trade	$445,811	$342,909
Accounts receivable - other	2,787	6,021
Allowance for doubtful accounts	(14,833)	(17,864)
Total accounts receivable, net	$433,765	$331,066

Inventories

	December 31,
	2024	2023
Raw materials	$121,575	$94,472
Work in progress	101,785	75,261
Finished goods	110,447	120,529
Total inventories, net	$333,807	$290,262

Property, Plant and Equipment

	December 31,
	2024	2023
Land and land improvements	$16,900	$18,193
Buildings and improvements	122,534	128,219
Machinery and equipment	557,758	556,133
Construction in progress	17,218	20,141
	714,410	722,686
Accumulated depreciation	(454,427)	(418,944)
Total property, plant and equipment, net	$259,983	$303,742

Depreciation expense was $54,774 and $58,053 during the years ended December 31, 2024 and 2023, respectively, including costs allocated of $3,930 and $3,172, respectively. No interest was capitalized during the periods presented.
Accrued and Other Liabilities

	December 31,
	2024	2023
Compensation and employee benefit liabilities	$84,463	$49,278
Operating lease liabilities	18,901	16,530
Department accruals	10,532	5,138
Accrued freight	9,522	16,109
Value added tax liability	7,288	6,539
Product warranty accrual	5,694	4,602
Other	14,237	13,690
Total accrued and other liabilities	$150,637	$111,886

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
Accumulated Other Comprehensive Loss
The following table presents changes in accumulated other comprehensive loss (AOCL), net of tax:

	Year Ended December 31,
	2024	2023
Foreign currency translation
Balance at beginning of period	$(122,663)	$(141,329)
Other comprehensive (loss) income	(53,919)	18,666
Balance at end of period	$(176,582)	$(122,663)

Defined benefit plan activity
Balance at beginning of period	$(1,129)	$(1,092)
Other comprehensive (loss) income	290	(37)
Balance at end of period	$(839)	$(1,129)
Net AOCL at the end of period	$(177,421)	$(123,792)

Cash Flow Information

	Year Ended December 31,
	2024	2023
Cash paid during the period for:
Income taxes, net of refunds	$46,682	$16,086

7 RESTRUCTURING COSTS
The Company incurs costs associated with restructuring initiatives intended to improve overall operating performance and profitability. The costs related to restructuring actions are generally cash-based and primarily consist of employee-related costs, which include severance and other one-time termination benefits.
In addition to the employee-related costs, the Company records other costs associated with restructuring actions such as the gain or loss on the sale of facilities and impairment costs arising from unutilized real estate or equipment. The Company attempts to sell or lease this unutilized space but additional impairment charges may be incurred related to these or other excess assets.
During the years ended December 31, 2024 and 2023, the Company incurred restructuring cost, net of $1,017 and $6,425, respectively, including costs allocated of $1,017 and $25,016, respectively.

	Employee-Related Costs	Other	Total Restructuring Costs
Balance as of January 1, 2023	$44,317	$—	$44,317
Additional expense (reversals), net	1,095	(19,686)	(18,591)
Cash (paid) received	(41,148)	38,705	(2,443)
Foreign exchange and other non-cash items	—	(19,019)	(19,019)
Balance as of December 31, 2023	4,264	—	4,264
Cash paid	(3,948)	—	(3,948)
Balance as of December 31, 2024	$316	$—	$316

Restructuring liabilities of $316 and $4,264 as of December 31, 2024 and 2023, respectively, are included in accrued and other liabilities on the Combined Balance Sheets. Additional restructuring actions are expected to be identified, and the resulting charges and cash requirements could be material.

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
Other costs included the sale of an international manufacturing facility, completed during the year ended December 31, 2023. The Company determined it had transferred control of the building to the buyer, and as a result, it has recorded net proceeds of $38.7 million, resulting in a gain on the sale of $19.7 million which is included in the other category in the table above and in restructuring costs, net on the Combined Statements of Operations. The Company simultaneously entered into a sale leaseback transaction where a minor portion of the building used to support research and development operations was then leased back for a term of nine years with annual payments that range from €800 thousand to €1.5 million. The Company determined the lease to be an operating lease and recognized a right-of-use asset and operating lease liability of $7.5 million based on the present value of the minimum lease payments discounted using an incremental borrowing rate of 7.15%.
8 INCOME TAXES
The Company is included in the foreign and domestic tax returns of CommScope. The provision for income taxes is calculated by using, in general, a separate-return methodology. Under this methodology, the Company is assumed to file a separate return with the tax authority in each jurisdiction in which it operates, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from CommScope. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Company provides deferred taxes on temporary differences and on any carryforwards that it could claim on its hypothetical returns and assesses the need for a valuation allowance on the basis of its proposed separate-return results.
Income before income taxes includes the results from domestic and international operations as follows:

	Year Ended December 31,
	2024	2023
U.S. companies	$384,836	$122,764
Non-U.S. companies	85,661	37,366
Total	$470,497	$160,130

Significant components of income tax expense were as follows:

	Year Ended December 31,
	2024	2023
Current:
Federal	$64,366	$12,967
State	14,603	3,842
Foreign	21,565	11,471
Current income tax expense	$100,534	$28,280
Deferred:
Federal	$17,147	$21,698
State	2,911	3,689
Foreign	112	770
Deferred income tax benefit	20,170	26,157
Total income tax expense	$120,704	$54,437

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
A reconciliation of income taxes computed at the U.S. federal statutory income tax rate of 21% to the Company’s income tax expense was as follows:

	December 31,
	2024	2023
Reconciliation of effective tax rate
Income tax expense at federal statutory rate	$98,804	$33,627
State income taxes, net of federal tax benefit	13,935	6,342
Foreign earnings taxed at other than federal rate	2,412	4,834
Foreign-derived intangible income deduction	—	(2,100)
Goodwill impairment	—	15,596
Subpart-F and IRC 78 Gross Up	3,851	837
U.S. federal R&D credit	(2,488)	(4,692)
Foreign tax credit	(4,165)	(4,497)
Equity-based compensation	3,645	2,822
Withholding taxes	2,439	1,457
Other	2,271	211
Total income tax expense	$120,704	$54,437

The components of deferred income tax assets and liabilities and the classification of deferred tax balances on the balance sheet were as follows:

	December 31,
	2024	2023
Deferred tax assets:
Accounts receivable, inventory and warranty reserves	$35,986	$43,550
Employee benefits	8,052	2,933
Capitalized research and development costs	121,611	121,703
Net operating losses	14,760	19,016
Equity-based compensation	2,688	4,509
Other	22,264	19,621
Total deferred tax assets	205,361	211,332
Valuation allowance	(3,529)	(3,529)
Total deferred tax assets, net of valuation allowance	$201,832	$207,803

Deferred tax liabilities:
Property, plant and equipment	$(22,045)	$(27,117)
Intangible assets	(60,029)	(51,007)
Other	(21,131)	(10,882)
Total deferred tax liabilities	$(103,205)	$(89,006)
Net deferred tax assets	$98,627	$118,797

Deferred taxes recognized on the balance sheet:
Noncurrent deferred tax asset	$107,131	$130,293
Noncurrent deferred tax liability	(8,504)	(11,496)
Net deferred tax assets	$98,627	$118,797

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
The deferred tax assets contain federal and foreign net operating losses. Certain of these foreign net operating loss carryforwards are subject to local restrictions limiting their utilization. Valuation allowances of $3,228 have been established related to these foreign losses.
Under current U.S. tax regulations, in general, repatriation of foreign earnings to the U.S. can be completed with no incremental U.S. tax. However, repatriation of foreign earnings could subject the Company to U.S. state and non-U.S. jurisdictional taxes (including withholding taxes) on distributions. As of December 31, 2024 and 2023, there were no deferred tax liabilities for the estimated foreign and state tax costs associated with the expected repatriation of the Company’s undistributed foreign earnings. The unrecorded deferred tax liability for foreign and state tax costs associated with earnings considered permanently reinvested is not material.
The following table reflects a reconciliation of the beginning and end of period amounts of gross unrecognized tax benefits, excluding interest and penalties:
Uncertain Tax Positions

	Year Ended December 31,
	2024	2023
Balance at beginning of period	$2,651	$2,931
Increase related to prior periods	—	—
Decrease related to prior periods	(83)	(25)
Increase related to current periods	—	—
Decrease related to settlements with taxing authorities	—	—
Decrease related to lapse in statute of limitations	—	(255)
Balance at end of period	$2,568	$2,651

The Company’s liability for unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in future periods was $2,568 and $2,651 as of December 31, 2024 and 2023, respectively. The Company operates in numerous jurisdictions worldwide and is subject to routine tax audits on a regular basis. The determination of the Company’s unrecognized tax benefits involves significant management judgment regarding interpretation of relevant facts and tax laws in each of these jurisdictions.
Unrecognized tax benefits are reviewed and evaluated on an ongoing basis and may be adjusted for changing facts and circumstances including the lapse of applicable statutes of limitation and closure of tax examinations. Although the timing and outcome of such events are difficult to predict, the Company estimates that the balance of unrecognized tax benefits, excluding the impact of accrued interest and penalties, will be immaterial to the overall financial statements.
Interest and penalties related to unrecognized tax benefits is considered immaterial to the overall financial statements.
The Company was historically included in CommScope federal, state and local tax returns, with statutes of limitation generally ranging from 3 to 4 years. The Company is generally no longer subject to federal tax examinations for years prior to 2019 or state and local tax examinations for years prior to 2019. Tax returns related to the Company’s significant foreign subsidiaries are generally subject to statutes of limitations of 3 to 7 years and are generally no longer subject to examination for years prior to 2018. In many jurisdictions, tax authorities retain the ability to review prior years’ tax returns and to adjust any net operating loss or tax credit carryforwards from these years that are available to be utilized in subsequent periods.
9 EQUITY-BASED COMPENSATION
Equity-Based Compensation Plans
CommScope has share-based compensation plans under which it grants stock options, stock appreciation rights, restricted stock, stock units (including restricted stock units (RSUs) and deferred stock units), performance awards, and other stock-based awards and cash-based awards.

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
As of December 31, 2024, $5,031 of total unrecognized compensation expense related to unvested RSUs and performance share units (PSUs) is expected to be recognized over a remaining weighted average period of 1.6 years. There were no significant capitalized equity-based compensation costs at December 31, 2024.
Employees of the Company hold RSUs and performance awards during the periods presented in the Combined Statements of Operations. The following table shows a summary of the equity-based compensation expense included in the Combined Statements of Operations, which includes an allocation of equity-based compensation expense for CommScope corporate and shared functional employees of $6,438 and $7,630 for the years ended December 31, 2024 and 2023, respectively:

	Year Ended December 31,
	2024	2023
Selling, general and administrative	$8,423	$11,645
Cost of sales	982	1,480
Research and development	667	887
Total equity-based compensation expense	$10,072	$14,012

CommScope believes the valuation techniques and the approaches utilized to develop the underlying assumptions are appropriate in estimating the fair values of its equity-based compensation. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards. Subsequent events are not indicative of the reasonableness of the original estimates of fair value made by CommScope.
Restricted Stock Units
RSUs entitle the holder to shares of CommScope common stock after a vesting period of generally three years. The fair value of the awards is determined on the grant date based on CommScope’s stock price.
The following table summarizes the RSU activity (in thousands, except per share data), excluding RSU awards for CommScope corporate and shared functional employees:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested share units at December 31, 2023	1,642	$6.50
Granted	1,513	$1.53
Vested and shares issued	(710)	$8.08
Non-vested share units at December 31, 2024	2,445	$2.97

The weighted average grant date fair value per unit of these awards granted during the years ended December 31, 2024 and 2023 was $1.53 and $4.20, respectively. The total fair value of RSUs that vested during the years ended December 31, 2024 and 2023 was $5,736 and $7,160, respectively.
Performance Share Units
PSUs are stock awards in which the number of shares ultimately received by the employee depends on achievement towards a performance measure. Certain of CommScope’s PSUs have an internal performance measure and the awards vest at the end of three years. The number of shares issued under these awards can vary between 0% and 300% of the number of PSUs granted. The fair value of these awards is determined on the date of grant based on the Company’s stock price.
CommScope also has PSUs with a market condition performance measure based on stock price milestones over a three-year period. The number of shares issued under these awards can vary between 0% to 100% of the number of PSUs granted. In addition, CommScope also has PSUs with a market condition based on its total stockholder return (TSR) ranking relative to the S&P 500 TSR for a three-year period. The number of shares

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
issued under these awards can vary between 0% to 200% of the number of PSUs granted. CommScope uses a Monte Carlo simulation model to estimate the fair value of PSUs with a market condition performance measure at the date of grant. Key assumptions used in the model include the risk-free interest rate, which reflects the yield on zero-coupon U.S. treasury securities, and stock price volatility, which is derived based on the historical volatility of CommScope stock.
During the year ended December 31, 2024, certain PSUs expired as the performance measure stock price milestone was not met. Consequently, no shares were issued related to these awards.
The following table presents the weighted average assumptions used to estimate the fair value of these awards granted:

Year Ended December 31, 2023
Risk-free interest rate	4.4%
Expected volatility	67.2%
Weighted average fair value at grant date	$9.14

The following table summarizes the PSU activity (in thousands, except per share data) excluding PSU awards for CommScope corporate and shared functional employees:

	Performance Share Units	Weighted Average Grant Date Fair Value Per Share
Non-vested share units at December 31, 2023	655	$5.40
Forfeited	(21)	$16.97
Expired	(112)	$5.78
Non-vested share units at December 31, 2024	522	$4.86

No PSUs were granted during the year ended December 31, 2024. The weighted average grant date fair value per unit of these awards granted during the year ended December 31, 2023 was $4.15. No PSUs vested during the years ended December 31, 2024 and 2023.
10 RELATED PARTY TRANSACTIONS
These combined financial statements include related party transactions with CommScope that include the following:
•	Allocations for management costs and corporate support services provided to the Company totaled $236,873 and $243,351 during the years ended December 31, 2024 and 2023, respectively;
•	Allocations for depreciation related to shared fixed assets (see Note 6);
•	Employees of the Company participate in the CommScope defined benefit and defined contribution pension plans (see Note 2);
•	Allocations for certain shared advertising expenses (see Note 2);
•	Allocations for certain shared restructuring income and costs (see Note 7);
•	Employees of the Company participate in the CommScope equity-based compensation plans (see Note 9);
•	Allocations for transition services agreement income related to support services provided by the Company totaled $6,673 during the year ended December 31, 2024.

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
Transition service agreement income
Transition service agreement (TSA) income is related to the TSA entered in conjunction with the closing of the transaction to divest of the Parent’s Home business in January 2024. Under the TSA agreement, the Company provides (and in some instances receives) certain post-closing support on a transitional basis.
Debt due to Parent
On June 16, 2024, the Company and CommScope entered into a revolving loan agreement providing CCS with access to borrow up to $6 million to fund its working capital and operating activities. The maturity date of the revolving loan is June 30, 2025. As of December 31, 2024, the Company had drawn $2 million on the facility, which is presented within accrued and other liabilities on the Combined Balance Sheets.
Interest expense on the loan accrues quarterly at an annualized interest rate equal to U.S. Applicable Federal Rate (AFR), for a total of $46 for the year ended December 31, 2024. The weighted average interest rate for the year was 4.97%. A corresponding accrued interest payable was recorded as accrued and other liabilities on the Combined Balance Sheets.
Net Parent Investment
As discussed in the basis of presentation in Note 1, all balances and transactions among the Company and related parties which include the transfer of cash and cash equivalents to and from CommScope and the total net effect of the settlement of intercompany transactions which are not historically cash settled between the Company and CommScope, including cash sweeps in the centralized cash management system, are reflected in net parent investment. Allocations for depreciation related to shared assets are reflected as cash outflows from operating activities and cash inflows from financing transactions with Parent, net on the Combined Statements of Cash Flows.
11 COMMITMENTS AND CONTINGENCIES
Non-cancellable Purchase Obligations
In July 2023, the Company entered into a long-term supply contract with a third-party to secure the supply of certain raw materials. Under the terms of the contract, the Company will make advance payments through 2026 totaling $120 million (undiscounted) and based on meeting certain minimum purchase requirements through 2031, such advance payments will be credited and applied to future orders on a quarterly basis beginning in 2027 through 2031. Advance payments of $60 million and $30 million are recorded as other noncurrent assets in the Combined Balance Sheets as of December 31, 2024 and 2023. The Company has committed to growing purchases of raw materials under this agreement to a level of approximately $137 million per year by 2026 and continuing through 2032.
Legal Proceedings
The Company is a party to certain intellectual property claims and also periodically receives notices asserting that its products infringe on another party’s patents and other intellectual property rights. These claims and assertions, whether against the Company directly or against its customers, could require the Company to pay damages, royalties, stop offering the relevant products and/or cease other activities. The Company may also be called upon to indemnify certain customers for costs related to products sold to such customers. While the outcome of these claims and notices is uncertain and a reasonable estimate of the loss from unfavorable outcomes in certain of these matters cannot be determined, an adverse outcome could result in a material loss.
The Company did not have any material litigation as of and during the periods ended December 31, 2024 and 2023.
The Company is also a plaintiff or a defendant in certain other pending legal matters in the normal course of business. Management believes none of these other pending legal matters will have a material adverse effect on the Company’s business or financial condition upon final disposition.

Connectivity and Cable Solutions
Notes to Unaudited Combined Financial Statements
(In thousands, unless otherwise noted)
The Company is subject to various federal, state, local and foreign laws and regulations governing the use, discharge, disposal and remediation of hazardous materials. Compliance with current laws and regulations has not had, and is not expected to have, a materially adverse effect on the Company’s financial condition or results of operations.
12 GEOGRAPHIC INFORMATION
Sales to customers located outside of the U.S. comprised 35% and 36% of total net sales during the years ended December 31, 2024 and 2023, respectively. Sales by geographic region, based on the destination of product shipments or service provided, were as follows:

	Year Ended December 31,
	2024	2023
United States (U.S.)	$1,839,073	$1,722,703
Europe, Middle East and Africa (EMEA)	438,084	401,809
Caribbean and Latin America (CALA)	96,213	146,938
Asia Pacific (APAC)	393,640	380,256
Canada	56,164	50,012
Net sales	$2,823,174	$2,701,718

Long-lived assets, excluding intangible assets, consist substantially of property, plant and equipment and right of use assets. The Company’s long-lived assets, excluding intangible assets, located in the U.S., EMEA, APAC, and CALA regions represented the following percentages of such long-lived assets: 63%, 17%, 10% and 10%, respectively, as of December 31, 2024, and 61%, 18%, 10% and 11%, respectively, as of December 31, 2023.
13 SUBSEQUENT EVENTS
On January 10, 2025, the Company repaid the outstanding balance of its revolving loan facility with CommScope.
The Company evaluated subsequent events through September 4, 2025, the date the financial statements were available to be issued.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that has, will or may be paid or become payable to our named executive officers in connection with the CCS Sale Transaction, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 56.
As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the CCS Sale Transaction, as disclosed pursuant to Item 402 of Regulation S-K under “Proposal No. 1: CCS Sale Proposal—Interests of Our Directors and Executive Officers in the CCS Sale Transaction—Golden Parachute Compensation,” including the tables, associated footnotes and narrative discussion, is hereby APPROVED.”
Stockholders should note that this proposal is advisory in nature and will not be binding on us or our Board. Further, because we are contractually obligated to make the potential payments detailed in the sections described above, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this proposal.
The approval of this proposal requires the affirmative vote of a majority of the voting power of the shares represented in person or by proxy and entitled to vote on the matter at the Special Meeting.
Failure to vote on this proposal and broker non-votes (if any) will have no effect on the outcome of the vote on this proposal. Abstentions will have the same effect as voting “AGAINST” the proposal.
Our Board unanimously recommends that stockholders vote “FOR” the Advisory Compensation Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
If approved, this proposal would permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in favor of the CCS Sale Proposal in the event that there are not sufficient votes at the time of the Special Meeting to approve the CCS Sale Proposal.
The approval of the Adjournment Proposal requires the affirmative vote of a majority in voting power of the shares of stock present in person or represented by proxy at the Special Meeting. Failure to vote on this proposal will have no effect on the outcome of the vote on this proposal. Abstentions and broker non-votes (if any) will have the same effect as voting “AGAINST” the proposal.
Our Board unanimously recommends that stockholders vote “FOR” the Adjournment Proposal.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents the beneficial ownership of our common stock by holders of more than 5% of our common stock, each of our directors; each of our named executive officers; and all of our directors and executive officers as a group. Except for the information about the greater than 5% stockholders, the following table sets forth certain information with respect to the beneficial ownership of our common stock and Series A Preferred Stock as of September 8, 2025, by each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.
Percentage ownership of our common stock is based on 221,513,440 shares of our common stock and 1,261,310 shares of our Series A Preferred Stock outstanding on September 8, 2025. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within sixty (60) days of September 8, 2025, and the shares subject to restricted stock unit awards that will be released within sixty (60) days of September 8, 2025, to be outstanding and to be beneficially owned by the person holding the option and the restricted stock unit award for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock or Series A Preferred Stock is c/o CommScope Holding Company, Inc., 3642 E. US Highway 70, Claremont, North Carolina 28610.

Name of Beneficial Owner	Common Stock	Options to Purchase Common Stock(1)	RSUs(2)	PSUs(3)	Total Shares of Common Stock Beneficially Owned	Percentage of Class
Executive Officers and Directors:
Charles L. Treadway President, Chief Executive Officer and Director	2,572,801	—	—	—	2,572,801	1.2%
Kyle D. Lorentzen Executive VP and Chief Financial Officer	759,052	—	—	—	759,052	*

Justin C. Choi Former Senior VP, Chief Legal Officer and Secretary	100,000	—	—	—	100,000	*
Farid Firouzbakht Former Senior VP & President, OWN	30,000	61,320	—	—	91,320	*
Koen ter Linde Senior VP & President, CCS	215,484	32,050	—	—	247,534	*
Claudius E. Watts IV Chairman of the Board	946,454(4)	—	—	—	946,454	*
Stephen C. Gray Director	120,748	—	—	—	120,748	*
Scott H. Hughes Director	—	—	—	—	—	*
L. William Krause Director	320,000	—	—	—	320,000	*
Joanne M. Maguire Director	118,493	—	—	—	118,493	*
Thomas J. Manning Director	120,990	—	—	—	120,990	*
Patrick R. McCarter Director	—	—	—	—	—	*

Name of Beneficial Owner	Common Stock	Options to Purchase Common Stock(1)	RSUs(2)	PSUs(3)	Total Shares of Common Stock Beneficially Owned	Percentage of Class
Derrick A. Roman Director	83,102	—	—	—	83,102	*
Timothy T. Yates Director	225,751(5)	—	—	—	225,751	*
Directors and executive officers as a group (19 persons)	6,415,540	282,710	—	—	6,698,250	3.0%

*	Denotes less than 1%
(1)	Includes options to purchase shares of common stock that are currently exercisable or will become exercisable within 60 days of September 8, 2025.
(2)	Includes RSUs that will vest within 60 days of September 8, 2025.
(3)	Includes PSUs that will vest within 60 days of September 8, 2025.
(4)	Includes 10,000 shares held in the Watts Family Foundation.
(5)	Includes 223,751 shares held in a Family Trust.
Note: Fractional shares have been rounded to the nearest whole share.

	Common Stock		Series A Preferred Stock		Combined Voting Power
Name and Address of Beneficial Owner	Total Number of Shares	Percentage of Class	Total Number of Shares	Percentage of Class	Total Number of As-Converted Shares	Percentage of Combined Voting Power
Large Stockholders:
The Carlyle Group Inc.(1) 1001 Pennsylvania Avenue, NW Washington, DC 20004			1,261,310	100.00%	45,865,772	17.2%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	23,038,548	10.4%			23,038,548	8.6%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	17,153,567	7.7%			17,153,567	6.4%
Barclays PLC(4) 1 Churchill Place London - E14 5HP	13,112,028	5.9%			13,112,028	4.9%

(1)
According to a Schedule 13D/A filed jointly by The Carlyle Group Inc., Carlyle Holdings I GP Inc., Carlyle Holdings I GP Sub L.L.C., Carlyle Holdings I L.P., CG Subsidiary Holdings L.L.C., TC Group, L.L.C., TC Group Sub L.P., TC Group VII S1, L.L.C., TC Group VII S1, L.P., and Carlyle Partners VII S1 Holdings, L.P. (Carlyle Partners VII) on August 5, 2025, and including dividends paid in kind. As of September 8, 2025, the shares of Series A Preferred Stock held by Carlyle Partners VII were convertible into 45,865,772 shares of common stock.

(2)
According to a Schedule 13G/A filed by The Vanguard Group on September 10, 2024, reporting beneficial ownership of our common stock as of August 30, 2024. The Vanguard Group has shared voting power with respect to 439,493 of the shares, sole dispositive power with respect to 22,517,845 of the shares, and shared dispositive power over 520,703 of the shares.

(3)
According to a Schedule 13G/A filed on April 23, 2025 by BlackRock, Inc., reporting beneficial ownership of our common stock as of March 31, 2025. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person with the sole power to vote or to direct the vote of 16,735,851 of the shares listed in the table and sole power to dispose or direct the disposition of 17,153,567 of the shares. The shares listed in the table are beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Fund Advisors; and BlackRock Fund Managers Ltd.

(4)
According to a Schedule 13G/A filed by Barclays PLC on March 21, 2025, reporting beneficial ownership of our common stock as of December 31, 2024. According to the Schedule 13G/A, Barclays PLC is a parent holding company or control person with the sole voting and dispositive power over 11,809,818 shares and reported shared voting and dispositive power over 1,302,210 shares. The shares listed in the table are beneficially owned by the following: Barclays Bank PLC, Barclays Capital Inc, and Barclays Capital Securities Ltd.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholders who intend to present proposals at the 2026 Annual Meeting of Stockholders, or the “2026 Annual Meeting,” and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, CommScope Holding Company, Inc., 3642 E. US Highway 70, Claremont, North Carolina 28610, and such notice must be received no later than November 25, 2025. Such proposals must meet the requirements set forth in the rules and regulations of the Commission, as well as the informational requirements and the other requirements related to stockholder proposals set forth in the Company’s Bylaws, in order to be eligible for inclusion in the Company’s proxy statement for its 2026 Annual Meeting.
Stockholders who wish to nominate directors or introduce an item of business at an Annual Meeting, without including such matters in the Company’s proxy statement (including nominations for which the stockholder intends to solicit proxies pursuant to Rule 14a-19), must comply with the informational requirements and the other requirements set forth in the Company’s Bylaws. Nominations or an item of business to be introduced at the 2026 Annual Meeting must be submitted in writing and received by the Company no earlier than January 8, 2026 and no later than February 7, 2026 (i.e., no more than 120 days and no less than 90 days prior to May 8, 2026, the first anniversary of the 2025 Annual Meeting). However, in the event that the date of the 2026 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of this year’s Annual Meeting, such notice by the stockholder must be delivered not earlier than 120 days prior to such Annual Meeting to be held in 2026 and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A copy of the Company’s Bylaws, which sets forth the informational requirements and other requirements related to stockholder proposals and nominations, can be obtained from the Corporate Secretary of the Company.
HOUSEHOLDING
To reduce costs and reduce the environmental impact of our Special Meeting, we have adopted a procedure approved by the Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only a single copy of our proxy statement, unless we have received contrary instructions from such stockholder. Stockholders who participate in householding will continue to receive separate proxy cards and Notices.
We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder that received a household mailing. If you are a stockholder of record and would like an additional copy of the proxy statement, please contact our Corporate Secretary by mail at 3642 E. US Highway 70, Claremont, North Carolina 28610 or by phone at (828) 459-5000. If you are a beneficial owner, you may contact the broker or bank where you hold the account.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary by mail at 3642 E. US Highway 70, Claremont, North Carolina 28610 or by phone at (828) 459-5000.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the Investor Relations section of our corporate website at www.ir.CommScope.com. The information located on, or hyperlinked or otherwise connected to, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.
In addition, the SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.
This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information deemed to have been “furnished” and not filed in accordance with SEC rules). These documents contain important information about the Company and its financial condition.
•
the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025 (including the portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2025 and incorporated by reference therein);

•	the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2025 and June 30, 2025, filed with the SEC on May 1, 2025 and August 4, 2025, respectively; and
•
the Company’s Current Reports on Form 8-K filed with the SEC on February 5, 2025, February 10, 2025, March 12, 2025, March 31, 2025, May 1, 2025, May 9, 2025, May 14, 2025, June 20, 2025, August 7, 2025 and September 3, 2025.

In addition, the Company incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not filed in accordance with SEC rules) after the date of this proxy statement and prior to the date of the Special Meeting. Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
Our website (www.commscope.com) contains our Code of Conduct that applies to all our directors, executive officers and senior financial and accounting officers, our Code of Ethics and Business Conduct that applies to all our employees (including any subsequent amendments thereto or waivers therefrom), our Corporate Governance Guidelines and the charters of our Nominating and Corporate Governance, Audit and Compensation Committees, each of which can be downloaded free of charge.
Printed copies of our Code of Conduct, Code of Ethics and Business Conduct, Corporate Governance Guidelines and charters of our Nominating and Corporate Governance, Audit and Compensation Committees and any of our reports on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports, can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any stockholder who requests them from our Investor Relations Department at the following address:
Investor Relations
CommScope Holding Company, Inc.
3642 E. US Highway 70
Claremont, North Carolina 28610
U.S.A.
Phone: (828) 459-5000
E-mail: investor.relations@commscope.com

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in this proxy statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this proxy statement. This proxy statement is dated  September 16, 2025. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.
We have not authorized anyone to give you any information or to make any representation about the CCS Sale Transaction or the Company that is different from or adds to the information contained in this proxy statement. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A
Purchase Agreement

By And Between

Commscope Holding Company, Inc.

And

Amphenol Corporation

August 3, 2025

A-i

A-ii

A-iii

Appendices And Exhibits

Appendices:

Appendix A – Purchased Assets
Appendix B – Assumed Liabilities
Appendix C – Retained Assets
Appendix D – Retained Liabilities
Appendix E – Accounting Principles

Exhibits:

Exhibit A – Form of Intellectual Property Matters Agreement
Exhibit B – Form of Transition Services Agreement
Exhibit C – Step Plan
Exhibit D – Form of Voting and Support Agreement
Exhibit E – Assumed Buyer Structure

A-iv

PURCHASE AGREEMENT
This Purchase Agreement (this “Agreement”) dated as of August 3, 2025 (the “Agreement Date”), is entered into by and between CommScope Holding Company, Inc., a Delaware corporation (“Seller”), and Amphenol Corporation, a Delaware corporation (“Buyer,” and together with Seller, each, a “Party” and collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, Seller is engaged in, among other things, the operation of the Business.
WHEREAS, Buyer, through itself and one or more of its direct or indirect Subsidiaries, desires to purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, desires to sell, transfer and assign the Purchased Assets, the Purchased Shares and the Assumed Liabilities of the Business to Buyer and one or more of its direct or indirect Subsidiaries, upon the terms and subject to the conditions specified in this Agreement (the “Purchase Transaction”).
WHEREAS, the board of directors of Seller has unanimously approved and declared expedient and for the best interests of Seller this Agreement and the transactions contemplated by this Agreement, including the Purchase Transaction, upon the terms and subject to the conditions and limitations set forth in this Agreement.
WHEREAS, the board of directors of Seller has, subject to Section 6.19, unanimously resolved to recommend that Seller’s stockholders adopt this Agreement (the “Seller Recommendation”).
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer to enter into this Agreement, certain of Seller’s stockholders have entered into and delivered to Buyer a voting and support agreement in connection with the Purchase Transaction in the form attached hereto as Exhibit D (the “Voting and Support Agreement”).
NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.1 Certain Definitions.
“Accounting Principles” means (a) the accounting principles, policies, procedures, categorizations, definitions, methods and practices set forth on Appendix E (and reflecting the adjustments set forth therein), (b) to the extent (but only to the extent) not inconsistent with clause (a) of this sentence, the same accounting principles, policies, procedures, categorizations, methods and practices (including the assets recognition basis, techniques and methodologies) as applied in the preparation of the balance sheet as at December 31, 2024 forming part of the Financial Information, and (c) to the extent (but only to the extent) not inconsistent with both clauses (a) and (b) of this sentence, GAAP, in each case, disregarding any changes in assets or liabilities as a result of purchase or other non-cash accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby or the financing thereof (other than in respect of liabilities or obligations released or otherwise terminated at or as of Closing, which shall be given effect); provided, that, in the event of conflict, the accounting principles, policies, procedures, categorizations, methods and practices (i) described in clause (a) shall prevail over those described in clause (b) and clause (c) and (ii) described in clause (b) shall prevail over those described in clause (c).
“Accounts Receivable” means all accounts or notes receivable (including any security or collateral for such accounts receivable and including both billed and unbilled work) of the Business.
“Acquired Rights Directive” has the meaning set forth in the definition of “Transfer Regulations.”
“Additional Carve-Out Financial Statements” means, for the Business, (a) if the Closing Date has not occurred on or prior to February 14, 2026, an audited combined balance sheet as of, and audited combined statements of operations, cash flows and equity for, the fiscal year ended December 31, 2025, accompanied by a report thereon by Seller’s independent accountants, which audit shall be performed in accordance with generally accepted auditing standards, to be delivered to Buyer on or before April 16, 2026; provided, that Seller shall use reasonable best efforts to deliver such financial statements contemplated by this clause (a) on or before March 1, 2026, (b) an unaudited combined balance sheet and related unaudited statements of operations and cash flows for each fiscal quarter ended at least 40 days before the Closing Date (other than the fiscal quarter ended June 30, 2025, any prior fiscal quarter and any fiscal fourth quarter), to be delivered to Buyer on or before the date that is 60 days after the end of each such fiscal quarter; provided, that Seller shall use reasonable best efforts to deliver such financial statements contemplated by this clause (b) on or before the date the date that is 40 days after the end of each such fiscal quarter, and (c) in connection with each fiscal quarter for which financial statements are required to be delivered pursuant to clause (b) of this definition, an unaudited statement of operations for the twelve month period then ended.
“Affiliate” means (a) in the case of an individual, the individual’s spouse (or civil partner) and the members of the immediate family (including parents, siblings, children and spouses (or civil partners) of the foregoing) of (i) the individual, (ii) the individual’s spouse (or civil partner) and (iii) any Business Entity that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, any of the foregoing individuals, or (b) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Business Entity; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, as used in this Agreement, the term “Affiliate” shall, with respect to Seller for all periods prior to the consummation of the transactions contemplated by this Agreement and with respect to Buyer for all periods following the consummation of the transactions contemplated by this Agreement, include each Purchased Entity to be acquired pursuant to this Agreement and any Person it creates to consummate the transactions contemplated by this Agreement, in each case, provided, that such Person otherwise satisfies the definition of “Affiliate” due to the requisite control; provided, that no Purchased Entity shall be deemed to be an “Affiliate” of Buyer unless and until legal title to the equity interests of such Person has, directly or indirectly, transferred to Buyer or an Other Buyer in accordance with the terms and provisions of this Agreement; provided, further, that in no circumstance shall Seller or any of its Affiliates that is not a Purchased Entity be deemed to be an “Affiliate” of Buyer.
“Ancillary Materials” means (a) the Disclosure Letter, (b) any exhibit, schedule or annex of this Agreement (except a separately executed Transaction Document), (c) the Closing Transfer Documents and (d) any certificate delivered pursuant to this Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.), as amended, the UK Bribery Act 2010, as amended, and all anti-corruption or anti-bribery Laws of any jurisdiction where any Seller or any of its Subsidiaries conducts business.
“Anti-Money Laundering Laws” means all anti-money laundering laws applicable to Seller or any of its Subsidiaries, including, and only to the extent so applicable, United States statute 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT ACT (31 U.S.C. §§ 5311 et seq.) and its implementing regulations, 31 C.F.R. Chapter X.
“Antitrust Laws” mean, individually and collectively, the HSR Act, the United States Sherman Act, as amended, the United States Clayton Act, as amended, the United States Federal Trade Commission Act, as amended, and any other applicable United States federal or state, or non-U.S. or local Laws, statutes, rules, regulations or Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening, reduction or restriction of competition or restraint of trade.
“Assumed Benefit Plans” means, collectively, each Seller Benefit Plan (a) that is sponsored or maintained by an Other Asset Seller and that is listed on Schedule 1.1(a)(i) of the Disclosure Letter and will transfer to Buyer or any of its Affiliates (including any relevant Purchased Entity) and (b) that is sponsored or maintained by a Purchased Entity and that will transfer with the Purchased Entity.
“Automatic Transferred Employees” means any Business Employee who is not employed by a Purchased Entity, but whose employment is expected to or will transfer to Buyer or any of its Affiliates pursuant to the Transfer Regulations in accordance with this Agreement.

“Business” means the Connectivity and Cable Solutions reporting segment of Seller, as conducted by Seller (together with its Subsidiaries), consisting of the design, production, provision, development, manufacturing, marketing, distribution, sale, license, import, export, support and maintenance, service, repair or other exploitation of the product categories set forth on Schedule 1.1(a)(ii) of the Disclosure Letter.
“Business Cash” means, as of any time, (a) the aggregate amount of cash and cash equivalents, including marketable securities (other than Restricted Business Cash), short-term investments, money markets, demand deposits or similar accounts, deposits in transit and accrued interest of the Purchased Entities, in each case, which can be converted into cash within three months of Closing without cost, calculated in accordance with the Accounting Principles, and minus (b) the Repatriation Costs Amount.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York are permitted or required by Law to close.
“Business Employee” means (a) the employees of Seller or any of its Subsidiaries, as applicable, set forth in the Business Employee Census (which such Business Employee Census shall be further revised prior to the Closing as contemplated pursuant to Section 6.6(a)), including all Automatic Transferred Employees, Purchased Entity Employees and Alternative Transfer Employees, and including, in each case, for the avoidance of doubt, any such employees who, on the Closing Date, are on maternity or paternity leave, leave under the United States’ Family Medical Leave Act of 1993, vacation leave, education leave, national service or military leave, approved personal leave, leave for purposes of jury duty, short-term or long-term disability leave or medical leave or equivalent under local Law, unless otherwise required under local employment Laws, and excluding any such employees whose employment with Seller or any of its Subsidiaries, as applicable, has terminated prior to the Closing, (b) each new employee of Seller or any of its Subsidiaries hired by the Business between the Agreement Date and the Closing Date to the extent permitted by Section 6.1(a)(x) and listed on the Final Business Employee Census, and, solely in circumstances where any such employee has been properly designated, assigned or deployed into the Business in accordance with this Agreement, and (c) each other employee of Seller or any of its Subsidiaries that Seller and Buyer have mutually agreed to transfer to Buyer prior to the Closing Date or whose transfer to Buyer and its Affiliates is required under applicable local Law solely in circumstances where any such employee has been properly designated, assigned or deployed into the Business in accordance with this Agreement.
“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).
“Business Indebtedness” means, as of any time, (a) the aggregate amount of Indebtedness that is incurred by the Purchased Entities and which remains outstanding as of such date, calculated in accordance with the Accounting Principles and measured, as applicable, at the Designated Exchange Rate in respect of such determination date less (b) the Debt Threshold Amount (which resulting amount of Business Indebtedness may be a negative number); provided, that Business Indebtedness shall not include (a) any Indebtedness arranged by or on behalf of Buyer or any of its Affiliates, (b) Indebtedness repaid or otherwise terminated or released prior to or as of the Closing, (c) any intercompany Indebtedness solely by and among the Purchased Entities or (d) any Indebtedness solely of a Retained Entity (after giving effect to releases of Liens in connection with or as of the Closing).
“Business Records” means all customer, distributor, vendor, supplier, contractor, and service provider contracts, lists, invoices and purchase orders, production data, cost records, sales and pricing data, supplier records, Tax records, data respecting employees and business activities, employee master payroll data and historical reporting data, product data, manuals and literature, technical information, drawings, specifications and other engineering data, user data or data associated with or derived from the internet websites of Seller or its Subsidiaries and other business files, data, databases, documents and records (including billing, payment and dispute histories, credit information and similar data) relating to customers, distributors, vendors, suppliers, employees, contractors or service providers of the Business, and other businesses and financial records, files, data, databases, correspondence, personnel information, books and documents (whether in hard copy or computer format), in each case, relating to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Entities; provided, however, that the Business Records will not include any (a) employee-related or employee benefit-related files or records, employee benefit plans or documents relating to commitments and arrangements with employees of Seller or its Subsidiaries, except for personnel files and other employee information for Continuing Employees that are required to be transferred by applicable Law or, (b) corporate records or Tax Returns of Seller or any of its Affiliates (other than the Purchased Entities).
“Buy-Out” means: (a) purchasing a bulk insurance policy to be held as an asset of the UK DB Plan from any Insurer; (b) securing and/or transferring any liabilities of the UK DB Plan to an Insurer (including the issuance of any individual annuity by the Insurer to, or in respect of, any beneficiary of the UK DB Plan); (c) the winding up and termination of the UK DB Plan once any process set out in clause (a) or (b) of this definition has been completed; and/or (d) any other matter or issue which is related, linked or ancillary in any way to any of the processes set out in clause (a), (b) or (c) of this definition.
“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially impedes or impairs the ability of Buyer (or any Other Buyer) to consummate the transactions contemplated hereby.
“C.F.R.” means the U.S. Code of Federal Regulations.
“Carve-Out Financial Statements” means, for the Business:
(a) an audited combined balance sheet as of, and audited combined statements of operations, cash flows and equity for, the fiscal year ended December 31, 2024, accompanied by a report thereon by Seller’s independent accountants, which audit shall be performed in accordance with generally accepted auditing standards;
(b) an unaudited combined balance sheet as of, and unaudited combined statements of operations and cash flows for, the six month period ended, June 30, 2025; and
(c) an unaudited statement of operations for the twelve month period ended June 30, 2025.
“Closing Net Working Capital” means an amount, calculated as of immediately prior to the Effective Time, equal to the difference, whether positive or negative, of (a) Specified Current Assets, minus (b) the Specified Current Liabilities, in each case, as defined in the Accounting Principles.
“Closing Net Working Capital Lower Collar” means $601,000,000.
“Closing Net Working Capital Target” means $633,000,000.
“Closing Net Working Capital Upper Collar” means $665,000,000.
“Closing Steps” means the steps identified in the Step Plan as the “Closing Steps.”
“Closing Transfer Documents” means the Bills of Sale, the Local Transfer Agreements, the Equity Transfer Documents, the documents, certificates and resolutions referred to in Section 2.5(a) and Section 2.5(b) and any other agreement necessary to effect the transfer of the Purchased Assets, the Purchased Shares and Assumed Liabilities at the Closing.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compliant” means (a) the Required Financial Information complies in all material respects with the applicable requirements of Regulation S-X under the Securities Act and other accounting rules and regulations of the SEC for inclusion in a registration statement to be filed with the SEC with respect to debt securities of Buyer (as of and for the periods required thereby) with respect to the acquisition of a target business carved out of a broader entity that did not maintain separate financial statements of the target business, including applicable comparison periods, which, in the case of financial statements for any fiscal year, shall have been audited and, in the case of financial statements for any fiscal quarter or year-to-date period, shall have been reviewed as provided in Statement on Auditing Standards 100, in each case by the Seller’s independent registered public accountants, (b) neither the Chief Financial Officer of Seller nor any Person set forth on Schedule 1.1(a)(v)(A) of the Disclosure Letter has concluded that the Required Financial Information should no longer be relied upon because of an error in such financial statements as addressed in FASB ASC Topic 250, Accounting Changes and Error Corrections, as may be modified, supplemented or succeeded, (c) Seller’s independent registered public accounting firm have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information, and (d) the combined financial statements contained in the Required Financial Information are sufficient for Seller’s independent accounting firm to deliver a customary accountants’ comfort letter (including customary negative assurance and change period comfort, it being understood that monthly financial statements will not be separately prepared) with respect to financial information regarding Seller and its Subsidiaries contained in any registration statement or offering memoranda customarily required in connection with the Debt Financing, as applicable.
“Confidential Information” means any confidential or proprietary information, including any formula, pattern, device, compilation or information, proprietary technical, economic, environmental, operational, financial, technology, operating, financial or other business information, methods of operation, financial statements, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, specifications for products, equipment and processes, manufacturing and performance specifications and procedures, engineering drawings and graphs, technical, research and engineering data, manufacturing know-how, the substance of agreements with customers and others, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, customer profiles, customer preferences, and any other documents or materials embodying such information, employee census information and, as required by applicable Law, other employee information.
“Consent” means any clearance, waiting period expiration or termination of any Governmental Authority, consent, waiver or approval of, or authorization, order, license, permission, permit, qualification, exemption or waiver by, any third party or Governmental Authority.
“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note, arrangement, understanding or other legally binding commitment or undertaking (whether written or oral), together with all amendments thereto, but excluding any Seller Benefit Plans.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Corporate Level Liabilities” means any Liabilities arising out of or related to Seller’s debt, equity or other securities, public company disclosure, corporate overhead, corporate governance, fiduciary duties or any other similar corporate level Liabilities, in each case, that do not specifically relate to the operation of the Business.
“Customs & Trade Laws” means (a) all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted or enforced by the U.S. Government, including: the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import laws and regulations administered by U.S. Customs and Border Protection; the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; and (b) any other similar export, import, customs and trade, anti-boycott, or other trade Laws or programs in any jurisdiction where the Business is conducted, except to the extent inconsistent with U.S. law.
“Deal Related Severance” means all amounts required to be paid under applicable Law or Seller Benefit Plan or which Seller or any of its Affiliates (including any Purchased Entity) otherwise elect to pay to any Business Employee (a) by reason of the termination of his or her employment with Seller or any of its Subsidiaries (including termination of a Business Employee’s employment by Seller or any of its Subsidiaries following rejection by such Business Employee of a Compliant Offer, but excluding termination of a Business Employee’s employment by Seller or any of its Subsidiaries following rejection by such Business Employee of conditions of employment offered by Buyer that do not constitute a Compliant Offer or any failure by Buyer to comply with the Transfer Regulations in accordance with Section 6.6) in connection with the transactions contemplated by this Agreement, including the Restructuring Activities, or (b) by reason of operation of, or under, applicable Law in connection with the consummation of the transactions contemplated by this Agreement, including the Restructuring Activities, and, in each case, including any Employer Side Taxes. For the avoidance of doubt, “Deal Related Severance” shall not include any Retention Bonuses.

“Debt Financing” means the “Facilities” (including, for the avoidance of doubt, the “Bridge Facility” and the “Term Facilities”) contemplated by (and as defined as of the date hereof in) the Debt Commitment Letter, together with the senior unsecured notes offering contemplated thereby as the “Notes” (as defined therein as of the date hereof) in connection with the transactions contemplated hereby.
“Debt Financing Sources” means the actual or potential entities or Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto and any initial purchasers, underwriters, or syndication agents in connection with the senior unsecured notes offering contemplated by the Debt Commitment Letter as the “Notes” (as defined therein as of the date hereof), together with their respective partners, Representatives and Affiliates and their successors and assigns; provided, that neither Buyer nor any of its Affiliates shall be a Debt Financing Source.
“Debt Threshold Amount” means the amount set forth on Schedule 1.1(a)(iii) of the Disclosure Letter.
“Designated Exchange Rate” means, in respect of any date, the closing rate of exchange on the Business Day immediately preceding such date from the applicable non-U.S. currency to Dollars as published by Thomson Reuters at https://www.reuters.com/markets/currencies.
“Dollars” or “$,” when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.
“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.
“Employer Side Taxes” means, with respect to any compensatory payment, and without duplication, an amount equal to the sum of (a) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment, plus (b) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment.
“Environmental Claim” means any written claim, Proceeding, complaint, or notice of violation alleging violation of, or Liability under, any Environmental Laws.
“Environmental Laws” means any U.S. or applicable non-U.S., federal, state or local Laws, statutes, regulations, codes, ordinances, permits, Orders or common law relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including protection of health and safety of employees. Environmental Laws shall include the following United States statutes: the Federal Insecticide, Fungicide and Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or similar non-U.S., federal state or local Laws, each as amended.
“Equity Awards” means all restricted stock units, performance stock units, stock options or other equity-based interests or awards of Seller granted to Business Employees and service providers of Seller and its Subsidiaries.
“ERISA” has the meaning set forth in the definition of “Seller Benefit Plans” in this Section 1.1.
“ERISA Affiliate” means any Person which would be treated as a single employer with Seller, its Subsidiaries or any Purchased Entity under Section 414 of the Code or Section 4001(b) of ERISA.
“Excess Cash Amount” means, for each non-U.S. Purchased Entity, (i) the aggregate amount of Business Cash of such non-U.S. Purchased Entity (computed without regard to clause (b) in the definition of “Business Cash”), calculated in accordance with the Accounting Principles (excluding any Restricted Business Cash), plus (ii) the Excess Intercompany Amount for such non-U.S. Purchased Entity, minus (iii) the WC Cash Amount for such non-U.S. Purchased Entity.
“Excess Intercompany Amount” means as of the Closing, the amounts of any outstanding intercompany trade liabilities or assets among the Purchased Entities to the extent such trade liabilities or assets have been outstanding for more than 45 days (or 90 days in the case of intercompany trade liabilities or assets with respect to a Purchased Entity formed in China or India), which amounts, for the avoidance of doubt, may be positive (reflecting an asset balance) or negative (reflecting a liability balance).
“Excluded Information” means any (i) post-Closing or pro forma assumed cost savings, synergies or similar adjustments (and the assumptions relating thereto) or pro forma financial statements (but excluding, for the avoidance of doubt, (A) the Required Financial Information and (B) any information that would need to be provided by Seller, its Subsidiaries and its and their respective Representatives to comply with their obligations under Sections 6.21(a)(ii)(C)), (ii) description of all or any portion of the Debt Financing or any component thereof, including amounts, interest rates, dividends, fees and expenses related thereto, including any “description of notes”, “plan of distribution” and other information customarily provided by Buyer, the Debt Financing Sources or their counsel, (iii) risk factors relating to all or any component of the Debt Financing, (iv) separate subsidiary financial statements or any other information of the type required by Rule 3-05 (other than the Required Financial Information), Rule 3-09, Rule 3-10, Rule 3-16 of Regulation S-X or “segment reporting”, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (v) preliminary financial results or “flash numbers” (in each case, if not previously publicly disclosed by Seller) or any financial information or other information (other than the financial statements and other information set forth in the definition of Required Financial Information) that is not reasonably available to Seller and its Subsidiaries under their current reporting systems or that Seller and its Subsidiaries are not reasonably able to produce without undue burden, in each case unless any such information would be required to ensure that the Required Financial Information would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading, or (vi) any information to the extent that the provision thereof would violate any Law or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, Seller or any of its Subsidiaries or Affiliates (provided that (A) in the case of information withheld in reliance on the exclusion in this clause (vi) related to confidentiality obligations, Seller and its Subsidiaries shall use commercially reasonable efforts to provide notice to Buyer promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality) and (B) in the case of information proposed to be withheld in reliance on the exclusion in this clause (vi) related to violations of Law or waiver of privilege, Seller and its Subsidiaries shall use commercially reasonable efforts to provide such information in a manner that would not violate such Law or waive such privilege).
“Excluded Shared Contracts” means any Shared Contracts that are (a) offer letters, invention assignment agreements, confidentiality agreements with Business Employees, Seller Benefit Plans, patent cross-license agreements, insurance policies, real property leases and subleases (other than Real Property Leases), (b) exclusively related to Seller’s public company disclosure or corporate governance, in each case of this clause (b), that do not specifically relate to the operation of the Business or (c) set forth on Schedule 1.1(a)(iv) of the Disclosure Letter.
“Existing Credit Agreements” means (i) the Revolving Credit Agreement, dated as of April 4, 2019, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among CommScope, LLC, as the borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto from time to time and (ii) the Term Loan Credit Agreement, dated as of December 17, 2024, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among CommScope, LLC, as the borrower, the guarantors party thereto, Apollo Administrative Agency LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time.
“Existing Indentures” means the Existing Secured Indentures and the Existing Unsecured Indentures.
“Existing Secured Indentures” means (i) the Indenture, dated as of August 23, 2021, governing the 4.75% Senior Secured Notes due 2029, as supplemented or otherwise modified from time to time, by and among CommScope, LLC, as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent and (ii) the Indenture, dated as of December 17, 2024, governing the 9.50% Senior Secured Notes due 2031, as supplemented or otherwise modified from time to time, by and among CommScope, LLC, as issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent.
“Existing Unsecured Indentures” means (i) the Indenture, dated as of March 13, 2017, governing the 5.00% Senior Notes due 2027, as supplemented or otherwise modified from time to time, by and among CommScope Technologies LLC, as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee, (ii) the Indenture, dated as of February 19, 2019, governing the 8.25% Senior Notes due 2027, as supplemented or otherwise modified from time to time, by and between CommScope, LLC, as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee and (iii) the Indenture, dated as of July 1, 2020, governing the 7.125% Senior Notes due 2028, as supplemented or otherwise modified from time to time, by and between CommScope, LLC, as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee.
“Financial Information” means (a) the unaudited management-reported combined statements of select assets and liabilities of the Business as of, and unaudited management-reported combined statements of direct revenue and expenses of the Business for, the three months ended March 31, 2025, (b) an unaudited combined balance sheet for the Business as of, and unaudited combined income statement for the Business for, the fiscal year ended December 31, 2024, and (c) an unaudited combined balance sheet for the Business as of, and unaudited combined income statement for the Business for, the fiscal year ended December 31, 2023.
“Financing Deliverables” means the following documents reasonably required to be delivered (and, where applicable, executed) in connection with the Debt Financing as a condition to the effectiveness of the Debt Financing: (a) organizational documents and good standing certificates required by the Debt Commitment Letter; and (b) customary certificates or other documents and instruments as may be reasonably requested by Buyer, as in each such case, necessary and customary in connection with the Debt Financing; provided, that the effectiveness of any of the foregoing documentation executed by Seller or any of its Subsidiaries shall be subject to the occurrence of the Closing.
“Fraud” means actual, intentional and knowing common law fraud under Delaware law in the making of the representations and warranties set forth in Article 4 or Article 5 (each as qualified by the Schedules to the Disclosure Letter), or in any certificate delivered pursuant to Section 7.2 or Section 7.3, and specifically excluding equitable fraud or constructive fraud (including based on constructive knowledge or negligent misrepresentation).
“Fundamental Representations” means, with respect to Buyer, the representations and warranties set forth in Section 5.1 (Corporate Existence), Section 5.2 (Corporate Authority) and Section 5.6 (Finders; Brokers), and with respect to Seller, the representations and warranties set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Authority), Section 4.4 (Purchased Entities; Capitalization), Section 4.14(a)-(b) (Title to Assets; Sufficiency of Assets) and Section 4.16 (Finders; Brokers).
“Funding Arrangements” mean the Amendment Letter, dated March 13, 2025 and the Proposal to retain the Andrew Limited Pension and Life Assurance Plan in the CommScope Group following the proposed sale of the current principal employer, dated July 29, 2024.
“GAAP” means generally accepted accounting principles in the United States of America.
“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by products or derivatives, polychlorinated biphenyls, per- and polyfluorinated substances, and asbestos and any other substance, material or waste listed, classified or regulated as a “solid waste,” “hazardous” “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic,” “toxic substance,” “toxic waste”, “toxic pollutant,” “contaminant,” or “pollutant” or any similar terms, or that is otherwise subject to regulation, control or remediation under any Environmental Law.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, Release, exposure of others to, sale, or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including any capital gains Taxes, minimum Taxes and income Taxes collected by withholding, but not including VAT, sales, use, goods and services, real or personal property transfer or other similar Taxes), or (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by or calculated with respect to, is described in clause (a) of this definition.
“Indebtedness” means, without duplication, in each case, as determined in accordance with the Accounting Principles, (a) indebtedness for borrowed money, including that is evidenced by notes, bonds and debentures or other similar instruments (and including all outstanding principal and accrued interest related thereto, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees) and any unpaid fees or expenses or other monetary obligations), (b) any obligations pursuant to any letter of credit, surety bond, or performance bond to the extent that amounts thereunder are then drawn and a claim for funding pursuant thereto by the issuer thereof is pending, (c) obligations under capitalized leases required to be capitalized by Seller (the amount of such obligations being the capitalized amount thereof as determined in accordance with the Accounting Principles), (d) obligations of a Purchased Entity respecting accrued but unpaid dividends (other than any dividends payable to another Purchased Entity), (e) all net obligations with respect to derivatives, interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed thereunder) or derivatives instruments held by a Purchased Entity, (f) the value of factored accounts receivable to the extent such accounts receivable relate to the Business, (g) non-current liabilities for workers compensation, (h) all earnout obligations or similar obligations to pay the deferred purchase price in respect of any historical acquisitions calculated in accordance with the Accounting Principles, (i) any intercompany accounts that should have been but were not terminated pursuant to Section 6.15, to the extent required to be paid by Buyer or any of its Affiliates following the Closing, (j) the net underfunded amount in respect of any Assumed Benefit Plan, (k) any amount of severance obligations, restructuring accruals or other termination payment or benefits that are outstanding as of the Closing Date and owed by the Purchased Entities or otherwise assumed by Buyer or an Other Buyer in respect of any terminations of employment or service (1) occurring prior to the Closing Date, or (2) in connection with reductions in workforce or facility closures or terminations that occurred, commenced or were approved prior to the Closing Date, (l) the value of all unpaid relocation payments owed by the Purchased Entities or otherwise assumed by Buyer or an Other Buyer with respect to any employee relocation that occurred or was approved prior to the Closing Date, (m) all unpaid employer matching, profit sharing or other contributions under any employee benefit plan in respect of the period prior to the Closing Date (including any partial payroll period) (whether or not accrued), in respect of the Continuing Employees, (n) the portion of the Seller Fixed Cash LTI Awards vested in accordance with Section 6.6(h), (o) the Retention Bonuses, (p) the Employer Side Taxes payable with respect to clauses (j) through (o), if applicable, calculated as if payable on the Closing Date, and (q) any outstanding guarantees of obligations of the type described in clauses (a) through (p) of this definition. Notwithstanding the foregoing, “Indebtedness” shall not (A) include (1) any deferred revenue, customer deposits, deferred rent or non-capitalized leases (determined in accordance with the historical treatment thereof by Seller and its Subsidiaries and past practices thereof), (2) any letter of credit, surety bond or performance bond to the extent undrawn or for which a funding claim has not been made that is pending, (3) any liabilities arising under or related to trade payables, accounts payable or other current liabilities incurred by any of the Purchased Entities in the ordinary course of business, (4) any prepayment and redemption premiums or penalties, including breakage costs, penalties, make-whole payments and other fees and expenses to the extent not then owing or triggered by Closing, (5) any intercompany indebtedness by and among the Purchased Entities, (6) any liabilities to be included in the calculation of Closing Net Working Capital and (7) Deal Related Severance (which, for the sake of clarity, is a Retained Liability) or (B) take into account the application of ASU No. 2016-02 or otherwise include capitalized obligations under real property leases.
“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Party obligated to indemnify a Notifying Party and its related Indemnified Parties.
“Indirect Transfer Taxes” means all Taxes, other than Specified Indirect Transfer Taxes, imposed by any Governmental Authority in any non-U.S. jurisdiction in connection with the indirect transfer of (a) assets located in such jurisdiction or (b) equity securities in an entity formed, incorporated or otherwise established in such jurisdiction, in each case, in connection with the transactions contemplated under this Agreement and the other Transaction Documents, including PN7 and any analogous Taxes imposed in other jurisdictions.
“Industrial Designs” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Insurer” means an insurance company which has permission under Part 4 of the UK Financial Services and Markets Act 2000 to effect and carry out contracts of long-term insurance.
“Intellectual Property Rights” means the rights, titles, and interests in, of, to, and associated with the following anywhere in the world, by whatever name or term known or designated, whether arising by operation of Law, international treaty, contract, license or otherwise, both statutory and common law rights, including all: (a) patents, statutory invention registrations and utility models, and applications therefor (including any provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, continued prosecutions, renewals, extensions or modifications for any of the foregoing) and all patents, registrations and statutory invention registrations resulting from any of the foregoing patents and patent applications, as well as any other patents and applications that claim priority therefrom throughout the world, whether such priority claim is direct or indirect and whether such priority claim is express or inherent, and all domestic and non-U.S. patents, patent applications and counterparts thereof (“Patents”); (b) copyrights (registered and unregistered for both published and unpublished works, including Software), copyright registrations and applications therefor (including any renewals or extensions thereof) and any renewals, amendments, modifications, extensions, restorations, and reversions thereof, moral rights, rights of authorship, and all other rights corresponding to the foregoing (“Copyrights”); (c) uniform resource locators, internet accounts and names, social media accounts and names, website content, and registered internet domain names and registrations and applications therefor (“Internet Properties”); (d) industrial design rights and any registrations, patents and applications therefor (“Industrial Designs”); (e) mask works, and mask work registrations and applications therefor; (f) trademarks, trade dress, trade names, brand names, logos, slogans, service marks, and all other designations and identifiers of source and origin, whether registered or unregistered, in each case, together with all translations, annotations, derivations, and combinations of any of the foregoing, and including registrations and applications therefor and renewals and extensions thereof, and including all common law rights thereto and the goodwill associated with and appurtenant to each of the foregoing (“Trademarks”); and (g) computer software, computer programs, applications (including apps, applets and mobile apps) and databases in any form, including source code, object code, firmware, operating systems and specifications, algorithms, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, libraries and library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation (including manuals, user guides, flow charts, comments, and training materials), developer notes, comments and annotations (“Software”). Intellectual Property Rights specifically excludes contractual rights (including license grants from third parties).
“Intercompany Agreements” means the Contracts between or among Seller or one of its Subsidiaries (excluding the Purchased Entities), on the one hand, and any of the Purchased Entities, on the other hand, in respect of the Business, any Purchased Assets, any Purchased Shares or any Assumed Liabilities, or which involve any Purchased Entity (unless amended to exclude such Purchased Entity prior to the Closing without any further Liability to or obligation of such Purchased Entity) or which would constitute a Purchased Asset or which provides for any Liabilities that would constitute Assumed Liabilities, that are effective as of immediately prior to the Effective Time.
“Internet Properties” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“IPMA” means that certain Intellectual Property Matters Agreement attached hereto as Exhibit A and entered into by Seller and Buyer as of the Closing.

“IRS” means the United States Internal Revenue Service.
“IT Assets” means all Software, information technology, networks, hardware, digital storage media, applications, infrastructure and computer systems, including networks, applications, hardware and digital storage and any technical components used to process data.
“knowledge” of a Party means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(a)(v)(A) of the Disclosure Letter after reasonable internal inquiry, and with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(a)(v)(B) of the Disclosure Letter after reasonable internal inquiry.
“Law” means any law, treaty, statute, ordinance, rule, constitution, administrative interpretation, code or regulation of a Governmental Authority or Order.
“Liabilities” means any Indebtedness, liability, guarantee, claim, deficiency or other obligation (whether pecuniary or not, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, judgements, awards or settlements wherever or however arising (including whether arising by operation of Law or out of any Contract or tort based on negligence or strict liability) and whether or not required by GAAP to be stated in financial statements or disclosed in the notes thereto.
“Liens” means any mortgage, easement, lease, sublease, right of way, right of first refusal or first offer, deed of trust, deed to secure debt, trust or title retention agreement, pledge, lien, charge, security interest, restriction on transfer (other than restrictions on transfer arising under applicable securities Laws), restrictive covenant, servitude, option or other similar encumbrance. For the avoidance of doubt, a non-exclusive license of Intellectual Property Rights shall not be deemed to constitute a Lien.
“Losses” means any and all losses, damages, settlements, judgments, awards, penalties, fines, costs, charges, interest, Taxes, obligations, Liabilities, assessments, deficiencies or expenses (including reasonable and documented legal, expert, accountant and consultant fees and expenses) but excluding, except in the case of Fraud, any special, indirect, exemplary, punitive or consequential damages; provided, however, that notwithstanding the foregoing, “Losses” shall not exclude special, indirect, exemplary, punitive or consequential damages to the extent awarded to a third party by a Governmental Authority or arbitrator in connection with a Third Party Claim.
“Material Adverse Effect” means any development, change, state of facts, condition, circumstance, occurrence, event or effect (each, an “Effect”) that, individually or in the aggregate, (i) prevents or materially impedes or impairs the ability of Seller and its Subsidiaries to consummate the transactions contemplated hereby or otherwise perform their obligations under this Agreement or (ii) has had or is reasonably expected to have a materially adverse effect on the operations, condition (financial or otherwise) or results of operations of the Business, the Purchased Assets or the Purchased Entities, taken as a whole; provided, that, solely in the case of the foregoing clause (ii), none of the following shall, either alone or in combination, be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred: (a) the public announcement of the sale of the Business and the execution of this Agreement and the other Transaction Documents (provided that this clause (a) shall not apply to any representation or warranty that is intended to address the consequences of the announcement of, or the compliance with, this Agreement or the other Transaction Documents), or the pendency of the transactions contemplated hereby or thereby, (b) the performance by Seller and its Subsidiaries of their respective express obligations under this Agreement or the other Transaction Documents other than actions required by Section 6.1(a)(1), any actions taken or omitted to be taken by Seller or its Subsidiaries to comply with this Agreement, or any action taken at Buyer’s express written request or with the express written consent of Buyer (provided, however, that this clause (b) shall not apply to any representation or warranty that is intended to address the consequences of the compliance with this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby), (c) general business, regulatory, financial or economic conditions in the United States or other foreign locations where the Business is operated, including changes in prevailing interest rates or fluctuations in currency (including any disruption thereof), (d) general changes, developments, or conditions in the industry or markets in which the Business is conducted, (e) any change in applicable Laws, any changes in GAAP (or the applicable accounting standards in any jurisdictions outside of the United States), or the enforcement or interpretation of any of the foregoing, in each case, after the Agreement Date, (f) any changes in the economy in general, or the financial, banking or securities markets (including any disruption thereof), (g) any global or natural conditions or circumstances, including natural disasters, an outbreak or escalation of war (whether or not declared), armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any escalation or worsening of the foregoing, (h) cyberattacks and acts of sabotage, (i) any pandemic, epidemic, disease or contagion outbreaks or worsening thereof, earthquakes, volcanic eruptions, hurricanes, floods, tsunamis and other natural disasters or other natural conditions or weather-related events, circumstances or developments, (j) any violation or breach of this Agreement by Buyer, or (k) the failure of the financial or operating performance of the Business to meet estimates or expectations or internal forecasts, plans, projections or budgets (but the underlying reason for such failure to meet such forecasts, plans, projections or budgets may be taken into account in determining whether a Material Adverse Effect has occurred, provided, such reason is not otherwise described in clauses (a) through (j) of this definition); provided, that, in the case of the clauses (c), (d), (e), (f) (g), (h) and (i) of this definition, Effects referred to therein shall be excluded only to the extent they do not disproportionately impact the Business in a manner relative to the competitors of the Business in the industry in which the Business competes as a whole (i.e., if there is a disproportionate impact, only the extent of such disproportionate impact shall be taken into account in determining whether there is a Material Adverse Effect).
“Measures” means any non-material variation to the employment or work arrangements of any Automatic Transferred Employee transferring pursuant to the Acquired Rights Directive in connection with the Closing, where such measure (a) would be possible to implement in accordance with the Acquired Rights Directive and (b) is communicated to or imposed on any relevant Automatic Transferred Employee at or prior to Closing.
“Notifying Party” means (a) Seller in the case of any matter for which any Seller Indemnified Party may be entitled to indemnification hereunder, and (b) Buyer in the case of any matter for which any Buyer Indemnified Party may be entitled to indemnification hereunder.
“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.
“Open Source Software” means any freeware, shareware, open source Software (e.g., Linux) or software that is distributed under similar licensing or distribution models. For the avoidance of doubt, “Open Source Software” includes software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (a) the GNU General Public License (GPL), Lesser/Library GPL (LGPL) or Affero General Public License (Affero GPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards Source License (SISSL); (g) the BSD License; (h) Red Hat Linux; (i) the Apache License; and (j) any other license or distribution model described by the Open Source Initiative as set forth at www.opensource.org.
“Order” means any judgment, order, injunction, stipulation, decree, writ, permit or license of any Governmental Authority or any arbiter.
“Ordinary Course Inbound License” means any of the following to the extent the underlying license is to Seller or its Subsidiaries: (a) a Contract containing a license to Seller or its Subsidiaries to use, copy or distribute any substantially unmodified generally commercially available software or to use any generally commercially available service, including click wrap or shrink wrap licenses, in each case, where payments by Seller or its Subsidiaries under such Contracts have been (and are reasonably expected to be) less than $1,000,000 per year; (b) a license to Seller or its Subsidiaries to use Open Source Software; and (c) a Contract containing an inbound license to Seller or its Subsidiaries to use third party Intellectual Property Rights (other than Patents), where such license is incidental to the primary purpose of such Contract (such as an inbound license to use a customer’s Trademarks in a Contract for which the primary purpose is granting the customer a right to use the Products).
“ordinary course of business” means in the ordinary course of the operation of the Business consistent with past practice.
“Ordinary Course Outbound License” means, to the extent the underlying license is from Seller or its Subsidiaries, any Contract containing an outbound license from Seller or its Subsidiaries to use Transferred Intellectual Property Rights (other than Patents), where such license is incidental to the primary purpose of such Contract (such as an outbound license to use Trademarks in an inbound services Contract).

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, bylaws, operating agreement, certificate of limited partnership, partnership agreement or certificates of existence, as applicable.
“Patents” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Pension Employer” means CommScope Connectivity UK Limited (a company registered in England with company number 03107702).
“Permits” means all Consents, registrations, licenses, permits, franchises, approvals, authorizations, Orders of, or filings with, any Governmental Authority.
“Permitted Liens” means (a) statutory Liens for Taxes, assessments and other governmental charges that are not yet due and payable or, if due, that either are not due and payable or the amount or validity of which are being contested by appropriate Proceedings in good faith and for which appropriate reserves have been established and maintained in accordance with GAAP, (b) Liens arising by operation of Law in favor of warehousemen, landlords, workers, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business securing amounts that are not overdue or being contested in good faith and for which appropriate reserves have been established and maintained in accordance with GAAP, (c) protective filings related to operating leases with third parties entered into in the ordinary course of business, (d) with respect to the Business Real Property, (i) zoning, entitlement, building and land use regulations, that are not, individually or in the aggregate, materially violated by the current use and operation of the Business and (ii) customary covenants, defects of title, conditions, encroachments, adverse rights or claims, easements, rights-of-way, restrictions and other similar charges or encumbrances or irregularities in title of record that in each case, individually or in the aggregate, do not materially interfere with the Business or impair the use, value or occupancy thereof in connection with the Business, (e) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs or similar Laws, in each case, mandated under applicable Laws or other social security programs, (f) Liens listed on Schedule 1.1(a)(vi) of the Disclosure Letter, (g) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, (h) Liens imposed under applicable securities Laws, (i) Liens arising under the Assumed Debt, (j) any Liens created by or through Buyer or any of its Affiliates, (k) Liens on goods in transit incurred pursuant to documentary letters of credit incurred in the ordinary course of business, (l) purchase money Liens or Liens arising under leases of personal property or equipment in favor of the owner thereof securing rental payments, (m) Liens that are imposed on the underlying fee or other interest in real property subject to a real property lease, (n) Liens in favor of lessors or landlords arising under any Real Property Lease or arising under statutory or common Law to secure landlords, lessors or renters under leases or rental agreements, (o) Liens disclosed on or reflected in the Financial Information and (p) Liens relating to intercompany borrowings among Purchased Entities.
“Person” means an individual, Business Entity or Governmental Authority.
“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household, or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term under applicable Law.
“PN7” means Taxes imposed by Public Notice (2015) No. 7 issued by China’s State Administration of Taxation.
“Post-Closing Tax Period” means any Tax period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date (with the Taxes attributable to such portion of a Straddle Period determined in accordance with Section 6.8(a)(iii)).
“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date (with the Taxes attributable to such portion of a Straddle Period determined in accordance with Section 6.8(a)(iii)).
“Privacy Laws” means all Laws, regulatory guidance, guidelines and standards, in each case, as amended, consolidated, re-enacted or replaced from time to time, that are applicable to data privacy, data security, the

Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, the Processing and security of payment card information, wire-tapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.
“Proceeding” means any judicial, administrative or arbitral claim, charge, complaint, action, audit, arbitration, mediation, proceeding, hearing, investigation, subpoena, litigation or suit commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, or is considered “processing” by any applicable Privacy Requirements.
“Purchased Entities” means, collectively, those Business Entities to be conveyed to Buyer or any Other Share Buyer in accordance with the Step Plan.
“Purchased Entity Employees” means the employees of the Purchased Entities as of immediately prior to the Closing that are Business Employees.
“Purchased Shares” means the shares of capital stock of, or any other equity or ownership interests in, the Purchased Entities.
“Release” means, with respect to Hazardous Materials, any spilling, emitting, leaking, pumping, pouring, injecting, escaping, disposing, discharging, dumping or leaching into the environment.
“Repatriation Costs Amount” means the amount of Taxes (including withholding Taxes) that would be incurred by Buyer and its Affiliates if the Excess Cash Amount of each non-U.S. Purchased Entity were repatriated to Buyer or any of its Affiliates incorporated or organized in the United States of America immediately after the Effective Time; provided, that, for the sake of clarity, the calculation of the Repatriation Costs Amount shall exclude any Business Cash funded by Buyer or any of its Affiliates; provided, further, that the calculation of the Repatriation Costs Amount shall be based on the assumed Buyer structure as set forth in Exhibit E (for the avoidance of doubt the method of calculation of the Repatriation Cost Amount is not intended to restrict Buyer’s ability to alter its structure or the steps actually taken to repatriate any Excess Cash Amount to the United States of America).
“Representatives” of any Person means such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors and any representatives of such advisors).
“Required Financial Information” means the Carve-Out Financial Statements and, if and to the extent applicable, the Additional Carve-Out Financial Statements.
“Restricted Business Cash” means cash and cash equivalents of the Purchased Entities that are reserved and unavailable for immediate or general business use by the Purchased Entities pursuant to Law or Contract (for the avoidance of doubt, excluding any such unavailability resulting from Taxes imposed as a result of the repatriation of such amount to the United States of America or another applicable jurisdiction).
“Retained Business” means any and all businesses and operations of the Retained Entities, other than the Business.
“Retained Employee” means, as of the Closing any employee of Seller and its Subsidiaries who is not a Continuing Employee.
“Retained Entities” means Seller and its Subsidiaries other than the Purchased Entities.
“Retained Law Firms” has the meaning set forth on Schedule 1.1(a)(vii) of the Disclosure Letter.
“Retention Bonuses” means the retention bonuses granted pursuant to those certain Retention Bonus Agreements set forth on Schedule 1.1(a)(viii) of the Disclosure Letter. For the avoidance of doubt, no Deal Related Severance shall be deemed to be a “Retention Bonus.”

“Retirement Benefits” means any pension, lump sum, gratuity, annuity, indemnity, compensation or similar benefit provided or to be provided on or after retirement (including early retirement), death, disability or termination of employment based on service with an employer (excluding the CommScope Inc. Retirement Savings Plan (the “Seller 401(k) Plan”)), including for the avoidance of doubt, termination indemnity and seniority premium arrangements and mandatory government and social security pension arrangements that provide benefits upon any voluntary cessation of employment.
“Reverse Termination Fee” means $367,500,000.
“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means: (a) any Person listed on any Sanctions-related list of designated or blocked persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any member state thereof, or the United Kingdom; (b) any Person resident in, operating in, or organized under the Laws of a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” means any (a) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information or confidential information; (b) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through Seller’s IT Assets that jeopardizes or impacts the confidentiality, integrity, or availability of Seller’s IT Assets or any Personal Information or confidential information stored or otherwise Processed therein; or (c) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.
“Seller Acquisition Proposal” means a proposal, offer or indication of interest from any Person (other than a proposal or offer by Buyer) at any time providing for any transaction or series of related transactions (other than the Purchase Transaction) involving any: (i) merger, consolidation, share exchange, tender offer, business combination, recapitalization, reorganization or similar transaction involving Seller, pursuant to which the shareholders of Seller immediately preceding such transaction would own or control, directly or indirectly, less than eighty percent (80%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (by voting power), (ii) sale, lease, license, exchange, transfer, dissolution or other disposition, directly or indirectly, of assets of Seller (including the capital stock or other equity interests of any of its Subsidiaries) or any Subsidiary of Seller representing twenty percent (20%) or more of the consolidated assets (measured by the fair market value thereof), net revenues or net income of Seller and its Subsidiaries taken as a whole, or to which twenty percent (20%) or more of the net revenues, net income or assets (measured by the fair market value thereof) of Seller and its Subsidiaries, taken as a whole, are attributable, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of Seller, or (iv) any combination of the foregoing; provided, that any transaction specified in clauses (i)-(iii) (x) involving solely the Retained Assets or Retained Liabilities, (y) that does not prevent, materially impede or delay or materially impair the consummation of the Transactions contemplated hereby, and (z) for which either (A) definitive documentation is entered into after obtaining the Seller Stockholder Approval or (B) no approval of the stockholders of Seller is required to consummate such transaction, shall be deemed not to constitute a Seller Acquisition Proposal.
“Seller Award” means any award granted pursuant to the Seller Equity Plan and the Seller Fixed Cash LTI Awards.
“Seller Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA and whether or not located or operated in the U.S.), and each other compensation, severance, redundancy pay, change in control, health or medical, dental, vision, sick leave, prescription, life insurance, fringe benefits plan, deferred compensation, retention, consulting or employment plan, policy, program or agreement, each vacation, paid time off, insurance coverage, disability coverage, disability benefits, death benefits, workers’ benefits, pension, profit sharing, retirement, post-employment or retirement benefits, incentive, bonus plan, commission plan, other Contract, program or policy that provides benefits to a service provider of Seller or its Subsidiaries, and each stock option, stock purchase, and restricted stock or other equity or equity-linked plan, program or policy, in each case, whether written or unwritten, under which any Business Employee, or current or former individual service provider, consultant, director or employee of the Business (or any spouse, dependent or beneficiary thereof) has any present or future right to benefits and that is contributed to, sponsored or maintained (in whole or in part) or entered into by Seller or any of its ERISA Affiliates or under which Seller, the Other Sellers, the Purchased Entities and any of their ERISA Affiliates has had or has any present or future Liability, in any case, for the benefit of any Business Employee or that is maintained, sponsored or contributed to by or on behalf of any Purchased Entity; provided, that the term “Seller Benefit Plans” shall not include any plan, program or arrangement that is sponsored, mandated and maintained or administered by a Governmental Authority.
“Seller Common Stock” means the shares of common stock, par value $0.01 per share, of Seller.
“Seller Equity Plan” means the CommScope Holding Company, Inc. Amended and Restated 2013 Long-Term Incentive Plan (as amended and restated effective February 21, 2017), the CommScope Holding Company, Inc. Non-Employee Director Compensation Plan, as amended on February 19, 2019 and the CommScope Holding Company 2019 Long-Term Incentive Plan, in each case, as amended from time to time and any other equity or equity-based plan, program, or arrangement of the Seller or any of its Subsidiaries or any predecessor thereof.
“Seller Fixed Cash LTI Awards” means fixed cash long-term incentive awards of Seller granted to Business Employees.
“Seller Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the board of directors of Seller on the date of this Agreement (or if known, the material consequences of which were not known or reasonably foreseeable to the board of directors of Seller as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the board of directors of Seller after the Agreement Date and prior to obtaining the Seller Stockholder Approval; provided, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Seller Acquisition Proposal constitute a Seller Intervening Event.
“Seller Preferred Stock” means the shares of Series A convertible preferred stock, par value $0.01 per share, of Seller.
“Seller Superior Proposal” shall mean a written Seller Acquisition Proposal (provided, that for purposes of this definition references to twenty percent (20%) and eighty (80%) in the definition of “Seller Acquisition Proposal” shall be deemed to be references to fifty percent (50%)) which the board of directors of Seller determines (i) to be reasonably likely to be consummated on the terms proposed on a timely basis if accepted and (ii) to be more favorable to Seller’s stockholders than the Purchase Transaction and the other transactions contemplated by this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, and any changes to the terms of this Agreement offered by Buyer in response to such Seller Acquisition Proposal in accordance with Section 6.19(d); provided, however, that any Seller Acquisition Proposal made in breach of Section 6.19(a) shall not constitute a Seller Superior Proposal.
“Seller Tax Determination” means any Tax reporting or filing position with respect to “qualified property” within the meaning of Section 168(k)(2) of the Code, research and experimental expenditures governed by Sections 174 and 174A of the Code, and deductions of business interest expense within the meaning of Section 163(j) of the Code, in each case to the extent such provisions were amended by “An act to provide for reconciliation pursuant to title II of H. Con. Res. 14.” commonly referred to as the “One Big Beautiful Bill Act,” and any similar amendments made to with respect to corresponding state or local Tax Laws; provided that such reporting or filing position is supportable at a “more likely or not” or higher level of comfort.

“Seller Termination Fee” means $367,500,000.
“Services” has the meaning ascribed to such term in the Transition Services Agreement.
“Shared Contracts” means Contracts of Seller or any of its Subsidiaries with one or more third parties that relate to, or under which the rights of Seller or its Subsidiaries are exercised for the benefit of, both (a) any Purchased Assets, the Purchased Entities or the Business and (b) any Retained Assets, Retained Entities or the Retained Business; provided, that with respect to any Shared Contract for which Seller has received a signed acknowledgment from the counterparty thereof consenting to the assignment or replication of the rights and obligations under such Shared Contract relating to the Business, such assigned or replicated Contract shall not be deemed a Shared Contract and, instead, shall be treated as an Assigned Contract for purposes of this Agreement from the date such acknowledgement is received by Seller.
“Shared Services” means corporate or shared services provided to, or in support of the Business, that are general corporate or other overhead services or that are provided to or used by both the Business and other businesses of Seller and its Subsidiaries, including services related to access to and use of computer hardware and software related to any business function, use of Intellectual Property Rights, travel and entertainment services, temporary labor services, office supplies (including copiers, scanners and fax machines), telecommunications equipment and services, logistics services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, accounting and finance services, public relations, legal and risk management services, workers’ compensation arrangements, internal audit services, human resources and employee relations management services, employee benefits services, credit, collections and account payable services, property management services, environmental support services, customs and excise services, billing services, order entry services, fulfillment services, and other ancillary or corporate shared services, in each case, including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software or other technology used in connection therewith.
“Shared Services Assets” means the assets or categories of assets set forth on Schedule A-(iii) of the Disclosure Letter, but excluding any IT Asset and any Shared Contract.
“Software” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the consolidated assets of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of consolidated Liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries, on a consolidated basis, are able to pay all Liabilities of such Person and its Subsidiaries as such Liabilities mature and (c) such Person and its Subsidiaries, on a consolidated basis, shall have adequate capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries. For purposes of this definition, in computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured Liability.
“Specified Agreements” has the meaning set forth on Schedule 1.1(a)(ix) of the Disclosure Letter.
“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurance” and change period comfort, it being understood that monthly financial statements will not be separately prepared) for a registration statement, prospectus supplements, offering documents and similar documents customarily required in connection with the Debt Financing and assistance with the due diligence activities of the Debt Financing Sources, (b) providing customary consents to the inclusion of audit reports in any relevant registration statement, prospectus supplement or filings, offering documents or similar documents, (c) providing customary consents to references to the auditor as an expert in any registration statement, prospectus supplement or filings, offering documents or similar documents after review thereof, and (d) participating in a reasonable number of accounting due diligence sessions, in each case to the extent customarily required in connection with the Debt Financing.
“Specified Indirect Transfer Taxes” means all Taxes imposed by any Governmental Authority in any non-U.S. jurisdiction in connection with the indirect transfer of (a) assets located in such jurisdiction or (b) equity securities in an entity formed, incorporated or otherwise established in such jurisdiction, in each case,

(i) in connection with the transactions contemplated under this Agreement and the other Transaction Documents, (ii) that are in the nature of documentary, registration, conveyance, stamp, real estate transfer, personal property transfer or similar Taxes, and (iii) that are not based on income, profits or gains (including PN7 and any analogous Taxes imposed in other jurisdictions).
“Statutory Minimums” means prohibitions or restrictions by Law against distributions or dividends due to surplus, minimum capital, thin capitalization, maintenance of capital or similar requirements.
“Step Plan” means the transaction step plan attached hereto as Exhibit C, as amended in accordance with Section 2.7(a).
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” or “Subsidiaries” of Buyer, Seller or any other Person means any corporation, partnership or other Business Entity of which Buyer, Seller or such other Person, as applicable (either alone or through or together with any other Subsidiary), (a) owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other Business Entity or is entitled to 50% or more of the economic value of such Business Entity, or (b) is the general partner or managing member (and all Subsidiaries of such Person). For the avoidance of doubt, as used in this Agreement, the term “Subsidiary” shall, with respect to Seller for all periods prior to the consummation of the transactions contemplated by this Agreement and with respect to Buyer for all periods following the consummation of the transactions contemplated by this Agreement, include each Purchased Entity to be acquired pursuant to this Agreement and any Person it creates to consummate the transactions contemplated by this Agreement, in each case, provided, that such Person otherwise satisfies the definition of “Subsidiary” due to the criteria set forth above; provided, that no Purchased Entity shall be deemed to be a “Subsidiary” of Buyer unless and until legal title to the equity interests of such Person has, directly or indirectly, transferred to Buyer or an Other Buyer in accordance with the terms and provisions of this Agreement.
“Tax” or “Taxes” means any and all federal, state, county, local or non-U.S. income, gross receipts, registration, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security or similar social insurance obligations or contributions, payroll, business license, business organization, workers compensation, profits, documentary, stamp, occupation, windfall profits, customs, duties, franchise, capital, alternative or add-on minimum, escheat or unclaimed property, estimated or other tax, charge, fee, levy or other assessment in the nature of a tax imposed or required to be withheld by any Governmental Authority including any estimated payments related thereto, any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.
“Tax Return” means any return, declaration, report, election, claim for refund, disclosure, form, estimated return and information statement or other document filed or required to be filed with a Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means any agreement relating to the sharing, allocation, or indemnification of Taxes or any similar Contract (excluding (a) allocations, Tax distributions, or provisions relating to Tax audits or other Proceedings under an entity’s organizational documents and (b) any agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).
“Taxing Authority” means the IRS and any other Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.
“Trade Secrets” means trade secrets and all other rights in or to Confidential Information.
“Trademark License Agreement” means the trademark license agreement contained in the IPMA.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Transaction Documents” means, collectively, this Agreement, the IPMA, the Transition Services Agreement, the Voting and Support Agreement, the Closing Transfer Documents and any other agreement, document, certificate or instrument contemplated hereby to be executed and delivered by the Parties or their Affiliates in connection with the transactions contemplated hereby, and the Exhibits, Appendices and Schedules hereto and thereto.
“Transaction Tax Deductions” means, without duplication, any item of loss, deduction or credit resulting from or attributable to fees, costs and expenses relating to or arising out of (i) the payment of any Indebtedness required by this Agreement, (ii) the payment of any expenses incurred in connection with the negotiation, execution, and performance of this Agreement, including the Closing Steps and the Restructuring Activities, and the other Transaction Documents, (iii) any payment of compensation, or vesting of compensation or property that arises from or in connection with any of the transactions contemplated by this Agreement, (iv) the payment of any other bonuses, severance payments, retention payments or similar payments made by the Purchased Entities on or prior to the Closing Date or included in the computation of the Final Purchase Price or which constitute Retained Liabilities, (v) the payment of Seller Fixed Cash LTI Awards or Retention Bonuses and the conversion or vesting, as applicable, of any Seller Awards (other than Seller Fixed Cash LTI Awards) pursuant to Section 6.6(h), and (vi) any other transaction costs of, or payments by, the Purchased Entities with respect to the transactions contemplated hereby, in each case, including any employer side payroll, Medicare, social or national insurance contributions, and other similar Taxes payable in connection therewith, and in each case to the extent (x) deductible for applicable Income Tax purposes by a Purchased Entity in the Pre-Closing Tax Period at a “more likely than not” or higher level of confidence and (y) either paid by or on behalf of the Purchased Entities at or prior to the Effective Time or included as a liability in determining the Final Closing Net Working Capital or Final Business Indebtedness; provided, that with respect to any “success-based fees,” 70% of such success-based fees shall be treated as deductible in accordance with Revenue Procedure 2011-29 and any similar or corresponding provision of applicable Law.
“Transfer Regulations” means any Law related to the automatic transfer, or liability related to transfer, of employees in connection with the event of transfers of undertakings, businesses or parts of businesses, or acquisition, sales or mergers, including the Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States (as defined therein) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”), the legislation and regulations of any EU Member State implementing such Acquired Rights Directive and other similar or comparable Laws related to the transfer, or liability related to transfer, of employees.
“Transfer Taxes” means all transfer, real property transfer, sales, use, grantee/grantor, stamp, ad valorem, conveyance, VAT, custom duty, documentary, registration and other similar Taxes (including charges for or in connection with the recording of any instrument or document and any interest, penalties, assessments or additions imposed thereon or with respect thereto), and shall include any Specified Indirect Transfer or withholding Taxes with respect to the foregoing, but excluding Indirect Transfer Taxes and income, profits or gains Taxes (and indirect capital gains and withholding Taxes with respect to the foregoing).
“Transition Services Agreement” means that certain Transition Services Agreement attached hereto as Exhibit B and to be entered into by Seller and Buyer as of the Closing, pursuant to which Seller, through itself or one or more of its direct or indirect Subsidiaries, will cause certain services to be provided to Buyer or its Subsidiaries and Buyer, through itself or one or more of its direct or indirect Subsidiaries, will cause certain services to be provided to Seller or its Subsidiaries in connection with the transition of the Business to Buyer.
“Treasury Regulations” means the federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time.
“Trustee” means any trustee of the UK DB Plan from time to time, exclusively in their capacities as such.
“UK DB Plan” means the Andrew Limited Pension and Life Assurance Plan, currently governed by a definitive trust deed and rules dated 16 May 2012 (as amended from time to time).
“UK Pension Guarantee” means the guarantee by CommScope, Inc. of North Carolina dated December 30, 2010 in relation to the UK DB Plan (as amended from time to time).

“VAT” means value added Tax, goods and services Tax, or other similar Taxes, including such Taxes imposed on the supply of goods and services under European Union Directive 2006/112/EC (or under any Laws authorized by that directive) and any similar value added Tax pursuant to the Laws of any jurisdiction which is not a member of the European Union, and any interest or penalties in respect thereof, but excluding, for the avoidance of doubt, any direct or indirect capital gains Taxes, any Income Taxes, and any withholding Taxes.
“WC Cash Amount” shall mean, with respect to each non-U.S. Purchased Entity, the amount set forth on Schedule 1.1(a)(x) of the Disclosure Letter with respect to such non-U.S. Purchased Entity.
Section 1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the location set forth below:

DEFINITION	LOCATION
accrued PTO	6.6(f)
Agreement	Preamble
Agreement Date	Preamble
Allocation Methodology	3.3
Allocation Statement	3.3
Alternative Financing	6.21(c)
Alternative Transfer Employee	6.6(b)
Alternative Transfer Method	6.6(b)
Assigned Contracts	Appendix A
Assigned Material Contract	4.5(a)
Assigned Shared Contract	Appendix A
Assumed Debt	Appendix B
Assumed Employee Liabilities	Appendix B
Assumed Insurance Proceeds	Appendix A
Assumed Liabilities	Appendix B
Assumed Pending Litigation	Appendix B
Base Purchase Price	3.1
Bill of Sale	2.5(a)
Books and Records	6.5(a)
Business Employee Census	6.6(a)
Business Guarantees	6.14
Business Indemnitees	6.9(a)
Business Real Property	Appendix A
Business Related Party	4.21
Business Shared Services Assets	Appendix A
Buyer	Preamble
Buyer Indemnified Parties	9.1(a)
Buyer Indemnified Party	9.1(a)
Buyer Losses	9.1(a)
Buyer Tax Claim	6.8(g)(i)
Buyer-Signed Tax Returns	6.8(d)(ii)
CBA	4.5(a)(xix)
Closing	8.1
Closing Business Cash	3.1
Closing Business Indebtedness	3.1
Closing Date	8.1
Closing Statement	3.5(a)
Commercially Reasonable Terms	6.21(c)
Competing Activity	6.10(a)
Compliant Offer	6.6(b)

DEFINITION	LOCATION
Confidentiality Agreement	6.2(b)
Continuing Employee	6.6(b)
D&O Indemnity Arrangements	6.9(a)
Data Partners	4.17(a)
Debt Commitment Letter	5.5(a)
Debt Documents	6.21(c)
Deemed Asset Sale Election	6.8(d)(v)
Determination Date	3.5(f)
Disclosure Letter	Article 4
Dispute Notice	3.5(c)
Effective Time	8.1
Employing Entity	6.6(b)
EOR Agreements	6.6(b)
Equity Transfer Documents	2.5(a)
Estimated Business Cash	3.2(a)
Estimated Business Indebtedness	3.2(a)
Estimated Closing Net Working Capital	3.2(a)
Estimated Closing Statement	3.2(a)
Estimated Purchase Price	3.2(a)
Excess Intercompany Amount	6.8(m)
Fairness Opinion	4.22
Final Business Cash	3.5(f)
Final Business Employee Census	6.6(a)
Final Business Indebtedness	3.5(f)
Final Closing Net Working Capital	3.5(f)
Final Closing Statement	3.5(f)
Final Purchase Price	3.5(f)
Former Business Employee	4.12(s)
Governmental Authority	4.3(a)
Governmental Consent	6.3(a)
Independent Accountant	3.5(e)
Information	6.12
Insurance Claim	6.7(g)(i)
Inventory	Appendix A
Labor Organization	4.12(s)
Leased Real Property	Appendix A
Local Transfer Agreement	2.5(a)
Material Customers	4.18(a)
Material Suppliers	4.18(b)
Negative Adjustment Amount	3.5(g)
Non-Executive Employees	6.1(a)(viii)
Non-Party Affiliates	11.14
Non-U.S. Continuing Employee	6.6(b)
Non-U.S. Plan	4.12(a)
Notification	6.8(g)(i)
Offer Recipient Employee	6.6(b)
Other Asset Buyer	2.1
Other Asset Seller	2.1
Other Buyers	2.2
Other Sellers	2.2

DEFINITION	LOCATION
Other Share Buyer	2.2
Other Share Seller	2.2
Outside Date	10.1(b)
Owned Real Property	Appendix A
Parties	Preamble
Party	Preamble
Positive Adjustment Amount	3.5(g)
Preliminary Allocation Statement	?3.3
Privacy Policy	4.17(a)
Privacy Requirements	4.17(a)
Privileged Information	6.12
Privileges	6.12
Products	Appendix A
Proxy Statement	4.23
Purchase Price	3.1
Purchase Transaction	Recitals
Purchased Assets	Appendix A
R&W Insurance Policy	6.16
Real Property Leases	Appendix A
Reference Date	4.8(t)
Refinancing	7.3(h)
Refund Recipient	6.8(e)
Registered Transferred IPR	4.7(a)
Reimbursed Amounts	6.7(b)
Restructuring Activities	2.7(a)
Restructuring Documents	2.7(b)
Retained Assets	Appendix C
Retained Claims	9.2(b)
Retained Contracts	Appendix C
Retained Intellectual Property Rights	Appendix C
Retained IT Assets	Appendix C
Retained Liabilities	Appendix D
Retained Real Property	Appendix C
Retained Shared Contract	Appendix C
Retained Shared Services Assets	Appendix C
Retained Tax Liabilities	6.8(a)(i)
SEC	4.3(a)
Section 3.3 Assets	3.3
Selected Firm	6.8(f)(iii)
Selected Firm’s Determination	6.8(f)(iii)
Seller	Preamble
Seller Adverse Recommendation Change	6.19(c)
Seller Indemnified Parties	9.1(b)
Seller Indemnified Party	9.1(b)
Seller Losses	9.1(b)
Seller Occurrence Policy	6.7(g)(ii)
Seller Recommendation	Recitals
Seller Related Party	11.17(a)
Seller Related Parties	11.17(a)
Seller Stockholder Approval	4.2(c)

DEFINITION	LOCATION
Seller Stockholder Meeting	6.18(b)
Seller Tax Claim	6.8(g)(i)
Seller-Signed Tax Returns	6.8(d)(i)
Tax Attribute	6.8(j)
Tax Claim	6.8(g)(i)
Tax Policy	6.8(l)
Tax Return Filer	6.8(d)(iii)
Third Party Claim	9.3(b)(i)
Third Party Claim Notice	9.3(b)(i)
Transferred Intellectual Property Rights	Appendix A
U.S. Continuing Employee	6.6(b)
Unvested Awards	6.6(h)
Voting and Support Agreement	Recitals
WARN Act	4.12(v)
Willful Breach	10.2
Withheld Party	3.6(a)
Withholding Party	3.6(a)

ARTICLE 2

SALE OF ASSETS AND SHARES AND ASSUMPTION OF LIABILITIES
Section 2.1 Asset Purchase. Upon the terms and subject to the conditions set forth in this Agreement (including compliance with the Step Plan), at the Closing, Seller shall, and shall cause each of its applicable Subsidiaries indicated in the Step Plan as conveying assets at the Closing (each such Subsidiary, an “Other Asset Seller”) to, sell, assign, transfer, convey and deliver to Buyer or any wholly-owned Subsidiary of Buyer designated by Buyer in accordance with Section 2.5 (each such Subsidiary, an “Other Asset Buyer”), and Buyer shall, or shall cause such Other Asset Buyer to, acquire and accept from Seller or such Other Asset Seller, all of Seller’s and such Other Asset Sellers’ respective right, title and interest in and to all such Purchased Assets held by them as they exist at the Closing, free and clear of any Liens other than Permitted Liens, and as indicated in the Step Plan.
Section 2.2 Share Purchase. Upon the terms and subject to the conditions set forth in this Agreement (including compliance with the Step Plan), at the Closing, Seller shall, and shall cause each of its applicable Subsidiaries indicated in the Step Plan as conveying Purchased Shares at the Closing (each such Subsidiary, an “Other Share Seller” and, together with the Other Asset Sellers, the “Other Sellers”) to, sell, assign, transfer, convey and deliver to Buyer or any wholly-owned Subsidiary of Buyer designated by Buyer in accordance with Section 2.5 (each such Subsidiary, an “Other Share Buyer” and, together with the Other Asset Buyers, the “Other Buyers”), and Buyer shall acquire and accept, or shall cause such Other Share Buyer to acquire and accept, from Seller or such Other Share Seller, as applicable, all of Seller’s or such Other Share Seller’s respective right, title and interest in and to such Purchased Shares, free and clear of any Liens other than Permitted Liens, and as indicated in the Step Plan.
Section 2.3 Retained Assets . All Retained Assets shall be retained by Seller and its Subsidiaries and are not being acquired by Buyer or any Other Buyer.
Section 2.4 Assumed Liabilities; Retained Liabilities.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer and the Other Buyers shall accept, assume and agree to pay, perform, fulfill and discharge when due any and all Assumed Liabilities. Following the Closing, Buyer and the Other Buyers shall be responsible for all Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Closing Date, regardless of where or against whom such Assumed Liabilities are asserted or determined or whether asserted or determined prior to the Agreement Date. Buyer shall not be released from any Liability hereunder if it assigns any of its rights or Liabilities hereunder to any of its Affiliates.

(b) The Parties agree that, except for the Assumed Liabilities, Buyer shall not accept, assume, pay, perform, fulfill or discharge or otherwise have any Liability for, and Seller and its Subsidiaries (excluding any Purchased Entity) shall retain, and shall be solely responsible and liable for paying, performing, fulfilling and discharging when due, all Retained Liabilities.
Section 2.5 Transfer.
(a) Buyer may elect (by prior written notice to Seller reasonably in advance of the Closing) to require Seller to convey any of the Purchased Shares or the Purchased Assets to be conveyed to Buyer at the Closing in accordance with the Step Plan to an Other Buyer rather than to Buyer, and Seller shall comply with any such election, at Buyer’s cost and expense; provided, further, however, that Seller shall not be required to comply with such election of Buyer to the extent that Seller reasonably determines in good faith that doing so would (A) violate applicable Law or any contractual obligation of Seller or its Subsidiaries, (B) reasonably be expected to prevent, impede or delay or make less likely to occur the consummation of the Purchase Transaction or the other transactions contemplated hereby or by the other Transaction Documents (or the satisfaction of the conditions in Article 7) or (C) impose fees, costs or Taxes on Seller and its Subsidiaries that would not have been imposed but for such election and that are not reimbursed by Buyer or its Affiliates. The right, title and interest in and to the Purchased Assets and the Purchased Shares at Closing shall be sold, assigned, transferred, conveyed and delivered, and the Assumed Liabilities shall be assumed, in each case, at the Closing, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Shares and the Purchased Assets and an assumption of the Assumed Liabilities in accordance with the terms set forth herein in the jurisdictions in which such transfers or assignments are to be made. Such transfer and assumption agreements contemplated by the previous sentence shall be in a form mutually agreed by the Parties, as required in each jurisdiction, and shall include: (i) with respect to the Purchased Shares, to the extent that such Purchased Shares are in certificated form, certificates evidencing the Purchased Shares duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent that such Purchased Shares are not in certificated form, stock powers or other instruments of transfer duly executed in blank, and in either case, any other equivalent or alternative procedure required under local Law to effect valid transfer of the Purchased Shares, including any short-form notarial deeds, instruments or other similar documents as necessary, and with any required stock transfer stamps affixed thereto (the “Equity Transfer Documents”); (ii) to the extent required by Law or otherwise agreed by the Parties and in compliance with Section 2.5(b), a local transfer agreement or local assignment or conveyance deed or such other instrument for any transfer or assignment, as applicable, for each jurisdiction other than the United States in which Purchased Assets or Assumed Liabilities are located or the Purchased Entities are organized (each such agreement, a “Local Transfer Agreement”); and (iii) with respect to the Purchased Assets and Assumed Liabilities, to the extent necessary in addition to the Equity Transfer Documents and the Local Transfer Agreements or otherwise agreed by the Parties, a bill of sale and assignment and assumption agreement in a form to be mutually agreed upon by the Parties (each such agreement, a “Bill of Sale”); which, in each case, for the avoidance of doubt, shall not contain provisions expanding the scope of the Parties’ respective obligations as set forth in this Agreement.
(b) Each Local Transfer Agreement shall be that which is customary in the relevant jurisdiction for a transfer or assignment of the type of assets or shares, as applicable, being transferred or assigned pursuant to such Local Transfer Agreement and shall be consistent with the terms of this Agreement and otherwise mutually acceptable to Buyer and Seller (and the relevant Other Sellers and Other Buyers, as required under applicable local Law) in all respects; provided, in each case, that (i) to the extent permissible under local Law, the Local Transfer Agreements shall serve purely to effect the legal transfer or assignment of the applicable Purchased Assets or Purchased Shares and shall not have any effect on the value being received by Seller or given by Buyer in the Purchase Transaction, or the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, except where required by local Law (and any consideration paid by Buyer or any of its Affiliates to Seller or any of its Subsidiaries pursuant to any Local Transfer Agreement shall be deemed for all purposes to comprise part of, and not be in addition to, the amounts payable hereunder), (ii) no such Local Transfer Agreement shall in any way modify, amend, or constitute a waiver of, any provision of this Agreement (except to the extent required by Law of the applicable jurisdiction), and (iii) no such Local Transfer Agreement shall include any additional representations or warranties, covenants or agreements except to the extent required by Law of the applicable jurisdiction. In the event of any inconsistency between this Agreement and a Local Transfer Agreement, this Agreement will control to the extent permissible under Law of an applicable jurisdiction. Such transfer or assignment pursuant to this Agreement or any other Transaction Document will be effective as of Closing or at such other times as specifically provided in each respective Transaction Document and will be subject to the terms and conditions of this Agreement and the applicable Transaction Document.
(c) Notwithstanding anything to the contrary in this Section 2.5, all transfers and assumptions contemplated by this Agreement (including pursuant to this Section 2.5) with respect to Buyer or an Other Buyer shall be transfers to, or assumptions by, Buyer (and not an Other Buyer) unless Buyer has designated an Other Buyer with respect to such transfer or assumption, in accordance with Section 2.5(a).
Section 2.6 Approvals and Consents.
(a) Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the transactions contemplated by this Agreement any Purchased Asset that is not assignable or transferable (i) without the Consent of any Person other than Seller, the Purchased Entities or any Subsidiary of Seller or Buyer, to the extent that such Consent shall not have been obtained prior to the Closing or (ii) without violating any applicable Law; provided, however, that Seller and Buyer shall have the continuing obligation until two years after the Closing (or, if earlier, until the lapse, expiration or termination of any such Purchased Asset that is a Contract) to use reasonable best efforts and otherwise cooperate with each other to obtain all necessary Consents to the assignment or transfer thereof, it being understood that (A) other than general internal costs, overhead and use of internal personnel and assets or infrastructure, neither Seller, nor Buyer nor any of their respective Affiliates or Subsidiaries shall be required to expend money (except to the extent Seller and Buyer reasonably agree to expend money and share in such expenditure equally), incur any Liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such Consents, and (B) in connection therewith, Seller shall not, and shall cause its Subsidiaries (including, if prior to the Closing, the Purchased Entities) not to, (I) commit to make any payments other than cash payments that are approved by Buyer and borne equally between the parties hereto (in which case Seller shall, or shall cause its Subsidiaries to, promptly upon receipt of Buyer’s portion of such payment, make such payment in full) or (II) make any material non-monetary concession that would purport to bind Buyer, its Affiliates or, following the Closing, the Business or any Purchased Entity. Upon obtaining the requisite third party Consents thereto, such Purchased Assets shall promptly be transferred and assigned to Buyer (or the applicable Subsidiary of Buyer) hereunder at no additional cost (subject to the occurrence of the Closing).
(b) With respect to any Purchased Asset that is not transferred and assigned to Buyer at the Closing by reason of Section 2.6(a), after the Closing and for two years thereafter (or, if earlier, until the lapse, expiration or termination of any such Purchased Asset that is a Contract), until any requisite Consent is obtained therefor and the same is transferred and assigned to Buyer (or the applicable Subsidiary of Buyer), the Parties shall cooperate with each other and use their reasonable best efforts to obtain for Buyer, at no cost to Seller or Buyer or any of their respective Affiliates, an arrangement with respect thereto to provide Buyer (or the applicable Subsidiary of Buyer) the benefits, and for Buyer to bear the obligations and burdens, thereunder and to otherwise put Buyer and Seller (and their respective Subsidiaries) in the position they would have been in had such Purchased Asset and Assumed Liabilities thereunder been transferred and assumed directly at the Closing (i.e., without limiting that all Liabilities thereunder nevertheless constitute Assumed Liabilities, and such assets nevertheless constitute Purchased Assets, for all purposes of this Agreement regardless of whether such Consents are obtained). In furtherance of the foregoing, Seller shall, and shall cause its Subsidiaries to, without further consideration therefor, pay and remit to Buyer all monies, rights and other consideration received in respect of such Purchased Asset (net of any Taxes incurred in respect of such amounts) as promptly as reasonably practicable after receipt thereof and Buyer shall pay, perform and discharge fully, promptly when due, all of the obligations of Seller and its Subsidiaries in respect of such Purchased Asset and Assumed Liabilities, each as if such Purchased Asset had been transferred at the Closing. If the requisite Consents have not been received by the date that is two years after the Closing Date, Buyer and Seller shall work in good faith to expeditiously identify alternative means or structures by which any remaining Purchased Assets (or the benefits thereof) may be transferred (or otherwise made available) to Buyer.

(c) The Parties have determined that it is advisable that the Shared Contracts that are not also Excluded Shared Contracts be separated or replicated into separate Contracts between the applicable third party and each of (i) the Retained Business and (ii) the Business. The Parties agree to cooperate and use their respective reasonable best efforts to provide reasonable assistance prior to the Closing and, to the extent not achieved prior to the Closing, then for two years thereafter (or, if earlier, until the lapse, expiration or termination of any such Shared Contract; provided, that during such two-year period, Seller (in the case of Assigned Shared Contracts) or Buyer (in the case of Retained Shared Contracts), as applicable, shall require the prior written consent of the other Party to voluntarily terminate (excluding, for the sake of clarity, non-renewal) or willfully breach (in a manner that adversely affects the Business or the Retained Business, as applicable) a Shared Contract not previously separated or replicated as contemplated by this Section 2.6(c)), in effecting the separation or replication of such Shared Contracts (with such separated Shared Contract imposing no material additional or differing obligations (except, in each case, arising from different volume-based arrangements or credit rating of Buyer or Seller, as the case may be) than, and otherwise on substantially the same terms (including with respect to pricing) as, the applicable Shared Contract (except that the replicated Shared Contract will only pertain to the Business or the Retained Business, as the case may be) or other terms mutually agreeable to the Parties in accordance with the terms and subject to the conditions set forth herein) and, once so separated or replicated, (x) such separated or replicated Contract relating to the Business shall be deemed an Assigned Contract hereunder and transferred to and assumed by Buyer or a Purchased Entity, as applicable, directly (but, in the case of Buyer, no sooner than the Closing) and (y) such separated or replicated Contract relating to the Retained Business shall be deemed a Retained Contract hereunder and transferred to and assumed by Seller or any other Retained Entity, as applicable, directly; provided, however, it being understood that (A) other than general internal costs, overhead and use of internal personnel and assets or infrastructure, neither Seller, nor Buyer nor any of their respective Affiliates or Subsidiaries shall be required to expend money (except to the extent Seller and Buyer reasonably agree to expend money and share in such expenditure equally), incur any Liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to separate or replicate such Contracts and (B) in connection therewith, (I) in the case of an Assigned Shared Contract, Seller shall not, and shall cause its Subsidiaries (including, if prior to the Closing, the Purchased Entities) not to, (1) commit to make any payments other than cash payments that are approved by Buyer and borne equally between the parties hereto or (2) make any material non-monetary concession that would purport to bind Buyer or its Affiliates or, following the Closing, the Business or any Purchased Entity or (II) in the case of a Retained Shared Contract, Buyer shall not, and shall cause its Subsidiaries (including, if after the Closing, the Purchased Entities) not to, (1) commit to make any payments other than cash payments that are approved by Seller and borne equally between the parties hereto or (2) make any material non-monetary concession that would purport to bind Seller or its Affiliates or, following the Closing, the Retained Business or any Retained Entity. Further, with respect to any Shared Contract that is not an Excluded Shared Contract, after the Closing and for two years thereafter (or, if earlier, until the lapse, expiration or termination of any such Shared Contract), until any separate Contract (if any) is obtained therefor (at which time it will be transferred to and assumed by the appropriate Party), the Parties shall cooperate with each other and use their reasonable best efforts to obtain, in the case of a Retained Shared Contract, for Buyer, at no cost to Seller or Buyer or any of their respective Affiliates (except to the extent approved by Seller and Buyer and borne equally between the parties hereto), and, in the case of an Assigned Shared Contract, for Seller, at no cost to Buyer or Seller or any of their respective Affiliates (except to the extent approved by Seller and Buyer and borne equally between the parties hereto), an arrangement with respect thereto to provide Buyer (or the applicable Subsidiary of Buyer), in the case of a Retained Shared Contract, or Seller (or the applicable Subsidiary of Seller), in the case of an Assigned Shared Contract, substantially comparable benefits, and for Buyer, in the case of a Retained Shared Contract, or Seller, in the case of an Assigned Shared Contract, to bear the obligations and burdens, thereunder and to otherwise put Buyer and Seller (and their respective Subsidiaries) in the position they would have been in had, (x) in the case of a Retained Shared Contract, such Purchased Asset and Assumed Liabilities thereunder been transferred and assumed directly at the Closing (i.e., without limiting that all Liabilities thereunder to the extent relating to the Business nevertheless constitute Assumed Liabilities for all purposes of this Agreement regardless of whether such Shared Contract is separated or replicated) and (y) in the case of an Assigned Shared Contract, such Retained Asset and Retained Liabilities thereunder had been retained at the Closing (i.e., without limiting that all Liabilities thereunder to the extent relating to the Retained Business nevertheless constitute Retained Liabilities for all purposes of this Agreement regardless of whether such Shared Contract is separated or replicated). Other than with respect to the Retained Liabilities, with respect to Retained Shared Contracts, Buyer agrees to indemnify Seller and its Subsidiaries in respect of all Liabilities of Seller and its Subsidiaries in respect of any such arrangement, continuing operations and underlying lease, license, Contract or right, including any additional Taxes incurred by Seller and its Subsidiaries in connection therewith and such indemnity. Other than with respect to the Assumed Liabilities, with respect to Assigned Shared Contracts, Seller agrees to indemnify Buyer and its Subsidiaries in respect of all Liabilities of Buyer and its Subsidiaries in respect of any such arrangement, continuing operations and underlying lease, license, Contract or right, including any additional Taxes incurred by Buyer and its Subsidiaries in connection therewith and such indemnity. In furtherance of the foregoing, if, after the Closing, Seller or any of its Subsidiaries (other than the Purchased Entities), on the one hand, or Buyer or any of its Subsidiaries (including the Purchased Entities), on the other hand, receives any benefit or payment or suffers any payment or obligation that under any Shared Contract was intended for the other, Seller and Buyer shall, and shall cause their respective Subsidiaries to, deliver such benefit or payment to the applicable party or pay or perform such payment or obligation, including any additional Taxes incurred by Seller, Buyer or any of their respective Subsidiaries in connection therewith and such indemnity.
(d) Notwithstanding anything herein to the contrary, the provisions of this Section 2.6 shall not apply to any Governmental Consent, which Consents shall be governed solely by Section 6.3.
(e) Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that (i) certain Consents to the transactions contemplated by this Agreement may be required from parties to certain Real Property Leases, Permits, Assigned Contracts, Shared Contracts and other Contracts and rights intended to be Purchased Assets and that such Consents may not be obtained and (ii) no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to Buyer’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied, as a result of the failure to obtain any such Consent or as a result of any such default, acceleration or termination or any Proceeding commenced or threatened by or on behalf of any Person, arising out of or relating to the failure to obtain any Consent or any such default, acceleration or termination. Notwithstanding the foregoing, Seller acknowledges and agrees that the provisions of this Section 2.6(e) do not in any way affect, alter or otherwise diminish any representation or warranty of Seller specifically set forth in Section 4.3(a).
Section 2.7 Restructuring Activities.
(a) Notwithstanding anything to the contrary herein, on or prior to the Closing Date, Seller shall perform certain restructuring activities to effect the separation of the Business from Seller’s other businesses on or prior to the Closing, which activities (and restrictions thereon) are described in the Step Plan, as amended from time to time in accordance with this Section 2.7(a) (such activities in accordance with the Step Plan, other than the Closing Steps, the “Restructuring Activities”), and for the avoidance of doubt, subject to Section 6.8(l) hereof, the Restructuring Activities may include any optional steps set forth in the Step Plan in Seller’s sole discretion. From time to time after the Agreement Date and prior to the Closing, the Parties shall be permitted to amend such Step Plan upon mutual written consent, which consent by either Party shall not be unreasonably withheld, conditioned or delayed. Except with respect to activities permitted in accordance with the terms of Section 6.1(c) or for such activities that pertain solely to Retained Assets or Retained Liabilities and (x) would not reasonably be expected to adversely affect the Purchased Entities, Buyer or any of Buyer’s Affiliates and (y) would not reasonably be expected to materially impair, prevent or materially delay the Purchase Transaction, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, Seller shall not perform, or cause its Subsidiaries to perform, any other restructuring activities prior to the Closing that are not set forth in the Step Plan.
(b) All documents, instruments or certificates executed to effectuate the Restructuring Activities and the other transactions described in this Section 2.7 (the “Restructuring Documents”) shall be in form and substance consistent with the Step Plan. With respect to all Restructuring Documents executed following the Agreement Date, no such Restructuring Document may be executed without the prior written consent of Buyer (email being sufficient), not to be unreasonably withheld, conditioned or delayed.
(c) Prior to the Closing, without in any way altering the defined terms “Purchased Assets” or “Retained Assets,” Seller and Buyer shall, and shall cause their respective Subsidiaries to, in consultation with the other Party, use reasonable best efforts to identify the internal separation activities necessary for the Business to operate in a manner independent from Seller and its Subsidiaries (other than the Purchased Entities) and for the Retained Business to operate independently of the Business and the Purchased Assets. Further, upon the reasonable request of the other Party, Seller and Buyer shall, and shall cause their respective Subsidiaries to, subject to applicable Law, provide reasonable cooperation to the other Party in (i) effecting such separation activities such that (x) the Business can operate in a manner independent from Seller and its Subsidiaries (other than the Purchased Entities) and (y) the Retained Business can operate in a manner independent from the Business and the Purchased Assets, in each case, at or promptly after the Closing and (ii) taking such other actions to otherwise reduce the term and scope of services required by Buyer and its Affiliates (including the Purchased Entities) (or, with respect to any services provided by Buyer and its Affiliates (including the Purchased Entities) to Seller or its Subsidiaries, required by Seller and its Subsidiaries) under the Transition Services Agreement.
(d) Notwithstanding anything to the contrary herein, at any time prior to Closing, Buyer and any relevant Affiliate of Buyer (alongside their Representatives) may, with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), be permitted to speak to any Trustee (where applicable, on more than one occasion) in order to discuss: (i) the impact of the transactions contemplated by this Agreement on the UK DB Plan; and/or (ii) any other matters relevant to the UK DB Plan (including the terms of any financial support in place for the UK DB Plan from time to time, any matters relevant to the operation of the UK DB Plan and/or any the terms or implementation of any Buy-Out). Seller and its Representatives shall have the opportunity to participate in any of such meetings contemplated by the preceding sentence and Buyer or its applicable Affiliate shall provide Seller with a reasonable advance opportunity to review and comment upon all substantive written communications which Buyer proposes to issue to the Trustee.
ARTICLE 3

CONSIDERATION
Section 3.1 Consideration . The total consideration for the Purchased Shares and the Purchased Assets shall be equal to the sum of $10,500,000,000 (such amount, the “Base Purchase Price”, plus an amount equal to the Business Cash as of immediately prior to the Effective Time (the “Closing Business Cash”), minus an amount equal to the Business Indebtedness outstanding as of immediately prior to the Effective Time (the “Closing Business Indebtedness”), plus the amount, if any, by which the Closing Net Working Capital is greater than the Closing Net Working Capital Upper Collar, minus the amount, if any, by which the Closing Net Working Capital is less than the Closing Net Working Capital Lower Collar (such aggregate amount, as adjusted and finally determined pursuant to this Agreement, the “Purchase Price”).
Section 3.2 Estimated Purchase Price.
(a) No later than three Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a reasonably detailed written statement (the “Estimated Closing Statement”) that sets forth Seller’s good faith estimate of (i) the Closing Business Cash (the “Estimated Business Cash”), (ii) the Closing Business Indebtedness (the “Estimated Business Indebtedness”), (iii) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), and (iv) the calculation of the Purchase Price based on the foregoing (the “Estimated Purchase Price”), including reasonably detailed calculations thereof. The items set forth on the Estimated Closing Statement shall be prepared to reflect the Business on a consolidated basis (i.e., with all intercompany amounts solely within the Business eliminated) and in accordance with the Accounting Principles and this Agreement. No amount shall be included, in whole or in part (either as an increase or reduction), more than once in the calculation of the Estimated Closing Statement (or any items reflected thereon). During the period from the delivery of the Estimated Closing Statement until the Closing, Seller shall reasonably consider any comments from Buyer regarding the Estimated Closing Statement in good faith and work in good faith to update the Estimated Closing Statement to resolve any differences that Seller and Buyer may have with respect to any of the amounts or calculations set forth therein; provided, that if Seller and Buyer do not mutually agree upon the contents of the Estimated Closing Statement, Seller’s calculations shall be used at the Closing as the basis for determining the Purchase Price payable at Closing and in no event will the Closing be delayed in any manner in connection with Buyer’s review of the Estimated Closing Statement or the consideration of any proposed revisions, or Seller agreeing to make any modifications thereto.
(b) At the Closing, Buyer shall pay, or cause to be paid to Seller, an amount equal to the Estimated Purchase Price. Such Estimated Purchase Price shall be payable in United States dollars in immediately available federal funds and delivered by Buyer to such bank account or accounts as shall be designated in writing by Seller no later than the third Business Day prior to the Closing (or such later time as may be agreed by the Parties). Notwithstanding the foregoing, if any portion of the Estimated Purchase Price is required under applicable Law to be paid in a currency other than United States dollars or to a specific Other Seller, the applicable United States dollar amount (as allocated pursuant to Section 3.3 or otherwise mutually agreed by the Parties) shall be converted into the applicable other currency at the Designated Exchange Rate (if so required) and paid at the Closing by, or on behalf of, Buyer or the applicable Other Buyer to Seller or the appropriate Other Seller by wire transfer to one or more bank accounts designated in writing by Seller no later than the second Business Day prior to the Closing (or such later time as may be agreed by Seller and Buyer) in lieu of the payment of such amount in United States dollars pursuant to this Section 3.2(b).
Section 3.3 Allocation of Purchase Price. To the extent permitted by applicable Law and subject to the provisions of Section 6.8, Seller, on behalf of itself and the Other Sellers, and Buyer, on behalf of itself and the Other Buyers, have agreed to allocate the Purchase Price, the amount of the Assumed Liabilities and other relevant amounts required to be taken into account for applicable Tax purposes among the Purchased Shares (and to the extent required or permitted by applicable Tax Law, the underlying assets held by the Purchased Entities) and the Purchased Assets (and to the extent required or permitted by applicable Tax Law any licenses acquired pursuant to the IPMA) (collectively, the “Section 3.3 Assets”) in a manner consistent with Sections 1060, 336 and 338 of the Code (as applicable, and any other applicable Tax Law) and the methodology set forth in Schedule 3.3 of the Disclosure Letter (the “Allocation Methodology”). If Seller and Buyer are required to prepare any such allocation of Purchase Price at or prior to the Closing pursuant to applicable Tax Law in any relevant jurisdiction, Seller and Buyer shall agree on a preliminary allocation of the Estimated Purchase Price, the Assumed Liabilities and other relevant amounts (the “Preliminary Allocation Statement”) prior to the Closing Date among the Section 3.3 Assets in a manner consistent with any such applicable Tax Law, the Allocation Methodology and this Section 3.3 and based on the information available as of such time. Within 90 Business Days after the Closing Statement becomes final pursuant to Section 3.5, Buyer shall deliver, or cause to be delivered, to Seller the statement (the “Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities and other relevant amounts, to the extent properly taken into account under Section 1060 336 and 338 of the Code (as applicable, and any other applicable Tax Law)) among the Section 3.3 Assets in accordance with Sections, 336 and 338 of the Code (as applicable, and any other applicable Tax Law). Buyer shall consider in good faith any comments received from Seller within 30 Business Days of Seller’s receipt of the Allocation Statement. If, within 30 Business Days after the delivery of the Allocation Statement, Seller notifies Buyer that Seller objects to the Allocation Statement, Seller and Buyer shall seek in good faith to resolve such dispute within 10 Business Days. In the event that Buyer and Seller are unable to resolve such dispute within such period, Buyer and Seller shall jointly retain the Independent Accountant to resolve the disputed items consistent with the Allocation Methodology and this Agreement. Unless mutually agreed to otherwise, Buyer and Seller shall instruct the Independent Accountant to determine and report to Buyer and Seller upon the resolution of any such unresolved disputes no later than five Business Days prior to the due date for any applicable Tax Return (taking into account valid extensions). Upon resolution of the disputed items, the Allocation Statement shall be adjusted to reflect such resolution. In the event the Independent Accountant is unable to render a decision prior to the due date for any applicable Tax Return (taking into account valid extensions), Buyer and Seller agree to file such Tax Return using the Allocation Statement as proposed by Buyer and to amend any such Tax Return upon a contrary determination by the Independent Accountant in order to reflect such determination. The fees and expenses of the Independent Accountant (and any VAT in respect thereof) shall be borne equally by Buyer and Seller. Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Allocation Statement will be consistent with the methodologies, policies and principles of the Allocation Methodology and the Preliminary Allocation Statement; provided, that the Allocation Statement shall reflect any adjustments to the information contained therein since the date of such information. In the event of any adjustment to the Purchase Price pursuant to this Agreement, the Allocation Statement shall be adjusted in accordance with the principles set forth in this Section 3.3. Seller and Buyer shall, and shall cause their respective Affiliates to, report the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, and will cause their respective Affiliates to, act in accordance with the Allocation Statement in the course of any Tax audit, Tax review or Tax litigation relating thereto, and shall not take or cause their Affiliates to take any position inconsistent with the Allocation Statement for Income Tax purposes in any jurisdiction, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or other similar provision under applicable Tax Law. Seller and Buyer shall each be responsible for the preparation of their own Code Section 1060, and, if applicable, Sections 336 and 338 statements and forms (and analogous statements and forms under state, local, and non-U.S. Law, as applicable) in accordance with applicable Tax Laws and in a manner consistent with the Allocation Statement, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other Party. In the event that the Allocation Statement is disputed by any Taxing Authority, (a) the Party receiving notice of the dispute shall promptly notify the other Party of such notice and (b) both Seller and Buyer shall use reasonable efforts to defend the Allocation Statement in any Proceedings or settle such dispute in a manner mutually acceptable to Seller and Buyer. Seller and Buyer shall each instruct their respective employees and Representatives to reasonably cooperate with, and promptly respond to all reasonable requests and inquiries of, the other, and to provide, upon execution of a customary access letter if required by Seller’s or Buyer’s (as applicable) outside accountants, Buyer and its Representatives or Seller and its Representatives (as applicable) with reasonable access during normal business hours, and in a manner so as not to unreasonably disrupt the personnel and operations of Buyer, Seller or any of their respective Subsidiaries or unreasonably interfere with the conduct of such parties’ business, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by the other party to the extent such materials have been prepared and relate to the Allocation Statement in any respect or questions concerning or disagreements with the Allocation Statement; provided, that such requests shall comply with the reasonable security, data privacy and data protection, and insurance requirements of Buyer, Seller and their respective Subsidiaries and shall not require the disclosure of any source code or other Trade Secrets.
Section 3.4 Delivery of Purchased Assets. The Purchased Assets shall be delivered to Buyer or an Other Asset Buyer, as applicable, in the form and to the location as of immediately prior to Closing unless otherwise consented to by Seller and at Buyer’s cost and expense (to the extent such Purchased Assets are requested by Buyer (and agreed by Seller) to be moved to a different physical location), it being understood that the transfer or assignment of the Purchased Shares will constitute the transfer or assignment of, and satisfy any obligation to transfer or assign, the Purchased Assets and any other Purchased Shares held by such Purchased Entity; provided, further, that, to the extent practicable, Seller shall deliver (or cause to be delivered) all of the transferred technology through electronic delivery or in another reasonable manner reasonably calculated and legally permitted to minimize or avoid the incurrence of any Transfer Taxes and Indirect Transfer Taxes if such method of delivery does not adversely affect costs (including Taxes) of Seller, Buyer or their respective Subsidiaries, or the condition, operability or usefulness or benefit of any Purchased Assets to Buyer or its Subsidiaries. Further, (a) Seller may retain a copy of any Business Records that Seller in good faith determines that Seller or any of its Affiliates is reasonably likely to need for legal, Tax, accounting, treasury, litigation, federal securities disclosure or similar purposes or in connection with Retained Liabilities, or for responding to queries or claims with respect to the conduct of the Business prior to the Closing or the defense of any claims under the terms of this Agreement or any other Transaction Document, (b) Business Records may be redacted to remove, or omit information or portions thereof, not relating to the Business, (c) it is acknowledged and agreed that Business Records will be transferred by Seller only to the extent that such Business Records exist as of the Closing (it being understood that Business Records shall be maintained following the date of this Agreement through Closing in compliance with Seller’s ordinary course document retention policy as set forth in Section 6.1(a)) and to the extent such Business Records exist both in tangible and electronic form, only the electronic form must be provided and (d) that the transfer of any Business Records shall be made subject to applicable Law.
Section 3.5 Post-Closing Adjustments.
(a) As promptly as practicable and in any event within 90 days following the Closing Date, Buyer shall prepare and deliver to Seller a reasonably detailed written statement (the “Closing Statement”) that sets forth Buyer’s good faith determination of (i) the Closing Business Cash, (ii) the Closing Business Indebtedness, (iii) the Closing Net Working Capital, and (iv) the calculation of the Purchase Price based on the foregoing. The items set forth on the Closing Statement shall be prepared to reflect the Business on a consolidated basis (i.e., with all intercompany amounts solely within the Business eliminated) based upon the books and records of the Business and in accordance with the Accounting Principles and this Agreement. No amount shall be included, in whole or in part (either as an increase or reduction), more than once in the calculation of the Closing Statement (or any items reflected thereon). The Parties agree that the purpose of preparing the Closing Statement and components thereof is solely to (A) accurately measure the Closing Business Cash, Closing Business Indebtedness and Closing Net Working Capital and (B) measure the differences in Closing Business Cash from Estimated Business Cash, Closing Business Indebtedness from Estimated Business Indebtedness and Closing Net Working Capital from Estimated Closing Net Working Capital, and, without limiting the terms of this Agreement or the application of the Accounting Principles as set forth herein, such processes are not intended to permit the introduction of, or alteration of, judgments, accounting methods, policies, principles, practices, procedures, reserves, classifications or estimation methodologies different from those described in the Accounting Principles.
(b) From the Closing Date through the Determination Date, each Party shall give, and shall cause their respective Affiliates, Representatives and auditors to give (upon execution of a customary access letter if required by outside accountants), the other Party and its Affiliates, Representatives and auditors, all such reasonable access, during normal business hours (or such other times as the Parties may agree) and upon reasonable prior notice, and in a manner so as to not unreasonably interfere with the conduct of their business, as the Parties may reasonably request to the books and records of the Business (including electronic access, to the extent available) and to the appropriate Continuing Employees and other personnel or Representatives of the Parties (including finance personnel) for any purpose relating to the Closing Statement and the adjustments contemplated by this Section 3.5. Each Party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified by this Section 3.5; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ customary disclosure procedures and then only after the non-client party has signed a customary agreement relating to access to such work papers.
(c) Within 60 days after Seller’s receipt of the Closing Statement, Seller shall notify Buyer whether it accepts or disputes the accuracy of the Closing Statement. In the event that Seller disputes the accuracy of the Closing Statement, Seller shall deliver a written notice to Buyer specifying in reasonable detail those items and amounts as to which Seller disagrees and setting forth Seller’s calculation of such disputed amounts (a “Dispute Notice”) and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement. In the event that Seller notifies Buyer that it accepts the Closing Statement, or does not deliver a Dispute Notice to Buyer during such 45 day period, Seller shall be considered to have accepted the accuracy of the Closing Statement delivered by Buyer, and such Closing Statement shall be final, conclusive and binding upon the Parties, absent fraud.
(d) If a Dispute Notice shall be timely delivered by Seller pursuant to Section 3.5(c), the Parties shall, during the 30 days following such delivery (as such time period may be extended by the mutual agreement of the Parties), seek in good faith to reach agreement on the disputed items and amounts. If the Parties resolve their differences over the disputed items in the Closing Statement in accordance with the foregoing procedure, the Closing Statement shall be revised to reflect such resolution and the amount of the Closing Business Indebtedness, the Closing Business Cash and the Closing Net Working Capital agreed upon by the Parties as reflected in such revised Closing Statement shall be final, conclusive and binding on the Parties, absent fraud.
(e) If the Parties fail to resolve their differences over the disputed items and amounts in the Closing Statement within such 30-day period set forth in Section 3.5(d) (as such time period may be extended by the mutual agreement of the Parties), then the Parties shall promptly jointly request that BDO USA LLP, or if such firm is unable or unwilling to act, (i) such nationally recognized independent public accounting firm as shall be mutually agreed by the Parties, or (ii) if Seller and Buyer are unable to agree upon another such firm within ten Business Days after the end of such 30-day period, then within an additional ten Business Days, Seller and Buyer shall each select one such firm and those two firms shall, within ten Business Days after their selection, select a third such firm (BDO USA LLP, the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, (the “Independent Accountant”), make a binding determination only as to the disputed items and amounts in the Closing Statement in accordance with the terms of this Agreement. The Independent Accountant will, under the terms of its engagement, (A) act as an expert and not an arbitrator and (B) have no more than 30 days from the date of referral within which to render its written decision with respect to such disputed items and amounts. The Independent Accountant shall consider only those items or amounts in the Closing Statement as to which the Parties are in disagreement. The Independent Accountant shall deliver to the Parties a written report setting forth its adjustments, if any, to the Closing Statement based on the Independent Accountant’s determination with respect to the disputed items and amounts in accordance with this Agreement based solely on the written submissions of the Parties and not an independent review, and the Accounting Principles and such report shall include the calculations supporting such adjustments; provided, that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by one of the Parties in the Closing Statement or Dispute Notice, respectively, or less than the smallest value for such item claimed by one of the Parties in the Closing Statement or Dispute Notice, respectively. Such report shall be final, conclusive and binding on the Parties, absent fraud or manifest error. The fees and expenses (and any VAT in respect thereof) of the Independent Accountant shall be allocated to be paid by Seller and Buyer in inverse proportion (based on the disputed amounts proposed by each to the Independent Accountant) as they may each prevail on matters resolved by the Independent Accountant, which proportionate allocations and resulting fee allocation shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the matters submitted. Promptly after any matter is referred to the Independent Accountant under this Section 3.5(e), the Parties shall deliver to the Independent Accountant copies of any schedules or documentation that may reasonably be required or requested by the Independent Accountant to make its determination. Each of Seller and Buyer shall be entitled to submit to the Independent Accountant a memorandum setting forth its position with respect to the disputed items, which shall also be provided to the other Party. No Party shall be permitted to communicate with the Independent Accountant other than as expressly set forth herein, and no ex parte communications with the Independent Accountant shall be permitted in any event.
(f) The date on which the Closing Statement is finally determined in accordance with this Section 3.5 shall be referred to as the “Determination Date,” the Closing Statement as so finally determined shall be referred to as the “Final Closing Statement,” and each of the Closing Business Cash, the Closing Business Indebtedness, the Closing Net Working Capital and the Purchase Price, each as so finally determined in the Final Closing Statement, shall be referred to as the “Final Business Cash,” the “Final Business Indebtedness,” the “Final Closing Net Working Capital” and the “Final Purchase Price,” respectively.
(g) Within five Business Days following the Determination Date, (i) if the Estimated Purchase Price exceeds the Final Purchase Price (the amount of such excess, the “Negative Adjustment Amount”), Seller shall pay, or cause to be paid, to Buyer the Negative Adjustment Amount, (ii) if the Final Purchase Price exceeds the Estimated Purchase Price (the amount of such excess, the “Positive Adjustment Amount”), Buyer shall pay, or cause to be paid, to Seller the Positive Adjustment Amount, or (iii) if the Estimated Purchase Price neither exceeds nor is less than the Final Purchase Price, neither Party shall pay, or cause to be paid, any amount to the other Party in connection therewith. Any payment under this Section 3.5(g) shall be payable in United States dollars in immediately available federal funds and delivered to such bank account or accounts as shall be designated in writing by the receiving party; provided, that if any portion of the Negative Adjustment Amount or Positive Adjustment Amount (or interest thereon) is required under applicable Law to be paid in a currency other than United States dollars or to a specific Other Seller or Other Buyer, such applicable United States dollar amount shall be converted into the applicable other currency at the Designated Exchange Rate (if so required) and paid by, or on behalf of, Buyer or Seller (as applicable) to the other (or the appropriate Other Buyer or Other Seller, as applicable) by wire transfer to one or more bank accounts designated in writing by Buyer or Seller (as applicable) no later than the second Business Day prior to the date of payment (or such later time as may be agreed by Seller and Buyer) in lieu of the payment of such amount in United States dollars pursuant to this Section 3.5(g).
(h) The process set forth in Section 3.5(e) shall be the exclusive remedy of the Parties for any disputes related to any amounts set forth on the Closing Statement. Further, the Parties acknowledge and agree that the Closing Statement is not intended to correct for any errors or omissions in the Financial Information, except to the extent any such error or omission directly contradicts the Accounting Principles.

Section 3.6 Withholding.
(a) Notwithstanding anything to the contrary herein, each Party (for purposes of this Section 3.6, including the Other Sellers and Other Buyers), the Purchased Entities and their respective agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and the other Transaction Documents such amounts as are required to be deducted and withheld under applicable Law (such Person that deducts and withholds, the “Withholding Party”); provided, however, that the Withholding Party will, prior to any such deduction or withholding (other than any such deduction or withholding imposed on compensatory payments contemplated by this Agreement or imposed due to a failure by Seller or an Other Seller to provide any form or other documentation required by Section 7.3(e)), (i) provide advance written notice of at least five calendar days to the person with respect to which the deduction or withholding is made (the “Withheld Party”) of any anticipated withholding, (ii) consult with the Withheld Party in good faith to determine whether such deduction and withholding is required under applicable Law, and (iii) reasonably cooperate with the Withheld Party to minimize the amount of any applicable deduction or withholding. The Withholding Party shall timely pay the full amount so deducted or withheld to the relevant Taxing Authority, in accordance with applicable Law. As soon as practicable after any such payment, the Withholding Party shall deliver to the other Party the original or a certified copy of a receipt issued by the relevant Taxing Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such other Party.
(b) To the extent such amounts are so deducted or withheld under this Section 3.6, such amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid by the Withholding Party to the Withheld Party to the extent so paid to the appropriate Taxing Authority.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER
Except (i) as disclosed in the forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) filed with (or furnished to) the SEC by Seller on or after December 31, 2023 and at least two Business Days prior to the date hereof (but in each case excluding any risk factor or similar non-specific disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statement) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System or (ii) as set forth on the disclosure letter delivered by Seller on the Agreement Date and attached hereto (the “Disclosure Letter”) (with the disclosure in any section or subsection of the Disclosure Letter being deemed to qualify or apply to the corresponding section or subsection of this Article 4 and all other sections and subsections of this Article 4 to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections regardless of whether a reference to a Section or Schedule of the Disclosure Letter is included in any such representation or warranty), Seller represents and warrants to Buyer as follows:
Section 4.1 Corporate Existence. Each of Seller and each Other Seller is duly organized, validly existing and in good standing (if such concept is applicable in the applicable jurisdiction) under the Laws of its jurisdiction of organization. With respect to the Business, each of Seller and each Other Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except to the extent such failure to be so qualified would not have a Material Adverse Effect.
Section 4.2 Corporate Authority.
(a) This Agreement and the other Transaction Documents to which Seller or any Other Seller is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby have been (or, with respect to any Transaction Documents entered into by Seller or any Other Seller after the Agreement Date, will be) duly authorized by Seller and each applicable Other Seller by all requisite corporate, limited liability company, partnership or other action and no other action on the part of Seller or, other than the Seller Stockholder Approval, its equityholders (and no other action on the part of any Other Seller or any of its equityholders) is or will be (as applicable) necessary for Seller or any Other Seller to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their respective obligations hereunder or thereunder. Seller and each Other Seller has (or, with respect to any Transaction Documents entered into by Seller or any Other Seller after the Agreement Date, will have) full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder, subject to receipt of the Seller Stockholder Approval. Each Transaction Document has been (or, with respect to any Transaction Documents entered into by Seller or any Other Seller after the Agreement Date, will be) duly executed and delivered by Seller and each Other Seller to the extent such Person is a party thereto. Assuming the due authorization, execution and delivery by Buyer or the relevant Other Buyer of this Agreement and each other Transaction Document, as applicable, each Transaction Document constitutes (or, with respect to any Transaction Documents entered into by Seller or any Other Seller after the Agreement Date, when so executed and delivered will constitute) a valid and legally binding obligation of Seller or the applicable Other Seller to the extent such Person is a party thereto, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(b) The board of directors of Seller has, by resolutions unanimously adopted by the board of directors of Seller, (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are expedient and for the best interests of Seller, (iii) directed that the adoption of this Agreement be submitted to a vote at the Seller Stockholder Meeting and (iv) resolved to make the Seller Recommendation. As of the date of this Agreement, none of the aforesaid actions by the board of directors of Seller have been amended, rescinded or modified.
(c) The adoption of this Agreement by the holders of at least a majority of the outstanding shares of Seller Common Stock and Seller Preferred Stock (on an as-converted to common stock basis), voting together as a single class, entitled to vote thereon at the Seller Stockholder Meeting (the “Seller Stockholder Approval”) is the only vote of holders of securities of Seller that is required in connection with the consummation of the transactions contemplated by this Agreement.
Section 4.3 Governmental Approvals and Consents; Non-Contravention.
(a) Except as set forth on Schedule 7.1(b) of the Disclosure Letter, and subject to the accuracy of Buyer’s representations and warranties set forth in this Agreement, no Consent or Order from, notice to or registration, declaration or filing with, any United States, non-U.S., federal, state, provincial, municipal or local government, government agency, instrumentality, subdivision, court, tribunal, judicial or arbitral body, administrative agency, commission, board, bureau, ministry, department, official or other authority or political subdivision thereof, or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or regulatory or quasi-governmental authority (“Governmental Authority”) is required on the part of Seller or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except (i) for required Consents under any applicable Antitrust Laws or foreign direct investment Laws, (ii) if determined to be necessary by Seller, the filing of a Current Report on Form 8-K and the filing of this Agreement with the Securities and Exchange Commission (the “SEC”) and the filing of the Proxy Statement and (iii) to the extent the failure to obtain any such Consent or Order or effect such notice to or registration, declaration or filing with such Governmental Authority would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair, prevent or materially delay, the ability of Seller or any of its Subsidiaries to perform their obligations under this Agreement and the other Transaction Documents.
(b) The execution and delivery of this Agreement and the other Transaction Documents by Seller, each of the Other Sellers or any Purchased Entity party thereto, the performance by Seller, each Other Seller or any such Purchased Entity of its respective obligations hereunder and thereunder and the consummation by Seller, each of the Other Sellers or any such Purchased Entity of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the respective Organizational Documents of Seller, any Other Seller or any such Purchased Entity, (ii) except as set forth on Schedule 4.3(b) of the Disclosure Letter, result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to, any Assigned Material Contracts, or Real Property Leases, (iii) result in the creation of any Lien under any Assigned Material Contract, Real Property Leases or upon any of the properties or assets of Seller, each Other Seller or any such Purchased Entity, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (except for Permitted Liens), (iv) result in a violation or revocation of any required license, permit or approval from any Governmental Authority or (v) assuming compliance with the matters described in Section 4.3(a) and Section 6.3 and subject to the accuracy of Buyer’s representations and warranties set forth in this Agreement, violate, conflict with or result in any breach under any provision of any Law applicable to Seller, any Other Seller or any Purchased Entity or the Purchased Shares or the Purchased Assets or any assets of the Purchased Entities, except to the extent that the occurrence of any of the foregoing items set forth in clauses (ii), (iii), (iv) and (v) of this Section 4.3(b) would not (x) be material to the Business, taken as a whole, or (y) materially impair, prevent or materially delay, the ability of Seller, each Other Seller or any such Purchased Entity to perform their obligations under this Agreement and the Transaction Documents or to consummate the Purchase Transaction.
Section 4.4 Purchased Entities; Capitalization.
(a) Each Purchased Entity is duly organized, validly existing and, if applicable in the jurisdiction, in good standing under the Laws of its jurisdiction of organization, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted. Each Purchased Entity has the requisite corporate, partnership or similar power and authority to carry on the business it now conducts except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted. Each Purchased Entity is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except to the extent such failure to be so qualified or in good standing would not have a Material Adverse Effect. The copies of the Organizational Documents of each Purchased Entity, in each case, as amended to date, have been made available to Buyer and Buyer’s counsel and are true, complete and correct, and no amendments thereto are pending. No Purchased Entity is in violation of any of the provisions of its Organizational Documents, except as would not be material to such Purchased Entity.
(b) Schedule 4.4(b) of the Disclosure Letter sets forth, as of the Agreement Date with respect to each Purchased Entity in existence as of such Agreement Date, the name of each Purchased Entity, the jurisdiction of organization of each Purchased Entity, the authorized, issued and outstanding shares of capital stock (or other equity interests) of each Purchased Entity and the record and beneficial owners of such outstanding shares of capital stock (or other equity interests) of each Purchased Entity; provided, that such Schedule 4.4(b) of the Disclosure Letter shall be supplemented from time to time prior to the Closing Date to add any Purchased Entities that are formed after the Agreement Date. All of the issued and outstanding shares of capital stock (or other equity interests) of the Purchased Entities are, and as of immediately prior to the Closing will be, duly authorized and validly issued, are fully paid and non-assessable and free of preemptive or similar rights. All of the aforesaid shares of capital stock (or other equity interests) of each Purchased Entity have been offered, sold and delivered by such Purchased Entity in compliance with all applicable securities Laws. No shares of capital stock (or other equity interests) of any Purchased Entity have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of such Purchased Entity or any Contract to which such Purchased Entity is a party or by which such Purchased Entity is bound.
(c) Except for the Purchased Shares and as otherwise set forth on Schedule 4.4(b) of the Disclosure Letter (as supplemented from time to time solely in accordance with Section 4.4(b)), there are no equity interests, or promises or other agreements (written or oral) to issue equity interests, in a Purchased Entity issued and outstanding, and there are no preemptive or similar rights on the part of any holder of any class of securities of any Purchased Entity. Either Seller or the applicable Other Share Seller has, or as of immediately prior to the Closing will have, good and valid title to all of the Purchased Shares it holds, in each case, free and clear of all Liens other than Permitted Liens, Liens that will be released in full prior to

Closing, and transfer restrictions imposed by applicable securities Laws, and are the record and beneficial owners thereof. Except as set forth in Schedule 4.4(b) of the Disclosure Letter (as supplemented from time to time in accordance with Section 4.4(b)), (i) there is no Indebtedness of any Purchased Entity having the right to vote (or that is convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Purchased Shares may vote, and (ii) there are no options, warrants, convertible, exercisable or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings to which any Purchased Entity is a party or by which any of them is bound that (A) obligate any Purchased Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any of its equity interests, (B) obligate any Purchased Entity to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (C) gives any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Purchased Shares. Except for the Purchased Shares and as set forth in Section 4.4(b), no Purchased Entity (A) owns, directly or indirectly, any equity interest in any Person or (B) is a party to any joint venture, partnership or similar relationship, or buy-sell agreement, stockholders’ agreement or similar Contract. Each Purchased Entity has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, Organizational Document or agreement in connection with the offer, sale, issuance or allotment of any of the Purchased Shares. Each Purchased Entity has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated.
Section 4.5 Contracts.
(a) Schedule 4.5(a) of the Disclosure Letter identifies each of the Assigned Contracts to which Seller or any of its Subsidiaries is a party as of the Agreement Date and which meets the following criteria (all Contracts of the type described in this Section 4.5(a), whether or not set forth on Schedule 4.5(a) of the Disclosure Letter, each being referred to herein as an “Assigned Material Contract”):
(i) any Contract representing annual revenue or expenditure of the Business in excess of $1,000,000 providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person, in each case, that would apply to the activities of Buyer or its Subsidiaries after the Closing, including the Purchased Entities, with respect to the Business;
(ii) a Contract granting a Lien upon any Purchased Asset or Purchased Shares, which Lien secures an obligation in excess of $7,500,000, other than Permitted Liens or to the extent repaid or otherwise terminated or released prior to or as of the Closing;
(iii) any Contract that contains a “most favored nation” provision that materially restricts the Business;
(iv) any Contract with any Governmental Authority related to the Business with a total estimated value in excess of $7,500,000;
(v) any Contract that Seller reasonably anticipates will involve annual payments or consideration furnished by or to a Purchased Entity of more than $20,000,000 and which are not cancelable (without penalty, cost or other liability) upon notice of 90 days or less;
(vi) any note, debenture, other evidence of indebtedness for borrowed money, indenture, guarantee, loan agreement, credit agreement, security agreement, mortgage, letter of credit, reimbursement agreement or financing agreement or instrument or other Contract for money borrowed by the Purchased Entities (other than intercompany indebtedness owing by one Purchased Entity to another Purchased Entity), in each case, having an outstanding principal amount in excess of $10,000,000;
(vii) any Contract evidencing any obligations of any of the Purchased Entities with respect to the issuance, sale, repurchase, acquisition or redemption of any equity interests or assets of the Purchased Entities (other than in the ordinary course of business), involving payments in excess of $10,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;

(viii) any Contract by which any Purchased Entity indemnifies or holds harmless any director, officer or employee of any of the Purchased Entities (other than the Organizational Documents of the Purchased Entities), other than any such Contract that will be terminated at or prior to the Closing without continuing obligations of Buyer or the Purchased Entities following the Closing;
(ix) any Contract under which the Business has material indemnification obligations to any Person with respect to liabilities relating to the Purchased Entities, other than Contracts entered into in the ordinary course of business;
(x) any lease, rental or occupancy agreement, license (other than licenses of or to Intellectual Property Rights), installment and conditional sale agreement or other Contract related to the Business that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property and (B) involves annual payments in excess of $7,500,000;
(xi) a Contract (other than sales or purchase orders, rebate agreements or invoices under such Contracts entered in the ordinary course of business) with a Material Customer;
(xii) a Contract (other than sales or purchase orders, rebate agreements or invoices under such Contracts entered in the ordinary course of business) with a Material Supplier;
(xiii) a Contract pursuant to which Seller or its applicable Subsidiary has licensed from a third party or is authorized by a third party, has licensed to a third party or has authorized a third party, to use any Intellectual Property Rights material to the Business, in each case, other than Ordinary Course Inbound Licenses and Ordinary Course Outbound Licenses;
(xiv) any joint venture Contract or other similar equity investment agreements related to the Business;
(xv) any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) in excess of $10,000,000;
(xvi) any Contract containing covenants expressly limiting in any material respect the freedom of the Business, or following the Closing, Buyer or any of its Affiliates, to compete with any Person in a product line or line of business or to operate in any geographic area, containing a grant of exclusivity by the Business to any other Person or containing covenants expressly limiting the freedom of the Business, or following the Closing, Buyer or any of its Affiliates, to (A) use, assert, enforce, or otherwise exploit any material Intellectual Property Rights anywhere in the world (including settlement agreements or co-existence agreements or containing covenants not to sue) or (B) develop or distribute any material Intellectual Property Rights;
(xvii) any employment agreement or Contract for the employment or engagement of any individual Business Employee or other employee, consultant or other person on a full time, part time, consulting or other basis in connection with the Business (A) providing annual compensation in excess of $300,000, or (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;
(xviii) any severance agreements, programs, policies, arrangements or Contracts (A) sponsored or maintained by any Purchased Entity or (B) to which any Business Employee is party, other than, in each case, arrangements required by applicable Laws or policies covering substantially all employees of Seller in a particular jurisdiction;
(xix) any collective bargaining Contract or Contract with any works council, labor organization, union or other association (A) with respect to which the Business, any Purchased Entity or Subsidiary thereof is a party or has any Liability or obligation with respect to or (B) otherwise covering any Business Employees (each, a “CBA”);
(xx) any stockholder, voting trust, or similar Contract relating to the voting of equity interests of the Purchased Entities (other than the Organizational Documents of the Purchased Entities);
(xxi) any Contract pursuant to which the Business (A) licenses material Transferred Intellectual Property Rights from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally or (B) licenses material Transferred Intellectual Property Rights to a third party, other than non-disclosure and confidentiality agreements, employee invention assignments, customer agreements, agreements with information technology service providers and vendors, and similar agreements entered into in the ordinary course of business;
(xxii) any settlement or similar agreement imposing material limitations on the future operation of the Business; and
(xxiii) Shared Contracts that are Contracts with (A) Material Customers, (B) Material Suppliers and (C) other Contracts in respect of which at least $20,000,000 of aggregate dollars spent were attributable to the Business during the fiscal year ended December 31, 2024.
(b) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted, as of the Agreement Date, (i) all Assigned Material Contracts are valid, binding and in full force and effect with respect to Seller or its applicable Subsidiary that is party thereto and, (ii) to the knowledge of Seller, all Assigned Material Contracts represent the valid and binding obligations of the other parties thereto, in the case of each of clauses (i) and (ii), subject to and except as such enforceability may limited by the effect, if any, of applicable bankruptcy and other similar Laws and general equitable principles affecting the rights of creditors generally and rules of Law and equitable principles. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted, as of the Agreement Date, (A) Seller or its applicable Subsidiary that is party thereto is not in non-de minimis breach or default under any Assigned Material Contract and, to the knowledge of Seller, as of the Agreement Date, no other party to such Assigned Material Contract is in non-de minimis breach or default thereunder, in each case, with respect to any obligation relating to the Business, (B) as of the Agreement Date, Seller, any Other Seller or any Purchased Entity has not received any written claim or written notice of any non-de minimis breach of or default under any such Assigned Material Contract that has not been resolved; and (C) no event exists which, with the giving of notice or lapse of time or both, would constitute a non-de minimis breach, default or event of default on the part of Seller its applicable Subsidiary that is party thereto under any Assigned Material Contract or, to the knowledge of Seller, any other party under any Assigned Material Contract, in each case, of any obligation relating to the Business. Seller has provided Buyer true, complete and correct copies of all written Assigned Material Contracts.
(c) Notwithstanding anything to the contrary in this Agreement, it is agreed that (i) Assigned Material Contracts that are statements of work, purchase orders, order acknowledgements, invoices or similar documents for the purchase or sale of products or services entered into in the ordinary course of business shall not be required to be listed on Schedule 4.5(a) of the Disclosure Letter and (ii) true, correct and complete copies of Assigned Material Contracts that are statements of work, purchase orders or invoices for the purchase or sale of products or services entered into in the ordinary course of business shall not be required to have been made available to Buyer if they do not deviate in any material respect from the standard forms for such counterparty which have been provided to Buyer or that otherwise do not impose terms on the Business that are not customary for the industries in which the Business is operated.
Section 4.6 Litigation. Neither Seller nor any of its Subsidiaries are subject to any Order of, or Contract with, any Governmental Authority that would reasonably be expected to (i) be material to the Business, (ii) prevent, impair or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or (iii) individually or in the aggregate, result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted. No Proceeding is pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries that would reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or which would, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted.
Section 4.7 Intellectual Property Rights.
(a) Registered IP. Schedule 4.7(a) of the Disclosure Letter sets forth, as of the Agreement Date, each item of registered or applied-for Intellectual Property Rights that is included in and is part of the Transferred

Intellectual Property Rights (“Registered Transferred IPR”), and indicates for each item the record owner, registration or application number, the applicable filing jurisdiction, filing date, issue date and the status of such application or registration, as applicable. No interference, opposition, reissue, reexamination or other similar Proceeding is pending in which any material Registered Transferred IPR is being contested or challenged. Each item of Registered Transferred IPR is subsisting, in full force and has not expired, been cancelled, been allowed to lapse, not renewed, or abandoned, except to the extent the affected Registered Transferred IPR were not material to the Business, and, to the knowledge of Seller, is valid and enforceable.
(b) Liens over Transferred Intellectual Property Rights; Sufficiency. Seller and its Subsidiaries own, or otherwise have a valid license or right to use (or as of immediately prior to the Closing will own, or otherwise will have a valid license or the right to use) the Transferred Intellectual Property Rights free and clear of any Liens (other than Permitted Liens), in each case sufficient to conduct the Business as currently conducted (or as of immediately prior to the Closing in substantially the same manner and on terms and conditions identical to or substantially the same as (including with respect to payment obligations on behalf of the Business) those under which Seller and its Subsidiaries owned or had such Intellectual Property Rights immediately prior to the Closing), and such ownership or right to use such Intellectual Property Rights will not be impaired by the execution, delivery and performance of any Transaction Document.
(c) No Infringement. Except as set forth on Schedule 4.7(c) of the Disclosure Letter, the conduct of the Business and the design, development, marketing, licensing, sale, offer or provision of the Products do not infringe, dilute, violate, conflict with or misappropriate the Intellectual Property Rights of any third party, and during the three years prior to the Agreement Date, have not infringed, diluted, violated, conflicted with or misappropriated, the Intellectual Property Rights of any Person.
(d) No Proceedings or Allegations. Except as set forth on Schedule 4.7(d) of the Disclosure Letter, no Proceedings before any Governmental Authority have been filed, or to the knowledge of Seller, threatened against Seller or any of its Subsidiaries, and neither Seller nor any of its Subsidiaries has received written, or to the knowledge of Seller, oral notice, in each case, in the three years prior to the Agreement Date (i) challenging or opposing the scope, ownership, validity or enforceability of the Transferred Intellectual Property Rights, or adversely affecting the use thereof or the rights thereto of Seller and its Subsidiaries, or (ii) alleging that the conduct of the Business or the design, development, marketing, licensing, sale, offer or provision of the Products infringes, dilutes, violates, conflicts with or misappropriates the Intellectual Property Rights of any Person.
(e) No Infringement of Transferred Intellectual Property Rights. Except as set forth on Schedule 4.7(e) of the Disclosure Letter, to the knowledge of Seller, no Person is materially infringing, diluting, violating, conflicting with or misappropriating any material Transferred Intellectual Property Rights. Except as set forth on Schedule 4.7(e) of the Disclosure Letter, neither Seller nor any of its Subsidiaries in the three years prior to the Agreement Date have brought or threatened any action in writing against any third party based on any such allegations of infringement, dilution, violation, conflict or misappropriation.
(f) Trade Secret Protection. Each of Seller and its Subsidiaries have taken reasonable efforts to protect and maintain the confidentiality of Trade Secrets material to the Business. None of the Trade Secrets material to the business included in the Transferred Intellectual Property Rights have been disclosed to third parties other than to employees, contractors, consultants, Representatives and agents of the Business, in each case, subject to written confidentiality agreements or other obligations of confidentiality. To the knowledge of Seller, no such agreements or obligations have been breached or violated.
(g) Intellectual Property Rights Assignment. All Persons who participated in the development of any material Transferred Intellectual Property Rights have executed and delivered to Seller or its applicable Subsidiary a Contract providing for the assignment by such Person to Seller or its applicable Subsidiary any Intellectual Property Rights arising out of such Person’s employment by or engagement with Seller or its Subsidiaries, unless all right, title and interest in and to such Intellectual Property Rights has transferred to Seller or its applicable Subsidiary by operation of Law.
(h) Third Party Software. Schedule 4.7(h) of the Disclosure Letter identifies material third party owned Software (other than Software that is the subject of an Ordinary Course Inbound License) that is incorporated into or embedded in any Products that are not discontinued Products.

(i) Open Source Software. Seller and its Subsidiaries have complied in all material respects with the conditions of any licenses for any Open Source Software that is incorporated into or bundled with any Products. Seller and its Subsidiaries do not incorporate into any Products or any other Software included in the Transferred Intellectual Property Rights or that will be used by the Business in connection with the Transition Services Agreement, and the Products do not contain, in each case any Open Source Software in a manner that has or will require the disclosure or delivery to any Person of source code owned by Seller or any of its Subsidiaries that embodies material Transferred Intellectual Property Rights.
(j) IT Assets, Software and Firmware. Seller and its Subsidiaries have exercised reasonable efforts to protect the Products and all Software used in the conduct of the Business as currently conducted and the Business IT Assets from material bugs, errors, defects and harmful code, including self-replicating and self-propagating programming instructions commonly called “viruses”, “Trojan horses”, “time bombs”, “malware”, “worms” or other similar programs that have the ability to damage, interfere with or otherwise adversely affect computer programs, data files or hardware without the consent or intent of the computer user, and have implemented and maintained all necessary and appropriate controls, policies, procedures, and safeguards to ensure the same and otherwise safeguard the security and integrity of the Business IT Assets. Neither Seller nor any Subsidiary (with respect to the Business) has suffered any material data loss, business interruption, or other material harm as a result of, any malicious code intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities. Seller and its Subsidiaries (solely with respect to the Business) have implemented all security patches or upgrades that are generally available for the Business IT Assets in the ordinary course of business and, none of the Products of the Business contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Products.
(k) BCDR. The Business IT Assets and Seller and its Subsidiaries’ related procedures and practices and any and all business continuity and disaster recovery arrangements, including those pertaining to the back-up and recovery of data and information, are designed, implemented, operated and maintained in accordance with customary industry standards and practices. There has been no failure or other substandard performance of the Business IT Assets in the three years prior to the Agreement Date which has caused any material disruption to the Business.
(l) Software Disclosure Obligations. No Software or source code thereof that is included in the Transferred Intellectual Property Rights has been put into escrow or provided to any escrow agent, and neither Seller nor any of its Subsidiaries are under any obligation to deliver, license or disclose, or to grant, directly or indirectly, any rights, licenses or interests in or to, any such Software or source code thereof that is included in the Transferred Intellectual Property Rights to any other Person (other than Software that is the subject of an Ordinary Course Outbound License, provided that such disclosures are solely the object code of such Software).
(m) Product Contractual Commitments. None of the Products or services of the Business fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Product.
Section 4.8 Tax Matters. Except as set forth on Schedule 4.8 of the Disclosure Letter:
(a) Seller, its Subsidiaries and each Purchased Entity has filed or caused to be filed all material Tax Returns with respect to Income Taxes and other material Tax Returns that were required to be filed by or with respect to any such entity and has paid all material Income Taxes and all other material Taxes due and owing. All such Tax Returns were complete and accurate in all material respects and were prepared in substantial compliance with applicable Tax Law. No claim in writing has ever been made by a Taxing Authority in a jurisdiction where a Purchased Entity does not file a particular Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, which claim has not been resolved.
(b) Neither Seller nor any of its Subsidiaries, including any of the Purchased Entities, has any material Liability for unpaid Taxes in respect of the Purchased Assets or the assets, properties or rights of any Purchased Entity other than Taxes that are not yet due and payable.

(c) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material amount of Taxes or material Tax Returns of any Purchased Entity (other than in connection with any valid Tax Return extension obtained in the ordinary course of business).
(d) There are no material outstanding Tax Liens against any of the Purchased Assets or the assets of any Purchased Entity (other than Permitted Liens).
(e) No written deficiencies or claims have been asserted by any Taxing Authority with respect to any Taxes of any Purchased Entity or related to the Business or any of the Purchased Assets, which written deficiencies or claims have been received by Seller or any of its Subsidiaries and have not been fully resolved.
(f) There are no audits or other proceedings pending (for the avoidance of doubt which have not been fully resolved) by any Taxing Authority with respect to any material amount of Taxes or material Tax Returns of any Purchased Entity, and neither Seller nor any of its Subsidiaries, including any Purchased Entity, has received written notice from any Taxing Authority that any such audit is planned or proposed. To the knowledge of Seller, there are currently no matters under discussion with any Taxing Authority with respect to Taxes that are likely to result in a material additional liability for Taxes with respect to a Purchased Entity. No issues relating to Taxes of a Purchased Entity were raised by any Taxing Authority in any completed audit or examination that could reasonably be expected to result in a material amount of Taxes in a later taxable period.
(g) Each Purchased Entity has delivered to Buyer (i) complete and correct copies of all material filed income Tax Returns of such Purchased Entity for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, or pending ruling requests submitted by, received by, or agreed to by or on behalf of such Purchased Entity relating to income Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (iii) complete and correct copies of all material agreements, rulings, settlements or other documents with of from any Governmental Authority relating to Tax incentives that are currently in effect with respect to such Purchased Entity. No power of attorney with respect to any Taxes of a Purchased Entity has been executed or filed with any Governmental Authority, which power of attorney is currently in effect.
(h) None of the Purchased Entities nor any predecessor thereof (i) has, in the ten years prior to the date of this Agreement, been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which is Seller or a Purchased Entity (a “Seller Consolidated Group”)) or (ii) has liability for the Taxes of another Person (other than another Purchased Entity or a member of any Seller Consolidated Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, under any other applicable Law or by Contract (other than pursuant to any agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).
(i) None of the Purchased Entities is a party to or bound by any Tax Sharing Agreement.
(j) No Purchased Entity is a partner for U.S. federal income Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for U.S. federal income Tax purposes.
(k) The classification of each Purchased Entity for U.S. federal income tax purposes, and the date of any entity classification election filed by a Purchased Entity in the five years prior to the date of this Agreement pursuant to Treasury Regulations Section 301.7701-3, is set forth on Schedule 4.8(k) of the Disclosure Letter.
(l) None of the Purchased Entities has constituted either a “distributing corporation” or a “controlled corporation” (i) in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code in the two years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement or, in each case, any similar provision of state, local or non-U.S. Law.

(m) In the five years prior to the date of this Agreement, none of the Purchased Entities has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.
(n) No Purchased Entity (or Buyer or any of its Affiliates in respect of items of the Purchased Entities) will be required to include or accelerate any material item of income in, or exclude or defer any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) adjustment under Section 481(a) of the Code (or any similar provision of state, local or non-U.S. Law) or any change in method of accounting made, requested or required prior to the Closing Date, (ii) use of an impermissible method of accounting prior to the Closing Date, (iii) installment sale or open transaction made or entered into prior to the Closing Date, (iv) deferred revenue or other prepaid amount received or accrued prior to the Closing Date, (v) intercompany transaction entered into prior to the Closing Date, (vi) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing Date, or (vii) “subpart F income” pursuant to Section 951 of the Code realized during the pre-Closing portion of a taxable period (or portion thereof) that begins on or before the Closing.
(o) No Purchased Entity has engaged in a trade or business that created a taxable presence, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become resident for Tax purposes in a country other than the country of its formation.
(p) No Purchased Entity that is organized or formed under the laws of a jurisdiction outside the United States (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is or was treated as a U.S. corporation under Section 7874(b) of the Code, (ii) was created or organized in the United States such that such Purchased Entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a) or (iii) holds any asset that is a “United States real property interest” within the meaning of Section 897 of the Code.
(q) The Purchased Entities are in material compliance with all applicable transfer pricing laws and regulations.
(r) None of the Purchased Entities are currently the beneficiaries of or subject to any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government.
(s) Seller and the Other Asset Sellers are registered for VAT and are taxable persons for the purposes of the relevant VAT legislation in their respective jurisdictions of incorporation where applicable.
(t) Except as set forth in Schedule 4.8(t) of the Disclosure Letter or for actions specifically contemplated by this Agreement or the Step Plan, from March 31, 2025 (the “Reference Date”) until the date hereof, no Purchased Entity has (i) made or changed any material Tax election (other than Tax elections made in the ordinary course of business, as required by applicable Law), (ii) settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, (iii) changed any annual Tax accounting period, (iv) adopted or changed any method of Tax accounting, (v) to the extent a Purchased Entity has an established past practice with respect to filing a particular material Tax Return, filed any such material Tax Return in manner materially inconsistent with such past practice of such Purchased Entity (for the avoidance of doubt, excluding any Tax Returns a Purchased Entity is required to begin filing following the Reference Date under applicable Law) or filed any amended material Tax Return, (vi) made any voluntary Tax disclosure with a Taxing Authority, (vii) entered into any Tax Sharing Agreement, (viii) entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) relating to any material Tax, (ix) surrendered any right to claim a material refund, credit or similar Tax benefit (excluding any right that expired at the end of the applicable statute of limitations as a result of the passage of time), or (x) consented to any extension or waiver of the statute of limitations period applicable to any material Tax or Tax Return.
Section 4.9 Compliance with Laws; Permits.
(a) The Business is being, and for the past three years has been, conducted in compliance with the Laws applicable thereto, and Seller and its Subsidiaries are, and during the past three years have been, in compliance with the Laws applicable to its ownership of the Purchased Assets and Purchased Shares, in each case, except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted. Neither Seller nor any of its Subsidiaries has received written or, to the knowledge of Seller, other notice at any time in the past three years prior to the date of this Agreement to the effect that Seller or any of its Subsidiaries is not in compliance in all material respects with any applicable Laws with respect to the Business, except, as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted. To the knowledge of Seller, except for routine audits or inspections, no investigation by any Governmental Authority with respect to the Purchased Entities is pending, nor has any Governmental Authority indicated to the Purchased Entities in writing an intention to conduct any such investigation, except for such investigations the outcomes of which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Purchased Entities, taken as a whole. The Purchased Entities collectively have all Permits necessary to conduct the Business as presently conducted, except where the failure to have any such Permits would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted. Seller and its Subsidiaries are in compliance with the terms of each such Permit and each such Permit is valid and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted.
(b) Without limiting the generality of Section 4.9(a), except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted:
(i) none of the Purchased Entities (including the Purchased Entities’ directors, officers, employees or, to the knowledge of Seller, agents, distributors or other Person associated with or acting on their behalf), Seller and the Other Share Sellers (with respect to the Purchased Shares and the Business), or the Other Sellers (with respect to the Business), have in the past five years, directly or indirectly, (A) taken any action which would cause it to be in violation of any Anti-Corruption Laws applicable to any Purchased Entity or the Business in any jurisdiction (in each case, as in effect at the time of such action), (B) used any corporate funds for unlawful payments, contributions, gifts, entertainment or other unlawful expenses for the benefit of any political organization or holder of or any aspirant to any elective or appointive public office, or otherwise relating to political activity, (C) made, offered or authorized any unlawful payment to non-U.S. or domestic government officials or employees, or (D) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person;
(ii) no director, officer or employee acting on behalf of Seller or its Subsidiaries has in the past five years violated any Anti-Corruption Laws in connection with or relating to the Purchased Entities or the Business;
(iii) the Business and the operations of each Purchased Entity is and has been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws; and
(iv) no action, suit or proceeding by or before any Governmental Authority involving any Purchased Entity or, with respect to the Business, Seller or any Other Seller, with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Seller, threatened.
(c) None of the Purchased Entities, nor any of their respective directors, officers, employees, or agents is (i) a Sanctioned Person (ii) subject to debarment or any list-based designations under Customs & Trade Laws; or (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

(d) Since April 24, 2019, the Purchased Entities (including any of the Purchased Entities’ directors, officers, employees or, to the knowledge of Seller, agents, distributors or other Person associated with or acting on their behalf), Seller and the Other Sellers, with respect to the Purchased Entities and the Business, have been in compliance with Sanctions and Customs & Trade Laws; and
(e) Since April 24, 2019, the Purchased Entities (including any of the Purchased Entities’ directors, officers, employees or, to the knowledge of Seller, agents, distributors or other Person associated with or acting on their behalf), Seller and the Other Sellers, with respect to the Purchased Entities and the Business, have maintained in place and implemented written policies, controls and systems reasonably designed to ensure compliance with applicable Sanctions and Customs & Trade Laws in each jurisdiction in which Seller or any of its Subsidiaries conducts the Business.
(f) None of the Purchased Entities, nor any of their respective directors, officers, employees, or, to the knowledge of Seller, agents is, or since April 24, 2019 has been (i) engaged in a transaction or dealing, directly or indirectly, with or involving a Sanctioned Country, including Syria, or Sanctioned Person or (ii) the subject of or otherwise involved in an investigation or enforcement action by a Governmental Authority or other legal proceeding with respect to any actual or alleged violations of Sanctions or Customs & Trade Laws (or notified in writing of any such pending or threatened actions).
Section 4.10 Environmental Matters. Except as disclosed in Schedule 4.10 of the Disclosure Letter and other than with respect to any Retained Assets or Retained Liabilities and solely to the extent relating to the Business and the Purchased Assets: (a) Seller, each Other Seller and each of the Subsidiaries of Seller are and have been in material compliance with all Environmental Laws; (b) Seller, each Other Seller and each of the Subsidiaries of Seller hold all material Permits required under Environmental Laws, each such Permit is in full force and effect, and Seller and its Subsidiaries are in material compliance with the terms and conditions of such Permits; (c) in the three years prior to the Agreement Date, there has not been any Release of Hazardous Materials at or from the Leased Real Property in a manner that would reasonably be expected to give rise to a material Liability under any Environmental Laws; and (d) neither Seller nor any of its Subsidiaries have received any material Environmental Claim in the three years prior to the Agreement Date relating to the Business or the Leased Real Property, and, to the knowledge of Seller, there are no such Environmental Claims threatened orally or in writing.
Section 4.11 Financial Information; Liabilities.
(a) Schedule 4.11(a) of the Disclosure Letter sets forth the Financial Information. The Financial Information (i) has been prepared in good faith, (ii) presents a fair view, in all material respects, of the combined financial position and the revenues and direct costs of the Business as of the respective dates thereof and for such periods indicated therein and (iii) extracted from the books and records maintained by Seller, which have been prepared in good faith in accordance with GAAP, in each case, except for matters described in Schedule 4.11(a) of the Disclosure Letter. This Section 4.11(a) is contextualized by the fact that the Business has not historically operated as a separate “stand alone” entity within Seller and historically has been reported within the consolidated financial statements of Seller (for the avoidance of doubt, stand-alone financial statements have not historically been prepared for the Business), and, as a result, the Business will be allocated certain charges and credits for purposes of the preparation of the Financial Information, and such allocations of charges and credits may not necessarily reflect the amounts that would have resulted from arms’ length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.
(b) There are no Liabilities of the Purchased Entities or arising out of the Business, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Business prepared, other than those that (i) are reflected or reserved against in the Financial Information, (ii) have been incurred in the ordinary course of business, consistent with the past practices of the Business, since the date of the most recent balance sheet included in the Financial Information, (iii) are permitted or contemplated by this Agreement (including Liabilities disclosed in the Disclosure Letter), any other Transaction Documents or the transactions contemplated hereby or thereby, (iv) are related to the future performance of any Contract entered into in the ordinary course of business or under any Seller Benefit Plan (excluding any liability arising as a result of any breach of any Contract or violation of any Law), (v) have been discharged or paid off in full, (vi) are Retained Liabilities, (vii) individually or in the aggregate, do not, and would not reasonably be expected to be material to the Business,(viii) those incurred under, or as a result of actions taken or omissions required pursuant to, this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, or (ix) those incurred as a result of actions or omissions following the Agreement Date at the written request of Buyer.
(c) When delivered pursuant to Section 6.20, the Carve-Out Financial Statements (and the Additional Carve-Out Financial Statements, if and to the extent applicable) (i) will have been prepared from, and will be in accordance with, in all material respects, the books and records of Seller and its Subsidiaries, (ii) will have been prepared in accordance in all material respects with Seller’s regular reporting and accounting policies, practices and methodologies and (iii) will have been prepared in accordance with GAAP (taking into account its materiality standards) and will fairly present in all material respects the financial condition, assets and liabilities, results of operations and cash flow of the Business as of the respective dates and for the respective periods presented, except as may be noted therein, subject to normal year-end adjustments which are not material to the Business taken as a whole.
(d) Seller, the Other Sellers and the Purchased Entities maintain a system of internal accounting controls designed to ensure that Seller and its Subsidiaries maintain no off-the-books accounts and designed to provide reasonable assurance regarding the reliability of Seller and its Subsidiaries’ financial reporting, in each case, with respect to the Business.
(e) Seller, the Other Sellers and the Purchased Entities have not, nor, to the knowledge of Seller, has any director, officer or employee of any Other Sellers and the Purchased Entities, received any material complaint, allegation, assertion or claim with respect to the Business regarding the accounting practices, procedures, methodologies or methods of any of Seller, the Other Sellers and the Purchased Entities or their respective internal controls, including any material complaint, allegation, assertion or claim that any of the Purchased Entities has engaged in unlawful accounting practices. There are no (x) internal investigations regarding any accounting practices of Seller, the Other Sellers and the Purchased Entities as such practices relate to the Business that would be material to the Business, or, (y) to the knowledge of Seller, governmental inquiries or investigations pending or threatened in writing, in each case, regarding any accounting practices of Seller, the Other Sellers and the Purchased Entities as such practices relate to the Business.
(f) Except as would not be material to the Business, taken as a whole, all Accounts Receivable reflected on the Financial Information, as of the date thereof, and all Accounts Receivable arising subsequent to the Reference Date, have been accounted for in accordance with GAAP and represent, as of the respective dates thereof, valid accounts receivable arising from sales actually made or services actually performed, in each case, in the ordinary course of business. Except as would not be material to the Business, taken as a whole, all of the outstanding Accounts Receivable balances deemed uncollectible have been reserved against on the Financial Information in accordance with GAAP and reserves have been established for Accounts Receivable balances that are aged in excess of their payment terms or represent high default risk. In the three years prior to the Agreement Date, the Purchased Entities have not and, with respect to the Business, Seller has not canceled, or agreed to cancel, in whole or in part, any material Accounts Receivable except in the ordinary course of business.
Section 4.12 Employees; Employee Benefits.
(a) Schedule 4.12(a) of the Disclosure Letter sets forth a true, complete and correct list of all Seller Benefit Plans (and denotes (i) whether such Seller Benefit Plan is sponsored or maintained by a Purchased Entity (and if so, which such Purchased Entity) and (ii) whether such Seller Benefit Plan is maintained primarily for the benefit of employees outside of the United States or that is subject to the Laws of a jurisdiction outside of the United States, and if so, the applicable jurisdiction (each, a “Non-U.S. Plan”). With respect to any Business Employee that holds any Equity Awards, a list of such Business Employees, as of July 30, 2025, has been provided to Buyer that includes each such holder’s identification number and, for each such award held by him or her, the employee incentive plan under which such award was issued, the number of shares (or cash amount) subject to such award, the type of such award, the date of grant thereof, the exercise price therefor (as applicable) and the vesting schedule therefor.
(b) With respect to each Seller Benefit Plan listed on Section 4.12(a) of the Disclosure Letter, Seller has delivered or made available to Buyer copies of such Seller Benefit Plan and, with respect to the material

Seller Benefit Plans that are not Non-U.S. Plans, (if applicable): (i) the most recent plan document (and all material amendments thereto) or, to the extent unwritten, a summary of the benefits provided under such plan, and related trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the IRS, (iv) the most recent determination or opinion letter, if any, issued by the IRS, (v) the three most recent financial statements or actuarial reports, if applicable, and (vi) all material, non-routine correspondence or filings with participants to any Governmental Authority (to the extent such correspondence or filing would reasonably be expected to have an effect on any Business Employee).
(c) (i) Each Seller Benefit Plan has been maintained and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, in each case, in all material respects; (ii) all material contributions (including all employer contributions and employee salary reduction contributions) and premiums required to be made with respect to any Seller Benefit Plan on or before the date hereof have been made; and (iii) each Seller Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification (and, to the knowledge of Seller, the IRS has not taken any action to revoke such determination or opinion letter and there are no facts or circumstances that would reasonably be expected to result in the revocation of, or otherwise adversely affect, the qualified status of such Seller Benefit Plan).
(d) Except as set forth on Section 4.12(d) of the Disclosure Letter, no Seller Benefit Plan is, and none of Seller, the Other Sellers, the Purchased Entities or any of their respective ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, or in the six years prior to the Agreement Date has sponsored, maintained or contributed to, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) an employee benefit plan subject to Section 302 or Title IV of ERISA or is otherwise a “defined benefit plan” (as defined in Section 3(35) of ERISA), (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Seller Benefit Plan that is subject to Title IV of ERISA or Section 412 or 430 of the Code is in “at-risk” status (within the meaning of Section 303 of ERISA), and none of the following events has occurred in connection with any such plan: (A) a “reportable event,” within the meaning of Section 4043 of ERISA, whether or not any notice period has been waived by the Pension Benefit Guaranty Corporation; or (B) any notification to the Pension Benefit Guaranty Corporation as a result of an event described in Section 4062 or 4063 of ERISA. None of Seller, the Other Sellers, the Purchased Entities or any of their respective ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under, and, to the knowledge of Seller, no circumstances exist that would reasonably be expected to result in any material Liability to Seller, any Other Seller, any Purchased Entity or any of their respective ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that would result in the imposition of any material Liability on Buyer or any of its Affiliates (including the Purchased Entities following the Closing). No asset or property of any Purchased Entity is subject to any lien arising under Section 430(k) of the Code or Section 303(k) of ERISA. No Purchased Entity has been required to provide any security under Section 307 of ERISA or Section 436(f) or 412(f) of the Code.
(e) Except as described in Schedule 4.12(e) of the Disclosure Letter, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions hereunder and thereunder (including the consummation of the Purchase Transaction) will not, except as may otherwise be required under applicable Law relating to a government provided or social security type program, (i) entitle any executive Business Employee to extra statutory severance pay under any Seller Benefit Plan, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation or benefits due to any Business Employee under any Seller Benefit Plan, (iii) trigger any funding obligation with respect to any Business Employee under any Seller Benefit Plan that is sponsored or maintained by a Purchased Entity or (iv) result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) to any “disqualified individual” within the meaning of Section 280G of the Code.
(f) Except as described in Schedule 4.12(f) of the Disclosure Letter, no Seller Benefit Plan provides or promises any health or other welfare benefits (other than severance benefits) to employees after their employment terminates other than as required by part 6 of subtitle B of Title I of ERISA or pursuant to requirements of similar other Laws. With respect to any Seller Benefit Plan, to the knowledge of Seller and excluding Non-U.S. Plans, there has occurred no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA which would reasonably be expected to result in any Taxes, penalties or other liability to Seller or any of its Subsidiaries. As of the Agreement Date, no Proceeding (other than those relating to routine claims for benefits) has occurred in the past three years, is pending or, to the knowledge of Seller, threatened with respect to any Seller Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted.
(g) Each Seller Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder. There is no agreement, plan or other arrangement to which Seller, the Other Sellers or the Purchased Entity is a party, which requires the payment of a Tax gross-up or a reimbursement payment to any person, including with respect to any Tax related payments under Section 409A of the Code or Sections 280G or 4999 of the Code.
(h) No Purchased Entity has, nor to the knowledge of Seller are there any circumstances which would reasonably be expected to lead to any material liability to any Purchased Entity or the Business with respect to misclassification of any individual as an independent contractor, consultant or equivalent rather than as an employee or worker, or any individual being classified as a worker rather than as an employee.
(i) Except for any Assumed Benefit Plan which provides any Retirement Benefits, no Purchased Entity has or would reasonably be expected to have any Liability to, in relation to, or in connection with, any scheme, plan or arrangement for the provision of any Retirement Benefits.
(j) In relation to the UK DB Plan, Seller has made a copy of the following documentation available to Buyer: (i) the governing definitive trust deed and rules and all amendments thereto (together with any amendments made to the governing terms of the UK DB Plan at any time to implement: (A) the closure of the UK DB Plan to new members and future benefit accrual; and (B) the amendment of the UK DB Plan’s retirement ages for men and women to comply with applicable Law); (ii) the current schedule of contributions and recovery plan for the purposes of the UK Pensions Act 2004, together with any other funding agreement or arrangement; (iii) the most recent triennial actuarial valuation report and any subsequent funding update; (iv) the UK Pension Guarantee, the Funding Arrangements and any other guarantees, letters of credit and/or any other security or other similar arrangements in place or any material documentation entered into with the relevant Insurer in relation to the Buy-Out; (v) any information sharing protocol in place with any Trustee; (vi) the latest annual report and accounts and current member booklet; (vii) the current statement of funding principles and statement of investment principles; and (viii) any material correspondence with the UK Pensions Regulator.
(k) No Purchased Entity: (i) is (other than in respect of the Pension Employer’s participation in the UK DB Plan), or has ever been an “employer” or is (other than in respect of the UK DB Plan) or has in the last six years been, “connected” with, or an “associate” of, an “employer”, in each case, in relation to any defined benefit pension arrangement for the purposes of sections 38 to 51 of the UK Pensions Act 2004; or (ii) owes or is reasonably expected to owe any obligations or liabilities to or in respect of any other UK defined benefit pension arrangement.
(l) Other than the UK Pension Guarantee, there are no guarantees, letters of credit and/or any other security or other similar arrangements in place (including whether fixed or floating, secured or unsecured and/or actual or contingent) in place for, or in respect of, the UK DB Plan and/or for the benefit of any Trustee.
(m) No certificate has been issued in relation to any Purchased Entity under section 75 or 75A of the UK Pensions Act 1995 to pay a debt in respect of the UK DB Plan and no events or circumstances have occurred or are contemplated that have or are reasonably expected to lead to such a debt becoming due.
(n) No current or former employee of any Purchased Entity has previously transferred to any Purchased Entity pursuant to the Transfer Regulations and no Business Employee will or could transfer to a Purchased Entity pursuant to the Transfer Regulations as part of, in connection with, or as a result of, the Restructuring

Activities or the Closing who at any time prior to such transfer is or was a member of a UK defined benefit pension arrangement, in any case, in circumstances where any Purchased Entity will inherit or has (or could reasonably be expected to have) inherited any obligation (whether contingent or otherwise) to fund, or otherwise meet the cost of, any early retirement or redundancy benefits, which are derived from such pension plan.
(o) (i) No contribution notice or financial support direction under Sections 38 to 51 of the UK Pensions Act 2004 has been issued against any Purchased Entity (or, where applicable, to the knowledge of Seller, any of its employees, officers or directors) and there are no grounds which would reasonably be expected to lead to the Pensions Regulator exercising or seeking to exercise any such powers; and (ii) no Purchased Entity has been party to an act or omission which has led, or would or might reasonably be expected to lead to, an offence being committed under sections 58A and 58B of the UK Pensions Act 2004 or the imposition of a penalty under sections 58C and 58D of the UK Pensions Act 2004.
(p) With respect to any Non-U.S. Plan, (i) all employer and employee contributions to each Non-U.S. Plan required by Law or by the terms of such Non-U.S. Plan have been made, or, if applicable, accrued in accordance with normal accounting practices applicable to the jurisdiction in which the plan is operated, (ii) all required registrations and filings have been made as required under applicable Law, and (iii) each Non-U.S. Plan has been administered in compliance with the Laws of the jurisdiction in which it is operated and its governing terms (as amended from time to time).
(q) Seller has provided a true and complete list of all Business Employees and each of their (i) primary work location, (ii) employing entity, (iii) job title, (iv) date of hire, (v) status as full-time or part-time, (vi) classification by Seller and its Affiliates as exempt or non-exempt under applicable wage and hour Laws, (vii) pay type (hourly, salary or other basis), (viii) base salary, hourly or other pay rate, (ix) commission, incentive pay or other non-discretionary compensation opportunity, (x) active or inactive status and, if on inactive status, the date the Business Employee became inactive and the date on which they are expected to return to active status (if known), and (xi) union or works council affiliation (if any).
(r) Schedule 4.12(r) of the Disclosure Letter contains a true and complete list of all individual independent contractors who are performing services for Seller (including those performing services through a sole proprietorship or an entity wholly owned and operated by them) or the Business, including (i) their name, (ii) their primary work location, (iii) a description of the services they provide, (iv) their first date of engagement by Seller or its Affiliates, (v) whether they are engaged by Seller or an Affiliate thereof, (vi) the approximate number of hours per month they provide services for the Purchased Entities or the Business, and (vii) their compensation terms. All individual independent contractors, leased employees, and exempt employees of the Purchased Entities and the Business have been properly classified for all purposes and paid all compensation owed.
(s) As of the Agreement Date and in the three years prior, the Purchased Entities and, with respect to (x) the Business Employees and (y) any other current or former employees of Seller or any of its Subsidiaries who as of immediately prior to such employee’s termination of employment was primarily devoted to providing services to or on behalf of the Business (“Former Business Employees”), Seller and its Subsidiaries (other than the Purchased Entities), are not and have not been (i) a party or subject to any collective bargaining agreements or other Contracts with any union, works council or other labor organization or employee representative body (“Labor Organization”) or (ii) negotiating any such Contract with a Labor Organization. As of the Agreement Date, the Purchased Entities are not under an obligation to negotiate such a Contract with a Labor Organization. As of the Agreement Date, the Purchased Entities and, with respect to the Business Employees and any Former Business Employees, Seller and its Subsidiaries (other than the Purchased Entities), are not subject to any demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any Labor Organization. Except as set forth on Schedule 4.12(s) of the Disclosure Letter, neither Seller nor any of its Affiliates (including any Purchased Entity) is required to notify or consult with any trade union, works council or other employee representative body prior to the execution of this Agreement or in relation to the Restructuring Activities, Closing or otherwise in connection with the transactions contemplated herein.

(t) As of the Agreement Date, with respect to the Business, there is not presently pending or existing, and, to the knowledge of Seller, there is not threatened, any strike, slowdown, picketing, work stoppage or material dispute related to the Business Employees or Former Business Employees.
(u) The Purchased Entities and, with respect to the Business Employees and any Former Business Employees, Seller and its Subsidiaries (other than the Purchased Entities), are, and for the past three years have been, in compliance in all material respects with all applicable Laws relating to employment or labor, including all applicable Laws relating to hiring, background checks, training, notices, wages, hours, social insurance contributions, housing fund contributions, overtime, pay equity, immigration, employment eligibility verification, collective bargaining, labor relations, employment discrimination, harassment, retaliation, privacy, whistleblowing, labor dispatch, outsourcing, COVID-19, disability rights and benefits, affirmative action, sick time, leaves of absences, safety and health, discipline, terminations, plant closings, mass layoffs, workers’ compensation, and classification of exempt employees, leased employees and independent contractors, except as would not be reasonably expected to be material to the Business, taken as a whole. There is, and in the past three years there has been, no pending or, to the knowledge of Seller, threatened labor or employment-related Proceeding against or otherwise affecting the Purchased Entities or with regard to the Business Employees and any Former Business Employees, except as would not be reasonably expected to be material to the Business, taken as a whole.
(v) In the past three years, the Purchased Entities and, with respect to the Business Employees and any Former Business Employees, Seller and its Subsidiaries (other than the Purchased Entities), have not implemented any “plant closing” or “mass layoff” (as such terms are defined in the federal Worker Adjustment and Retraining Notification Act and any similar state or local Law in any applicable jurisdiction (each a “WARN Act”)) or other employment decision that implicated a WARN Act. In the past six months, Seller and its Subsidiaries have not carried out any layoff, furlough, or hours reduction that, if continued, would constitute an “employment loss” (as such term is defined in any applicable WARN Act). Except as set forth on Schedule 4.12(v) of the Disclosure Letter, no Purchased Entity has: (i) an obligation to make, or custom or practice of making, a payment to any of its employees on redundancy or termination of employment in excess of the applicable statutory redundancy or severance payment; or (ii) given notice or started any collective redundancy consultation or other action with respect to any mass layoff or similar exercise.
(w) During the three years prior to the date hereof, the Purchased Entities and, with respect to the Business Employees and any Former Business Employees, Seller and its Subsidiaries (other than the Purchased Entities), have investigated all allegations of sexual harassment or discriminatory harassment of which they had knowledge and have taken all reasonable and necessary corrective actions with respect to such allegations. No such allegation of sexual or discriminatory harassment would reasonably be expected to result in any material loss to any Purchased Entity or the Business or that if known to the public, would reasonably be expected to bring any Purchased Entity or the Business into material disrepute.
Section 4.13 Real Property.
(a) Schedule 4.13(a) of the Disclosure Letter sets forth a list, as of the Agreement Date, the address of all Owned Real Property. The applicable Purchased Entities have good and marketable fee simple title to all Owned Real Property owned by such entities, free and clear of all Liens, except Permitted Liens. Other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof.
(b) Schedule 4.13(b) of the Disclosure Letter sets forth a list, as of the Agreement Date, of the Leased Real Property, including all Real Property Leases. Each of Seller, the Other Asset Sellers and the Purchased Entities, as applicable, has (or as of immediately prior to the Closing will have) good and valid leasehold interests in all its Leased Real Property (in each case, other than those assets and interests disposed of since the Agreement Date in the ordinary course of business) free and clear of any Liens other than Permitted Liens. All Real Property Leases for the Leased Real Property are in full force and effect, constitute (or as of immediately prior to the Closing will constitute) legal, valid and binding obligations of Seller, an Other Seller or a Purchased Entity, as applicable, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. Seller has provided to Buyer a true, correct and complete copy of each Real Property Lease. There exists no material breach, material default or event of default (or occurrence or event that with notice or lapse of time or both would result in a material breach, material default or event of default) under any Real Property Lease by Seller, an Other Asset Seller or a Purchased Entity, as applicable, or, to the knowledge of Seller, any other party thereto.
(c) Except as provided in the Transition Services Agreement, no Person other than a Purchased Entity subleases, licenses or otherwise has the right to use or occupy the Business Real Property. The Business Real Property constitute all of the material real property currently utilized in the operation of the Business. There are no pending, or, to the knowledge of Seller, threatened, appropriation, condemnation, eminent domain or other like proceedings or sales or other dispositions in lieu of condemnation, relating to any portion of the Owned Real Property. No Purchased Entity has mortgaged or deeded in trust any interest in any Business Real Property.
Section 4.14 Title to Assets; Sufficiency of Assets.
(a) Seller or one of the Other Asset Sellers or one of the Purchased Entities has, or as of immediately prior to the Closing will have, good and valid title to the Purchased Assets (or in the case of leased Purchased Assets, valid leasehold interests in such leased Purchased Assets), free and clear of all Liens except Permitted Liens and Liens arising out of any actions of Buyer and its Affiliates. Each Purchased Entity has (or as of immediately prior to the Closing will have) valid title to all of its assets (or in the case of leased assets, valid leasehold interests in such leased assets), free and clear of all Liens except Permitted Liens and Liens arising out of any actions of Buyer and its Affiliates.
(b) The Purchased Assets and the assets, properties and rights that will be owned, leased or licensed (including through the IPMA, the Transition Services Agreement and the Shared Contracts) by the Purchased Entities immediately following the Closing, together with the assets, services, rights and other obligations that will be transferred, leased, licensed or otherwise provided pursuant to the Transaction Documents constitute all material assets, properties and rights necessary to operate the Business as currently operated by Seller and its Subsidiaries (other than (i) the Shared Services, (ii) services or Intellectual Property Rights to be made available pursuant to Section 2.6, (iii) services specifically excluded from the Transition Services Agreement, (iv) the Purchased Assets or Purchased Shares subject to Local Transfer Agreements pursuant to which the transfer of such Purchased Assets or Purchased Shares will not be made until after the Closing, and (v) as set forth on Schedule 4.14 of the Disclosure Letter); provided, that (A) the foregoing is subject to the limitation that certain transfers, leases, licenses or replacements, as the case may be, of Purchased Assets, Purchased Shares, Assigned Contracts, Shared Contracts, Permits, and any claim or right or benefit arising thereunder or resulting therefrom, may require a Consent as set forth in Section 2.6 (and the absence of such Consent and the consequences thereof shall not be deemed a breach of this Section 4.14), (B) the foregoing is subject to Buyer owning or forming Business Entities in any necessary jurisdictions where Purchased Entities are not conveyed and that such Business Entities obtain such necessary corporate qualifications and Permits to do business in such jurisdictions, and (C) this Section 4.14 does not address and will not be construed as a representation or warranty regarding any Intellectual Property Rights infringement or misappropriation matters, which are addressed solely by Section 4.7.
(c) The properties and assets of the Business and the Purchased Assets constituting tangible personal property (including servers, computers and equipment of the Purchased Entities) are in good operating condition and repair, ordinary wear and tear excepted and subject to repairs or refurbishments or obsolescence in the ordinary course of business, except as is not and would not reasonably be expected to be material to the Business, taken as a whole.
(d) Each of the individuals set forth on Schedule 4.14(d) of the Disclosure Letter has participated in review of the lists of Transferred Intellectual Property Rights contained in the Purchased Assets.
Section 4.15 Absence of Certain Developments. Except for actions taken to effect the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Restructuring Activities) and any other Transaction Documents, from January 1, 2025 through the Agreement Date, (a) there has not been any Effect that has had or would reasonably be expected to have a Material Adverse Effect, (b) the Business has been conducted in the ordinary course consistent with past practice in all material respects, and (c) neither Seller, nor any Other Seller, nor any Purchased Entity has taken any action that would have, if taken from the Agreement Date through the Closing Date, required the consent of Buyer under Section 6.1(a) (other than such actions specified in Section 6.1(a)(viii) or Section 6.1(a)(x) that, in each case, were taken in the ordinary course of business).
Section 4.16 Finders; Brokers. Neither Seller nor any of its Subsidiaries have employed any finder, broker or investment banker or similar financial advisor in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee, commission or expenses from Buyer or its Affiliates (including, from and after the Closing, the Purchased Entities) in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.
Section 4.17 Privacy Laws; Personal Information.
(a) Personal Information. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted, the conduct of the Business and to the knowledge of Seller, all affiliates or third parties with respect to the Processing of Personal Information on behalf of, or sharing Personal Information with, the Business (collectively, “Data Partners”), comply with (i) all Privacy Laws applicable to its collection, use, Processing, storage, retention, disposal and onward transfer of Personal Information, (ii) all terms of Contracts relating to privacy, security or the Processing of Personal Information and (iii) policies, notices, or statements related to privacy, security or the Processing of Personal Information (each, a “Privacy Policy”) (collectively, the “Privacy Requirements”). The Purchased Entities do not, and do not permit any third party to, sell, rent, or otherwise make available to any Person any Personal Information, except as stated in the applicable Privacy Policy and in compliance with the applicable Privacy Laws, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted. The Business has at all times had contracts in place with all material Data Partners which impose on such Data Partners obligations related to privacy, security, and the Processing of Personal Information that, at a minimum, comply with Privacy Requirements.
(b) Security Measures. The Business has at all times implemented, maintained and complied in all material respects with technical, physical, and organizational measures, including a written information security program, that complies with Privacy Requirements and is designed to protect Personal Information and confidential information against Security Incidents. The Business regularly tests its written information security program by conducting security audits, penetration tests, or vulnerability scans, and the Business has not identified any medium, high, or critical vulnerabilities that have not been fully remediated.
(c) Security Incidents and Claims. In the last three years, the Business, and to the knowledge of Seller, its Data Partners, have not experienced any Security Incident or actual, alleged or, to the knowledge of Seller, potential violation of a Privacy Requirement. In relation to any Security Incident, neither the Business, nor to the knowledge of Seller, any Data Partner, has (i) notified or plans to notify, either voluntarily or as required by any Privacy Laws, any affected individual, any third party, any Governmental Authority, or the media of any breach or non-permitted use or disclosure of Personal Information or (ii) received any written notices, inquiries, requests, claims, correspondence complaints or other communication from, or been the subject of any investigation or enforcement action by, any Person with respect thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business, taken as a whole, or materially impair the ability to conduct the Business as currently conducted.
Section 4.18 Material Business Relationships.
(a) Material Customers. Schedule 4.18(a) of the Disclosure Letter sets forth the ten largest customers (by revenue) of the Business for the most recently completed fiscal year and certain additional material customers specified in Schedule 4.18(a) of the Disclosure Letter (the “Material Customers”).
(b) Material Suppliers. Schedule 4.18(b) of the Disclosure Letter sets forth the ten largest suppliers (by cost) of the Business for the most recently completed fiscal year (the “Material Suppliers”).

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, since January 1, 2024, no Material Customer or Material Supplier has (i) canceled or otherwise terminated, or adversely changed the pricing or other material terms of its relationship with respect to the Business or (ii) provided written notice to Seller of its intent to cancel or otherwise terminate its relationship with the Business.
Section 4.19 Inventory. Subject in each case to Seller’s and its applicable Subsidiaries’ reserves in accordance with the Accounting Principles, all Inventory (a) to the knowledge of Seller, consists, in all material respects, of a quality and quantity usable or saleable by the Business in the ordinary course of business and (b) to the extent now on hand and purchased from January 1, 2025 through the Agreement Date, was purchased in the ordinary course of business.
Section 4.20 Insurance. Schedule 4.20 of the Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance provided by third-party insurers held by, or for the benefit of, the Business as of the Agreement Date, but exclusive of those addressed in Section 4.12. As of the Agreement Date, (a) none of Seller, the Other Sellers or their respective Subsidiaries has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder, and (b) all premiums on such insurance policies due and payable as of the date hereof have been paid.
Section 4.21 Affiliate Matters; Intercompany Arrangements. Other than materials, products and services (a) consisting of, used in or related to the Shared Services, (b) to be made available pursuant to the Transition Services Agreement, the IPMA or Section 2.6, (c) services specifically excluded from the Transition Services Agreement, (d) the Purchased Assets or Purchased Shares subject to Local Transfer Agreements pursuant to which the transfer of such Purchased Assets or Purchased Shares will not be made until after the Closing, and (e) as set forth on Schedule 4.14 of the Disclosure Letter, the Business does not acquire any materials, products or services from Seller or its Subsidiaries (other than the Purchased Entities) necessary for or used in the conduct and operations of the Business other than materials, products or services that are generally obtainable, or for which comparable replacement products are generally obtainable, from a source or supplier other than Seller or a Subsidiary of Seller on commercially reasonable terms within a commercially practicable timeframe or as would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Purchased Entities and the Purchased Assets, taken as a whole. Other than any Transaction Document (including any Local Transfer Agreement), any Intercompany Agreement listed on Schedule 6.15(b) of the Disclosure Letter and any Shared Contract, none of the Purchased Entities is a party to any Contract with Seller or any Subsidiary of Seller other than a Purchased Entity, except as will be terminated prior to Closing or is otherwise terminable at will without any material Liability to any party thereto. Other than ordinary advances for travel expenses and for payment of salary for services rendered, no partner, member, employee, officer or director of Seller or any Purchased Entity (each, a “Business Related Party”) or member of such Business Related Party’s immediate family, or any corporation, partnership or other entity in which such Business Related Party is an officer, director, member or partner, or in which such Business Related Party has significant ownership interests or otherwise controls, is indebted to any Purchased Entity, nor is any Purchased Entity indebted (or committed to make loans or extend or guarantee credit) to any of them. To the knowledge of Seller, none of such Persons has any direct or indirect ownership in any firm or corporation with which the Business has a business relationship, or any firm or corporation that competes with the Business, except that any such Persons may own stock in publicly traded companies. No Business Related Party or any member of their immediate families is, directly or indirectly (excluding any ownership of stock in publicly traded companies), interested in any Contract or involved in any business arrangement with any Purchased Entity (excluding any Contract that is an Assumed Benefit Plan or between or among the Purchased Entities).
Section 4.22 Fairness Opinion. The board of directors of Seller has received the written opinion (or an oral opinion, to be confirmed in writing) (the “Fairness Opinion”) of Evercore Group L.L.C., as financial advisor to Seller to the effect that, based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth therein, as of the date thereof, the Base Purchase Price to be received by Seller in connection with the Purchase Transaction is fair, from a financial point of view, to Seller. Seller shall deliver a true and complete copy of such opinion to Buyer for informational purposes only promptly following the execution and delivery of this Agreement.

Section 4.23 Information Supplied. The information supplied by or on behalf of Seller and its Subsidiaries to be contained in, or incorporated by reference in the proxy statement to be sent to the stockholders of Seller relating to the Seller Stockholder Meeting to adopt this Agreement and the Purchase Transaction (the “Proxy Statement”) will not, at the date it, or any amendment or supplement to it, is first mailed to stockholders of Seller and at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Seller with respect to information or statements made or incorporated by reference in the Proxy Statement, which information or statements were supplied by or on behalf of Buyer for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 4.24 Seller Representations. Except as expressly set forth in this Article 4, Seller, its Affiliates, and their respective Representatives make no representation or warranty, express or implied, at Law or in equity, with respect to itself, any of its Subsidiaries, the Business, or any of its or their respective assets, liabilities, businesses or operations (including in respect of the correctness, accuracy or completeness of any Contract or certificate furnished or made available, or to be furnished or made available (including by way of information included or referred to in the electronic data room or otherwise), or statement made, by Seller, any of its Subsidiaries or any of their respective Representatives in connection with the transactions contemplated herein), and any such other representations or warranties are hereby expressly disclaimed. Seller acknowledges and agrees, on behalf of itself and each of its Affiliates, that (i) it has relied, and it is reasonable to rely, solely on the representations or warranties of Buyer specifically contained in this Agreement, the officer’s certificate delivered pursuant to Section 7.2(d), and on the results of Seller’s own independent investigation and verification and (ii) the representations and warranties of Buyer expressly and specifically set forth in Article 5 of this Agreement and the certificate delivered pursuant to Section 7.2(d) constitute the sole and exclusive representations, warranties and statements (including by omission) of any kind of Buyer or any of its Subsidiaries or any of their respective Representatives in connection with the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, Buyer and Seller agree that nothing in this Section 4.24 shall limit any claims for Fraud.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
Section 5.1 Corporate Existence. Buyer and each Other Buyer is duly organized, validly existing and in good standing (if such concept is applicable in the applicable jurisdiction) under its Laws of its jurisdiction of organization. Buyer and the Other Buyers have (or, with respect to any Transaction Documents entered into by Buyer or an Other Buyer after the Closing Date, will have) the requisite corporate power and authority to own, lease and operate the Purchased Assets, own the Purchased Shares and to assume the Assumed Liabilities, and to carry on the Business in substantially the same manner as the same is now being conducted by Seller and its Subsidiaries except as would not prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.
Section 5.2 Corporate Authority. This Agreement and the other Transaction Documents to which Buyer or any Other Buyer is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby have been (or, with respect to any Transaction Documents entered into by Buyer or any Other Buyer after the Agreement Date, will be) duly authorized by Buyer or such Other Buyer, as applicable, by all requisite corporate, partnership or other action and no other action on the part of Buyer, any Other Buyer or any of their respective equityholders is or will be (as applicable) necessary for Buyer or any Other Buyer to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their respective obligations hereunder or thereunder. Buyer and the Other Buyers have (or, with respect to any Transaction Documents entered into by Buyer or any Other Buyer after the Agreement Date, will have) full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Person is (or will be) a party and to perform their respective obligations hereunder and thereunder. Each Transaction Document has been (or, with respect to any Transaction Documents entered into by Buyer or any Other Buyer after the Agreement Date, will be) duly executed and delivered by Buyer or such Other Buyer, as applicable. Assuming the due authorization, execution and delivery by Seller (or any Other Sellers, as applicable) of this Agreement and each other Transaction Document, as applicable, each Transaction Document constitutes (or, with respect to any Transaction Documents entered into by Buyer or any Other Buyer after the Agreement Date, when so executed and delivered, will constitute) a valid and legally binding obligation of Buyer and such Other Buyer, as applicable, enforceable against such Person in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
Section 5.3 Governmental Approvals and Consents; Non-Contravention.
(a) Except for Consents and Orders, and the making of notices, registrations, declarations and filings, under any applicable Antitrust Laws or foreign direct investment Laws or as set forth on Schedule 7.1(b) of the Disclosure Letter, including filings and notifications as may be required under the HSR Act, no Consent or Order from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Buyer or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.
(b) The execution and delivery of this Agreement and the other Transaction Documents by Buyer or each of the Other Buyers, the performance by Buyer and each Other Buyer of their respective obligations hereunder and thereunder and the consummation by Buyer and each of the Other Buyers of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with or result in any breach under any provision of the respective certificate of incorporation or bylaws or equityholders’ agreement or similar organizational documents of Buyer or any Other Buyer, (ii) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or require that any Consent be obtained with respect to, or result in the creation of any Lien under any Contract to which Buyer or any Other Buyer is subject or is a party, or (iii) assuming compliance with the matters described in Section 5.3(a), violate, conflict with or result in any breach under any provision of any Law applicable to Buyer, any Other Buyer, or any of their respective properties or assets, except, in the case of clauses (ii) and (iii) of this Section 5.3(b), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents or would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.4 Litigation. Neither Buyer nor any of its Affiliates is subject to any Order or Contract with any Governmental Authority that would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or would reasonably be expected to have a Buyer Material Adverse Effect. No Proceeding is pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates that would reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby or by any of the other Transaction Documents.
Section 5.5 Financial Capacity.
(a) Subject to the terms and conditions of the Debt Commitment Letter, the net proceeds of the Debt Financing, together with other financial resources of Buyer and its Subsidiaries, will, in the aggregate, be sufficient to enable Buyer to consummate the Purchase Transaction contemplated hereby and pay all amounts required to consummate the Purchase Transaction on the Closing Date. Buyer has delivered to Seller (i) a true, complete and correct copy of a fully executed commitment letter in effect as of the date of this Agreement from JPMorgan Chase Bank, N.A., BNP Paribas, BNP Paribas Securities Corp. and Mizuho Bank, Ltd., including all exhibits, schedules and annexes to such letter in effect as of the date of the Agreement, to provide Debt Financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein and (ii) a correct and complete fully executed copy of the fee or fee credit letters referenced therein (together, the “Debt Commitment Letter”) (it being understood that each such fee letter has been redacted to remove the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing). Pursuant to, and subject to the terms and conditions of, the Debt Commitment Letter, as of the date hereof, the Debt Financing Sources thereunder have committed to lend the amounts set forth therein for the purposes set forth in such Debt Commitment Letter. The obligations of Buyer hereunder are not subject to any condition regarding Buyer’s ability to obtain financing for the Purchase Transaction.
(b) The Debt Commitment Letter has not been amended, restated or otherwise modified or waived in any manner as of the date of this Agreement, and, as of the date of this Agreement, no such amendment, restatement, or modification or waiver is contemplated or the subject of current discussions (other than as set forth in the fee letter with respect to market flex rights or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, or to effectuate the exercise of other placement rights described therein, all on the terms set forth in the Debt Commitment Letter). As of the date of this Agreement, the commitment contained in the Debt Commitment Letter has not been amended, restated, terminated, reduced, withdrawn, rescinded, or otherwise modified in any respect, and as of the date of this Agreement, no such amendment, restatement, termination, reduction, withdrawal, rescission or other modification in any respect is contemplated by Buyer or, to the knowledge of Buyer, by any other party thereto. As of the date of this Agreement, the Debt Commitment Letter is (i) in full force and effect and (ii) a valid, binding and enforceable obligation of Buyer or its Affiliates and, to the knowledge of Buyer, the other parties thereto, in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or result in the failure to satisfy a condition precedent, in each case, on the part of Buyer or its Affiliates or, to the knowledge of Buyer, any other Person, under the Debt Commitment Letter. All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date of this Agreement have been paid in full.
(c) There are no conditions precedent directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Other than the Debt Commitment Letter, as of the date of this Agreement, there are no other Contracts (for the avoidance of doubt, including side letters) entered into by Buyer or any Affiliate thereof related to the funding or investing, as applicable, of the Debt Financing except for customary engagement letters or non-disclosure agreements which do not impact the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing. As of the date of this Agreement, assuming the satisfaction of the conditions to Buyer’s obligation to consummate the Purchase Transaction, Buyer has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing or any other funds necessary for the satisfaction of all of Buyer’s and its Subsidiaries’ obligations under this Agreement will not be available to Buyer on the Closing Date. Buyer has fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Debt Financing.
Section 5.6 Finders; Brokers. Neither Buyer nor any of its Affiliates has employed any finder, broker or investment banker in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee, commission or expenses from Seller in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.
Section 5.7 Solvency. Assuming that the representations and warranties in Article 4 are true and correct, that Seller and Buyer have each complied with their respective obligations under this Agreement and that the most recent financial forecasts made available to Buyer by Seller prior to the Agreement Date have been prepared in good faith based upon assumptions that were and continue to be reasonable and immediately prior to the Closing (provided, that Seller is making no representation and warranty with respect to such financial forecasts), at and immediately after the Closing, and after giving effect to the transactions contemplated hereunder (including the consummation of the Debt Financing and any other indebtedness incurred in connection with, or anticipation of, the Closing), Buyer and its Affiliates, taken as a whole, on a consolidated basis, will be Solvent.

Section 5.8 Securities Act. Buyer and the Other Buyers are acquiring the Purchased Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable non-U.S. securities Laws, and that such Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable non-U.S. securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment.
Section 5.9 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement, which investigation, review and analysis was done by Buyer and its Affiliates and Representatives. Except for the representations and warranties contained in Article 4, which representations and warranties constitute the sole and exclusive representations and warranties to Buyer by Seller in connection with the transactions contemplated by this Agreement, Buyer acknowledges and agrees that (i) in entering into this Agreement, it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its Representatives, (ii) neither Seller, nor any of its Subsidiaries or Affiliates nor any other Person makes any other express, implied or statutory representation or warranty (including in any information, document or material made available to Buyer or its counsel or other Representatives in Buyer’s due diligence review, including in “data rooms” (electronic or otherwise) or management presentations) with respect to the Purchased Entities, the Business, the Purchased Assets, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or noninfringement or any projections, estimates and budgets for the Business, and (iii) Seller specifically disclaims all other representations and warranties (i.e., other than as set forth in Article 4). Buyer acknowledges that there are assumptions inherent in making any such projections, estimates and budgets, Buyer is familiar with such uncertainties and that Buyer is responsible for making its own evaluation of the Purchased Entities and the Business and shall have no claim against Seller with respect thereto.
Section 5.10 Information Supplied. The information supplied or to be supplied by or on behalf of Buyer or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will not, at the date it, or any amendment or supplement to it, is first mailed to stockholders of Seller and at the time of the Seller Stockholder Meeting contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Buyer with respect to information or statements made or incorporated by reference in the Proxy Statement, which information or statements were supplied by or on behalf of Seller for inclusion or incorporation by reference therein).
Section 5.11 Buyer Representations. Except as expressly set forth in this Article 5, neither Buyer nor any of its Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty to Seller or its Affiliates. Buyer acknowledges and agrees, on behalf of itself and each of its Affiliates, that (i) it has relied, and it is reasonable to rely, solely on the representations or warranties of Seller specifically contained in this Agreement, the officer’s certificate delivered pursuant to Section 7.3, and on the results of Buyer’s own independent investigation and verification and (ii) the representations and warranties of Seller expressly and specifically set forth in Article 4 of this Agreement and the certificate delivered pursuant to Section 7.3 constitute the sole and exclusive representations, warranties and statements (including by omission) of any kind of Seller or any of its Subsidiaries or any of their respective Representatives in connection with the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, Buyer and Seller agree that nothing in this Section 5.11 shall limit any claims for Fraud.
ARTICLE 6

AGREEMENTS OF BUYER AND SELLER
Section 6.1 Operation of the Business.
(a) Except (i) as otherwise expressly required by this Agreement (including with respect to the Restructuring Activities and Section 6.1(c)) or the other Transaction Documents, (ii) as described on

Schedule 6.1(a) of the Disclosure Letter, (iii) as may be necessary to comply with applicable Laws, or (iv) as consented to in writing by Buyer (including via email), which consent may not be unreasonably withheld, conditioned or delayed, from the Agreement Date until the Closing, (1) Seller shall, and Seller shall cause its Subsidiaries to, use commercially reasonable efforts to (x) operate and conduct the Business in the ordinary course of business in all material respects and in compliance with applicable Law and (y) preserve intact the Business and maintain existing relations and goodwill with the material customers, suppliers, lessors and other material business relationships of the Business; and (2) Seller shall not, and Seller shall cause its Subsidiaries not to, take any of the following actions with respect to (or which would materially impact or affect) the Purchased Shares, the Purchased Assets, the Assumed Liabilities or the Business; provided, that no inaction by Seller or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(a)(i)-(xxii) shall be deemed to be a breach of the preceding clause (x) unless such action would constitute a breach of such other provision:
(i) (A) amend or modify the Organizational Documents of any Purchased Entity, (B) adjust, split, combine, redeem, repurchase or otherwise acquire, subdivide or reclassify its outstanding equity interests or enter into any agreement with respect to the voting of any equity interests of a Purchased Entity, or (C) declare, set aside or pay any dividend or distribution of a Purchased Entity payable in cash, stock, property or otherwise to any Person other than another Purchased Entity (other than dividends that are paid in full prior to the Closing Date and consists only of cash);
(ii) transfer, sell, lease, license or otherwise convey or dispose of, pledge, or subject to any Lien (other than Permitted Liens and Liens that will be released at or prior to Closing), (A) any of the Purchased Shares or (B) the Purchased Assets (or assets or property which would have been Purchased Assets, but for such transfer or disposition), other than (I) sales or non-exclusive licenses of inventory, Products or Intellectual Property Rights (x) in the ordinary course of business or (y) in connection with the resolution of any matter set forth on Schedule 4.7(d) of the Disclosure Letter, (II) sales or dispositions of obsolete or inoperable Purchased Assets, or (III) any transfer, sale, lease, license or other conveyances and dispositions made in the ordinary course of business;
(iii) enter into any interest rate, derivatives or hedging transaction (including with respect to commodities) in respect of which any Purchased Entity would be an obligor or which would constitute a Purchased Asset or Assumed Liability;
(iv) issue any capital stock or other equity interests (including for all purposes of this Section 6.1(a) any restricted stock, restricted stock unit, performance stock unit, phantom stock, stock appreciation rights, rights to share in the profits or distributions or other similar rights), voting interest or securities convertible into or exchangeable or exercisable for, or subscriptions, rights or options with respect to, or warrants to purchase, or other similar agreements or commitments relating to, the capital stock or other equity interests or voting interests of any Purchased Entity or authorize any of the foregoing;
(v) with respect to any Purchased Entity, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under local Law;
(vi) with respect to any Purchased Entity, (A) make or change any material Tax election (other than Tax elections made in the ordinary course of business or as required by applicable Law or permitted as a Seller Tax Determination), (B) change any annual Tax accounting period, (C) adopt or change any material method of accounting with respect to Taxes other than as permitted as a Seller Tax Determination, (D) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (E) to the extent a Purchased Entity has an established past practice with respect to filing a particular material Tax Return, file any such material Tax Return in manner materially inconsistent with such past practice of such Purchased Entity (for the avoidance of doubt, excluding any Tax Returns a Purchased Entity is required to begin filing under applicable Law or permitted as a Seller Tax Determination) or file any amended material Tax Return (other than to reflect a Seller Tax Determination), (F) make any voluntary Tax disclosure with a Taxing Authority, (G) enter into any Tax Sharing Agreement, (H) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) relating to any material Tax,

(I) surrender any right to claim a material refund, credit or similar Tax benefit (excluding any right that expired at the end of the applicable statute of limitations as a result of the passage of time), or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax or Tax Return;
(vii) (A) create, incur, assume or guarantee any Indebtedness for borrowed money, in respect of which any Purchased Entity would be an obligor or which would constitute an Assumed Liability, other than any Indebtedness that is incurred or committed to be incurred prior to the Effective Time in the ordinary course of business and is included in Estimated Business Indebtedness or (B) make any loans or advances that would constitute an Assumed Liability to, or capital contributions or investments by any Purchased Entity in, any other Person, in each case, other than intercompany loans, advances, capital contributions or investments to or among Purchased Entities solely, in each case, related to ongoing sales and services transactions undertaken in the ordinary course of business;
(viii) (A) grant any increase in the compensation or benefits arrangements of a Business Employee or under any Assumed Benefit Plan or Seller Benefit Plan (in respect of any Business Employee) or grant any new equity or equity-based, retention, severance or termination pay or similar compensation to any Business Employee, (B) enter into or amend any employment, consulting, indemnification, severance or retention agreement with any Business Employee or amend the compensation or other terms of employment of any Business Employee, in each case, other than, the case of clauses (A) and (B), (I) in the ordinary course of business in connection with (1) annual base salary or base wage increases (and any corresponding increases in target annual cash compensation opportunities that are tied to a percentage of base salary) for Business Employees whose annual cash base salary does not exceed $200,000 (the “Non-Executive Employees”) (provided, that any such increases are made in the ordinary course of business in connection with the regular merit increase cycle of the Purchased Entities or Seller (as applicable) and do not exceed the regular merit increases (measured on a percentage basis) in each applicable jurisdiction granted in the most recent merit increase cycle) or (2) Non-Executive Employee promotions; provided, that with respect to any promotion of a Non-Executive Employee, the pay grade/band range applicable to such Non-Executive Employee’s position following such promotion is not greater than the pay grade/band range applicable to such position as of the date hereof, (II) as required by any CBA or other labor, works council or other similar agreements with such employees as in effect on the Agreement Date, or (III)(1) as required by applicable Law from time to time in effect, (2) by the terms of any Seller Benefit Plan, (3) as set forth on Schedule 6.1(a)(viii)(III) of the Disclosure Letter or (4) other annual changes in benefits arrangements in a particular jurisdiction that are also applicable to similarly situated employees of Seller who are not Business Employees in such jurisdiction, or (C) enter into any collective bargaining agreement or other labor agreement, or recognize any labor organization, works council or other employee-representative body as the bargaining representative of any Business Employee except as required by Law or in connection with the Restructuring Activities;
(ix) except as set forth in the budget or financial forecast provided to Buyer prior to the Agreement Date as attached as Schedule 6.1(a)(ix) of the Disclosure Letter, commit or authorize any commitment to make any capital expenditures that exceed $7,500,000 in the aggregate in any calendar year which would be an Assumed Liability;
(x) (A) transfer, assign or deploy the employment of any employee from a status in which such employee would have been a Business Employee to a status in which such employee will not be a Business Employee, other than in connection with the Restructuring Activities, (B) transfer, assign or deploy the employment of any employee from a status in which such employee would not have been a Business Employee to a status in which such employee will be a Business Employee, other than in connection with the Restructuring Activities or the transferring or hiring of a Non-Executive Employee in order to fill a vacant position in the ordinary course of business, (C) hire any new Business Employee, except, the hire of employees in the ordinary course of business consistent with past practice (including to fill vacancies) where such hiring does not relate to an employee above the level of Director or (D) terminate, without cause, the employment of any Business Employee, above the level of Director or with an annual base salary or base wages in excess of $250,000;

(xi) (A) make any equity investment in any third-party or any acquisition (whether by merger, consolidation or acquisition of equity interests or assets or otherwise) from a third party of any corporation, partnership or other business organization or division thereof in respect of which any Purchased Entity would be party or which would constitute a Purchased Asset or Assumed Liability, (B) sell or dispose (whether by merger, consolidation or acquisition of equity interests or assets or otherwise) to a third party any Purchased Entity or any business line or material assets of the Purchased Entities or (C) enter into any joint venture or partnership in respect of which any Purchased Entity would be party or which would constitute a Purchased Asset or Assumed Liability; in the case of each of clause (A) and clause (B), except for acquisitions, investments or dispositions not to exceed $5,000,000 individually or $10,000,000 in the aggregate;
(xii) enter into any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
(xiii) cause any Purchased Entity to enter into any new line of business that is not related to the Business;
(xiv) enter into any CBA, or implement any mass layoffs or plant closings, including those that would trigger the notice under an applicable WARN Act or any equivalent or similar legislation outside of the United States;
(xv) notwithstanding Section 2.7(d): (A) agree to any material matter with any Trustee relevant to (x) the transactions contemplated by this Agreement or (y) any other matter which is, or could reasonably be expected to be, material to the funding, operation or administration of the UK DB Plan; (B) agree to any material matter relating to any Buy-Out with any Trustee or Insurer without providing Buyer with a reasonable opportunity to review and comment thereon, and Seller shall consider any comments from or on behalf of Buyer in good faith; (C) increase the rate of employer contributions payable to the UK DB Plan under the schedule of contributions and/or recovery plan (as in force from time to time) or otherwise put in place any additional financial support (including any guarantee or other security) for the UK DB Plan; (D) pay, or promise or commit to any payment of, any material contribution to the UK DB Plan outside of the terms of any schedule of contributions and/or recovery plan (as in force from time to time); (E) reduce, terminate or withdraw the UK Pension Guarantee or any other guarantee, security or other financial support for the UK DB Plan; (F) adhere any Purchased Entity other than the Pension Employer to participation in the UK DB Plan; (G) augment, or consent to the augmentation of, any benefits of any beneficiary of the UK DB Plan; (H) except where required to progress the buy-in, Buy-Out and wind up of the UK DB Plan, materially amend, agree or consent to any material amendment of the governing documentation of the UK DB Plan or (I) agree to any material matter in relation to the treatment of the AEGON Master Trust in the context of the Transaction without providing Buyer with a reasonable opportunity to review and comment thereon, and Seller shall consider any comments from or on behalf of Buyer in good faith;
(xvi) except as is required by applicable Law or by GAAP, make any material change in the Business’s methods, principles and practices of accounting;
(xvii) except in the ordinary course of business, amend in any material respect or waive any material provision of any existing Assigned Material Contract;
(xviii) cancel any material insurance policies, or fail to renew any material insurance policies upon expiration on commercially reasonable terms, to the extent such insurance policies on such terms are available on commercially reasonable terms, except in the case of insurance policies maintained by Seller or any of its Subsidiaries on behalf of the Purchased Entities, any such action (or omission) shall be permitted to the extent it does not materially disproportionately impact the Business as compared to other businesses of Seller;
(xix) commence, settle or compromise or otherwise voluntarily resolve, or enter into any consent decree or settlement agreement with any Governmental Authority or any other third party regarding, any Proceeding against the Business or materially and disproportionately affecting the Business in any material respect relative to the other businesses of Seller, in each case, other than settlements or compromises of any Proceeding where the amount paid in settlement or compromise does not exceed $3,000,000 individually or $15,000,000 in the aggregate;
(xx) create any new intercompany accounts or enter into any new intercompany loans to which any Purchased Entity is a party, other than any such accounts or loans related to ongoing sales and services transactions undertaken in the ordinary course of business; or (B) enter into any new Business Guarantees;
(xxi) (A) purchase or acquire any real property that is related to the Business or (B) except in the ordinary course of business, (I) enter into any Contract for the lease of any real property that is related to the Business (other than Real Property Leases in respect of Leased Real Property in accordance with this Agreement), (II) amend in any material respect, renew or waive any material provision of any Real Property Lease (other than renewals in the ordinary course of business), or (III) rescind, allow to expire, let lapse or terminate any Real Property Lease (provided, that expirations in accordance with their terms shall not be deemed a termination); or
(xxii) agree or commit to do any of the foregoing.
If Seller or any of its Subsidiaries desires to take an action that would be prohibited pursuant to Section 6.1(a)(i) through Section 6.1(a)(xxii) without the written consent of Buyer, prior to taking such action, Seller may request such written consent by sending an electronic mail to the Representative of Buyer listed on Schedule 6.1(b) of the Disclosure Letter. Buyer will either deliver to Seller written consent or a denial notification via electronic mail within five Business Days after delivery by Seller of a written request pursuant to this Section 6.1. If no such consent or denial is received by Seller within five Business Days of its request in accordance with this Section 6.1, Buyer will be deemed to have granted its consent to such action(s) requested by Seller.
(b) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business and prior to the Closing, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
(c) Notwithstanding any provision herein to the contrary, but subject to Section 2.7(a) (except for the final sentence of Section 2.7(a)), Section 2.7(b), Section 6.15 and the terms of the Step Plan, prior to the Effective Time, without the consent of Buyer, each of Seller and its Subsidiaries shall, in compliance with applicable Law (including maintenance of Statutory Minimums), be permitted to (i) transfer or advance (including by declaring and paying dividends and distributions, paying or incurring intercompany advances or indebtedness or redeeming any capital stock or other equity interest), (A) to Seller or any Subsidiary thereof (I) any Retained Assets (including in connection with any “cash sweep” or cash management practices), (II) any other assets that are not expressly contemplated to be owned or held by Buyer, an Other Buyer or a Purchased Entity pursuant to this Agreement, and (III) any books and records of Seller and its Subsidiaries that are not also Business Records that will be solely owned by Buyer pursuant to Appendix A, or (B) to any Purchased Entity, (I) any Purchased Assets, (II) any Purchased Shares or (III) any Business Records, (ii) make any payments under, or repay (in part or in full), any Indebtedness prior to the Effective Time, and (iii) pay or incur intercompany advances or indebtedness.
Section 6.2 Access to Information; Confidentiality.
(a) To the extent permitted by applicable Law, until the Closing, Seller shall, and shall cause its Subsidiaries to, permit Buyer and its authorized agents or Representatives to have reasonable access to the properties, books, records and such financial data of the Business (including Tax Returns and supporting documentation) and the Business Employees as Buyer may reasonably request, during regular business hours; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or any of its Subsidiaries, shall comply with the reasonable security, data privacy and data protection, and insurance requirements of Seller and its Subsidiaries, shall not require the disclosure of any source code or other Trade Secrets, and shall be at Buyer’s sole risk and expense. All requests for access to the offices, properties, books and records of Seller and its Subsidiaries shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyer nor any of its Subsidiaries, agents or Representatives shall contact any of the employees (other than those set forth on Schedule 6.2 of the Disclosure Letter), customers, suppliers, partners or Affiliates of Seller or its Subsidiaries with respect to Seller or its Subsidiaries or in connection with the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such Representatives of Seller; provided, that nothing in this Agreement shall prohibit Buyer or any of its Subsidiaries, agents or Representatives from contacting any of Seller’s customers, suppliers, partners or Affiliates in the ordinary course of Buyer’s business consistent with past practice and without reference to Seller or the transactions contemplated by the Transaction Documents. Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be required to (i) provide access to or disclose information where such access or disclosure would reasonably be expected to cause or jeopardize the waiver of any attorney-client work product or other legal privilege of Seller or such Subsidiaries or contravene any Law (including any Privacy Laws) or binding agreement of Seller or such Subsidiaries; provided, however, in the event of this clause (i) being applicable, Seller shall inform Buyer as to the general nature of what is being withheld as a result thereof (without causing or jeopardizing the waiver of any such legal privilege or contravening any such Law) and shall use its reasonable best efforts to disclose such information in a way that would not waive such privilege or violate any applicable Law or binding agreement (including by seeking appropriate consents), (ii) provide access to or disclose any document, communication or information related to the sale process with respect to the Business or any other potential transaction relating to the sale or divestiture of the Business, (iii) provide access to personnel records of the Business Employees, including records relating to individual performance or evaluation records, medical histories, individual employee benefit information or other information that Seller believes in good faith is sensitive information relating to personnel or the disclosure of which would reasonably be expected to contravene any Privacy Laws or subject Seller or any of its Subsidiaries to risk of liability, or (iv) provide access to any property of Seller or its Subsidiaries for purposes of conducting any environmental sampling or testing. Notwithstanding the foregoing or anything in this Agreement to the contrary, the information provided pursuant to this Agreement will be used solely for the purpose of (A) effecting the transactions contemplated by this Agreement and (B) transition and integration planning.
(b) The Parties expressly acknowledge and agree that this Agreement and the other Transaction Documents and their respective terms and all information, whether written or oral, furnished by either Party to the other Party or any Subsidiary or Affiliate of such other Party, in connection with the negotiation of this Agreement or the other Transaction Documents or pursuant to this Section 6.2 shall be treated as “Confidential Information” under that certain confidentiality agreement, dated March 27, 2025, by and between Buyer and Seller (the “Confidentiality Agreement”).
(c) For a period of five years after the Closing, except as otherwise expressly provided in this Agreement or any other Transaction Document, Seller shall hold, and shall cause its Subsidiaries to hold, and shall use their reasonable best efforts to cause their respective Representatives to hold (and be responsible for any breach by such Representatives), in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in Section 6.2(c)(iii), in connection with the performance of its obligations under the Transaction Documents or preparation of any Tax Returns required to be filed by it) without the prior written consent of Buyer, any and all Confidential Information related to Buyer, the Purchased Assets, the Purchased Shares, the Assumed Liabilities or the Business (including information provided to Seller following the Closing pursuant to this Agreement); provided, that Seller, its Subsidiaries and Representatives may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.2(c) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Seller and in respect of whose failure to comply with such obligations Seller will be responsible, (ii) if Seller, its Subsidiaries or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies, (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby, or (iv) to the extent necessary in order to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such information is made pursuant to Section 6.2(c)(ii), Seller shall to the extent practicable and legally permissible promptly notify Buyer of the existence of such request or demand and shall provide Buyer a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Buyer with respect thereto, at Buyer’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Seller, its Subsidiaries or Representatives (as applicable) may disclose such information without Liability hereunder, but shall furnish only that portion of such information that legal counsel advises is legally required to be disclosed and shall, exercise reasonable efforts, at Buyer’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.2(c) shall not apply to information (A) to the extent relating to Seller’s or its Subsidiaries’ businesses other than the Business, (B) that is or becomes generally available to the public other than as a result of disclosure by Seller or a Subsidiary or Representative thereof in breach of any confidentiality obligation, (C) that becomes available to Seller or a Subsidiary thereof after the Closing Date on a non-confidential basis from a source other than Buyer or an Affiliate or Representative thereof (provided, that such source is not known by Seller to be bound by any obligation of confidentiality to Buyer or any of its Subsidiaries), or (D) that Seller can establish by reasonable evidence is independently developed by Seller or any Subsidiary thereof following the Closing without reference to or reliance upon Confidential Information of or relating to Buyer, the Purchased Assets, the Purchased Shares, the Assumed Liabilities or the Business (including information provided to Seller or a Subsidiary or Representative thereof following the Closing pursuant to this Agreement).
(d) For a period of five years after the Closing, except as otherwise expressly provided in this Agreement or any other Transaction Document, Buyer shall hold, and shall cause its Subsidiaries to hold, and shall use their reasonable best efforts to cause their respective Representatives (and be responsible for any breach by such Representatives) to hold, in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in Section 6.2(d)(iii), in connection with the performance of its obligations under the Transaction Documents or preparation of any Tax Returns required to be filed by it) without the prior written consent of Seller, any and all Confidential Information related to the Retained Assets, the Retained Liabilities or the businesses of Seller and its Subsidiaries (other than the Business); provided, that Buyer, its Affiliates and Representatives may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.2(d) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Buyer and in respect of whose failure to comply with such obligations Buyer will be responsible, (ii) if Buyer and its Affiliates or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies, (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby, or (iv) to the extent necessary in order to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such information is made pursuant to Section 6.2(d)(ii), Buyer shall, to the extent practicable and legally permissible promptly notify Seller of the existence of such request or demand and shall provide Seller a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Seller with respect thereto, at Seller’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Buyer (or applicable Affiliate or Representative thereof) may disclose such information without Liability hereunder, but shall furnish only that portion of such information that legal counsel advises is legally required to be disclosed and shall, exercise reasonable efforts, at Seller’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.2(d) shall not apply to information (A) to the extent relating to the Business, the Purchased Assets, Purchased Shares, Purchased Entities or the Assumed Liabilities, (B) that is or becomes generally available to the public other than as a result of disclosure by Buyer or an Affiliate or Representative thereof in breach of any confidentiality obligation, (C) that becomes available to Buyer or an Affiliate thereof on a non-confidential basis from a source other than Seller or a Subsidiary or Representative thereof (provided, that such source is not known by Buyer to be bound by any obligation of confidentiality to Seller or any of its Subsidiaries), or (D) that Buyer can establish by reasonable evidence is independently developed by Buyer or any Affiliate thereof following the Closing without reference to or reliance upon Confidential Information of or relating to the Retained Assets, the Retained Liabilities or the businesses of Seller (other than the Business) (including information provided to Buyer or an Affiliate or Representative thereof following the Closing pursuant to this Agreement).

Section 6.3 Necessary Efforts; No Inconsistent Action.
(a) Subject to the other terms and conditions of this Agreement and to applicable Law, Seller and Buyer agree, and Buyer and Seller agree to cause their respective Subsidiaries, to use their respective reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under any applicable Antitrust Laws and foreign direct investment Laws to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Transaction Documents and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in Article 7 to be satisfied as promptly as practicable, including using reasonable best efforts to (i) obtain all Consents of any Governmental Authority (each a “Governmental Consent”) required for the satisfaction of the conditions set forth in Section 7.1(b) and (ii) effect all necessary registrations, notifications and filings with the Governmental Authorities in order to consummate and make effective the Purchase Transaction and the other transactions contemplated hereby. The Parties shall reasonably cooperate with each other to the extent necessary in connection with the foregoing.
(b) Without limiting the generality of Section 6.3(a) with respect to the undertakings pursuant thereto, Buyer and Seller shall, and shall cause their respective Affiliates to, as promptly as reasonably practicable make all filings that are required for the satisfaction of the condition set forth in Section 7.1(b) by each of them in connection with the consummation of the transactions contemplated hereby, which, in any event, shall be made within 25 Business Days following the Agreement Date with respect to the initial filings required under the HSR Act, unless a later date is mutually agreed by Buyer and Seller.
(c) In addition, Buyer and Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Governmental Consents required for the satisfaction of the condition set forth in Section 7.1(b) as promptly as reasonably practicable, including to make an appropriate response as promptly as practicable to any requests for information from any Governmental Authority in connection with Antitrust Laws and foreign direct investment Laws and cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry by or from a Governmental Authority or in connection with any Proceeding initiated by a Governmental Authority in connection with Antitrust Laws and foreign direct investment Laws. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any such Governmental Authority.
(d) Buyer and Seller shall, and shall cause their respective Subsidiaries, to consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with Proceedings under or relating to any Antitrust Laws or foreign direct investment Laws in connection with this Agreement (other than, in the case of Buyer or Seller, as the case may be, the portions of such correspondence, filings and written communications that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby, the Parties agree, except as prohibited or restricted by applicable Law, to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws or foreign direct investment Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws or foreign direct investment Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws or foreign direct investment Laws, to promptly notify the other Party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written substantive communications, including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals (other than, in the case of Buyer or Seller, as the case may be, the portions of such presentations, memoranda, briefs, arguments, opinions and proposals that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement), with a Governmental Authority regarding any Antitrust Laws or foreign direct investment Laws, and (vi) provide each other with copies of all substantive written communications from any Governmental Authority relating to any Antitrust Laws or foreign direct investment Laws. Any disclosures or provision of copies by one Party to the other may be made on an outside counsel basis, if appropriate.
(e) During the period from the Agreement Date until the earlier of (A) the date this Agreement is terminated in accordance with its terms and (B) the Closing, or except as otherwise required by this Agreement, Seller and Buyer shall not, and shall cause their respective Subsidiaries not to, acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or Person or other business organization or division thereof, or, merge or consolidate with any other Person, if such transaction would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions contained in Article 7 or the consummation of the transactions contemplated hereby.
(f) Notwithstanding anything in this Agreement to the contrary, (i) Buyer and its Affiliates shall not be required to (and Seller shall not, and shall cause its Affiliates not to, without Buyer’s prior written consent) undertake or enter into agreements with any Governmental Authority or agree to the entry of an Order by any Governmental Authority or commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses and (ii) Buyer shall control, lead and direct all actions, decisions and strategy for, and make all final determinations as to the timing and appropriate course of action with respect to, (A) obtaining Consents, clearances, waiting period expirations or terminations, authorizations and approvals from Governmental Authorities pursuant to Antitrust Laws and foreign direct investment Laws, and all other matters related to Antitrust Laws and foreign direct investment Laws and related inquiries, investigations, negotiations, actions and Proceedings, in connection with the transactions contemplated hereby, (B) deciding whether to litigate, defend against, or otherwise contest any action or Proceeding by or with any Governmental Authority pursuant to any Antitrust Law or foreign direct investment Law in connection with the transactions contemplated hereby, (C) responding to, defending or contesting (at Buyer’s sole discretion) any action or Proceeding by or with any Governmental Authority pursuant to any Antitrust Law or foreign direct investment Law in connection with the transactions contemplated hereby and (D) deciding whether to, and how to, offer, propose, negotiate, agree to, commit to or effect any remedy, condition, commitment or undertaking in connection with any Antitrust Law or foreign direct investment Law in connection with the transactions contemplated hereby. Seller shall not, and shall cause its Affiliates not to, (x) offer to, agree with or commit to any Governmental Authority not to consummate, or to delay the consummation of, the transactions contemplated hereby without the prior written consent of Buyer or (y) offer, propose, negotiate, agree to, commit to or effect any remedy, condition, commitment or undertaking in connection with any Antitrust Law or foreign direct investment Law in connection with the transactions contemplated hereby. Seller shall, and shall cause its Affiliates to, if requested in writing by Buyer, offer, propose, negotiate, agree to, commit to and effect any remedy, condition, commitment or undertaking with respect to the Business in connection with any Antitrust Law or foreign direct investment Law in connection with the transactions contemplated hereby; provided, that such actions (i) resolve, in whole or in part, the requirements, objections or concerns of an applicable Governmental Authority, (ii) do not prevent or cause material delay in the satisfaction of the conditions contained in Article 7 or the consummation of the transactions contemplated hereby and (iii) in any event, are conditioned upon the occurrence of the Closing.
Section 6.4 Public Disclosures. Upon the execution of this Agreement and upon the Closing, each of Buyer and Seller shall release a separate press release, each press release to be in a form mutually acceptable to Buyer and Seller with respect to this Agreement and the transactions contemplated by this Agreement. During the period beginning on the Agreement Date and ending on the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Buyer nor Seller shall, and Buyer and Seller shall cause each of their respective controlled Affiliates and its and their respective directors, officers, employees, Subsidiaries, Affiliates, and Representatives (including financial advisors, investment bankers, attorneys and accountants) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby that discloses any additional information regarding the same or that is otherwise inconsistent with any previously agreed-to press release, or uses the name of the other Party or its Affiliates or refers to the other Party or its Affiliates, directly or indirectly, in connection with the relationship of the Parties under this Agreement and their Affiliates in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party, except that (a) Buyer and Seller (and their respective

Subsidiaries, Affiliates and Representatives) may issue such release or statement or make such other disclosures as they may reasonably determine is necessary to comply with applicable Law, SEC filing requirements or the applicable rules and regulations of a national securities exchange (provided, that to the extent in the good faith judgment of the disclosing Person it is reasonably practicable to do so, such Person shall provide the other Party with a reasonable opportunity in light of the circumstances to review such intended communications (to the extent made in writing) and consider in good faith modifications to the intended communication reasonably requested by the other Party) and (b) Buyer and Seller (and their respective Subsidiaries, Affiliates and Representatives) may issue any press release or make other public announcement or statement (including to analysts, institutional investors or the press) to the extent that such release, announcement or statement only contains information previously publicly disclosed in accordance with this Section 6.4 or is otherwise consistent in all material respects with previous statements made jointly by Buyer and Seller or with the permission of the other Party. Buyer and Seller shall (i) use commercially reasonable efforts to develop a joint communications plan with respect to the transactions contemplated by this Agreement, the impact of such transaction on (A) the customers, employees and suppliers of the Business following Closing and (B) the other businesses of Seller and its Subsidiaries, on the one hand, and the other businesses of Buyer and its Subsidiaries, on the other hand, and (ii) ensure that all press releases and other public statements with respect to the transactions contemplated hereby are consistent with such joint communications plan and in accordance with the other provisions of this Section 6.4.
Section 6.5 Post-Closing Access to Records and Personnel.
(a) Exchange of Information. Subject to the further requirements set forth in Section 6.8 with respect to Taxes, after the Closing, for a period of seven years after the Closing Date, upon receipt of reasonable prior notice, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense (but only for the reasonable and documented out-of-pocket costs and expenses incurred by the Party in providing such access), reasonable access during normal business hours, provided, that such request shall comply with the reasonable security, data privacy and data protection, and insurance requirements of such Party providing such access, shall not require the disclosure of any source code or other Trade Secrets, and in manner so as not to unreasonably interfere with the conduct of such other Party’s business, to the other Party’s employees (without substantial disruption of business or employment) and to any books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the conduct of the Business on or before the Closing Date and (i) in the case of Seller, the Retained Assets and Retained Liabilities and (ii) in the case of Buyer, the Purchased Assets, the Purchased Shares and the Assumed Liabilities (the “Books and Records”), to the extent reasonably available and in the possession or under the control of the other Party that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other Proceeding, or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements, (C) in connection with the preparation of its financial statements or in the preparation or filing of any Tax Return, determining a liability for Taxes or a right to a refund of Taxes or any Tax audit or other Proceeding in respect of Taxes, (D) to comply with its obligations under this Agreement or the other Transaction Documents, (E) in connection with any other matter reasonably requiring access to any such employees, books, records, documents, files and correspondence of the other Party, solely to the extent necessary for Buyer’s operation of the Business after the Closing or Seller’s and Seller’s Subsidiaries’ operation of their respective businesses after the Closing, as the case may be or (F) in the defense of any Proceeding; provided, however, that (I) no Party shall be required to (x) provide access to or disclose information where such access or disclosure would be reasonably expected to cause the waiver of any attorney-client, work product or other legal privilege of such Party or contravene any Law (including any Privacy Laws), (y) provide access to or disclose any document, communication or information related to the sale process with respect to the Business or any other potential transaction relating to the sale or divestiture of the Business or (z) provide access to personnel records of the Business Employees, including records relating to individual performance or evaluation records, medical histories, individual employee benefit information or other information that such Party believes in good faith is sensitive information relating to personnel or the disclosure of which would reasonably be expected to contravene any Privacy Law or subject such Party to risk of liability

(provided, that the Parties shall take all reasonable measures (subject to Section 6.12) to permit the compliance with such obligations in a manner that avoids any such harm or consequence), and (II) each Party may redact information regarding itself or its Subsidiaries not relating to the Business, the Purchased Assets, the Purchased Shares or the Assumed Liabilities.
(b) Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.5 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
(c) Record Retention. Except as otherwise provided herein, each Party agrees to use its commercially reasonable efforts to retain the Books and Records in its possession or control for a reasonable period of time as set forth in its regular document retention policy, as such policy may be amended from time to time, or for such longer period as may be required by Law. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records in accordance with its retention policy; provided, that, to the extent such destruction or disposition would occur prior to the seventh anniversary of the Closing Date, prior to such destruction or disposal, (i) such Party shall provide no less than 75 Business Days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of and the general type and scope of information contained therein), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).
(d) Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate. No Party shall have any Liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.5(c).
(e) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.
(f) Confidential Information. Nothing in this Section 6.5 shall require (i) either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information (provided, however, that in the event that either Party is required under this Section 6.5 to disclose any such information, that Party shall use all reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information or take all reasonable measures to permit the disclosure in a manner that avoids any such violation), or (ii) Seller to provide or cause to be provided to Buyer any information related to the sale process of the sale or divestiture of the Business or any other potential transaction relating to the Business or Seller’s or its Representatives’ evaluation thereof, including projections, financial or other information related thereto. The covenants contained in this Section 6.5 shall in no event be considered a waiver of any attorney-client privilege, work product privilege or any similar privilege.
Section 6.6 Employee Relations and Benefits.
(a) A census of Business Employees dated as of August 1, 2025 (the “Business Employee Census”), reflecting the information set forth in Section 4.12(q) and listing any individuals who have accepted offers of employment and would be Business Employees but have not yet commenced employment, has been made available to Buyer prior to the Agreement Date; provided, however, that Seller may update (and provide to Buyer) the Business Employee Census from time to time until the Closing in order to maintain the accuracy of the Business Employee Census, including providing a complete, accurate and final Business Employee Census three Business Days prior to the Closing Date (the “Final Business Employee Census”). The Final Business Employee Census shall also list (x) the information set forth in Section 4.12(q) for any individuals who have accepted offers of employment and would be Business Employees but have not yet commenced employment and (y) any individuals who have received offers of employment to become Business Employees but have not yet accepted, including the terms of such offers.
(b) Within a reasonable period of time (but not less than 15 Business Days) prior to the Closing Date, Buyer shall, and Seller shall provide all reasonable assistance and co-operation (and procure that each of their respective Subsidiaries provides such assistance and co-operation) in order to (where applicable) cause any appropriate Employing Entity to, make a Compliant Offer (which cooperation and assistance on the part of Seller may include, where relevant, a tripartite agreement between any relevant Business Employee, his or her current employer and proposed Employing Entity or any other employee transfer mechanism which is mutually agreed between Buyer and Seller in relation to any relevant Business Employee) to each of the Business Employees to take effect on the Closing Date, other than (i) any Automatic Transferred Employees, (ii) any Purchased Entity Employee, and (iii) any other Business Employees who may be transferred to Buyer or any of its Affiliates (including a Purchased Entity) on the Closing Date without the need for a Compliant Offer (an “Alternative Transfer Method”) under applicable Law as agreed in writing between Buyer and Seller (each acting reasonably) (with any Business Employee who falls within scope of this clause (iii) being an “Alternative Transfer Employee”). In relation to any Alternative Transfer Employee, between the date of this Agreement and Closing, Buyer and Seller shall provide all reasonable assistance and co-operation (and procure that each of their respective Subsidiaries provides such assistance and co-operation) in order to seek to agree and implement the terms of any relevant Alternative Transfer Method. Each such Business Employee who receives and accepts (or, in the case of Business Employees employed in a state of the United States that prohibits salary history inquiries, does not reject) a Compliant Offer made in accordance with this Agreement and who commences employment with an Employing Entity pursuant to such offer of employment and each other Purchased Entity Employee, Automatic Transferred Employee and Alternative Transfer Employee who, in each case, is employed by Buyer or any of its Subsidiaries (including any Purchased Entity) as at Closing, is referred to herein as a “Continuing Employee.” Each Continuing Employee who is based in the United States is referred to as a “U.S. Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Non-U.S. Continuing Employee.” Buyer, if applicable, and each Affiliate of Buyer (including, following the Closing, a Purchased Entity) that employs a Continuing Employee is referred to herein as an “Employing Entity.” Each Business Employee who receives an offer of employment from an Employing Entity in accordance with this Agreement that complies with this Section 6.6 (a “Compliant Offer”), excluding (A) each Automatic Transferred Employee and Purchased Entity Employee, (B) each Business Employee who would have otherwise been an Automatic Transferred Employee but who objects to the automatic transfer of his or her employment to an Employing Entity by operation of Law and (C) each Alternative Transfer Employee, is referred to herein as an “Offer Recipient Employee.” Notwithstanding the foregoing, and in each case except as required by applicable Law, any Offer Recipient Employee who is on an authorized leave of absence or disability leave on the date Compliant Offers are extended shall receive an offer that is conditioned on such Offer Recipient Employee’s return to work at the conclusion of the absence, but in no event later than the later of (x) 12 months following the first day of the absence and (y) six months following the Closing (or such later date as is required by applicable Law), with such employment to commence upon such return, unless otherwise prescribed by applicable Law. Nothing herein will be construed as a representation or guarantee by Seller or any of its Subsidiaries that (I) some or all of the Business Employees will accept an offer of employment with an Employing Entity or acquiesce to the transfer of their employment (whether by operation of Law or otherwise), or (II) some or all of the Continuing Employees will continue in employment with an Employing Entity or any of its Affiliates for any period of time following the Closing. Notwithstanding the foregoing, at or prior to the Closing, Seller and its Subsidiaries have entered into, or shall enter into, on behalf of the Business, or Buyer shall enter into (if mutually agreed by the parties), one or more Employer of Record Agreements (collectively, the “EOR Agreements”) pursuant to which the applicable counterparty to such EOR Agreements shall become the “employer of record” with respect to Business Employees located in the jurisdictions set forth on Schedule 6.6(b) of the Disclosure Letter. Subject to the terms of any applicable EOR Agreement and applicable Law, any such Business Employees shall be entitled to receive the same compensation and benefits as the other Business Employees as provided in this Section 6.6. Any EOR Agreements entered into by Seller or its Subsidiaries shall be deemed to be Assigned Contracts pursuant to this Agreement, and the rights and obligations of Seller thereunder shall be transferred, assigned and assumed by Buyer at the Closing.
(c) Pursuant to this Section 6.6, Buyer shall cause each applicable Employing Entity to present its terms and conditions of employment (including terms and conditions in respect of post-Closing compensation and benefits) to the applicable Offer Recipient Employees, which terms and conditions will be consistent with the provisions of this Section 6.6. Buyer agrees that each Compliant Offer will provide for employment, and that it shall cause the Employing Entity to provide for employment for all Continuing Employees during the time periods described in clauses (i)-(v) of this sentence (or such shorter period as such Continuing Employee remains an employee of such Employing Entity following the Closing) in accordance with this Section 6.6(c), (i) during the 12-month period that begins as of the Closing, at the same general location in accordance with applicable Law at which such Business Employee was employed immediately prior to the Closing, (ii) during the calendar year in which Closing occurs, with base salary or wages that shall be not less than that in effect prior to the Closing, (iii) during the calendar year in which Closing occurs, with an annual cash target bonus opportunity that shall be at least equal in the aggregate to that in effect immediately prior to the Closing, (iv) during the 12-month period that begins as of the Closing, with severance benefits not less favorable than those provided under Seller’s severance policy applicable to such Business Employee in effect as of the date hereof and (v) during the calendar year in which the Closing occurs, with other employee benefits that are substantially comparable in the aggregate to the other such employee benefits provided to similarly situated employees of the applicable Employing Entity (or if there are no similarly situated employees of the applicable Employing Entity, similarly situated employees of Buyer), but, in each case, except as otherwise expressly provided in this Agreement or as required by Law, specifically excluding (1) defined benefit pension benefits, (2) liquidity, sale bonus, transaction, retention, change of control bonus plans or similar arrangements, and (3) equity, restricted stock units, performance stock units, stock options or any other equity-based compensation or awards. Between the Agreement Date and the Closing Date, any communications between Buyer and its Affiliates and any Business Employees regarding the terms of employment, employee benefits or otherwise regarding employment with Buyer and its Affiliates following the Closing will be conducted at the times and through the processes mutually agreed upon by Seller and Buyer and in accordance with applicable Law. Furthermore, until the Closing, Buyer shall consult with Seller and obtain Seller’s consent (which shall not be unreasonably withheld, conditioned or delayed) before distributing any material communications to any Business Employee relating to post-Closing employee benefits or post-Closing terms of employment.
(d) The Parties intend that the transactions contemplated hereunder will, wherever applicable, constitute a relevant transfer for the purposes of the Transfer Regulations in relation to each relevant Automatic Transferred Employee. Accordingly, the transactions hereunder will not operate so as to terminate the contract of employment of any relevant Automatic Transferred Employee, such that the contract of employment of each relevant Automatic Transferred Employee (except for any terms excluded under the Transfer Regulations) shall be transferred to Buyer or any of its Affiliates (including any relevant Purchased Entity) with effect from the Closing, subject to any objection to such transfer by any relevant Automatic Transferred Employee pursuant to the Transfer Regulations.
(e) Buyer shall be permitted to propose any Measures which Buyer (acting reasonably) considers are necessary in relation to any relevant Automatic Transferred Employee. Buyer undertakes to provide sufficient details of any such Measures as soon as reasonably practicable after the date of this Agreement so as to enable Seller or any of its Affiliates (including a Purchased Entity) to discharge its or their obligations under the Acquired Rights Directive to consult about any such Measures pursuant to the Acquired Rights Directive with any applicable Automatic Transferred Employee or his or her representatives. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, no Measure can have the purpose or effect of defeating any of the remaining provisions of this Agreement which are in place to protect the overall terms and conditions of employment of the Automatic Transferred Employee.
(f) Buyer or the applicable Employing Entity shall credit each Continuing Employee the amount of accrued and unpaid hours of vacation (to the extent permitted by Law), personal hours, PTO or days earned and sick leave as of or prior to the Closing and any other leave required to be credited by Law applicable to such Continuing Employee (collectively referred to herein as such Continuing Employee’s “accrued PTO”) to the extent that Seller delivers to Buyer an accurate accounting of accrued PTO for Continuing Employees as of the Closing.
(g) Notwithstanding anything to the contrary herein, to the extent that (i) the applicable Laws of any jurisdiction, including any applicable Transfer Regulations, (ii) any collective bargaining agreement or other agreement with a works council or economic committee or (iii) any employment agreement would require Buyer or its Subsidiaries to provide any more favorable terms of employment to any Non-U.S. Continuing Employee than those otherwise provided for by this Section 6.6 (or modify the period of time for which such standards are met) in connection with the Purchase Transaction or other transactions contemplated by the Transaction Documents, then Buyer will, or will cause one of Buyer’s Subsidiaries to, provide such Non-U.S. Continuing Employee with such more favorable terms, and otherwise provide terms of employment in accordance with this Section 6.6 (provided, that, at any time following the end of any applicable time period set forth in Section 6.6(c)(i)-(v), the parties agree that Buyer or any of its relevant Affiliates shall have discretion to seek to implement any changes to any Non-U.S. Continuing Employee’s or U.S. Continuing Employee’s terms and conditions of employment as Buyer may elect from time to time). Notwithstanding anything to the contrary herein, the Parties intend that the Continuing Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing Date, for all purposes including but not limited to years of services for statutory and non-statutory severance and other termination indemnities, and Seller shall cause (with respect to all periods before the Closing Date) and Buyer shall cause (with respect to periods on or after the Closing Date) each applicable Employing Entity to comply with any requirements under applicable Law to ensure the same; provided, that the foregoing shall in no event be deemed to expand the obligations of an Employing Entity with respect to the provision of (or the terms of) compensation, bonus amounts or benefits to any Business Employee.
(h) At the Effective Time, all Seller Awards held by Continuing Employees that are outstanding and unvested as of immediately prior to the Effective Time (collectively, the “Unvested Awards”) (i) shall be treated as provided in the award certificate memorializing each such respective Unvested Award and the applicable Seller Equity Plan, as determined by Seller and (ii) Seller shall have sole responsibility for any amounts payable to Continuing Employees in respect of Seller Awards in accordance with this Section 6.6(h) (including any Employer Side Taxes thereon).
(i) Seller shall be responsible for all Deal Related Severance; provided, however, that Buyer shall be responsible for, and shall perform and discharge, or cause to be performed and discharged, all Liabilities that arise out of the employment or the termination of employment by Buyer or any of its Subsidiaries of the Continuing Employees (including any Automatic Transferred Employees, Purchased Entity Employees and Alternative Transfer Employees who are Continuing Employees) upon and following the Closing, including, in each case, any Taxes imposed on the employer as a result thereof, to the extent such amounts do not constitute Deal Related Severance or are triggered as a result of actions taken by Buyer after the Closing.
(j) Except to the extent provided in the Transition Services Agreement, effective no later than 12:01 a.m. Eastern Time on the Closing Date, except as required by applicable Law, each Continuing Employee shall cease to participate in, or accrue further benefits under, any Seller Benefit Plan (other than as a former employee of Seller and its Subsidiaries to the extent, if any, permitted by the terms of such Seller Benefit Plan) that are not Assumed Benefit Plans.
(k) Claims incurred by Continuing Employees (and covered dependents) at or prior to Closing under all Seller Benefit Plans that provide medical, dental and vision benefit plans, workers compensation and life insurance plans, disability plans and other welfare plans (but for clarification, not under any form of retirement or pension plan) shall, to the extent covered under the terms and conditions of such Seller Benefit Plans, be paid under such Seller Benefit Plans notwithstanding the Closing, and the Continuing Employees or covered dependents shall be considered participants in such plans solely with regard to such claims. Expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents after the Closing, and expenses and benefits payable under any Assumed Benefit Plan, shall be the responsibility of Buyer. For purposes of this Section 6.6(k), a claim is deemed incurred: (i) in the case of medical, vision or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of short-term or long-term disability benefits, when the disability occurs; (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the Business Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).
(l) From and after the Closing, Buyer shall, and shall cause the applicable Employing Entity to, with respect to their benefit plans in which a Continuing Employee participates (which, following the Closing, includes Assumed Benefit Plans), provide credit for such Continuing Employee’s length of service with Seller and its Subsidiaries (including any length of service with any entity acquired by Seller or any such Subsidiary) for purposes of eligibility, participation, vesting and benefit accrual under such plan, program, policy or arrangement, including severance policies, each to the extent permissible under the applicable benefit plans of Buyer, except that such prior service credit will not be required to the extent that it results in a duplication of benefits and shall not be considered for any purpose under any plans listed in clauses (1) through (3) of Section 6.6(c) above.
(m) Buyer or the applicable Employing Entity shall assume and be responsible for all Liabilities with respect to U.S. Continuing Employees and their eligible dependents, in respect of health insurance under COBRA, the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws. Seller shall be solely responsible for any continuation coverage required by COBRA for Business Employees who are not Continuing Employees, and their qualified beneficiaries, whose termination occurs on or prior to Closing.
(n) Without limiting the provisions of this Section 6.6 and as identified on Schedule 6.6(n) to the Disclosure Letter, (i) with respect to the fiscal year of Seller in which the Closing occurs and with respect to each Continuing Employee who remains employed as of the applicable payment date, Buyer shall, or shall cause the applicable Employing Entity of such Continuing Employee to, make a bonus payment to such Continuing Employee equal to the bonus amount accrued or reflected or otherwise taken into account in the calculation of the Final Closing Net Working Capital with respect to such Continuing Employee, if any, which bonus payment shall be made not later than the same time or times Seller pays employee bonuses in the ordinary course of business, and (ii) with respect to any Seller sales and commission plans in effect as of the Closing, Buyer shall, or shall cause the applicable Employing Entity of such Continuing Employee to, make a sales or commission payment to such Continuing Employee equal to the sales or commission amount accrued or reflected or otherwise taken into account in the calculation of the Final Closing Net Working Capital with respect to such Continuing Employee, if any, which payment shall be made no later than the same time or times Seller pays such sales and commission payments in the ordinary course of business, in each case, subject to any relevant continued employment or service requirements applicable to such payments.
(o) Following the Agreement Date and for the calendar year in which the Closing occurs, each of Seller and Buyer shall, and shall cause their respective Subsidiaries to, use reasonable best efforts in all matters necessary to effect the transactions contemplated by this Section 6.6 and the requirements of any applicable Law or Transfer Regulations and shall provide, and shall cause each of their respective Representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other Party in that regard, including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions or employee representatives applicable to the Non-U.S. Continuing Employees are provided with the information required in order for proper consultation, notification and other required processes under applicable Law to take place and conducting such consultations, notifications and other required processes, as necessary, (ii) exchanging information and data, including reports prepared in connection with bonus plan participation and related data of Continuing Employees, relating to workers’ compensation, and employee benefits and employee benefit plan coverages (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments of employees of Seller and its Subsidiaries), making any and all required filings and notices, making any and all required communications with Business Employees and obtaining any approvals or similar from any Governmental Authority required with respect to the actions contemplated by this

Section 6.6 and (iii) otherwise consult with and consider in good faith the recommendations of the other Party with respect to the actions contemplated by this Section 6.6. Such cooperation shall include the provision of any information and consultation required by applicable Law or Transfer Regulations (which shall include, if applicable, in the case of Buyer, information required by the Acquired Rights Directive regarding any Measures Buyer envisages it will take with respect to any Automatic Transferred Employees at or after Closing) or the terms of any Contract, or with any works council, economic committee, union or similar body. Each of Seller and Buyer will make available its Representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.
(p) Notwithstanding any provision in this Agreement to the contrary, Seller and its Subsidiaries shall be permitted to take any action they are legally required to take in order to comply with local employment Laws.
(q) The provisions of this Section 6.6 are for the sole benefit of the Parties and except as required by Law, nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an employment agreement, (ii) confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.6 under or by reason of any provision of this Agreement, or (iii) prohibit Buyer (or any of its Subsidiaries) from terminating the employment of any Continuing Employee following the Closing Date. Without limiting the foregoing, in no event shall any Business Employee be deemed to be a third party beneficiary, or otherwise entitled to enforce, any provision of this Agreement (other than, to the extent expressly set forth therein, Section 6.9). Further, without limiting the generality of this Section 6.6, nothing in this Agreement is intended to or shall be treated as an amendment to, or be construed as amending, any Seller Benefit Plan, benefit plan of Buyer, or other benefit plan, program or agreement sponsored, maintained or contributed to by any Seller, any Purchased Entity, Buyer or any of their respective Affiliates.
Section 6.7 Insurance Matters.
(a) After the Closing Date, upon request of Buyer, Seller or its applicable Affiliates shall use commercially reasonable efforts (including filing claims on behalf of the Business) to facilitate coverage under the relevant Seller Occurrence Policy, to the extent such policy remains in effect, for applicable Insurance Claims in substantially the same manner as similar claims are processed at the time Buyer requests such coverage, with such coverage determination to be governed by and construed in accordance with the terms and conditions of the relevant Seller Occurrence Policy. In the event that (i) Seller or its applicable Affiliates receive any proceeds under a Seller Occurrence Policy with respect to any Insurance Claim covered thereby, and (ii) the amount of, or loss subject to, such claim (x) has been paid or incurred by the Business following the Closing and (y) was not reflected in the calculation of amounts set forth on the Closing Statement, Seller or its applicable Affiliates shall promptly pay or reimburse Buyer the amount of such proceeds to the extent related to the Business in accordance with this Section 6.7; provided, however, that in no event shall Seller be required to pay or reimburse Buyer in amount in excess of the proceeds actually received by Seller. For the avoidance of doubt, (x) unearned premiums with respect to the Seller Occurrence Policies shall be Retained Assets, (y) Buyer shall be responsible for providing all information necessary to make such claim or to respond to requests for the applicable insurer, (z) in no event shall Seller or its Subsidiaries be obligated to commence or threaten to commence any Proceeding in connection with such cooperation.
(b) Buyer shall reimburse Seller or its applicable Subsidiaries for any third-party out-of-pocket administrative and processing fees or other third-party out-of-pocket costs and expenses imposed by the insurer and paid by them specifically relating to the submitted Insurance Claims and the processing thereof, and Buyer shall exclusively bear (and neither Seller nor any of its Subsidiaries shall have any obligation to repay or reimburse Buyer for) any reasonable documented expenses of Seller and its Subsidiaries incurred in procuring recovery under an Insurance Claim (the “Reimbursed Amounts”). The parties hereto agree that (i) Seller will invoice Buyer on a monthly basis for all Reimbursed Amounts paid or incurred by Seller or its applicable Subsidiaries with appropriate supporting details, and (ii) Buyer will pay the amount reflected on such invoices as promptly as practicable and in any event within 20 Business Days of receipt of any such invoice with appropriate supporting details.

(c) In the event that, after the Closing, a Purchased Entity or any of its Representatives, in each case, takes or fails to take any action that results in the Seller Occurrence Policy not being available for any reason with respect to any Insurance Claim, Buyer shall as promptly as practicable notify Seller in writing as to what action or failure of action caused a suspension of coverage. Buyer shall have 45 days after obtaining knowledge of such action or failure of action to cause the applicable Purchased Entity to remedy such action or failure of action. If no remedy has been effected at the end of such 45-day period (or such longer period as may be agreed in writing by the parties hereto acting reasonably), then Seller’s or its applicable Subsidiary’s obligations pursuant to this Section 6.7 solely with respect to such Insurance Claim shall terminate and be of no further force and effect. Buyer acknowledges and agrees that (i) in no event shall Seller or any of its Affiliates be required to pay, or be held responsible for, any self-insured retention amounts or deductibles payable with respect to any Insurance Claim, and (ii) the Business shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Claim.
(d) Buyer acknowledges that effective as of the Closing Date, Seller or its Affiliates intend to remove the Business and the Purchased Entities from the Seller Occurrence Policies to the extent that the Seller Occurrence Policies relate to any occurrences first arising at any time after the Closing Date. Accordingly, Buyer acknowledges that coverage under the Seller Occurrence Policies will not be available to the Purchased Entities with respect to any injury, loss, or damage that the Purchased Entities or any third party may suffer as a result of any act, omission, occurrence, fact, or circumstance to the extent occurring with respect to any period after the Closing Date.
(e) Buyer acknowledges that, from and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for the Purchased Assets, Assumed Liabilities, Purchased Entities and its operation of the Business.
(f) This Section 6.7 shall not be considered as an attempted assignment of any Seller Occurrence Policy or as a contract of insurance, and nothing in this Section 6.7 is intended to waive or abrogate in any way Seller’s or its Subsidiaries’ rights to insurance coverage for any Liability, whether relating to Seller, any of its Subsidiaries or otherwise.
(g) For the purpose of this Section 6.7:
(i) “Insurance Claim” means any claim (x) under a Seller Occurrence Policy and (y) arising from facts, events or circumstances that occurred or were alleged to have occurred prior to the Closing Date.
(ii) “Seller Occurrence Policy” means insurance coverage provided by third-party insurers for the Business, the Purchased Assets, the Assumed Liabilities, the Purchased Entities and their Subsidiaries covering occurrences prior to the Closing Date.
Section 6.8 Tax Matters.
(a) Tax Indemnification.
(i) Seller shall, for the avoidance of doubt without duplication of any obligations pursuant to Section 9.1 hereof, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising out of, related to, or resulting from, without duplication (A)(1) Taxes for which the Purchased Entities are liable attributable to any Pre-Closing Tax Period, (2) Taxes imposed on or with respect to the Purchased Assets attributable to any Pre-Closing Tax Period, and (3) Taxes imposed on or with respect to the Business for any Pre-Closing Tax Period, (B) Transfer Taxes and Indirect Transfer Taxes that the Seller is responsible for under this Section 6.8, (C) Taxes arising out of, related to, or resulting from any failure to comply with any covenant or agreement under this Agreement by Seller or its Affiliates (including any obligation to cause the Purchased Entities to take, or refrain from taking, any action under this Agreement prior to the Closing), (D) Taxes (other than Transfer Taxes) arising as a result of the Restructuring Activities that are attributable to a Pre-Closing Tax Period (provided, that, the use of net operating losses and other Tax attributes of the Purchased Entities in connection therewith are not indemnifiable by Seller hereunder and do not otherwise constitute Retained Tax Liabilities), (E) any Taxes of Seller or any of its Affiliates (other than the Purchased Entities) for any period for which Buyer or any of the Purchased Entities is liable, including as a withholding agent or transferee and including any indirect capital gains Taxes imposed as a result of the transactions contemplated by this Agreement, (F) Taxes of any Person imposed on a Purchased Entity pursuant to Section 1.1502-6 of the Treasury Regulations or any similar provision of applicable state, local or non-U.S. Law by virtue of any Purchased Entity having been a member of a consolidated, combined, affiliated, unitary or other similar Tax group at any time prior to the Closing, (G) Taxes for which a Purchased Entity is liable as a transferee or successor, or by reason of law or a Contract entered into prior to the Closing (other than a Contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), if such Taxes are imposed on the Purchased Entity as a result of any action taken by or transaction entered into by the Purchased Entity (or Seller or any of Seller’s Affiliates) prior to the Closing (including, for the avoidance of doubt, any Taxes imposed as the result of any Purchased Entity ceasing to be a member of a consolidated, combined, unitary or similar Tax group), and (H) Taxes that are attributable to a Pre-Closing Tax Period arising out of, related to or resulting from the settlement of intercompany accounts or intercompany arrangements, in each case, other than Transfer Taxes that Buyer is responsible for under this Section 6.8 and Taxes (I) arising out of any breach of any covenant made by Buyer or any of its Affiliates, (II) arising out of any action taken outside the ordinary course of business by Buyer or any of its Affiliates on the Closing Date but following the Closing, except to the extent such action was expressly contemplated by this Agreement, or (III) specifically taken into account in the calculation of Final Closing Net Working Capital or Final Business Indebtedness or otherwise specifically taken into account in the calculation of the Purchase Price, or actually recovered under the R&W Insurance Policy or, if applicable, the Tax Policy (less any reasonable expenses (including any Taxes or the use of any Tax benefit (provided, however, that for the avoidance of doubt, any change in Tax basis resulting from such recovery shall not be considered use of a Tax benefit)) incurred in procuring any such recovery under the R&W Insurance Policy or, if applicable, the Tax Policy) (collectively, the items set forth in clauses (A)-(H) of this sentence, subject to the exclusions set forth in clauses (I)-(III) of this sentence, the “Retained Tax Liabilities”). Notwithstanding that a claim for Taxes or Losses may fall into multiple categories of this Section 6.8(a)(i), the Buyer Indemnified Parties may recover such Taxes and Losses one time only.
(ii) For the avoidance of doubt, Buyer shall be responsible for and shall pay any and all Losses arising out of, related to, or resulting from (A) Taxes imposed on the Purchased Assets attributable to any Post-Closing Tax Period, (B) Taxes of the Purchased Entities attributable to any Post-Closing Tax Period, (C) Taxes arising out of any breach of any covenant made by Buyer or any of its Affiliates in this Agreement or any other Transaction Document, and (D) Transfer Taxes that the Buyer is responsible for under this Section 6.8. Notwithstanding that a claim for Taxes or Losses may fall into multiple categories of this Section 6.8(a)(ii), a Seller Indemnified Party may recover such Taxes and Losses one time only.
(iii) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date, including for purposes of determining Taxes taken into account in calculating Net Working Capital or Indebtedness, or otherwise specifically taken into account in the calculation of the Purchase Price, and any liability for Taxes or entitlement to refunds under this Section 6.8, shall be deemed to be (A) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date (except the numerator shall be the number of calendar days in the Straddle Period ending on and including the day before the Closing Date in the case of the calculation of Taxes included in Closing Net Working Capital) and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (B) in the case of Taxes not described in clause (A) of this Section 6.8(a)(iii) (such as franchise Taxes or Taxes that are based on or related to income or receipts), the amount of any such Taxes shall be determined as if such Tax period ended as of the close of business on the Closing Date (or immediately prior to the Effective Time in the case of the calculation of Taxes included in Closing Net Working Capital), and for the avoidance of doubt, after taking into account any Restructuring Activities, based on an interim closing of the books method (and with respect to the allocation of Taxes attributable to any Purchased Entity that is or that holds an interest in a “controlled foreign corporation” within the meaning of Section 957 of the Code or any partnership or other passthrough entity, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as if the taxable period of such controlled foreign corporation, partnership or other pass-through entity terminated as of the Closing Date (and for the avoidance of doubt, after taking into account any Restructuring Activities), and any Taxes that are attributable to economic activity of a Purchased Entity (or controlled foreign corporation or pass-through entity) occurring prior to the Closing Date that are imposed in connection with Sections 706, 951 or 951A of the Code shall be considered Taxes imposed on such entity and attributable to Pre-Closing Tax Periods with respect to such entity (even if such Taxes are imposed on an entity that is not a Purchased Entity in a taxable period (or portion thereof) beginning after the Closing) (provided, however, that such calculation with respect to Taxes imposed in connection with Sections 706, 951 or 951A of the Code shall take into account available credits, deductions, other offsets, and permitted elections and exclusions, in each case calculated or determined as if such Tax period ended as of the close of business on the Closing Date, to the maximum extent permitted by law consistent with a “more likely than not” or higher level of comfort (which, in the event the Parties disagree, then Section 6.8(f)(iii) shall apply in the case of such disagreement) including the election to apply the exception for certain income subject to high foreign taxes under Section 954(b)(4) of the Code and Treasury Regulation Section 1.954-1(d)(5), the election to apply the high-tax exception under Treasury Regulation Section 1.951A-2(c)(7), the deduction for the net deemed tangible income return as defined in Section 951A(b)(2) of the Code and any deduction pursuant to Section 250 of the Code without regard to whether any such election is actually made)); provided, however, for the avoidance of doubt, the Transaction Tax Deductions shall be allocated to the portion of the Straddle Period ending on the Closing Date.
(iv) In the event either Party is finally determined to have a Liability under Section 6.8(a)(i), Section 6.8(a)(ii) or Section 6.8(e) hereof, Buyer and Seller agree to cooperate with one another to net and settle their obligations for any such finally determined Liabilities on a quarterly basis, provided Buyer and Seller shall use reasonable best efforts to settle any such Liability in excess of $2,500,000 within ten (10) Business Days of being notified of such Liability.
(b) Transfer Taxes.
(i) Contingent on the occurrence of Closing, (A) any Liability for Transfer Taxes payable in connection with the consummation of the Purchase Transaction and the transfer of the Purchased Shares and the Purchased Assets pursuant to this Agreement and the other Transaction Documents (other than, for the avoidance of doubt, any Transfer Taxes arising from the Restructuring Activities, which shall be borne by Seller in their entirety) shall be borne 50% by Buyer and 50% by Seller, (B) any Liability for Transfer Taxes payable in connection with the Restructuring Activities shall be borne 100% by Seller, and (C) any Liability for Indirect Transfer Taxes shall be borne 100% by Seller (and, in each case, Seller shall be deemed to have borne, and Buyer not to have borne, all such amounts to the extent reflected as a liability in the Purchase Price).
(ii) The Parties shall reasonably cooperate to minimize the amount of Transfer Taxes and Indirect Transfer Taxes payable in connection with the transactions contemplated under this Agreement (including the Restructuring Activities and the Closing Steps) and the other Transaction Documents, including by using commercially reasonable efforts to claim any available exemption or relief and to promptly execute and file any invoices, forms or certificates reasonably required. The Parties shall provide each other with any information reasonably requested in order to comply with applicable Transfer Tax and Indirect Transfer Tax Laws, where such information is connected with the treatment of or position with respect to Transfer Taxes or Indirect Transfer Taxes in connection with the transactions contemplated by this Agreement (including the Restructuring Activities and the Closing Steps) and the other Transaction Documents.
(iii) Each of Seller and Buyer shall prepare and timely file all necessary Tax Returns and other documentation required to be filed by such Party with respect to all Transfer Taxes and Indirect Transfer Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including the Restructuring Activities and the Closing Steps) and the other Transaction Documents, consistently with the amount of such Transfer Taxes or Indirect Transfer Taxes as determined pursuant to this Section 6.8(b), and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(iv) As between Buyer and Seller, the determination of the amount of any Transfer Taxes (including whether any exemption from (or reduction in or credit for) Transfer Taxes is available) required to be paid with respect to the consummation of the transactions contemplated by this Agreement (including the Restructuring Activities and the Closing Steps) and the other Transaction Documents shall be made by Seller in good faith in its reasonable discretion in consultation with Buyer. In the event Buyer reasonably disagrees with Seller’s determination with respect to any such Transfer Tax and obtains prior to the applicable due date of the applicable Tax Returns with respect to such Transfer Taxes an opinion of a nationally recognized tax counsel (for the avoidance of doubt, in the applicable jurisdiction and addressed to Buyer or an Affiliate of Buyer, and not to Seller, but a copy of which is provided to Seller) that Buyer’s position is “more likely than not” or at a higher confidence level to prevail, Buyer’s position shall control and the Parties shall file the applicable Tax Returns consistent with such opinion.
(v) Without limiting the indemnification rights and obligations of the Parties with respect to Transfer Taxes and Indirect Transfer Taxes, unless the Parties mutually agree otherwise, any Tax Returns that must be filed in connection with any Transfer Taxes or Indirect Transfer Taxes required to be paid with respect to the consummation of the transactions contemplated by this Agreement (including the Restructuring Activities and the Closing Steps) and the other Transaction Documents shall be prepared and filed by the Party required by Law to file such Tax Returns, and such Party shall pay the Transfer Taxes and Indirect Transfer Taxes shown on such Tax Return within the period specified by applicable Law. The filing party shall provide the other Party with a draft copy of such Tax Return which it is required to file (and for which any Taxes thereon are the responsibility of the other Party as determined pursuant to this Section 6.8(b), and, in the case of Seller, taking into account any such Taxes specifically taken into account in calculating Net Working Capital or Indebtedness, otherwise specifically taken into account in the calculation of the Purchase Price, or recovered under the R&W Insurance Policy or, if applicable, the Tax Policy less any reasonable expenses (including any Taxes or the use of any Tax benefit (provided, however, that for the avoidance of doubt, any change in Tax basis resulting from such recovery shall not be considered use of a Tax benefit)), at least seven Business Days before such Tax Returns are due to be filed and shall consider in good faith any comments provided by such other Party; provided, that failure to so provide such Tax Return will not relieve the other Party of any liability that it may have to the filing Party for payment of Taxes hereunder, except to the extent that the non-filing Party is actually and materially prejudiced thereby. All such Tax Returns shall be consistent with the Allocation Statement (or the Allocation Methodology (and if applicable the Preliminary Allocation Statement) in the event that such Tax Returns are due prior to finalization of the Allocation Statement), as applicable. Buyer and Seller shall settle any of their obligations for any Liability for Transfer Taxes and Indirect Transfer Taxes paid by the other party for which they are liable pursuant to this Section 6.8(b) within 10 Business Days of being invoiced by the other Party for such amount.
(c) Additional VAT Matters.
(i) The Parties intend that the transfer of the Business in each jurisdiction pursuant to this Agreement will be treated, so far as permitted by applicable Law, as a transfer of a business as a going concern for VAT purposes and, accordingly, Buyer and its Subsidiaries and Seller and its Subsidiaries shall use commercially reasonable efforts and cooperate in good faith to obtain an exemption or other relief from any VAT to the extent permitted by applicable Law (including, for the avoidance of doubt, ensuring to the extent permitted that the applicable transaction is treated as neither a supply of services nor a supply of goods for purposes of VAT).
(ii) Without limiting the application of Section 6.8(b), if the transactions contemplated under this Agreement (including the Restructuring Activities and the Closing Steps) and the other Transaction Documents are subject to VAT, Seller or the relevant Other Asset Seller and Buyer shall cooperate to prepare and promptly file the appropriate VAT documentation in a timely manner with the applicable Taxing Authority. Buyer, Seller and, where applicable, each relevant Other Asset Seller and Other Asset Buyer shall use reasonable best efforts and cooperate in good faith to determine the appropriate rate of VAT and, where applicable, provide one another, and their Affiliates, proper VAT invoices in respect of any VAT payable.

(iii) At the Closing where the Purchased Assets include an interest in real property and the direct or indirect transfer of such Purchased Assets is, or is treated as not being liable to VAT, Buyer and Seller will cooperate to the extent permitted by Law to ensure that the transfer of such real property interest qualifies for such treatment.
(iv) Seller shall use commercially reasonable efforts to provide Buyer with a summary of any VAT registrations of a Purchased Entity and any VAT group registrations of which a Purchased Entity (or a fixed establishment of a Purchased Entity) is a member no later than 30 days after the date hereof and updates to such summaries as of the Closing no later than 30 days after the Closing.
(d) Tax Returns.
(i) Except as provided in Section 6.8(b) or Section 6.8(c), Seller shall prepare or cause to be prepared and duly file or cause to be duly filed, all Seller-Signed Tax Returns in a timely manner with the appropriate Taxing Authorities; provided, that (A) all Seller-Signed Tax Returns of any Purchased Entity shall (to the extent related to the Purchased Shares, Purchased Assets, Assumed Liabilities or the Business) be prepared using accounting methods and other practices that are consistent with those used in the Tax Returns filed prior to the Closing and in accordance with the agreements in this Section 6.8 and Section 3.3, as applicable (in each case, except as otherwise required by applicable Law or to correct any clear errors or permitted as a Seller Tax Determination) or as permitted by applicable Law to the extent Seller or the Purchased Entities, as applicable, have no established practice with respect to a particular position, practice or accounting method, (B) Seller shall provide Buyer with a draft copy of each such Seller-Signed Tax Return at least 20 Business Days before the due date for the filing of such Tax Return (including extensions) (or (x) as soon as reasonably practicable in the case of any such Seller-Signed Tax Return due less than 20 Business Days after the Closing Date and (y) if such Tax Return is not an income Tax Return, as soon as reasonably practicable prior to the due date for timely filing), (C) Seller shall consider in good faith any comments provided by Buyer within five Business Days after receipt of the draft from Seller (or promptly following receipt by Buyer of such draft Tax Return if such Tax Return is not an income Tax Return) and (D) Seller shall provide Buyer with a finalized copy of such Seller-Signed Tax Return provided, that notwithstanding anything to the contrary in this Section 6.8, Seller shall be entitled to file any Seller-Signed Tax Return on the due date thereof, but shall be required to amend any such filed Seller-Signed Tax Return if required to conform to the outcome of a dispute governed by Section 6.8(f)(iii). As used herein, “Seller-Signed Tax Returns” means (A) all Tax Returns relating to the Purchased Entities prepared or filed on an affiliated, consolidated, combined or unitary basis with Seller or any of its Affiliates (other than the Purchased Entities) for Pre-Closing Tax Periods but which are due following the Closing (giving effect to extensions granted by right) (B) all Tax Returns with respect to the Purchased Assets that Seller or any of its Affiliates (other than the Purchased Entities) are required to file, and (C) for the avoidance of doubt, all amendments of the Tax Returns set forth in clauses (A) and (B).
(ii) Except as provided in Section 6.8(b) and Section 6.8(c), Buyer shall prepare and file, or cause to be prepared and filed, at Buyer’s sole cost and expense, all Buyer-Signed Tax Returns in a timely manner with the appropriate Taxing Authorities; provided, that Buyer (A) shall provide Seller with a draft copy of each such Buyer-Signed Tax Return at least 20 Business Days before the due date for the filing of such Tax Return (including extensions) (or (x) as soon as reasonably practicable in the case of any such Buyer-Signed Tax Return due less than 20 Business Days after the Closing Date and (y) if such Tax Return is not an income Tax Return, as soon as reasonably practicable prior to the due date for timely filing), (B) shall incorporate any Seller Tax Determinations requested by Seller with respect to any Buyer Signed Tax Returns and consider in good faith any other comments consistent with the requirements in this Section 6.8(d)(ii) in each case provided or requested by Seller within 10 Business Days after receipt of the draft from Buyer (or promptly following receipt by Seller of such draft Tax Return if such Tax Return is not an income Tax Return), and, if Buyer disagrees with such comments, then Section 6.8(f)(ii) shall apply in the case of such disagreement, (C) shall use commercially reasonable efforts to provide Seller with a finalized copy of such Buyer-Signed Tax Return that is an income Tax Return prior to such due date and (D) shall provide Seller with a finalized copy of such Buyer-Signed Tax Return that is not an income Tax Return; provided, that notwithstanding anything to the contrary in this Section 6.8, Buyer shall be entitled to file any Buyer-Signed Tax Return on the due date thereof, but shall be required to amend any such filed Buyer-Signed Tax Return if required to conform to the outcome of a dispute governed by Section 6.8(f)(iii). All Buyer-Signed Tax Returns shall (to the extent related to the Purchased Shares, Purchased Assets, Assumed Liabilities or the Business) be prepared using accounting methods and other practices that are consistent with those used in the Tax Returns filed prior to the Closing and in accordance with the agreements in Section 6.8 and Section 3.3, as applicable (in each case, except as otherwise required by applicable Law or this Agreement, or to correct any clear errors) or as permitted by applicable Law to the extent Seller or the Purchased Entities, as applicable, have no established practice with respect to a position, practice or accounting method. As used herein, “Buyer-Signed Tax Returns” means (A) all Tax Returns for Tax periods ending on or before the Closing Date but which are due following the Closing Date (giving effect to extensions granted by right) and Tax Returns for Straddle Periods, in each case that are of the Purchased Entities or relate to the Purchased Assets or the Business, in each case, other than Seller-Signed Tax Returns and Tax Returns provided for in Section 6.8(b) or Section 6.8(c) and (B) for the avoidance of doubt, all amendments of the Tax Returns set forth in clause (A).
(iii) With respect to each Tax Return described in this Section 6.8(d), the Party required to file such Tax Return (or cause such Tax Return to be filed) pursuant to this Section 6.8(d)(the “Tax Return Filer”) shall timely pay to the relevant Taxing Authority the amount, if any, shown as due on such Tax Return; provided, that if the Tax Return Filer is not permitted to make such payment under applicable Law, then the Parties shall cooperate in good faith to arrange for such amount to be paid to the relevant Taxing Authority in a manner permitted by applicable Law; provided, further, that the obligation to make payments pursuant to this Section 6.8(d) shall not affect such Tax Return Filer’s right, if any, to receive payments under Section 6.8(g) or otherwise be indemnified under this Agreement with respect to any Taxes.
(iv) On or before the due date of any Tax Return described in this Section 6.8 (including extensions), the relevant Tax Return Filer shall notify the other Party of any amounts shown as due on such Tax Return and to be paid by such Tax Return Filer and its Affiliates, or any portions of any such amounts, for which the other Party must indemnify the Tax Return Filer under this Agreement, in each case, representing such liabilities for Taxes which are the responsibility of the applicable Party as determined pursuant to this Section 6.8, and, in the case of Seller, taking into account Taxes specifically taken into account in calculating Net Working Capital or Indebtedness, or otherwise specifically taken into account in the calculation of Purchase Price, or recovered under the R&W Insurance Policy or, if applicable, the Tax Policy (less any reasonable expenses (including Taxes or the use of any Tax benefit (provided, however, that for the avoidance of doubt, any change in Tax basis resulting from such recovery shall not be considered use of a Tax benefit)), and such other Party shall pay such amounts (or portions thereof) to the Tax Return Filer no later than such due date or, if later, 10 Business Days after the date on which notice of such amounts (or portions thereof) is provided by the Tax Return Filer pursuant to this Section 6.8(d)(iv). Notwithstanding anything to the contrary herein, failure of the Tax Return Filer to notify the other Party as described in the preceding sentence or provide any Tax Return prior to its filing shall not modify or affect such Tax Return Filer’s rights hereunder (including the right to indemnification for any Taxes reflected on such Tax Return) or the indemnity obligations of the other Party except to the extent failure to do so actually and materially prejudices the other Party.
(v) The Parties hereby agree that Seller (A) shall make any Tax election contemplated in the Step Plan (as amended pursuant to the terms of this Agreement) to effectuate the Restructuring Activities, (B) shall be permitted to make any election under Section 245A of the Code (including an election under Treasury Regulations Section 1.245A-5(e)(3)) with respect to any Purchased Entity that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (and any corresponding or similar provisions of applicable Law) to the extent such election relates to a Pre-Closing Tax Period for any Purchased Entity, and, in each case, Buyer shall, and shall cause its Affiliates to, cooperate in making each such election, including entering into a written binding agreement with Seller, as described in Treasury Regulations Section 1.245A-5(e)(3)(i)(C)(2), to close a controlled foreign corporation’s tax year for all purposes of the Code, and (C) shall be permitted to make, in its sole discretion, any Tax elections or similar decisions related to Taxes of Seller and the preparation of Tax Returns of Seller with respect to a Purchased Entity that ceases to be a member of the consolidated group within the meaning of Treasury Regulations 1.1502-1(h) of which Seller is the parent (or any similar or corresponding combined, consolidated or unitary group under state, local, or non-U.S. Tax Law) including, without limitation, any election permitted under Treasury Regulations Section 1.1502-36(d), to the extent such election or decision relates to a Pre-Closing Tax Period for any Purchased Entity.
(vi) The Parties hereby agree to reasonably cooperate to determine whether (A) any election will be made with respect to any Purchased Entity under Section 338 or 336(e) of the Code (or any corresponding or similar provisions of applicable state, local or non-U.S. Law) in connection with the transactions contemplated under this Agreement or (B) to change the classification of any Purchased Entity to that of a partnership or a disregarded entity for U.S. federal (and applicable state and local) Tax purposes pursuant to Treasury Regulations Section 301.7701-3 with effect no more than one day prior to the Closing (and representations and warranties shall be deemed updated accordingly to permit such changes such that no breach thereof will be deemed to have occurred thereby) (any election described in clause (A) or (B), a “Deemed Asset Sale Election”). Notwithstanding the foregoing, Seller may, in its sole discretion, approve or reject any Deemed Asset Sale Election that is not expressly set forth in the Step Plan.
(e) Refunds. Any Party that receives or becomes entitled to (or whose Subsidiary or Affiliate receives or becomes entitled to refunds (or credits in lieu of refunds) of or arising in connection with Taxes (i) for which the other Party paid or would be liable under Section 6.8(a), Section 6.8(b), Section 6.8(c), Section 6.8(d) or Section 6.8(g), or (ii) in the case of Seller, that are paid by or on behalf of Seller or its Subsidiaries prior to Closing or specifically taken into account in calculating Net Working Capital or Indebtedness, or otherwise specifically taken into account in the calculation of the Purchase Price (a “Refund Recipient”), shall pay to the other Party the entire amount of such refund or credit (including any interest thereon from any Taxing Authority, but net of any (x) Taxes imposed by, a Taxing Authority with respect to such refund or credit or other additional Tax payable as a result thereof (y) reasonable and documented costs to obtain any such refund or credit, and (z) reasonable and documented costs incurred in preparing any claim for such refund or credit) but only to the extent any such refund or credit (1) is not attributable to a carryback of any losses, credits or other Tax attributes from any period (or portion thereof) beginning after the Closing Date, (2) is not attributable to any losses, credits or other Tax attributes relating to Buyer or its Affiliates (other than the Purchased Entities), (3) is not required to be paid over to any other Person under any Contract to which the Purchased Entities is a party as of the Closing, and (4) is not the subject of a then-pending Tax Claim. Any amount required to be paid to a Refund Recipient pursuant to this Section 6.8(e) shall be paid over to the Refund Recipient (A) in the case of a refund actually received, no more than 20 Business Days after receiving such refund and (B) in the case of a credit, no more than 20 Business Days after the filing of a Tax Return utilizing such credit to offset cash Taxes otherwise payable; provided, that if such Refund Recipient is required to repay to the relevant Taxing Authority such refund or credit, the other Party shall, upon the request of such Refund Recipient, repay the amount previously paid to such other Party pursuant to this Section 6.8 in respect of such refund or credit (plus any penalties, interest or other charges imposed by the relevant Taxing Authority and attributable to such refund or credit so paid to the Refund Recipient). If a Party determines that the other Party (or one of its Affiliates) is entitled to file a claim for refund or an amended Tax Return providing for a refund (or credits in lieu of refunds) with respect to Taxes as described in the first sentence of this Section 6.8(e), then the latter Party will, if the other Party so requests and solely at such requesting party’s expense, cause such claim for refund or amended Tax Return to be filed; provided, that in the non-requesting Party’s reasonable judgment, filing or making such claim or filing such amended Tax Return would not reasonably be expected to result in any non-de minimis unreimbursed cost or adverse Tax consequences to the non-requesting Party or any of its Affiliates.
(f) Cooperation and Assistance.
(i) Except as specifically contemplated in the Step Plan, Buyer shall not, and shall cause its Affiliates not to, (A) make, revoke, or change any Tax election of the Purchased Entities or related to the Purchased Assets, the Assumed Liabilities, the Retained Liabilities or the Business for a Pre-Closing Tax Period, (B) amend, file, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Seller-Signed Tax Return or Buyer-Signed Tax

Return, except as contemplated in Section 6.8(d) or in connection with the resolution of any Tax Claim in accordance with Section 6.8(g), (C) initiate discussions with any Taxing Authority (including any voluntary disclosure agreement or similar process) regarding any Tax Liability of or with respect to the Purchased Entities, the Purchased Assets, the Assumed Liabilities, the Retained Liabilities or the Business for a Pre-Closing Tax Period, (D) carry back any Tax attribute, including any loss, loss carry forward, credit, credit carry forward, prepaid Tax or refund, and any claim for or right to receive any of the foregoing of any of the Purchased Entities from a Tax period ending after the Closing Date to any Pre-Closing Tax Period, or (E) settle, compromise or otherwise concede any Tax Claim of or with respect to the Purchased Entities, the Purchased Assets, the Assumed Liabilities, the Retained Liabilities or the Business with respect to any Pre-Closing Tax Period, in each case, without Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
(ii) The Parties shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other Proceeding with respect to a Tax Claim for any Pre-Closing Tax Period or which otherwise relates to Taxes addressed in this Section 6.8 or in Section 3.3 (including execution of a customary access letter if required by Seller’s or Buyer’s (as applicable) outside accountants) and shall cooperate with one another and the applicable insurance provider in connection with pursuing any claims under the Tax Policy. Without limiting the foregoing, such cooperation shall include, to the extent applicable, reasonable cooperation (i) with respect to the payment and reimbursement of any payments required in advance of challenging any Tax Claim, including any competent authority appeal, (ii) on the delivery of any required resale exemption certificates or other applicable exemption certificates, and (iii) in the event any transaction contemplated under this Agreement or the Step Plan is subject to VAT, or where a Taxing Authority determines that such transaction should not be considered a “transfer of a going concern” with respect to the payment of such VAT, to ensure that that the total amount of VAT borne by each of Buyer (and its Affiliates) or Seller (and its Affiliates) under this Agreement, taking into account the effect of any recovery of VAT, shall be 50% of the amount of VAT economically borne by the parties hereto as a result of this Agreement.
(iii) If the Parties disagree as to the treatment of any item shown on a Tax Return to be filed pursuant to this Section 6.8 or with respect to any calculation with respect to any such Tax Return, an independent law firm or public accounting firm of a nationally recognized standing in the United States and reasonably acceptable to both Seller and Buyer (the “Selected Firm”) shall determine, consistent with Seller’s past practice and the agreements set forth in Section 6.8 and Section 3.3 (in each case, except as otherwise required by Law), how the disputed item is to be treated on such Tax Return (“Selected Firm’s Determination”). If the Selected Firm’s Determination has not been made prior to the due date for filing such Tax Return, the Party required to file such Tax Return may file such Tax Return as it deems appropriate, and if the subsequent Selected Firm’s Determination is that such Tax Return should have been filed in some other manner, the filing Party shall amend such Tax Return in accordance with the Selected Firm’s Determination. The fees and expenses (and any VAT in respect thereof) of the Selected Firm shall be allocated to be paid by Seller and Buyer in inverse proportion (based on the disputed amounts proposed by each to the Selected Firm) as they may each prevail on matters resolved by the Selected Firm, which proportionate allocations and resulting fee allocation shall also be determined by the Selected Firm at the time the determination of the Selected Firm is rendered on the merits of the matters submitted.
(iv) The Parties shall retain records, documents, accounting data and other information in whatever form that are necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that relate to Tax periods that begin on or prior to the Closing Date. Such retention shall be in accordance with the record retention policy of the respective Party, but in no event shall any Party destroy or otherwise dispose of such records, documents, accounting data and other information prior to the expiration of the applicable statute of limitations (including extensions). Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information and shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided to the extent necessary for a reasonable review. Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation to provide Buyer with any consolidated, combined or unitary Tax Return filed by Seller or any of its Affiliates or any predecessor entity to Seller or of any of its Affiliates or any materials related thereto, and Buyer shall have no obligation to provide Seller with any consolidated, combined or unitary Tax Return filed by Buyer or any of its Affiliates or any predecessor entity to Buyer or of any of its Affiliates or any materials related thereto.
(g) Tax Controversies.
(i) A Party shall promptly notify the other Party in writing (in no event later than 10 Business Days) (a “Notification”) upon receipt of written notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or any of its Affiliates) is liable under Section 6.8, or may give rise to an indemnification payment under Section 6.8, or any audits, adjustments, assessments, or redeterminations with respect to Taxes for which Tax credits or refunds may be claimed by the other Party (or any of its Affiliates) under applicable Law. Failure to give such Notification shall not relieve the indemnifying party from Liability under this Section 6.8, except if and to the extent that the indemnifying party is actually and materially prejudiced thereby. Subject to further provisions of this Section 6.8(g)(i), Seller shall be entitled to conduct, direct, control and be responsible for the complete defense of any audit or administrative or court Proceeding relating to Taxes (a “Tax Claim”) with respect to the Purchased Entities for which it may be solely liable (a “Seller Tax Claim”), and to employ counsel of its choice at its expense; provided, that (A) Buyer, at its sole cost and expense, shall have the right to participate in any Seller Tax Claim, (B) Seller shall control the Tax Claim diligently and in good faith, (C) Seller shall keep Buyer reasonably informed regarding the status of such Seller Tax Claim, and (D) Seller shall not settle, resolve, or abandon any such Seller Tax Claim without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Buyer shall be entitled to conduct, direct, control and be responsible for, the complete defense of any Tax Claim relating to Taxes for which Seller is partially liable and any Seller Tax Claim that Seller does not elect to control (each, a “Buyer Tax Claim”), provided that (I) Buyer shall assume control of the Buyer Tax Claim diligently and in good faith, (II) Buyer shall keep Seller reasonably informed regarding the status of such Buyer Tax Claim, (III) Seller shall have the right to participate in such Buyer Tax Claim at its sole cost and expense, and (IV) Buyer shall not settle, resolve, or abandon any such Buyer Tax Claim without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Any Tax liabilities imposed or assessed in connection with any Seller Tax Claims or Buyer Tax Claims shall be paid in the manner and within the period specified by applicable Law by the party responsible under applicable Law for making such payment and shall, for the avoidance of doubt, be subject to the indemnification provisions of this Section 6.8. Notwithstanding anything to the contrary herein, Seller shall not be liable for Losses attributable to Buyer’s defense of each Buyer Tax Claim in excess of the portion of the reasonable and documented out-of-pocket costs incurred by Buyer in the defense of such Buyer Tax Claim in an amount corresponding to the proportionate share of the Tax Liabilities resulting from such Buyer Tax Claim borne by Seller pursuant to this Agreement. For the avoidance of doubt, Buyer shall be entitled to conduct, direct, control and be responsible for the complete defense of a Tax Claim with respect to the Purchased Entities, the Purchased Assets or the Business that is not a Seller Tax Claim or a Buyer Tax Claim.
(ii) To the extent any proceeding in respect of any Seller Tax Claim or Buyer Tax Claim involves a competent authority appeal under any Tax treaty or requires a payment in advance of challenging any Tax Claim (a “Tax Challenge Prepayment”), Buyer acknowledges that correlative relief may be available only if a Purchased Entity makes a payment to Seller or any of its Subsidiaries or another Purchased Entity (any such payment by a Purchased Entity, a “Correlative Relief Payment”) or makes a Tax Challenge Prepayment to the applicable Taxing Authority. In the event such correlative relief is available only if a Purchased Entity makes a Correlative Relief Payment or a Seller Tax Claim or Buyer Tax Claim requires a Tax Challenge Prepayment to be made, and the Party responsible for controlling such Seller Tax Claim or Buyer Tax Claim under Section 6.8 decides to pursue such correlative relief or challenge such Seller Tax Claim or Buyer Tax Claim, as applicable (in each case with the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed), (A) Buyer shall cause such Purchased Entity to make such Correlative Relief Payment or Tax Challenge Prepayment; provided, however, that if such Purchased Entity is required under applicable Law to withhold any Tax in respect of such Correlative Relief Payment, such Purchased Entity shall withhold such Tax, shall pay over the amount of such Tax to the applicable Taxing Authority, and shall deliver to Seller a receipt for such withheld Tax (or, if a receipt is not issued by such Taxing Authority, such other evidence of payment of such Tax as is available to such Purchased Entity and reasonably acceptable to Seller), and (B) Seller shall pay, or cause to be paid, to Buyer or, at Buyer’s option, the Purchased Entity making such Correlative Relief Payment or Tax Challenge Prepayment, an amount equal to the amount of such Correlative Relief Payment or, in the case of a Tax Challenge Prepayment, the amount of such Tax Challenge Prepayment that relates to Taxes for which Seller is liable under this Section 6.8 (not reduced by any amount withheld).
(iii) This Section 6.8 shall govern to the extent it would otherwise be inconsistent with Section 9.3.
(h) Treatment of Taxes Reflected in the Purchase Price. For the avoidance of doubt, for all purposes of allocating obligations or rights under this Section 6.8, Seller shall be deemed to have paid that amount of any such Taxes specifically taken into account in calculating Net Working Capital or Indebtedness, or otherwise specifically taken into account in the calculation of the Purchase Price and satisfied its obligations to pay Buyer, or indemnify Buyer, for such amounts to the extent so reflected.
(i) Termination of Tax Sharing Agreements. All Tax Sharing Agreements between the Purchased Entities, on the one hand, and Seller or any of its Affiliates (other than a Purchased Entity), on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, no Purchased Entity shall be bound thereby or have any liability thereunder. Seller shall provide to Buyer such evidence as Buyer may reasonably request of the termination of any Tax Sharing Agreement.
(j) Treatment of Transaction Tax Deductions. Notwithstanding anything to the contrary herein, for the purpose of determining the Taxes for which Seller is responsible, (1) all Transaction Tax Deductions shall be deemed deducted in a Pre-Closing Tax Period consistent with a “more likely than not” or higher standard of deductibility in such portion of the Straddle Period ending on the Closing Date, and (2) for the avoidance of doubt, estimated (or other prepaid) Tax payments and any overpayments of Taxes, net operating losses, Tax credits, Tax amortization, and other, similar Tax assets, deductions, or offsets with respect to taxable periods ending on or including the Closing Date (collectively, “Tax Attributes”) (with the portion of any Tax Attributes attributable to any Straddle Period ending on the Closing Date determined in accordance with Section 6.8(a)(iii)) shall be taken into account in a Pre-Closing Tax Period, in each case using such Tax Attributes to the maximum extent possible to minimize such Taxes (to the extent sustainable based on at least a “more likely than not” level of comfort).
(k) Tax Treatment. For U.S. federal, and applicable state and local, income Tax purposes, the Parties agree that the purchase and sale of the Purchased Assets set forth in Section 2.1 and the purchase and sale of the Purchased Shares set forth in Section 2.2 shall be treated as taxable sales governed by Section 1001 of the Code and except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provisions of state or local Tax Law), the Parties shall, and shall cause their respective Affiliates to, (i) treat and report the transactions contemplated hereby in all respects consistently with the provisions of this Section 6.8(k) for purposes of any U.S. federal, state, or local Tax Laws and (ii) not take any actions or positions inconsistent with the obligations of the Parties set forth herein with respect to Taxes.
(l) Optional Restructuring Activities. Notwithstanding anything herein to the contrary, Seller shall be permitted to undertake or refrain from undertaking the Restructuring Activities labelled as “optional” in the Step Plan in Seller’s sole discretion, provided that prior to completing any such optional Restructuring Activities (the “Loss Transaction”), Seller shall obtain a specialty tax insurance policy (the “Tax Policy”) providing full and comprehensive coverage for any losses arising out of, resulting from, or related to such transaction whether incurred by Seller, Buyer, or their respective Affiliates. The premiums, underwriting fees, brokers’ commissions, brokers’ fees, and Taxes in respect of or relating to the Tax Policy and any Taxes incurred in connection with obtaining the Tax Policy shall be borne by Seller. The Tax Policy shall include Seller (and/or its Affiliates) as the named insured and Buyer (and/or its Affiliates, as agreed to by Buyer and Seller) as additional insureds, and the Parties shall procure that Buyer holds all of the rights of the named insured as set forth therein. The Tax Policy shall include, and shall have a limit of liability sufficient to provide insurance coverage for, Buyer’s and Seller’s (and their Affiliates, including the

Purchased Entities) potential tax liabilities and additional losses customarily covered by comparable tax insurance policies (including, for the avoidance of doubt, Taxes, potential penalties, fees, interest, gross-up, and contest / defense costs) with respect to any challenge of the Loss Transaction by the IRS or another applicable Taxing Authority, provided that such policy limit shall be $400,000,000; provided however, that at Buyer’s sole election, Buyer may require that the policy limit of the Tax Policy be increased to up to $1,000,000,000; provided further, that Buyer shall reimburse Seller for the difference in the cost of any premiums, underwriting fees, brokers’ commissions, brokers’ fees and Taxes resulting from or related to such increase. Buyer shall have the right to review and comment on the Tax Policy, and any such Tax Policy shall, in binding draft, be in form and substance reasonably satisfactory to Buyer, subject to the express terms and agreements set forth in this Section 6.8(l). Buyer shall use commercially reasonable efforts to cooperate with Seller to obtain any such Tax Policy, including providing information reasonably requested by Seller in connection therewith (including, but not limited to, making time to participate in underwriting calls, assisting with responses to questions from the insurer and its advisers and representatives). Seller shall not amend, waive, modify, supplement, or otherwise alter the Tax Policy in any way that could be adverse to the interests of the Buyer or its Affiliates without the Buyer’s prior written consent (including, for the avoidance of doubt any settlement of a claim thereunder) not to be unreasonably withheld, conditioned or delayed, and shall ensure that such Tax Policy is maintained in full force and effect throughout the policy period set forth therein. The Seller shall promptly notify Buyer in the event Seller becomes aware of any fact or event which could result in a claim under the Tax Policy, and Buyer shall have the right to reasonably participate in such claim process, consistent with the rights set forth in Section 6.8(g).
(m) Settlement of Certain Intercompany Accounts. Prior to the Closing Date, Seller shall use commercially reasonable efforts to settle, or cause to be settled, any outstanding intercompany trade liabilities or assets among the Purchased Entities to the extent such trade liabilities or assets have been outstanding for more than 45 days (or 90 days in the case of intercompany trade liabilities or assets with respect to a Purchased Entity formed in China or India) in order to eliminate or minimize any Excess Intercompany Amounts, provided Seller shall not have any liability for the failure to settle any such intercompany trade liabilities or assets other than the inclusion of any Excess Intercompany Amount in the Excess Cash Amount.
Section 6.9 Indemnification of Directors and Officers.
(a) For a period of six years after and beginning on the Closing Date (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six-year anniversary of the Closing Date), unless otherwise required by applicable Law, Buyer shall and shall cause the Purchased Entities and their Subsidiaries to take any necessary actions to provide that all rights to exculpation, indemnification or expense advancement and all limitations on Liability existing in favor of the Business Indemnitees as provided in the D&O Indemnity Arrangements shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Purchased Entities and their Subsidiaries after the Closing (or be replaced with such rights and limitations as are no less favorable to such Business Indemnitees) and shall otherwise pay and disburse when due all indemnification and expense advancement obligations owed to any Business Employee following the Closing under the D&O Indemnity Arrangements. Further, from and after the Closing, Buyer shall cause the Purchased Entities to indemnify, and advance expenses to, each Business Indemnitee in their capacities as such, in respect of actions, omissions or events through and including the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Law. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, in favor of the Business Indemnitees as provided in the D&O Indemnity Arrangements, shall survive the Closing and shall continue in full force and effect in accordance with the terms thereof. As used herein, (i) the “Business Indemnitees” means individuals who at or prior to the Closing were current or former officers, directors or individual managers of the Purchased Entities and their Subsidiaries (or the predecessors of the Purchased Entities and their Subsidiaries) relating to service in such capacities prior to the Closing, and (ii) the “D&O Indemnity Arrangements” means (A) the Organizational Documents of the Purchased Entities and their Subsidiaries in effect on the Agreement Date, (B) any

Contract provided by Seller to Buyer prior to the Agreement Date providing for indemnification by the Purchased Entities and their Subsidiaries of any of the Business Indemnitees in effect on the Agreement Date (or in effect thereafter on the same standard form used by Seller and its Subsidiaries in the jurisdiction in question provided to Buyer prior to the Agreement Date) to which Seller, any Purchased Entity or any of their respective Subsidiaries is a party, or (C) if a Purchased Entity is not formed as of the Agreement Date but formed prior to the Closing Date in accordance with this Agreement, the formation documents of such Purchased Entity containing customary indemnification and expense advancement provisions substantially similar to the provisions in the documents referred in clause (ii)(A) of this Section 6.9(a).
(b) With respect to any indemnification obligations of Buyer pursuant to this Section 6.9, Buyer hereby acknowledges and agrees (for itself and on behalf of the Purchased Entities) that (i) Buyer or the applicable Purchased Entity shall be the indemnitor of first resort with respect to all indemnification obligations of Buyer pursuant to this Section 6.9 (i.e., their obligations to an applicable Business Indemnitees are primary and any obligations of any other Person to advance expenses or to provide indemnification or insurance for the same expenses or Liabilities incurred by such Business Indemnitee are secondary) and (ii) other than as set forth in Section 6.7 or Section 9.1(a), Buyer or the applicable Purchased Entity irrevocably waive, relinquish and release any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.
(c) In the event that the Purchased Entities, their Subsidiaries or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer, the Purchased Entities or their applicable Subsidiaries, as the case may be, shall succeed to the obligations set forth in this Section 6.9.
(d) The obligations of Buyer under this Section 6.9 are intended to be for the benefit of each Business Indemnitee and such Business Indemnitee’s respective estate, heirs and representatives and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.9 applies without the express written consent of such affected indemnitee and it is expressly agreed that the indemnitees to whom this Section 6.9 applies are third party beneficiaries of this Section 6.9 and entitled to enforce the covenants contained herein.
Section 6.10 Non-Competition; Non-Solicitation.
(a) During the period commencing on the Closing Date and ending three years after the Closing Date (or such shorter period as required by applicable Law), Seller shall not, and shall cause its Subsidiaries not to, engage in, or hold any ownership interest in any Person who engages in, a business that competes with the Business as the Business is operated on the Agreement Date and as of the Closing Date by Seller and its Subsidiaries anywhere in the world, including the manufacture, distribution, installation or sale of any Products that are under development or are manufactured, distributed or sold by the Business as of the Closing Date anywhere in the world (“Competing Activity”).
(b) Notwithstanding anything to the contrary in Section 6.10(a), Seller and its Subsidiaries may in all events:
(i) engage in any business conducted by Seller or its Subsidiaries as of the Closing Date other than the Business and continue to sell the products and services sold by them (or any of them) on the Agreement Date or as of the Closing Date that are not Products that are under development or are manufactured, distributed or sold by the Business as of the Closing Date, and any new releases, updates and successors to such products and services;
(ii) continue to perform any Competing Activity for the benefit of Buyer or any of its Affiliates as required or contemplated by this Agreement or any other Transaction Document;
(iii) acquire any Person, or one or more divisions or lines of business of a Person, that engages in a Competing Activity by merger or a purchase of shares or assets of a Person so long as, immediately prior to the time of such acquisition, the Competing Activity does not account for the lesser of either $25,000,000 or 10% of the aggregate annual gross revenues of such Person, or the acquired divisions or lines of business of such Person, as applicable, for its most recent fiscal year preceding the acquisition, in each case, based, to the extent available, on the most recently available annual consolidated financial statements of such Person or annual financial statements of such divisions or lines of business of such Person, as applicable;
(iv) own and operate any Person, division or line of business acquired in compliance with Section 6.10(b)(iii); provided, that the Competing Activity does not at any point prior to the three-year anniversary of the Closing Date exceed the lesser of either $25,000,000 or 10% of the aggregate annual gross revenues of such Person, or the acquired divisions or lines of business of such Person, as applicable, in any fiscal year;
(v) directly or indirectly hold interests in or securities of any Person engaged in a Competing Activity to the extent that such investments do not, directly or indirectly, confer on Seller or its Subsidiaries, in the aggregate, 10% or more of the voting power or economic interests of such Person, and Seller and its Subsidiaries remain passive investors and are not involved in the business operations of such Person (other than board seats and board observer seats reasonably commensurate with the size of the investment); and
(vi) conduct the activities set forth on Schedule 6.10(b)(vi) of the Disclosure Letter.
(c) During the period commencing on the Closing Date and ending three years after the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit to hire or, in such jurisdictions where such restriction would not be prohibited by Law, hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any Continuing Employee. This restriction shall not apply to Persons who have been terminated by Buyer or one of its Subsidiaries prior to commencement of employment discussions between Seller or its Subsidiaries or any of their respective Representatives and such Person, and nothing in this Section 6.10(c) shall restrict Seller or its Subsidiaries from engaging in general or public searches, solicitations or advertising by or on behalf of Seller or such Subsidiary (including through search firms) that are not specifically directed towards any such Person described in the first sentence of this Section 6.10(c).
(d) Buyer shall take the actions set forth on Schedule 6.10(d) of the Disclosure Letter.
Section 6.11 Further Assurances; Post-Closing Payments.
(a) In addition to the actions specifically provided for elsewhere in this Agreement and subject to and in compliance with any limitations set forth in Section 6.3 with respect to Antitrust Laws or foreign direct investment Laws, each of the Parties will cooperate with each other and use its reasonable efforts, prior to, at and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the Purchase Transaction and the other transactions contemplated hereby, including, prior to the Closing, the satisfaction of the respective conditions set forth in Article 7 and including the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents; provided, that all such actions are in accordance with applicable Law. Notwithstanding the foregoing, from time to time, whether at or after the Closing and subject to the other terms of this Agreement, (i) Seller and its Subsidiaries (as appropriate) will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions, at Buyer’s sole expense (unless such action is otherwise expressly contemplated to be performed by (or caused to be performed by) Seller by this Agreement or another Transaction Document), as Buyer may reasonably request to more effectively convey and transfer title to Buyer any of the Purchased Assets or Purchased Shares or otherwise carry out the intent of this Agreement and the other Transaction Documents and effect the transactions contemplated hereby and thereby, and (ii) Buyer will execute and deliver such instruments, certificates, agreements and other documents and perform such other actions, at Seller’s sole expense (unless such action is otherwise expressly contemplated to be performed by (or caused to be performed by) Buyer by this Agreement or another Transaction Document), as Seller or its Subsidiaries may reasonably request to more effectively assume the Assumed Liabilities or otherwise carry out the intent of this Agreement and the other Transaction Documents and effect the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in this Section 6.11(a), Seller will not be required to make any payments, incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent of any Person (except to the extent Seller and Buyer reasonably agree to expend money and share in such expenditure equally).
(b) In addition to the actions specifically provided for elsewhere in this Agreement and subject to and in compliance with any limitations set forth in Section 6.3 with respect to Antitrust Laws or foreign direct investment Laws, from the date of this Agreement until the Closing Date, Seller and Buyer shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to (i) obtain any Consents required from third parties (excluding, for the avoidance of doubt, any Governmental Authority) in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents under the Assigned Material Contracts and (ii) transfer any Permits required to be transferred to or from a Purchased Entity in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents; provided, that (A) neither Seller nor any of its Affiliates shall have any obligation to make any payments or incur any Liability to obtain any Consents of third parties or effect the transfers or arrangements contemplated by this Section 6.11(b) other than (1) general internal costs, overhead and use of internal personnel and assets or infrastructure and (2) any costs approved by Seller and Buyer (which such costs shall be shared equally by Buyer and Seller, in which case, Seller shall, or shall cause its Subsidiaries to, promptly upon receipt of Buyer’s portion of such payment, make such payment in full), and (B) subject to Seller’s compliance with its obligation under this Section 6.11, the failure to receive any such Consents or to effect any such transfers or arrangements shall not be taken into account in determining whether any condition to the Closing set forth in Article 7 shall have been satisfied.
(c) In the event that, on or after the Closing, either Party receives payments or funds or, in the case of Seller, retains Purchased Assets, or in the case of Buyer, receives Retained Assets, or such Party discovers funds or, in the case of Seller, Purchased Assets, or in the case of Buyer, Retained Assets, due or belonging to the other Party pursuant to the terms hereof or any of the Transaction Documents, then the Party receiving or discovering such payments or funds or, in the case of Seller, Purchased Assets, or in the case of Buyer, Retained Assets, shall promptly forward, transfer or cause to be promptly forwarded or transferred such payments or funds or, in the case of Seller, Purchased Assets, or in the case of Buyer, Retained Assets, to the proper Party (with appropriate endorsements, as applicable), for no additional consideration and will account to such other Party for all such receipts. In the event that, on or after the Closing, Seller is found subject to any Assumed Liabilities or Buyer is found subject to any Retained Liabilities, or Seller discovers it is subject to any Assumed Liabilities or Buyer discovers it is subject to any Retained Liabilities, then the other Party (i.e., Buyer in the case of Assumed Liabilities, or Seller in the case of Retained Liabilities) shall promptly assume or cause to be promptly assumed such obligations (with appropriate endorsements, as applicable), for no additional payment therefor. Without limiting the foregoing provisions of this Section 6.11 (c), Seller agrees that Buyer shall, following the Closing, have the right and authority to endorse any checks or drafts received by Buyer in respect of any account receivable of the Business included in the Purchased Assets or reflected in the Final Closing Net Working Capital and Seller shall furnish Buyer such evidence of this authority as Buyer may reasonably request. Following the Closing, if Buyer or any of its Subsidiaries receives any mail or packages addressed to Seller or its Subsidiaries and delivered to Buyer relating in whole or in part to the Retained Assets, the Retained Liabilities or any business of Seller and its Subsidiaries other than the Business, Buyer shall promptly deliver such mail or packages to Seller. Following the Closing, if Seller or any of its Subsidiaries receives any mail or packages exclusively relating to the Business, the Purchased Assets, the Purchased Shares or the Assumed Liabilities, Seller shall promptly deliver such mail or packages to Buyer.
Section 6.12 Privileges. The Parties agree that their respective rights and obligations to maintain, preserve, assert, or waive any attorney-client and work product privileges belonging to either Party with respect to the Business and the other businesses of Seller (collectively, “Privileges”), shall be governed by the provisions of this Section 6.12. With respect to matters relating to Seller’s businesses (other than the Business), the Retained Assets or the Retained Liabilities, in each case, regardless of whether such matters also relate to the Business, the Purchased Assets or the Assumed Liabilities, and with respect to all business records, documents, communications or other information (collectively, “Information”) of Seller or any of its Subsidiaries prepared in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. Buyer and its Affiliates (including, as of the Closing Date, the Purchased Entities) shall take no action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business, the Purchased Assets, the Purchased Shares and the Assumed Liabilities (but not including the Retained Assets, Retained Liabilities, Information prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or any other potential transaction relating to the Business or related sale process, or matters to the extent that they relate to the Retained Assets, Retained Liabilities or the businesses of Seller (other than the Business)). However, Buyer may not assert any such Privileges of the Purchased Entities, Seller or its Subsidiaries related to pre-Closing advice or communications relating to the Business against Seller and its Subsidiaries; provided, however, that, if the waiver of (or failure to assert) such Privilege, would reasonably be expected to result in such Privilege being waived in connection with any claim by a third party, Seller and Buyer shall, and shall cause their respective Affiliates and Subsidiaries to, enter into such reasonable arrangements as are reasonably necessary to ensure that such Privilege is not otherwise waived with respect to a third party, including customary joint defense agreements or similar arrangements. The rights and obligations created by this Section 6.12 shall apply to all Information as to which Seller, Buyer, their respective Subsidiaries or the Purchased Entities would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby or by the other Transaction Documents (the “Privileged Information”). Upon receipt by Seller or its Subsidiaries, or Buyer and its Subsidiaries (including, as of the Closing Date, the Purchased Entities), as the case may be, of any subpoena, discovery or other request from any third party that in such Party’s good faith judgment calls for the production or disclosure of Privileged Information of the other or if Seller or its Subsidiaries or Buyer or its Subsidiaries (including, as of the Closing Date, the Purchased Entities), as the case may be, obtains knowledge that any current or former employee of Seller, its Subsidiaries or the Purchased Entities or Buyer or its Affiliates (including, as of the Closing Date, the Purchased Entities), has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.12 or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Seller’s and Buyer’s agreement to permit the other to obtain information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in this Section 6.12 and Section 6.2, to maintain the confidentiality of such information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be. The access to Business Records and other information being granted pursuant to this Agreement, and the disclosure to Buyer and Seller of Privileged Information relating to the Business or the other businesses of Seller pursuant to this Agreement in connection with the transactions contemplated hereby or any other Transaction Document shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.12 or otherwise.
Section 6.13 Chain of Title Corrections. Prior to the Closing, Seller agrees to use commercially reasonable efforts to take or cause to be taken actions to address any defects, discrepancies, or issues in the chain of title for all Registered Transferred IPR, including but not limited to filing any necessary assignments, releases, name changes or other documentation at the United States Patent and Trademark Office and intellectual property offices or agencies in any other jurisdictions as necessary or otherwise correct the named owner in the public record of any registered Intellectual Property Rights, such that the title records at the applicable intellectual property offices and agencies properly reflect (or will reflect, after any such filing is processed) ownership of such registered Intellectual Property Rights in the name of a Purchased Entity. Seller shall provide to Buyer reasonable documentary evidence of any actions taken, and filings made, in connection with the foregoing prior to the Closing. In the event that any such filing to update the title records at the applicable intellectual property offices to name a Purchased Entity as the owner of record of such registered Intellectual Property Rights has not been filed at or prior to the Closing, Seller shall use commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents but excluding making any filings, which shall be the responsibility and at the sole cost and expense of Buyer) as Buyer may reasonably request, at the sole cost and expense of Seller, as necessary for Buyer to complete such updates following Closing.

Section 6.14 Guarantees. Buyer recognizes that Seller and certain of its Subsidiaries have provided, and prior to the Closing may provide, credit support to the Business, the Purchased Assets or the Purchased Entities pursuant to guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or its Subsidiaries in support of any obligation of the Business (the “Business Guarantees”). Buyer and Seller shall use their reasonable best efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing Date, valid and binding written releases of Seller and its Subsidiaries, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, which release shall be effective as of the Closing, including, in the case of Buyer and its Affiliates, as applicable, by providing substitute guarantees, furnishing letters of credit, instituting escrow agreements, posting surety or performance bonds or making other arrangements as the beneficiary may reasonably request. If any Business Guarantee has not been released as of the Closing Date, then Buyer and Seller shall continue to use their reasonable best efforts after the Closing to cause as promptly as practicable the complete and unconditional release of Seller and its Subsidiaries under such Business Guarantee to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, Seller and its Subsidiaries may, in such Person’s sole discretion, take any action to terminate, obtain release of or otherwise limit their Liability under any and all outstanding Business Guarantees.
Section 6.15 Existing Intercompany Agreements and Arrangements.
(a) Except as set forth in Section 6.15(b), Buyer and Seller acknowledge and agree that all Intercompany Agreements, and all rights and obligations of the Business or the Purchased Entities, Seller and Seller’s Subsidiaries under such Intercompany Agreements will be terminated at or prior to the Closing without further liability or obligation thereunder. No such terminated Intercompany Agreement or any arrangement, commitment or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time.
(b) The provisions of Section 6.15(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):
(i) this Agreement, the other Transaction Documents and each other Contract expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued after the Effective Time;
(ii) the Intercompany Agreements listed on Schedule 6.15(b) of the Disclosure Letter; and
(iii) the Shared Contracts, which are addressed in Section 2.6.
Section 6.16 R&W Insurance Policy. At or prior to the Closing, Buyer shall obtain third party insurance in respect of inaccuracies or breaches of the representations and warranties made by Seller in this Agreement (the “R&W Insurance Policy”), which shall expressly waive all claims in connection with any inaccuracies or breaches of such representations and warranties (including, for the avoidance of doubt, a customary waiver of subrogation) against Seller other than in respect of Fraud, and expressly provide that Seller is an intended third-party beneficiary of such waiver. Buyer shall provide a genuine and complete copy of the R&W Insurance Policy to Seller at or prior to the Closing. Seller shall reasonably cooperate with Buyer with respect to Buyer’s procurement of the R&W Insurance Policy. Buyer shall not amend the subrogation waiver provision of the R&W Insurance Policy in any manner that would be adverse to Seller without Seller’s prior written consent. Buyer shall bear all premiums, underwriting fees, brokers’ commissions and Taxes required to obtain the R&W Insurance Policy, inclusive of broker compensation.
Section 6.17 Cooperation with Litigation.
(a) From and after the Closing, Buyer shall provide and, as applicable, cause its Subsidiaries and its and their respective employees to provide, all such reasonable cooperation to Seller, its Subsidiaries and their respective Representatives with respect to any third party claims or Proceedings relating to (i) the operation of the Business or (ii) the Retained Assets or Retained Liabilities, which cooperation shall include furnishing or causing to be furnished by Buyer and its Subsidiaries (and its and their respective employees) records, information, and deposition and trial testimony and preparation as reasonably requested by Seller, its Subsidiaries or their respective Representatives in connection therewith; provided, that (A) no such cooperation shall unreasonably interfere with the operation of the business of Buyer or any of its Subsidiaries, and (B) notwithstanding anything to the contrary in this Section 6.17(a), Buyer shall only be obligated to cause any Person to cooperate with Seller in such matters if and for so long as Buyer is capable of directing the actions of such Person. Seller shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by Buyer, its Subsidiaries or their respective employees or Representatives as a result of complying with this Section 6.17(a), except to the extent Seller (or the Seller Indemnified Parties) is entitled to indemnification therefor pursuant to Article 9.
(b) From and after the Closing, Seller shall provide and, as applicable, cause its Subsidiaries and its and their respective employees to provide, all such reasonable cooperation to Buyer, its Subsidiaries and their respective Representatives with respect to the Assumed Pending Litigation or any other third party claims or Proceedings relating to (i) the Business that relate to periods prior to the Closing or (ii) the Purchased Assets or Assumed Liabilities, which cooperation shall include furnishing or causing to be furnished by Seller and its Subsidiaries (and its and their respective employees) records, information, and deposition and trial testimony and preparation as reasonably requested by Buyer, its Subsidiaries or their respective Representatives in connection therewith; provided, that (A) no such cooperation shall unreasonably interfere with the operation of the business of Seller or any of its Subsidiaries, and (B) notwithstanding anything to the contrary in this Section 6.17(b), Seller shall only be obligated to cause any Person to cooperate with Buyer in such matters if and for so long as Seller is capable of directing the actions of such Person. Buyer shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by Seller, its Subsidiaries or their respective employees or Representatives as a result of complying with this Section 6.17(b), except to the extent Buyer (or the Buyer Indemnified Parties) is entitled to indemnification therefor pursuant to Article 9. Following the Closing, the Parties shall cooperate in good faith to transfer any Proceeding that is an Assumed Liability to a Purchased Entity.
(c) Seller and Buyer shall reasonably promptly notify each other of (i) the receipt of any written communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents, (ii) any Proceeding commencing or, to such Party’s knowledge, being threatened against such Party or any of its Affiliates that relates to the consummation of the transactions contemplated by this Agreement or the Transaction Documents, and (iii) any inaccuracy or breach of any representation, warranty or covenant contained in this Agreement of which Seller or Buyer (as applicable) has knowledge that would result in the failure of any of the conditions set forth in Article 7. The delivery of any notice pursuant to this Section 6.17(c) shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party sending or receiving such notice.
Section 6.18 Preparation of the Proxy Statement; Stockholder Meeting.
(a) Seller shall prepare and cause to be filed with the SEC as promptly as reasonably practicable following the Agreement Date (but in no event more than 20 Business Days thereafter), the Proxy Statement in preliminary form. Seller shall cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC. Buyer shall furnish all information as may be reasonably requested by Seller in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement, whether in preliminary form or definitive form, will be made by Seller without providing Buyer with a reasonable opportunity to review and comment thereon, and Seller shall consider any comments from or on behalf of Buyer in good faith. If, at any time prior to the Effective Time, any information relating to Buyer or Seller or any of their respective Affiliates, directors or officers should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Seller. Subject to applicable Law, Seller shall notify Buyer promptly of the receipt of any written or oral comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement, and the Parties shall use commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC. Subject to applicable Law, Seller shall cause the Proxy Statement to be disseminated to Seller’s stockholders as promptly as reasonably practicable after the earlier of (i) four Business Days after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement or (ii) the earlier of four Business Days (x) after receiving notification that the SEC is not reviewing the preliminary Proxy Statement or (y) if the SEC has not affirmatively notified Seller by 11:59 P.M. (Eastern time) on the 10th calendar day following the filing of the preliminary Proxy Statement with the SEC.
(b) Subject to the earlier termination of this Agreement in accordance with Section 10.1, Seller shall, (i) as promptly as reasonably practicable (and in any event, in a manner to enable the record date for the Seller Stockholder Meeting to be set so that the Seller Stockholder Meeting can be held reasonably promptly following the mailing of the Proxy Statement), conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Seller Stockholder Meeting and (ii) as promptly as reasonably practicable, duly call, give notice of, convene (on a date selected by Seller in consultation with Buyer) and hold a meeting of its stockholders (the “Seller Stockholder Meeting”), but in no event (x) prior to the twentieth Business Day following the mailing of the Proxy Statement or (y) more than 45 days following the initial mailing of the Proxy Statement (or if Seller’s proxy solicitor advises that 45 days from the date of mailing the Proxy Statement is insufficient time to submit and obtain the Seller Stockholder Approval, such later date to which Buyer consents in advance in writing, for the purpose of seeking Seller Stockholder Approval, and shall submit such proposal to such holders at the Seller Stockholder Meeting and shall not submit any other proposal (other than stockholder approval of golden parachute compensation or stockholder approval of adjournment of the Seller Stockholder Meeting to a later date if necessary to solicit additional proxies if there are insufficient votes to obtain the Seller Stockholder Approval at the time of the Seller Stockholder Meeting) to such holders in connection with the Seller Stockholder Meeting without the prior written consent of Buyer. Seller, in consultation with Buyer, shall set a record date for Persons entitled to notice of, and to vote at, the Seller Stockholder Meeting and shall not change such record date without the prior written consent of Buyer and shall not adjourn or otherwise postpone or delay such Seller Stockholder Meeting without the prior written consent of Buyer. If the board of directors of Seller has not made a Seller Adverse Recommendation Change, Seller shall, through the board of directors of Seller, make the Seller Recommendation, and shall include such Seller Recommendation in the Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and (ii) take all other action necessary or advisable to secure Seller Stockholder Approval. Notwithstanding any Seller Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to Seller of any Seller Acquisition Proposal (whether or not a Seller Superior Proposal). Notwithstanding the foregoing provisions of this Section 6.18(b), if, on the date of the Seller Stockholder Meeting, (i) Seller has not received proxies representing a sufficient number of shares of Seller Common Stock (including the shares of Seller Preferred Stock voting on an as-converted basis) to obtain the Seller Stockholder Approval, whether or not a quorum is present, (ii) Seller does not have a sufficient number of shares of Seller Common Stock (including the shares of Seller Preferred Stock voting on an as-converted basis) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Stockholder Meeting or (iii) the board of directors of Seller has determined in good faith after consultation with outside counsel that it is advisable to allow reasonable additional time for the filing and mailing of supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Seller prior to the Seller Stockholder Meeting, which supplemental or amended disclosure has been determined by the board of directors of Seller in good faith after consultation with outside counsel to be required by applicable Law, Seller shall make one or more successive postponements or adjournments of the Seller Stockholder Meeting (provided, that without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed)), (A) the Seller Stockholder Meeting shall not be postponed or adjourned to a date that is more than 10 Business Days in the aggregate after the date for which the Seller Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (B) no postponement shall be permitted if it would require a change to the record date for the Seller Stockholder Meeting) without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).
Section 6.19 No Solicitation by Seller.
(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.1, except as provided in Section 6.19(b) or Section 6.19(d), (i) Seller shall, and shall cause its Subsidiaries and its and their respective officers and directors to, immediately cease, and shall cause its and their respective other Representatives to immediately cease, and cause to be terminated all existing discussions, negotiations and communications with any Persons or entities with respect to any Seller Acquisition Proposal; (ii) Seller shall not, and shall cause its Subsidiaries and its and their respective officers and directors to, and shall cause its and their respective other Representatives not to, directly or indirectly through another Person, (A) initiate, seek, solicit, knowingly facilitate, knowingly encourage (including by way of furnishing any non-public information relating to Seller or any of its Subsidiaries), or knowingly induce the making, submission or announcement of any proposal that constitutes, or would reasonably be expected to lead to, a Seller Acquisition Proposal, (B) engage in negotiations or discussions with, or provide any non-public information or non-public data to, or afford access to the properties, books and records of Seller or the Business to, any Person in connection with or in response to any Seller Acquisition Proposal or any proposal reasonably expected to lead to any Seller Acquisition Proposal or grant any waiver or release under any standstill, confidentiality or other agreement (except that if the board of directors of Seller determines in good faith, after consultation with its outside legal counsel, that the failure to grant any waiver or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, Seller may waive any such standstill provision in order to permit a third party to make a Seller Acquisition Proposal), (C) enter into any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, reorganization agreement, partnership agreement or other similar agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Seller Acquisition Proposal, or (D) resolve to do any of the foregoing; (iii) Seller shall not call or convene a meeting of the stockholders of Seller to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Purchase Transaction; (iv) Seller shall (A) as promptly as practicable and in any event within 24 hours of execution of this Agreement, terminate and (B) not provide further access to any third party to any data room (virtual or actual) containing any of Seller’s information furnished in respect of any possible Seller Acquisition Proposal; and (v) as promptly as practicable and in any event within 24 hours of execution of this Agreement, Seller shall request the return or destruction of all confidential, non-public information and materials provided to third parties that have, entered into confidentiality agreements relating to a possible Seller Acquisition Proposal with Seller or any of its Subsidiaries.
(b) Notwithstanding anything to the contrary in this Agreement, if at any time after the date of this Agreement and prior to obtaining the Seller Stockholder Approval, Seller receives a bona fide written Seller Acquisition Proposal from a third party and such Seller Acquisition Proposal was not initiated, sought, solicited, knowingly facilitated, knowingly encouraged, knowingly induced or otherwise procured in breach of Seller’s obligations set forth in Section 6.19(a), then Seller may (i) contact the Person who has made such Seller Acquisition Proposal solely to clarify the terms of such Seller Acquisition Proposal so that the board of directors of Seller may inform itself about such Seller Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to such Person pursuant to a confidentiality agreement with confidentiality terms that, taken as a whole, are not less favorable to Seller than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such Person concerning such Seller Acquisition Proposal, in the case of each of clauses (ii)-(iii), only if the board of directors of Seller determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Seller Acquisition Proposal constitutes or is reasonably likely to constitute a Seller Superior Proposal. Seller (A) shall promptly (and in any case within twenty-four (24) hours) provide Buyer notice with respect to any Seller Acquisition Proposal, of the other party (or parties) and the material terms of such inquiry, offer, proposal or request, (B) shall promptly (and in any case within twenty-four (24) hours) make available to Buyer copies of all written materials provided by Seller to such party but not previously made available to Buyer and (C) shall keep Buyer informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Seller Acquisition Proposal or other inquiry, offer, proposal or request.
(c) Except as permitted by Section 6.19(d) or Section 6.19(e), neither the board of directors of Seller nor any committee thereof shall (i) withdraw, change, amend, qualify or modify, or publicly propose to withdraw, change, amend, qualify or modify, the Seller Recommendation, in each case in a manner adverse to Buyer, (ii) adopt, approve, authorize, endorse, declare advisable or recommend or publicly propose to adopt, approve, authorize, endorse, declare advisable or recommend, any Seller Acquisition Proposal, (iii) if a Seller Acquisition Proposal has been publicly disclosed (other than of the type referred to in the following clause (iv)), fail to publicly reaffirm the Seller Recommendation within 10 Business Days (or, if earlier, by the Business Day prior to the Seller Stockholder Meeting) after the public disclosure of such Seller Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Buyer, such reaffirmation of the Seller Recommendation), (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, rejection of a Seller Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or, if earlier, by the Business Day prior to the Seller Stockholder Meeting) or (v) fail to include the Seller Recommendation in the Proxy Statement; (any action described in the foregoing clauses (i), (ii), (iii), (iv) or (v) of this sentence being referred to as a “Seller Adverse Recommendation Change”).
(d) If, at any time after the date of this Agreement and prior to the receipt of the Seller Stockholder Approval, the board of directors of Seller receives a bona fide written Seller Acquisition Proposal that the board of directors of Seller determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes a Seller Superior Proposal that was not initiated, sought, solicited, knowingly facilitated, knowingly encouraged, knowingly induced or otherwise procured in breach of Seller’s obligations set forth in Section 6.19, the board of directors of Seller may effect a Seller Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.1(g) in order to enter into a definitive agreement with respect to such Seller Superior Proposal if (A) the board of directors of Seller determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (B) Seller provides Buyer with five (5) Business Days’ prior written notice of the board of directors of Seller’s intention to effect such a Seller Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.1(g), which notice shall include the identity of the party (or parties) making such Seller Superior Proposal, the material terms of such Seller Superior Proposal (including the price) and copies of the current drafts of the proposed definitive documentation providing for such Seller Superior Proposal; (C) for a period of five (5) Business Days following the notice delivered pursuant to clause (B) of this Section 6.19(d), Seller shall have discussed and negotiated in good faith and made Seller’s Representatives available to discuss and negotiate in good faith (in each case to the extent Buyer desires to negotiate) with Buyer’s Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the fiduciary duties of the board of directors of Seller under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Seller Superior Proposal shall require a new notice and a new three (3)-Business Day negotiation period); (D) no earlier than the end of such negotiation period, the board of directors of Seller shall have determined in good faith, after consultation with its outside legal counsel and after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Seller Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Seller Superior Proposal and (y) the failure to take such action would still be reasonably expected to be inconsistent with its fiduciary duties under applicable Law; and (E) concurrently with any termination of this Agreement pursuant to Section 10.1(g), Seller pays to Buyer the Seller Termination Fee.
(e) Other than in connection with a Seller Superior Proposal (which shall be subject to Section 6.19(d) and shall not be subject to this Section 6.19(e)), prior to obtaining the Seller Stockholder Approval, the board of directors of Seller may, in response to a Seller Intervening Event, take any action prohibited by clause (i) of Section 6.19(c), only if (i) the board of directors of Seller determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) Seller has notified Buyer in writing that the board of directors of Seller intends to effect such a Seller Adverse Recommendation Change pursuant to this Section 6.19(e) (which notice shall specify the material facts and circumstances providing the basis of the Seller Intervening Event and for the board of directors of Seller’s determination to effect such a Seller Adverse Recommendation Change in reasonable detail); (iii) for a period of five (5) Business Days following the notice delivered pursuant to clause (ii) of this Section 6.19(e), Seller shall have discussed and negotiated in good faith and made Seller’s Representatives available to discuss and negotiate in good faith (in each case to the extent Buyer desires to negotiate), with Buyer’s Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the fiduciary duties of the board of directors of Seller under applicable Law (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new three (3)-Business Day negotiation period); and (iv) no earlier than the end of such negotiation period, the board of directors of Seller shall have determined in good faith, after consultation with its outside legal counsel and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be reasonably expected to be inconsistent with its fiduciary duties under applicable Law.
(f) Nothing contained in this Agreement shall prohibit Seller or the board of directors of Seller from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any legally required disclosure to its stockholders so long as any such disclosure (A) includes an express reaffirmation of the Seller Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (B) does not include any statement that constitutes a Seller Adverse Recommendation Change. For the avoidance of doubt, this Section 6.19(f) shall not permit Seller’s board of directors to make (or otherwise modify the definition of) a Seller Adverse Recommendation Change except to the extent expressly permitted by Section 6.19(d).
Section 6.20 Financial Statements; Carve-Out Financial Statements; Additional Carve-Out Financial Statements. Prior to the Closing Date, Seller shall: (a) use reasonable best efforts to deliver, or cause to be delivered, to Buyer as promptly as practicable after the date hereof (and in any event on or prior to September 30, 2025), the Carve-Out Financial Statements and Buyer shall promptly reimburse Seller for the reasonable and documented expenses of such Carve-Out Financial Statements incurred in good faith by Seller’s independent registered public accounting firm, accountants and outside legal counsel, and (b) use reasonable best efforts to deliver, or cause to be delivered, to Buyer the Additional Carve-Out Financial Statements on or before the delivery dates specified therefor in the definition of “Additional Carve-Out Financial Statements” if and to the extent applicable in accordance with the definition of “Additional Carve-Out Financial Statements.” Buyer shall promptly reimburse Seller for any additional reasonable and documented costs of such Additional Carve-Out Financial Statements incurred in good faith by Seller’s independent registered public accounting firm, accountants and outside legal counsel. If Closing occurs after February 14, 2026 but prior to the date on which the Additional Carve-Out Financial Statements specified in clause (a) of the definition thereof have been delivered to Buyer, Seller shall use reasonable best efforts to cooperate with Buyer to complete such financial statements.
Section 6.21 Financing Cooperation.
(a) Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, reasonably cooperate in connection with the arrangement of the Debt Financing; provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or its Subsidiaries. Such cooperation by the Seller, its Subsidiaries and its and their respective Representatives shall include, at the reasonable request of Buyer, using their reasonable best efforts to:
(i) at reasonable times, upon reasonable advanced notice and at reasonable locations, (A) cause appropriate members of the management team of the Seller and its Subsidiaries to participate in a reasonable number of meetings, due diligence sessions, “roadshow” presentations and similar presentations to and with prospective lenders, investors and rating agencies and (B) cooperate with prospective lenders and investors in performing their due diligence;

(ii) (A) furnish Buyer and the Debt Financing Sources, as applicable, with the Required Financial Information in accordance with Section 6.20, (B) periodically update any Required Financial Information provided to Buyer as necessary to ensure that such Required Financial Information is Compliant and (C) assist Buyer with Buyer’s preparation of pro forma financial statements to the extent required by Regulation S-X or reasonably requested by Buyer or the Debt Financing Sources to be included in any marketing materials or offering documents of the type customary for financings of a type similar to the Debt Financing;
(iii) provide other financial and other pertinent information related to Seller and its Subsidiaries reasonably necessary to assist Buyer or any of its Affiliates in the preparation of one or more confidential information memoranda, offering memoranda, registration statements, prospectuses, lender and investor presentations, rating agency presentations, other similar documents and other marketing and syndication materials reasonably requested by Buyer in writing (including confirming the absence of material non-public information relating to the Business contained therein); provided, that any such confidential information memoranda, offering memoranda, registration statements, prospectuses, lender and investor presentations, rating agency presentations, other similar documents and other marketing and syndication materials required or used in connection with any Debt Financing shall contain customary disclosures exculpating Seller, its Subsidiaries, their respective Affiliates and their respective officers, directors, employees, equityholders, representatives and agents from any liability related to the contents or use thereof by the recipients thereof;
(iv) cause Seller’s independent registered public accounting firm to provide the Specified Auditor Assistance, including providing analyses derived from Seller’s accounting records and similar assistance reasonably requested by Seller’s independent registered public accounting firm in order that they may provide the Specified Auditor Assistance;
(v) otherwise reasonably cooperate with the Debt Financing Sources’ documentary due diligence and provide information in support of the completion of customary definitive financing documentation, in each case to the extent, and solely to the extent, such materials relate to information concerning Seller and its Subsidiaries, to the extent customarily and reasonably required to be delivered under such definitive financing documentation;
(vi) provide, at least four Business Days prior to the Closing Date, all documentation and other information about the Seller and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent such documentation and other information is reasonably requested by any Debt Financing Source at least ten Business Days prior to the anticipated Closing Date;
(vii) furnish to Buyer the Financing Deliverables; and
(viii) deliver, at least one Business Day prior to the Closing Date, final drafts of customary Lien terminations, guarantee releases and, to the extent required pursuant to Section 7.3(h), payoff letters and instruments of discharge to be delivered at Closing in connection with the Refinancing.
Notwithstanding the foregoing, nothing in clause (a) above shall require Seller or any of its Subsidiaries or any of their respective Affiliates or Representatives to (i) pay any commitment or other fees or payment to obtain consent, reimburse any expenses or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing (except in the case of the Purchased Entities, to the extent contingent upon and solely from and after the Closing), (ii) give any indemnities in connection with any Debt Financing or execute any agreement, certificate, document, or instrument pursuant to Section 6.21(a) with respect to any Debt Financing (except in the case of the Purchased Entities, to the extent contingent upon and solely from and after the Closing), (iii) take any action that, in the good faith determination of Seller, would unreasonably interfere with the conduct of the business of Seller and its Subsidiaries or create a risk of damage or destruction to any property or assets of Seller or any of its Subsidiaries, (iv) approach any third parties prior to the Closing to discuss agreements limiting the rights of such third parties with respect to the Debt Financing or to consent to the pre-filing of UCC-1s or the grant of Liens on assets of Seller or any of its Subsidiaries (except in the case of the Purchased Entities, to the extent the granting of such Liens is contingent upon and solely effective from and after the Closing), (v) waive or amend any terms of this Agreement, (vi) prepare or deliver any Excluded Information, (vii) deliver any legal opinions, 10b-5 letters or, except to the extent provided in clause (iv) of the first paragraph of this Section 6.21(a), accountants’ cold comfort letters or reliance letters, (viii) provide cooperation that would in the good faith judgment of Seller: (A) conflict with or result in a violation of any material contract, organizational document or applicable Law, (B) would require providing access to or disclosing information that would jeopardize any attorney-client privilege of Seller or any of its Subsidiaries (provided, that Seller shall use reasonable best efforts to allow for such access to the maximum extent that it does not jeopardize attorney-client privilege), (C) cause any of Seller’s representations, warranties, covenants or other obligations in this Agreement to be breached or any condition to the obligations of Buyer to fail to be satisfied or (D) subject any director, manager, officer, employee or other Representative of Seller or its Subsidiaries to any personal liability, (viii) draft, enter into or approve any definitive documents for the Debt Financing, including any pledge or security documents, guarantees, definitive financing documents or other certificates, incumbencies or other similar documents; or (ix) require Seller or any of its Subsidiaries, or any director or manager on any of their respective boards of directors or managers (or equivalent bodies), to approve or authorize any Debt Financing unless Buyer and such director or manager shall have determined that such directors and managers (or members of equivalent bodies) are to become or remain directors and managers (or members of equivalent bodies) of Buyer, the Purchased Entities, or another Affiliate of Buyer from and after the Closing and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing. Seller consents to the reasonable use of its and any of its Subsidiaries’ logos in connection with the Debt Financing in a manner usual and customary for financings of a type similar to the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or its Subsidiaries or the reputation or goodwill of Seller or its Subsidiaries.
The conditions precedent set forth in Section 7.3(b), as applied to Seller’s and its Subsidiaries’ cooperation as contemplated by this Section 6.21, shall be deemed to be satisfied upon consummation of the Debt Financing in an aggregate amount no less than the aggregate amount contemplated by the Debt Commitment Letter pursuant to borrowings under the Facilities and the issuance of Notes (each as defined in the Debt Commitment Letter as of the date hereof) contemplated thereunder. For the avoidance of doubt, only those obligations under this Section 6.21 that remain reasonably necessary to the satisfaction of any conditions precedent to the funding of the Facilities set forth in the Debt Commitment Letter or reasonably necessary to the completion of the issuance of the Notes shall be the basis for any claim that the conditions precedent set forth in Section 7.3(b), as applied to Seller’s and its Subsidiaries’ cooperation as contemplated by this Section 6.21, have not been satisfied.
(b) Buyer shall, promptly upon request by Seller reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ and accountants’ fees) actually incurred by Seller, its Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to this Section 6.21. Buyer shall indemnify and hold harmless Seller, its Subsidiaries and their respective Representatives, from and against any and all Losses suffered or incurred by any of them in connection with the cooperation contemplated by this Section 6.21, any agreement or documentation entered into in respect of any Debt Financing (including, for the avoidance of doubt, interest, negative interest, underwriters’ fees and any amounts in connection with the redemption of any debt securities) and any information utilized in connection therewith, in each case prior to the Closing, except for any such Losses arising out of or with respect to (x) any willful misconduct, gross negligence, bad faith or fraud by any of Seller or its Subsidiaries or its or their respective Representatives or (y) any material misstatement or omission in information provided hereunder by any of the foregoing persons.
(c) Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter in an aggregate amount (together with other cash, available lines of credit or other sources of immediately available funds of Buyer) sufficient to enable Buyer to consummate the Purchase Transaction contemplated hereby and pay all amounts required to consummate the Purchase Transaction on the Closing Date, including using reasonable best efforts to, as promptly as possible, (i) maintain in effect the Debt Commitment Letter and satisfy on a timely basis, or obtain waivers of, all conditions that are within Buyer’s control applicable to Buyer and its Affiliates obtaining the Debt Financing set forth therein, (ii) negotiate and enter into definitive agreements with respect thereto at or prior to the Closing on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms in the aggregate not materially less favorable to Buyer, (iii) timely prepare the necessary prospectuses, offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Debt Financing, (iv) in the event that all conditions in Article 7 have been satisfied or waived (other than those conditions that by their terms cannot be satisfied prior to the Closing, but which conditions would be satisfied if the Closing occurred on such date), direct the applicable Debt Financing Sources to consummate the Debt Financing at or prior to the Closing to the extent required to consummate the Purchase Transaction, and (v) enforce its rights under the Debt Commitment Letter. Buyer shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Debt Commitment Letter and all related fee letters and definitive documents. Buyer shall keep Seller reasonably informed on a reasonably current basis of the status of Buyer’s efforts to obtain the Debt Financing and to satisfy the conditions thereof, including providing copies of any amendment, modification or replacement of the Debt Commitment Letter and shall give Seller prompt notice of any fact, change, event or circumstance that is reasonably likely, individually or in the aggregate, to have a material adverse impact on the Debt Financing necessary to satisfy all of Buyer’s obligations under this Agreement, including, promptly after obtaining knowledge thereof, providing Seller prompt written notice (A) of any breach of obligations under the Debt Commitment Letter by any party to the Debt Commitment Letter of which Buyer becomes aware, (B) if Buyer becomes aware that the Debt Financing contemplated by the Debt Commitment Letter may not be available to consummate the Purchase Transaction, or (C) of any actual or threatened withdrawal, repudiation or termination in writing of the Debt Commitment Letter or the Debt Financing (or any portion thereof) by any of the Debt Financing Sources. To the extent requested by Seller from time to time, Buyer shall provide to Seller executed copies of the material definitive documents related to the Debt Financing. If any portion of the Debt Financing required to consummate the Purchase Transaction becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Buyer shall use reasonable best efforts to obtain alternative financing, including from alternative sources, on Commercially Reasonable Terms (“Alternative Financing”) in an amount sufficient to consummate the Purchase Transaction as promptly as practicable following the occurrence of such event and the provisions of this Section 6.21 shall be applicable to the Alternative Financing and such financing shall be deemed to be a part of the “Debt Financing” for all purposes of this Agreement and, upon obtaining any commitment for any such Alternative Financing, any commitment letter for such Alternative Financing shall be deemed to be a part of the “Debt Commitment Letter” for all purposes of this Agreement. Buyer shall (I) comply in all material respects with the Debt Commitment Letter and each definitive agreement with respect thereto (collectively, with the Debt Commitment Letter, the “Debt Documents”), (II) enforce in all material respects their rights under each Debt Document and (III) not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, any Debt Document or the fee letter referred to in the Debt Commitment Letter without the prior written consent of Seller if such amendment or modification (1) decreases (or has the effect of decreasing) the aggregate amount of the Debt Financing to an amount that would be less than an amount that would be required to consummate the Purchase Transaction (together with other cash, available lines of credit or other sources of immediately available funds available to enable Buyer to consummate the Purchase Transaction contemplated hereby and pay all amounts required to consummate the Purchase Transaction on the Closing Date), (2) imposes new or additional conditions precedent to the Debt Financing, in each case which would reasonably be expected to prevent, delay or impair the availability of the Debt Financing when required to be funded or the satisfaction of the conditions to obtaining the Debt Financing, in each case on or prior to the Closing Date or (3) adversely impacts the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter; provided that, for the avoidance of doubt, Buyer may amend, replace, supplement or modify the Debt Commitment Letter solely (i) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement (including in replacement of a lender) or (ii) to implement or exercise any “flex” provisions provided in the fee letter as in effect as of the date hereof. “Commercially Reasonable Terms” means, in the good faith, reasonable determination of Buyer, debt financing terms for financings comparable to the type of financing contemplated by the Debt Commitment Letter available in the market from major financing institutions to borrowers or issuers with credit ratings comparable to Buyer (determined giving pro forma effect to the Purchase Transaction) at the time the Alternative Financing is sought.
(d) Buyer acknowledges and agrees that the obtaining of any Debt Financing is not a condition to the Closing, and compliance by Buyer with this Section 6.21 shall not relieve Buyer of its obligation to consummate the Purchase Transaction, whether or not the Debt Financing (or any Alternative Financing) is

available. For the avoidance of doubt, if any Debt Financing (or any Alternative Financing) has not been obtained, Buyer shall continue to be obligated, prior to any valid termination of this Agreement pursuant to Section 10.1, and subject to the fulfillment or waiver of the conditions set forth herein, to consummate the Purchase Transaction.
(e) All non-public or otherwise confidential information regarding Seller obtained by Buyer pursuant to this Section 6.21 shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information (a) to rating agencies, the lenders and potential lenders, underwriters and potential underwriters, participants, prospective participants, hedging counterparties or prospective hedging counterparties in accordance with the terms of the Debt Commitment Letter on a confidential basis, subject only to customary exceptions in no event more extensive than those set forth in the confidentiality provisions of the Debt Commitment Letter or customary engagement letter relating to the Purchase Transaction as in effect as of the date hereof (including, without limitation, as agreed in any confidential information memorandum or other marketing materials, which may be by “clickthrough” agreement or other affirmative action on the part of the recipient to access such information) in accordance with standard syndication processes or customary market standards for dissemination of such type of information and (b) in any prospectus or offering memorandum, provided, that in the case of this clause (b) that (i) Buyer provides to Seller a draft of such prospectus or offering memorandum reasonably in advance of the distribution thereof, (ii) such confidential information is required to be in the prospectus or offering memorandum and (iii) to the extent Seller determines that it is necessary or desirable for Seller to file a Current Report on Form 8-K pursuant to the Exchange Act, that contains such material non-public information with respect to Seller contained in any such prospectus or offering memorandum, Buyer shall give Seller an opportunity to file such Current Report on Form 8-K before Buyer distributes such prospectus or offering memorandum.
Section 6.22 IPMA and Transition Services Agreement. The parties agree that, on the Closing Date, Buyer and Seller will enter into the IPMA and the Transition Services Agreement. The Parties agree that they shall update the Transition Services Agreement to be entered into at Closing to add or remove Services (as defined therein), and associated pricing therefor, to the same extent, and subject to the same terms and conditions, as they are required to do following the Closing pursuant to the terms of the Transition Services Agreement, mutatis mutandis.
ARTICLE 7

CONDITIONS TO CLOSING
Section 7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by such Party, but only as against such Party (and not the other Party)) on or prior to the Closing Date of each of the following conditions:
(a) No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or other Law that is in effect and has or would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement or otherwise making the consummation of the transactions contemplated by this Agreement illegal.
(b) Regulatory Authorizations. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement with, any Governmental Authority in the United States or any jurisdiction listed on Schedule 7.1(b) of the Disclosure Letter to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated. The Governmental Consents under Antitrust Laws and foreign direct investment Laws listed in Schedule 7.1(b) of the Disclosure Letter shall have been obtained or deemed obtained and shall remain in full force and effect.
(c) Seller Stockholder Approval . Seller shall have obtained the Seller Stockholder Approval.

Section 7.2 Conditions Precedent to Obligation of Seller and the Other Sellers. The obligation of Seller and the Other Sellers to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of each of the following conditions (in addition to those set forth in Section 7.1):
(a) Accuracy of Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement (other than the Fundamental Representations of Buyer) shall be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) that would not have a Buyer Material Adverse Effect. The Fundamental Representations of Buyer shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Covenants of Buyer. Buyer shall have complied in all material respects with all covenants and agreements contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing.
(c) Other Transaction Documents. Buyer shall have duly executed and delivered, or caused each of the relevant Other Buyers to duly execute and deliver, the Transaction Documents to the extent a party thereto.
(d) Closing Certificate of Buyer. Seller shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Buyer stating that the conditions to Seller’s obligations in Section 7.2(a) and Section 7.2(b) have been met.
Section 7.3 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following conditions (in addition to those set forth in Section 7.1):
(a) Accuracy of Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations of Seller) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) that would not have a Material Adverse Effect. The Fundamental Representations of Seller (other than the Fundamental Representations set forth in (i) the first sentence of Section 4.1 (Corporate Existence), (ii) Section 4.2 (Corporate Authority), (iii) the first sentence of Section 4.4(a) (Purchased Entities) and (iv) the first sentence of each of Section 4.4(b) and Section 4.4(c) (Purchased Entities; Capitalization) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) in all material respects. The Fundamental Representations of Seller set forth in the first sentence of each of Section 4.4(b) and Section 4.4(c) (Purchased Entities; Capitalization) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in all but de minimis respects. The Fundamental Representations of Seller set forth in (i) the first sentence of Section 4.1 (Corporate Existence), (ii) Section 4.2 (Corporate Authority) and (iii) the first sentence of Section 4.4(a) (Purchased Entities) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Covenants of Seller. Seller shall have complied in all material respects with all covenants and agreements contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing.
(c) Other Transaction Documents. Seller shall have duly executed and delivered, or caused each of the relevant Other Sellers to duly execute and deliver, the Transaction Documents to the extent a party thereto.

(d) Seller Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect that is continuing as of the Closing Date.
(e) Seller Tax Forms. Seller and each Other Seller shall have provided to Buyer a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8.
(f) Restructuring. The Restructuring Activities shall have been completed in accordance with the Step Plan and the terms of this Agreement in all material respects (except with respect to actions (x) expressly contemplated in the Step Plan to be completed at or after the Closing, (y) that are labelled as “optional,” or (z) that are expressly contemplated by this Agreement as actions that may be completed following the Closing, including as set forth in Section 2.6).
(g) Closing Certificate of Seller. Buyer shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Seller stating that the conditions to Buyer’s obligations in Section 7.3(a), Section 7.3(b), Section 7.3(d), Section 7.3(e) and Section 7.3(f) have been met.
(h) Repayment and Discharge of Certain Existing Debt. With respect to all indebtedness incurred pursuant to the Existing Credit Agreements and the Existing Indentures, (i) all liens with respect to the Purchased Assets, Purchased Shares and assets of the Purchased Entities securing all indebtedness under the Existing Credit Agreements and the Existing Indentures shall have been released or extinguished prior to or concurrent with the Closing, (ii) all guarantees of all indebtedness under the Existing Credit Agreements and the Existing Indentures by the Purchased Entities shall have been released or extinguished prior to or concurrent with the Closing and (iii) either (A), (B) or (C) shall have occurred on or prior to the Closing Date: (A) all indebtedness incurred pursuant to the Existing Credit Agreements and the Existing Indentures shall have been repaid or redeemed and extinguished, (B) irrevocable notices of prepayment and/or termination shall have been delivered to the relevant agent under the Existing Credit Agreements and irrevocable notices of redemption shall have been delivered to the relevant trustee under the Existing Indentures on the Closing Date setting out the obligation to repay or redeem all indebtedness under the Existing Credit Agreements and the Existing Indentures following the Closing Date in accordance with the terms thereof and, (I) solely in the case of the Existing Indentures, either (x) any such indebtedness under the Existing Indentures shall also have been concurrently satisfied and discharged on the Closing Date to the applicable redemption date pursuant to the relevant provisions of the applicable Existing Indenture or (y) on the Closing Date, Seller shall have represented and agreed that within one Business Day following the Closing Date any such indebtedness under the Existing Indentures will be satisfied and discharged to the applicable redemption date pursuant to the relevant provisions of the applicable Existing Indenture, and (II) solely in the case of the Existing Credit Agreements, either (x) any such indebtedness under the Existing Credit Agreements shall have been concurrently paid in full on the Closing Date or (y) on the Closing Date, Seller shall have represented and agreed that within one Business Day following the Closing Date any such indebtedness under the Existing Credit Agreements will be paid in full or (C) the requisite holders of indebtedness issued pursuant to any Existing Credit Agreement or any Existing Indenture shall have consented to the Purchase Transaction and waived all rights with respect to the Purchased Entities and any obligation for the indebtedness under the Existing Credit Agreements and the Existing Indentures to remain an obligation of any Purchased Entity or become an obligation of Buyer or any of its affiliates, and Seller shall have provided customary evidence and a certification as to such consents or waivers. The taking of actions that satisfy the provisions of this Section 7.3(h) are referred to herein, collectively, as the “Refinancing.”
(i) Delivery of Carve-Out Financial Statements. Seller shall have delivered to Buyer the Carve-Out Financial Statements, which as of the date of delivery shall be Compliant (without giving effect to clause (d) of the definition of “Compliant”).
Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE 8

CLOSING
Section 8.1 Closing Date. Unless this Agreement shall have been terminated pursuant to Article 10, the closing of the Purchase Transaction and the other transactions hereunder (the “Closing”) shall take place remotely by conference call and electronic exchange of documents and signatures (or their electronic counterparts) at such time to be agreed by the Parties, and in such other places and at such times as are necessary to effect the transactions to be consummated at the Closing, on the second Business Day following the day on which each of the conditions set forth in Article 7 hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such other date as mutually agreed to by the Parties, (such date of the Closing being herein referred to as the “Closing Date”). The effective time of the Closing for Tax, operational and all other matters shall be deemed to be 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).
Section 8.2 Buyer Obligations. At the Closing, (a) Buyer shall deliver the Estimated Purchase Price to Seller as provided in Section 3.2(b), (b) Buyer shall, or shall cause such of its Other Buyers to, execute and deliver to Seller the documents described in Section 7.2(c), and (c) Buyer shall deliver the officer’s certificate contemplated by Section 7.2(d).
Section 8.3 Seller Obligations. At the Closing, (a) Seller shall execute and deliver to Buyer, and Seller shall cause such of its Other Sellers to, execute and deliver to Buyer the documents described in Section 7.3(c), (b) Seller shall deliver the officer’s certificate contemplated by Section 7.3(g), and (c) except as set forth on Schedule 8.3(c) of the Disclosure Letter, Seller shall deliver the resignation letters from all directors, managers and officers of the Purchased Entities as requested by Buyer no later than 20 Business Days prior to the Closing Date.
ARTICLE 9

INDEMNIFICATION
Section 9.1 Indemnification.
(a) Subject to Section 6.8 relating to Taxes, following the Closing and subject to the terms and conditions of this Article 9, Seller shall indemnify, defend and hold harmless Buyer, its Subsidiaries (including, from and after the Closing, the Purchased Entities), and their respective officers, directors, employees, equityholders, assigns and successors (each, a “Buyer Indemnified Party” or collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred, sustained, suffered or paid by such Buyer Indemnified Party arising out of or as a result of (i) any breach of any covenant or agreement of Seller in this Agreement, (ii) any breach of any Fundamental Representation or (iii) any Retained Liabilities (such Losses, individually and collectively, the “Buyer Losses”). A Buyer Indemnified Party shall not be entitled to recover more than once for the same Buyer Loss.
(b) Subject to Section 6.8 relating to Taxes, following the Closing and subject to the terms and conditions provided in this Article 9, Buyer shall indemnify, defend and hold harmless Seller and its Subsidiaries and their respective officers, directors, employees, equityholders, assigns and successors (each, a “Seller Indemnified Party” or collectively, the “Seller Indemnified Parties”) from and against all Losses incurred, sustained, suffered or paid by such Seller Indemnified Party arising out of or as a result of (i) any breach of any covenant or agreement of Buyer or a Purchased Entity in this Agreement that contemplates performance at or after the Closing, (ii) any Business Guarantee that remains outstanding after the Closing (to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities), or (iii) any Assumed Liabilities (such Losses, individually and collectively, the “Seller Losses”). A Seller Indemnified Party shall not be entitled to recover more than once for the same Seller Loss.
Section 9.2 Certain Limitations.
(a) Notwithstanding anything in this Agreement or any Ancillary Materials to the contrary: (i) the representations and warranties made in this Agreement or any Ancillary Materials shall terminate effective as of the earlier of the Closing Date or the termination of this Agreement, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates or

Representatives in respect thereof; provided, that this clause (i) shall not be deemed to limit claims for Fraud against the Person committing such Fraud; (ii) the Fundamental Representations shall terminate 36 months following the Closing Date; and (iii) the covenants and agreements of the Parties in this Agreement or any Ancillary Materials, to the extent they contemplate performance at or prior to the Closing, shall terminate 30 days following the Closing Date, and, after such date, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any non-performance of any such covenant or agreement. The covenants and agreements of the Parties contained in this Agreement or any Ancillary Materials, to the extent they contemplate performance following the Closing, shall survive the Closing until 30 days following the date explicitly specified therein or, if not so specified, indefinitely; provided, that, notwithstanding anything to the contrary herein, the obligations of Buyer with respect to Assumed Liabilities (other than the indemnification obligations with respect to Liabilities pursuant to Section 6.8(a)(ii)), and the obligations of Seller and its Subsidiaries with respect to Retained Liabilities (other than the indemnification obligations with respect to Retained Tax Liabilities pursuant to Section 6.8(a)(i)), shall survive the Closing for an indefinite period; provided, further, that, notwithstanding anything to the contrary herein, the indemnification obligations with respect to Retained Tax Liabilities pursuant to Section 6.8(a)(i) and Liabilities pursuant to Section 6.8(a)(ii) shall survive the Closing Date until the date that is 60 days following the expiration of the applicable statute of limitations. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.2(a) shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
(b) Each Party, for itself and on behalf of its Subsidiaries and Affiliates, hereby acknowledges and agrees that, effective as of the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitations, any and all rights, claims and causes of action it may have against any other Party, their Subsidiaries and Affiliates and their respective officers, directors, employees, partners, equityholders, members, managers, agents, attorneys, other Representatives, successors and permitted assigns, whether arising under, or based upon, any Law for all actions, omissions and events occurring up to and through the Closing (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived and released except for (i) claims for Fraud against the Person committing such Fraud, (ii) the Buyer Losses expressly provided for in Section 9.1(a), (iii) the Seller Losses expressly provided for in Section 9.1(b), and (iv) the post-Closing obligations of a signatory to a Transaction Document to be performed following the Closing thereunder (together, the “Retained Claims”). Furthermore, without limiting the generality of this Section 9.2(b), except for the Retained Claims, no claim shall be brought or maintained by, a Party against any other Party, their Subsidiaries, Affiliates or their respective officers, directors, employees, partners, equityholders, members, managers, agents, attorneys, other Representatives, successors and permitted assigns, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Parties contained in or related to this Agreement, any Ancillary Materials or the Business, regardless of the legal theory under which such liability or obligation may be sought to be imposed.
(c) The Indemnified Parties shall exercise all commercially reasonable efforts to mitigate the amount of any Buyer Losses or Seller Losses, as applicable, after becoming aware of any event or matter which could reasonably be likely to result in Losses. The failure to mitigate if required hereby shall not result in the loss of any indemnification rights, but the amount of otherwise indemnifiable Losses resulting from such matter will be reduced by the amount thereof that would have been prevented had such mitigation occurred.
(d) Without limiting the foregoing, Buyer Losses and Seller Losses, as applicable, shall be calculated net of any amounts actually recovered under third party insurance policies (including, if applicable, the R&W Insurance Policy and Tax Policy) and contractual indemnification or contribution provisions with third parties (in each case, calculated net of reasonable expenses (including any Taxes)) incurred in procuring or receiving such recovery and, with respect to recoveries from insurance (other than the R&W Insurance Policy or Tax Policy), any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of such Indemnified Party as a result of the insurance claim related to such Loss, and taking into account the available coverage under the relevant insurance policy, it being understood that such coverage shall first be available to satisfy other claims pending under such policy at the time claim related to such Loss is made); provided, that in the event that any Indemnified Party first recovers from the Indemnifying Party for any particular Losses and thereafter recovers for the same Losses pursuant to any third party insurance policies or contractual indemnification or contribution provisions (including the R&W Insurance Policy and, if applicable, the Tax Policy), then the amount recovered pursuant to such insurance policies or contractual indemnification or contribution provisions (in each case, calculated net of reasonable expenses (including any Taxes)), up to the amount first recovered from the Indemnifying Party, shall be paid to the Indemnifying Party by such Indemnified Party. The Indemnified Parties shall use reasonable best efforts to promptly obtain recovery of any Losses under any available third party insurance policies (including the R&W Insurance Policy and, if applicable, the Tax Policy) that may extend to such Losses or pursuant to a claim against any third party for indemnification or contribution under any applicable Contract, except to the extent that such efforts or recovery under such applicable Contract (excluding the R&W Insurance Policy, the Tax Policy and other third-party insurance policies) would reasonably be expected to be materially detrimental to its business, reputation or future business prospects.
(e) Further, other than pursuant to Section 6.7 or Section 6.9 or with respect to the R&W Insurance Policy or Tax Policy, nothing in this Agreement shall require any Indemnified Party to continue or maintain in effect any insurance policies.
(f) Notwithstanding anything contained herein to the contrary, in no event will (i) any Buyer Indemnified Party have any right to indemnification (and Buyer Losses shall not be deemed to have been incurred) with respect to any matter to the extent that such matter is accrued or reflected or otherwise taken into account in the calculation of the Final Closing Net Working Capital, Final Business Indebtedness or to the extent the Final Purchase Price has otherwise been adjusted for such matter pursuant to the terms of this Agreement, (ii) Seller be liable for an amount of Buyer Losses indemnifiable pursuant to Section 9.1(a) in excess of the Final Purchase Price other than for Fraud, which shall be uncapped and (iii) Buyer be liable for an amount of Seller Losses pursuant to Section 9.1(b) in excess of the Final Purchase Price actually paid to Seller, other than for Fraud, which shall be uncapped.
Section 9.3 Indemnification Procedures, Third Party Claims.
(a) General Claim Procedure. Except with respect to Tax Claims, which are addressed in Section 6.8, in respect of any claim regarding indemnification for any Loss or Liability under this Agreement, the Party making such claim shall have the burden of proof that such Party is entitled to such indemnification. In the event any Indemnified Party should have a claim against any Indemnifying Party for indemnification of Losses hereunder, the Notifying Party shall deliver a notice of such claim to the Indemnifying Party within 30 days of becoming aware of the facts underlying such claim, stating in reasonable detail the nature and basis of such claim (including, to the extent such claim relates to a Third Party Claim, reasonable details of each claim made by the relevant third party in connection with such Third Party Claim and copies of the relevant material documents received by the Indemnified Party evidencing such Third Party Claim), the amount of the claim, the basis for the indemnification sought, and all material documents reflecting or evidencing the basis for such claim (in each case, to the extent then known and in the control of the Notifying Party); provided, that failure to timely provide notice or such other information required by this Section 9.3(a) will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually and materially prejudiced thereby. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice, or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, then such claim (including the Loss specified in the Notifying Party’s notice) shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Notifying Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved subject to Section 11.9.
(b) Third Party Claims.
(i) Within 30 days after the receipt by any Indemnified Party of a notice of any claim or Proceeding by any third party that is reasonably likely to be subject to indemnification under this

Article 9 (a “Third Party Claim”), including any claim or Proceeding relating to any Retained Liability or any Assumed Liability, the Notifying Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 9.3(a) above (the “Third Party Claim Notice”); provided, that failure to timely provide notice or such other information required by this sentence will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually and materially prejudiced thereby. Thereafter, the Notifying Party shall deliver to the Indemnifying Party, promptly after any Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party, or filed or published, relating to the Third Party Claim; provided, that failure to timely provide notice or such other information required by this sentence will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually and materially prejudiced thereby. The Parties agree that any Assumed Pending Litigation that constitute(s) Third Party Claims subject to the provisions of this Section 9.3(b) do not require a Third Party Claim Notice to be given.
(ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof. In addition, the Indemnifying Party may elect (by written notice to the Indemnified Party within 30 days after the Indemnifying Party receives notice of such claim, or at any time thereafter if a diligent and good faith defense of such claim is not being, or ceases to be, conducted by the Indemnified Party and such conduct is not remedied within 15 days after notice in writing to the Indemnified Party by the Indemnifying Party) to assume and control the defense thereof with counsel selected by the Indemnifying Party reasonably acceptable to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof for so long as the Indemnifying Party continues to direct such defense. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ, at its own expense, counsel not reasonably objected to by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense and shall be empowered to make any settlement with respect to such Third Party Claim, subject to the terms of this Section 9.3(b). If and solely to the extent that the underlying Third Party Claim is determined to be indemnifiable hereunder, the Indemnifying Party shall be liable to indemnify the Indemnified Party for any reasonable fees and expenses of counsel plus any irrecoverable VAT employed by the Indemnified Party in defense of such Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof.
(iii) Notwithstanding the foregoing, the Indemnifying Party shall only be entitled to assume the defense of any Third Party Claim for so long as (A) the Indemnifying Party conducts the defense in an active and diligent manner, (B) the Indemnified Party has not irrevocably waived any rights it may have to indemnification under this Article 9 with respect to such Third Party Claim, (C) the Third Party Claim is not in respect of any matter involving criminal liability, (D) the matter that is the subject of the Third Party Claim does not seek as a cause of action the imposition of an equitable or injunctive remedy that would materially restrict the operation or activities of the Indemnified Party, (E) a claim is involved which, if adversely determined, would be reasonably expected to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party, (F) a claim by any Governmental Authority is involved, (G) such Third Party Claim does not involve a claim made by a customer, supplier or vendor or other business relationship that is material to the Business, taken as a whole, (H) the amount at issue in such Third Party Claim does not exceed the Indemnifying Party’s indemnification obligations pursuant to Section 9.1 and Section 9.2 and (I) the Indemnified Party has not been advised by outside counsel that there would be an actual conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such matter.
(iv) The Parties shall cooperate reasonably, and shall cause their Subsidiaries to cooperate reasonably, in the defense or prosecution (or settlement) of any Third Party Claim against any of them. Such cooperation shall include the retention and (upon the reasonable request of an Indemnifying Party or other Party involved in such claim) the provision of documents, records and information that are reasonably relevant to such Third Party Claim upon reasonable request therefor (subject to the receiving Party’s agreement to appropriate provisions for maintaining confidentiality and privilege in a manner consistent with Section 6.2 and Section 6.12), and making employees available on any basis reasonably requested by such Party to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third Party Claim.
(v) Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and in no event shall the Indemnifying Party compromise or settle any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such compromise or settlement (A) provides for no relief other than the payment of monetary damages borne solely by the Indemnifying Party, (B) does not include any admission of wrongdoing or violation of Law on the part of the Indemnified Party or its Subsidiaries, and (C) includes as an unconditional term thereof the giving by the third party claimant to the Indemnified Party of an unconditional release from all liability or obligation in respect thereof. For the avoidance of doubt, the Indemnifying Party shall have no obligation or right to obtain any settlement, compromise, discharge or release with respect to any portion of a Third Party Claim that is not indemnifiable by the Indemnifying Party hereunder.
(vi) Notwithstanding anything to the contrary herein, the provisions of this Section 9.3 shall not apply to any claim with respect to Taxes, which shall be governed solely by Section 6.8.
Section 9.4 Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
Section 9.5 Remedies Exclusive. Following the Closing, with the exception of (a) the matters covered by Section 2.6, Section 3.5, Section 6.6 and Section 6.8, and (b) remedies awarded by a court of competent jurisdiction based on a judgment that Seller or Buyer committed Fraud, the indemnification rights (subject to the associated limits) set forth in this Article 9 shall constitute the sole and exclusive remedy and shall be in lieu of any other remedies that may be available to the Indemnified Parties pursuant to any statutory or common law (including Environmental Law), whether in contract, tort, equity or otherwise, with respect to any Losses, Liabilities or Proceedings (including legal, expert and consultant fees and expenses) of any kind or nature incurred directly or indirectly resulting from or arising out of, under or with respect to any of this Agreement, the Ancillary Materials or the transactions contemplated hereby or thereby; provided, that nothing in this Section 9.5 or elsewhere in this Agreement (subject to Section 10.2) shall affect the Parties’ rights to specific performance, injunctive relief or other similar equitable remedies with respect to the covenants referred to in this Agreement to be performed at or after the Closing, and, for clarity, this Section 9.5 shall not limit the rights and remedies of the Parties under any of the Transaction Documents (other than this Agreement and the Ancillary Materials). Seller and Buyer each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.5.
Section 9.6 Exercise of Remedies by Persons Other than the Parties. No Buyer Indemnified Party (other than Buyer or any successor or assignee of Buyer) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer (or any successor or assignee of Buyer) consents to the assertion of the indemnification claim or the exercise of the other remedy. No Seller Indemnified Party (other than Seller or any successor or assignee of Seller) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Seller (or any successor or assignee of Seller) consents to the assertion of the indemnification claim or the exercise of the other remedy, other than in its capacity as a Business Indemnitee pursuant to Section 6.9.
Section 9.7 General Limitations.
(a) For the avoidance of doubt, no Indemnified Party shall have any right to indemnification under this Article 9 for any Loss to the extent that such Indemnified Party previously obtained indemnification under this Article 9 or a Specified Agreement for such Loss, and in no event shall any Party be indemnified under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement or a Specified Agreement.
(b) All Losses under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement, and, notwithstanding anything in this Agreement or any Specified Agreement to the contrary, no Party shall be entitled to recover any Loss more than once under this Agreement and the Specified Agreements.
ARTICLE 10

TERMINATION
Section 10.1 Termination Events. This Agreement may be terminated and the transactions contemplated herein may be abandoned:
(a) by mutual written consent of the Parties;
(b) after August 3, 2026 (the “Outside Date”) by any Party by notice to the other Party if the Closing shall not have been occurred on or prior to the Outside Date; provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose breach of, or failure to perform any of its obligations under, this Agreement was the primary cause of the failure of the Closing to occur on or before such date; provided, further, neither Party shall have any right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a Proceeding by the other Party for specific performance to consummate the transactions contemplated hereby (including to effect the Closing in accordance with Section 8.1) pursuant to Section 11.7, and the Outside Date shall automatically be extended by (i) the amount of time during which any such Proceeding is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such Proceeding; provided, further, that if, on the Outside Date, any of the conditions to the Closing set forth in Section 7.1(a) (solely to the extent any such Order, Law or Proceeding relates to or is in respect of any Antitrust Law or foreign direct investment Law) or Section 7.1(b) shall not have been satisfied but all other conditions to the Closing set forth in Article 7 have been satisfied (other than those conditions that by their terms cannot be satisfied prior to the Closing, but which conditions would be satisfied if the Closing occurred on such date), then the Outside Date may be extended to February 3, 2027 upon the written notice of either Party;
(c) by either Party by notice to the other Party if a Governmental Authority of competent jurisdiction shall have, after the Agreement Date, issued, entered, enacted or promulgated a nonappealable final Order or other Law, or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Purchase Transaction or the transactions contemplated by this Agreement (provided, that neither Party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) if such Party’s breach of any of its obligations under this Agreement was the primary cause of such Order, Law or action);
(d) by Seller by notice to Buyer if there has been a breach of any representation or warranty set forth in Article 5, or a breach or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and (ii) shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Buyer of written notice of such breach or failure to perform from Seller; provided, that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to Seller if Seller is then in breach of any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.3(a) or Section 7.3(b) is not satisfied at such time;
(e) by Buyer by notice to Seller if there has been a breach of or failure to perform any representation or warranty set forth in Article 4, or a breach or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and (ii) shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Seller of written notice of such breach or failure to perform from Buyer; provided, that the right to terminate this Agreement pursuant to this Section 10.1(e) will not be available to Buyer if Buyer is then in breach of any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.2(a) or Section 7.2(b) is not satisfied at such time;
(f) by Seller if (i) Buyer shall have failed to consummate the Purchase Transaction within two Business Days after the date on which the Closing should have occurred pursuant to Section 8.1, (ii) all the conditions set forth in Section 7.1 and Section 7.3 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been capable of being satisfied as of such date if the Closing were to occur), and (iii) Seller shall have given written notice to Buyer at least two Business Days prior to the termination of this Agreement pursuant to this Section 10.1(f) (which notice may be given on the date the Closing should have occurred) that Seller stands ready, willing and able to consummate the Purchase Transaction (subject to the satisfaction or waiver of all of the conditions set forth in Section 7.2);
(g) by Seller by notice to Buyer if prior to obtaining the Seller Stockholder Approval, the board of directors of Seller shall have authorized Seller to enter into a definitive agreement with respect to a Seller Superior Proposal and Seller enters into such definitive agreement concurrently with its termination of this Agreement, but only if (i) Seller is permitted to terminate this Agreement to accept a Seller Superior Proposal pursuant to, and subject to its compliance with the applicable terms and conditions of, Section 6.19(d) and (ii) as a condition to the effectiveness of such termination, Seller pays to Buyer the Seller Termination Fee prior to or simultaneously with such termination;
(h) by either Party by notice to the other Party if the Seller Stockholder Approval shall not have been obtained upon a vote taken thereon at the Seller Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; or
(i) by Buyer by notice to Seller if the board of directors of Seller shall have made a Seller Adverse Recommendation Change or Seller shall have materially violated or breached any of its obligations under Section 6.19.
Section 10.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties shall terminate and, other than (x) Buyer’s right to receive payment from Seller of the Seller Termination Fee pursuant to Section 10.4, which, in circumstances in which the Seller Termination Fee is owed, shall constitute the sole and exclusive monetary remedy of Buyer and its Subsidiaries (or their respective equityholders, Affiliates, directors, officers, employees, agents, consultants or Representatives) against Seller (or any equityholder, Affiliate, director, officer, employee, agent, consultant or Representative of Seller) and (y) Seller’s right to receive payment from Buyer of the Reverse Termination Fee pursuant to Section 10.4, which, in circumstances in which the Reverse Termination Fee is owed, shall constitute the sole and exclusive monetary remedy of Seller and its Subsidiaries (or their respective equityholders, Affiliates, directors, officers, employees, agents, consultants or Representatives) against Buyer (or any equityholder, Affiliate, director, officer, employee, agent, consultant or Representative of Buyer), there shall be no Liability on the part of any Party (or any equityholder, Affiliate, director, officer, employee, agent, consultant or Representative of such Party) to any other Party (or its equityholders, Affiliates, directors, officers, employees, agents, consultants or Representatives), except that the provisions of Section 6.2(b), Section 6.21(b), this Section 10.2, Section 10.3 and Article 11 of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 10.2 shall not relieve any Party of any Liability (i) for any Willful Breach of this Agreement occurring prior to the termination of this Agreement, or (ii) pursuant to the sections specified in this Section 10.2 to survive such termination. For purposes of this Agreement, “Willful Breach” means the breach of a covenant by a deliberate action or deliberate omission taken (or deliberately failed to be taken) intentionally with the knowledge that such action or omission constitutes a material breach of such covenant, and which such knowledge, (A) in the case of Seller, shall require the actual knowledge of one or more of the persons listed on Schedule 1.1(a)(iv)(A) of the Disclosure Letter, or (B) in the case of Buyer, shall require the actual knowledge of one or more of the persons listed on Schedule 1.1(a)(iv)(B) of the Disclosure Letter.
Section 10.3 Expenses. Except as otherwise expressly provided herein, including in this Section 10.3, whether or not the Closing occurs, Seller and Buyer shall each pay their respective expenses (including legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other

Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, (a) Buyer shall pay all filing fees in connection with filings under the HSR Act and other applicable Antitrust Laws or foreign direct investment Laws and (b) Buyer shall be obligated to reimburse Seller for such costs and expenses as expressly identified in Section 6.20 and Section 6.21.
Section 10.4 Termination Fees.
(a) If this Agreement is terminated by:
(i) (A) Buyer pursuant to Section 10.1(e), (B) either Buyer or Seller pursuant to Section 10.1(b) (and, at the time of such termination, the condition set forth in Section 7.1(c) has not been satisfied) or (C) either Buyer or Seller pursuant to Section 10.1(h) and in any such case of clauses (A), (B) or (C), (x) prior to such termination (or prior to the Seller Stockholder Meeting in the case of termination pursuant to Section 10.1(h)), a Seller Acquisition Proposal is publicly disclosed after the date of this Agreement and (y) within twelve (12) months after such termination, a Seller Acquisition Proposal is consummated or Seller enters into a definitive agreement with respect to any Seller Acquisition Proposal (provided, however, that for the purposes of this Section 10.4(a), the references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Seller Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);
(ii) Buyer pursuant to Section 10.1(i) (or pursuant to any other provision of Section 10.1 if Buyer was then entitled to terminate this Agreement pursuant to Section 10.1(i)); or
(iii) Seller pursuant to Section 10.1(g);
Then, in each such case, Seller shall pay, or cause to be paid, to Buyer the Seller Termination Fee. Any payments required to be made under this Section 10.4(a) shall be made by wire transfer of same day funds to the account or accounts designated by Buyer, (x) in the case of clause (i) above, on the earlier of the date of consummation of, or entry into a definitive agreement with respect to, such Seller Acquisition Proposal, (y) in the case of clause (ii) above, promptly, but in no event later than three (3) Business Days after the date of such termination and (z) in the case of clause (iii) above, immediately prior to or concurrently with the termination of this Agreement.
(b) In the event this Agreement is terminated by either Buyer or Seller pursuant to (i) Section 10.1(c) and (x) the applicable Order, Law or action that gives rise to such termination right arises under any Antitrust Law and (y) at the time of such termination, there has been no material breach by Seller of any of its obligations under Section 6.3 of this Agreement or (ii) Section 10.1(b), and at the time of such termination, (x) any of the conditions set forth in Section 7.1(b) and Section 7.1(a) (with respect to Section 7.1(a), solely to the extent that such Order or Law arises under any Antitrust Law) have not been satisfied or waived, (y) all of the other conditions set forth in Article 7 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but would be satisfied at the Closing if it were then held) and (z) there has been no material breach by Seller of any of its obligations under Section 6.3 of this Agreement, then Buyer shall pay or cause to be paid to Seller the Reverse Termination Fee (x) no later than five (5) Business Days after such termination in the event of a termination by Seller or (y) as a condition to termination in the event of a termination by Buyer, in each case by wire transfer of immediately available funds to the account or accounts designated by Seller.
(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall (x) Seller be required to pay the Seller Termination Fee on more than one occasion and (y) Buyer be required to pay the Reverse Termination Fee on more than one occasion.
(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement, (ii) the Seller Termination Fee and the Reverse Termination Fee are each not a penalty, but are liquidated damages, in a reasonable amount that will compensate Buyer, in the circumstances in which the Seller Termination Fee is payable, or Seller, in circumstances in which the Reverse Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if Seller or Buyer fails to timely pay any amount due pursuant to this Section 10.4 and, in order to obtain such payment, Buyer or Seller commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 10.4, the party required to pay an amount due pursuant to this Section 10.4 shall pay the other party’s costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
ARTICLE 11

MISCELLANEOUS
Section 11.1 Notices. Except as otherwise expressly provided in this Agreement, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, on the next Business Day when sent by overnight courier, or, when sent via e-mail, (x) on the date of such transmission (if no delivery failure is received by the sender) if transmitted prior to 5:00 p.m., local time at the place of receipt or (y) on the date following such transmission (if no delivery failure is received by the sender) if transmitted after 5:00 p.m., local time at the place of receipt, and

If to Seller:	CommScope Holding Company, Inc.
3642 E. US Highway 70
Claremont, North Carolina 28610
	Attention:	Kyle Lorentzen
Krista Bowen
	Telephone:	[***]
[***]
	Email:	[***]
[***]

with copies to:	Alston & Bird LLP
Vantage South End
1120 South Tryon Street, Suite 300
Charlotte, North Carolina 28203-6818
	Attention:	C. Mark Kelly
T. Scott Kummer
Peter C. Fritz
	Telephone:	(704) 444-1075
	Email:	mark.kelly@alston.com
scott.kummer@alston.com
peter.fritz@alston.com

If to Buyer:	Amphenol Corporation
358 Hall Avenue
Wallingford, CT 06492
	Attention:	Lance E. D’Amico
David Cohen
	Email:	[***]
[***]

with copies to:	Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
	Attention:	Charles K. Ruck
Andrew C. Elken
Brian R. Umanoff
	Email:	charles.ruck@lw.com
andrew.elken@lw.com
brian.umanoff@lw.com

or to such other address as any such Party shall designate by written notice to the other Party as provided in this Section 11.1.
Section 11.2 Bulk Transfers. Buyer hereby waives compliance by Seller and the Other Asset Sellers and their respective Affiliates with the provisions of all applicable Laws relating to bulk transfers or similar provisions in connection with the transfer of the Purchased Shares and the Purchased Assets pursuant to this Agreement and the other Transaction Documents. Buyer shall not withhold any portion of the Estimated Purchase Price or Final Purchase Price based on any such non-compliance.
Section 11.3 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other Persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Seller and Buyer shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.
Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax, .pdf email transmission or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.4. Once this Agreement is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable Law.
Section 11.5 Assignment; Third Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement; provided, that (a) the Indemnified Parties shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Article 9 and this Section 11.5(a), and (b) the Business Indemnitees shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 6.9 and this Section 11.5(b), and (c) the Retained Law Firms shall each be a third party beneficiary of and shall be entitled to rely upon and enforce Section 11.13 and this Section 11.5(c), and in each of the foregoing cases, none of such Sections may be amended, modified or waived in manner adverse to such applicable third party beneficiary thereof without the consent of such third party beneficiary.
Section 11.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties; provided, however, that after the Seller Stockholder Approval has been obtained, there shall not be any amendment that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of Seller, as applicable, without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Notwithstanding anything to the contrary contained herein, the provisions referenced in Section 11.5 as being for the benefit of third party beneficiaries (and any other provision of this Agreement to the extent such amendment, supplement, waiver or other modification of such provision would modify the substance of such Section or the rights of the third party beneficiaries referenced therein) may not be amended, supplement, waived or otherwise modified in a manner adverse to such third party beneficiary without the prior written consent of such third party beneficiary. Notwithstanding the foregoing, this Section 11.6, Section 11.8, Section 11.9 and Section 11.17 (and any provision of this Agreement and definitions of the defined terms used herein (including the definition of “Debt Financing Source”) to the extent a modification, waiver or termination of such provision would modify the substance of Section 11.17) may not be modified, waived or terminated in a manner that is adverse to any Debt Financing Source without the prior written consent of the Debt Financing Sources.
Section 11.7 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof or were otherwise breached and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at Law or in equity. The Parties agree that, notwithstanding anything to the contrary herein, Seller shall be entitled to obtain any injunction, specific performance or any other equitable relief requiring Buyer to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 8.1, on the terms and subject to the conditions in this Agreement. Each of the Parties hereto agrees that it will not oppose, and irrevocably waives its rights to object to, the granting of an injunction, specific performance or other equitable relief to enforce any provision of this Agreement not performed in accordance with the terms hereof or that were otherwise breached on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.
Section 11.8 Governing Law. Except as set forth in Section 11.17, this Agreement and all claims and Proceedings arising out of this Agreement (and any actions of any Party hereto in the negotiation, administration, or performance hereof or the interpretation and enforcement of the provisions of this Agreement) shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of Delaware.
Section 11.9 Consent to Jurisdiction. Except as set forth in Section 11.17, the Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, with respect to any and all claims and Proceedings related to this Agreement (and any actions of any Party hereto in the negotiation, administration, performance or enforcement of this Agreement) and the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Article 9 hereof), and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 11.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other Proceeding contemplated above, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a party in any action, suit or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the Parties agrees that it will not bring or support any action or Proceeding described in this Section 11.9 other than in the courts as described above.
Section 11.10 Entire Agreement. This Agreement and the other Transaction Documents, the Confidentiality Agreement, the Disclosure Letter and the Exhibits and Schedules hereto set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, representations or warranties relating to such subject matter. In the event of any inconsistency between the provisions of this Agreement and any Closing Transfer Document, the provisions of this Agreement shall prevail. The Confidentiality Agreement shall be automatically terminated and be of no further force and effect effectively immediately upon the earlier of (a) the Closing and (b) the termination of such Contract in accordance with its terms.
Section 11.11 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal Representative of, another Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.11.
Section 11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY HERETO (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH PROCEEDINGS, (B) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
Section 11.13 Retention of Counsel. Buyer, for itself and, following the Closing, the Purchased Entities, and for Buyer’s and, following the Closing, the Purchased Entities’ respective successors and assigns, irrevocably acknowledges and agrees that all communications between Seller and its Subsidiaries, on the one hand, and legal counsel, on the other hand, including Retained Law Firms made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement that, immediately prior to the Closing, would be deemed to be privileged communications of Seller or any of its Subsidiaries (including the Purchased Entities) and their counsel, shall continue after the Closing to be privileged communications between Seller and such counsel, and neither Buyer nor any Person, acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Purchased Entities and not to Seller. Buyer and the Purchased
Entities agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from or as a result of Retained Law Firms’ representation of a Purchased Entity or Seller in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement that exists prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Seller and may be waived only by Seller, and not a Purchased Entity, and shall not pass to or be claimed or used by Buyer or any Purchased Entity, except with respect to the assertion of such privilege or protection against a third party.
Section 11.14 No Recourse Against Non-Parties. (a) All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the Transaction Documents, or the negotiation, execution, performance or non-performance of this Agreement or the Transaction Documents (including any representation, warranty, covenant or agreement made in or in connection with this Agreement or as an inducement to enter into this Agreement or the Transaction Documents, and any breach or inaccuracy thereof), may be made only against (and subject to the terms and conditions thereof) the entities that are expressly identified as parties hereto or, in the case of the other Transaction Documents, the parties thereto with respect to the specific obligations of such parties set forth therein and (b) no Person who is not an express named party to this Agreement or the Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, manager, partner, direct or indirect equityholder, Affiliate, agent, attorney or Representative of any named party to this Agreement or the Transaction Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any claims, causes of action, obligations or liabilities arising under, in connection with or related to this Agreement or the Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the Transaction Documents or its negotiation, execution performance or non-performance, and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.
Section 11.15 Rules of Construction.
(a) The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and the other Transaction Documents and, therefore, hereby waive, with respect to this Agreement, any other Transaction Document and each Exhibit, each Appendix and each Schedule attached hereto or thereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.
(b) When a reference is made in this Agreement to Sections, Exhibits, Appendices or Schedules, such reference shall be to a Section of, or an Exhibit or Appendix to, this Agreement or Schedule to the Disclosure Letter unless otherwise indicated. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits, appendices and schedules to this Agreement (unless such exhibits, appendices and schedules are separate, executed agreements, in which case such agreement, when executed and delivered, shall constitute a document independent of this Agreement)) and not to any particular provision of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed, in each case, to be followed by the words “without limitation” or words having similar import. The word “or” shall be inclusive and not exclusive unless used in conjunction with “either” or the like. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a true, correct and complete copy of the information or material referred to has been physically or electronically provided to the Party to whom such information or material is to be provided, and in addition, in the case of “provided to,” “furnished to,” “delivered to,” or “made available” to Buyer, it means material that has been (i) posted in the “data room” established by or on behalf of Seller and hosted by Datasite under the name “Project Camelot” or (ii) physically or electronically (via email or facsimile) provided to Buyer or its Representatives. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires: (A) words of any gender include each other gender; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) references to “day” or “days” are to calendar days, unless Business Days are expressly specified; (D) any reference in this Agreement to “writing” or comparable expressions includes a reference to e-mail communications or comparable means of communication; (E) references to “non-U.S.” means any non-United States jurisdiction; and (F) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively, and, when calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The phrase “to the extent” means the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.” References to any Law, statute and related regulation shall include any amendments of the same and any successor Laws, statutes and regulations. Each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time prior to the date of this Agreement. A reference to any Person includes such Person’s successors and permitted assigns. In the event of any express conflict between the terms of this Agreement and any other Transaction Document, this Agreement will control. Further, where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement.

(c) Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless otherwise expressly stated in that reference. Any amounts to be converted into Dollars for the purpose of calculating any amounts under this Agreement shall be converted into Dollars at the Designated Exchange Rate.
Section 11.16 Disclosure Letter. Certain information set forth in Schedules to the Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement and no Party, nor any of their respective Subsidiaries, nor any of the Purchased Entities makes any representations or warranties with respect thereto. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Letter is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business or that such information is material, nor shall such information be deemed to establish a standard of materiality, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule of the Disclosure Letter is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. Nothing in this Agreement or in the Disclosure Letter shall be deemed an admission of any liability of, or concession as to any defense available to, either Party or any of their respective Subsidiaries or the Purchased Entities, as applicable (including as to any violation of Law or breach of Contract). Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule to the Disclosure Letter is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. Any item disclosed in any Schedule to the Disclosure Letter shall be deemed to apply to and qualify each other representation and warranty in this Agreement if the relevance of such disclosure to such section is reasonably apparent on its face. The attachments to the Disclosure Letter form an integral part of the Disclosure Letter and are incorporated by reference for all purposes as if set forth fully therein. In no event shall the listing or disclosure of any information, document or matter in the Disclosure Letter or in the documents referred to therein constitute or be deemed to expand any representation or warranty expressly set forth in this Agreement or imply any representation, warranty, undertaking, indemnity, covenant or other obligation of Seller or any of its Subsidiaries not expressly set out in this Agreement (for this purpose, disregarding the immediately preceding sentence).
Section 11.17 Debt Financing Sources.
(a) Notwithstanding anything to the contrary contained in this Agreement, Seller on behalf of itself, its Subsidiaries, their respective Affiliates and the stockholders of Seller (each, a “Seller Related Party” and collectively, the “Seller Related Parties”) hereby agrees that it shall not bring or support any Proceeding (whether based in law or in equity, contract, tort or otherwise) involving any of the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the Purchase Transaction or the consummation or performance thereof, in any forum other than the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court. Seller further agrees that all of the provisions set forth in Section 11.13 shall apply to any Proceeding referenced in this Section 11.17. Notwithstanding anything to the contrary contained in this Agreement, Seller, on behalf of itself and the Seller Related Parties, agrees that service of process upon any Seller Related Party in any claim, action, suit, investigation or other proceeding of any kind of description shall be effective if notice is given in accordance with Section 11.1.
(b) Notwithstanding anything to the contrary contained in this Agreement, Seller on behalf of itself and the Seller Related Parties, agrees that all Proceedings (whether based in law or equity, contract, tort, or otherwise) involving any of the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the Purchase Transaction, or the performance thereof, shall be governed by and construed in accordance with the Laws of the State of New York; provided, that on or prior to the Closing Date, the definitions of Material Adverse Effect and the representations set forth in this Agreement shall, for the purposes of any commitment letter, engagement letter or definitive financing document in connection with the Purchase Transaction, be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary set forth in this Agreement, Seller on behalf of itself and the Seller Related Parties, (i) agrees that no Debt Financing Source shall have any liability to the Seller Related Parties (for the avoidance of doubt, which shall not include Buyer and its Affiliates (including, from and after the Closing, the Purchased Entities)) or representatives in connection with or related to or arising out of this Agreement, the Debt Financing, including any commitment letter, engagement letter or definitive financing document in connection with the Purchase Transaction, or any of the transactions contemplated hereby or thereby or the performances of any services thereunder including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature, (ii) agrees not to bring or support or permit any Seller Related Party to bring or support, any Proceeding of any kind or description, (whether based in law or in equity, contract, tort, or otherwise), against or involving any Debt Financing Source in any way arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the Purchase Transaction or the consummation or performance thereof in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court; and (iv) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Proceeding brought against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder.
(c) Notwithstanding anything to the contrary contained in this Agreement, nothing set forth in this Section 11.17 shall modify or alter the rights of Buyer or its Affiliates (including, from and after the Closing, the Purchased Entities) under any commitment letter, engagement letter or definitive financing document in connection with the Purchase Transaction or between or among Buyer or their respective Subsidiaries, on the one hand, and any Debt Financing Source, on the other hand, entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any commitment letter, engagement letter or any such definitive financing documentation, as applicable, the provisions of such commitment letter, engagement letter or definitive financing documentation, as applicable, shall govern and control.
(d) In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Buyer and Seller are acting in their corporate or similar capacities and are not assuming personal liability in connection therewith.
(e) Notwithstanding anything to the contrary herein, (i) the Debt Financing Sources shall be express third party beneficiaries of and may enforce this Section 11.17, which shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions thereof and (ii) Section 11.6, Section 11.8, Section 11.9 and this Section 11.17 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 11.17 or the definition of “Debt Financing Sources”) may not be amended, supplement, waived or otherwise modified in any respect in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Commscope Holding Company, Inc.

By:	/s/ Charles L. Treadway
Name:	Charles L. Treadway
Title:	Chief Executive Officer

Amphenol Corporation

By:	/s/ Lance E. D’Amico
Name:	Lance E. D’Amico
Title:	Senior Vice President, Secretary and General Counsel

Signature Page To Purchase Agreement

Annex B
August 3, 2025
The Board of Directors
CommScope Holding Company, Inc.
3642 E US Highway 70
Claremont, North Carolina 28610
Members of the Board of Directors:
We understand that CommScope Holding Company, Inc., a Delaware corporation (the “Company”), proposes to enter into a Purchase Agreement (the “Purchase Agreement”), with Amphenol Corporation, a Delaware corporation (“Buyer”). Pursuant to the Purchase Agreement, and upon the terms and subject to the conditions therein, the Company will sell, transfer and assign to Buyer certain assets, equity interests and liabilities, together comprising the Connectivity and Cable Solutions business segment of the Company (collectively, the “CCS Business”), in exchange for $10,500,000,000 in cash (the “Base Purchase Price”) from Buyer (the “Purchase Transaction”). The Base Purchase Price is subject to adjustments pursuant to Article III of the Purchase Agreement, as to which adjustments we express no opinion. The terms and conditions of the Purchase Transaction, including such adjustments, are more fully set forth in the Purchase Agreement.
The Board of Directors has asked us whether, in our opinion, the Base Purchase Price to be received by the Company in the Purchase Transaction is fair, from a financial point of view, to the Company.
In connection with rendering our opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to the CCS Business that we deemed to be relevant;
(ii)	reviewed certain internal projected financial data relating to the CCS Business prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);
(iii)	discussed with management of the Company, their assessment of past and current operations of the CCS Business, current financial condition and prospects of the CCS Business, and the Forecasts;
(iv)	compared the financial performance of the CCS Business with the stock market trading multiples of certain other publicly traded companies that we deemed relevant;
(v)
compared the financial performance of the CCS Business and the valuation multiples relating to the Purchase Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vi)	reviewed the financial terms and conditions of a draft, dated August 3, 2025, of the Purchase Agreement; and
(vii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.
For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the CCS Business and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Purchase Agreement will not differ from the draft Purchase Agreement reviewed by us, that the representations and warranties of each party contained in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Purchase Transaction will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents,approvals or releases necessary for the consummation of the Purchase Transaction will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, the CCS Business or the consummation of the Purchase Transaction or reduce the contemplated benefits to the Company of the Purchase Transaction.
We have not conducted a physical inspection of the properties or facilities of the Company or the CCS Business and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or the CCS Business, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or the CCS Business under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Company, from a financial point of view, of the Base Purchase Price. We do not express any view on, and our opinion does not address, the fairness of the Purchase Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Base Purchase Price or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Purchase Agreement or the Purchase Transaction, including, without limitation, the structure or form of the Purchase Transaction, or any term or aspect of any other agreement or instrument contemplated by the Purchase Agreement or entered into or amended in connection with the Purchase Agreement, including any ongoing obligations of the Company or any allocation of the Base Purchase Price received by the Company. Our opinion does not address the relative merits of the Purchase Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Purchase Transaction. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Purchase Transaction, including as to how any holder of shares of the Company’s common stock should vote or act in respect of the Purchase Transaction. We are not expressing any opinion as to the prices at which shares of the Company’s common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, the CCS Business or the Purchase Transaction or as to the impact of the Purchase Transaction on the solvency or viability of the Company or the CCS Business or the ability of the Company or the CCS Business to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Company in connection with the Purchase Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Purchase Transaction. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services. In addition, Evercore Group L.L.C. and its affiliates are currently providing financial advisory services to the Company for which we expect to receive customary fees. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have been engaged to provide financial advisory or other services to Buyer and we have received compensation from Buyer during such period. We may provide financial advisory or other services to the Company and Buyer, and/or their respective affiliates in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Buyer, potential parties to the Purchase Transaction and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Buyer.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the Purchase Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its shareholders relating to the Purchase Transaction.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Base Purchase Price to be received by the Company in connection with the Purchase Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Naveen Nataraj
Name: Naveen Nataraj
Title: Co-Head of Investment Banking

By:	/s/ Tom Stokes
Name: Tom Stokes
Title: Senior Managing Director

SPECIAL MEETING OF STOCKHOLDERS OF

COMMSCOPE HOLDING COMPANY, INC.

October 16, 2025

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

COMMON STOCK

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting and proxy statement are available at http://ir.commscope.com/financial-information/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00000333333333330000 9 101625

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

The undersigned hereby acknowledges receipt of the notice of special meeting and proxy statement furnished in connection there-with, and hereby ratifies all that said proxies may do by virtue hereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

COMMSCOPE HOLDING COMPANY, INC.

Proxy for Special Meeting of Stockholders on October 16, 2025

Solicited on Behalf of the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints Kyle D. Lorentzen and Krista R. Bowen, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of CommScope Holding Company, Inc., to be held via live webcast at https://meetings.lumiconnect.com/200-050-483-472 (Password: commscope2025) on October 16, 2025 at 11:00 a.m., Eastern time, and at any adjournments or postponements thereof, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

1.1 14475

SPECIAL MEETING OF STOCKHOLDERS OF

COMMSCOPE HOLDING COMPANY, INC.

October 16, 2025

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

SERIES A CONVERTIBLE PREFERRED STOCK

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting and proxy statement
are available at http://ir.commscope.com/financial-information/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00000333333333330000 9 101625

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

The undersigned hereby acknowledges receipt of the notice of special meeting and proxy statement furnished in connection therewith, and hereby ratifies all that said proxies may do by virtue hereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

COMMSCOPE HOLDING COMPANY, INC.

Proxy for Special Meeting of Stockholders on October 16, 2025

Solicited on Behalf of the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints Kyle D. Lorentzen and Krista R. Bowen, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Series A Convertible Preferred Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of CommScope Holding Company, Inc., to be held via live webcast at https://meetings.lumiconnect.com/200-050-483-472 (Password: commscope2025) on October 16, 2025 at 11:00 a.m., Eastern time, and at any adjournments or postponements thereof, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

1.1 14475